    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 2001
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ----------------

                                  COACH, INC.

             (Exact Name of Registrant as Specified in Its Charter)

            MARYLAND                                         3171                    52-2242751
  (State or Other Jurisdiction                         (Primary Standard          (I.R.S. Employer
of Incorporation or Organization)                         Industrial           Identification Number)
                                                  Classification Code Number)

                                ----------------

                              516 WEST 34TH STREET
                               NEW YORK, NY 10001
                                 (212) 594-1850

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                               ------------------

                RODERICK A. PALMORE                                     CAROLE P. SADLER
       SENIOR VICE PRESIDENT, GENERAL COUNSEL                 SENIOR VICE PRESIDENT, SECRETARY AND
                   AND SECRETARY                                        GENERAL COUNSEL
                SARA LEE CORPORATION                                      COACH, INC.
 THREE FIRST NATIONAL PLAZA, 70 WEST MADISON STREET                   516 WEST 34TH STREET
                 CHICAGO, IL 60602                                     NEW YORK, NY 10001
                   (312) 726-2600                                        (212) 594-1850

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                               ------------------

                                   COPIES TO:

           CHARLES W. MULANEY, JR., ESQ.                             RAYMOND YUNG LIN, ESQ.
  SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)                       LATHAM & WATKINS
               333 WEST WACKER DRIVE                              885 THIRD AVENUE, SUITE 1000
                 CHICAGO, IL 60606                                     NEW YORK, NY 10022
                   (312) 407-0700                                        (212) 906-1200

                                ----------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the filing of this Registration Statement and other conditions to the commencement of the exchange offer described herein have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                ----------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED             PROPOSED
                                                                    MAXIMUM              MAXIMUM
        TITLE OF EACH CLASS OF                AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
      SECURITIES TO BE REGISTERED         BE REGISTERED(1)        PER UNIT(2)        OFFERING PRICE      REGISTRATION FEE
Common Stock, par value $.01 per share       35,026,333             $30.25           $1,059,546,573          $264,888

(1) The maximum number of shares of Coach common stock offered in exchange for shares of Sara Lee common stock, as described in the offering circular-prospectus filed as part of this Registration Statement.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act, based on $30.25, the average of the high and low per share sale prices reported on the New York Stock Exchange on January 19, 2001.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THIS PRELIMINARY OFFERING CIRCULAR-PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY OFFERING CIRCULAR-PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON          , 2001
                            --SUBJECT TO COMPLETION.

                              SARA LEE CORPORATION
                           THREE FIRST NATIONAL PLAZA
                             70 WEST MADISON STREET
                               CHICAGO, IL 60602
                                 (312) 726-2600

                           EXCHANGE OFFER--IMPORTANT

Dear Sara Lee Stockholders:

    In May 2000, Sara Lee Corporation announced a plan to establish its Coach business as a fully independent public company. As the first step of the separation, Coach, Inc. completed an initial public offering of its common stock in October 2000. In order to further implement this plan and distribute our shares of Coach common stock, we are offering you, as a stockholder, the opportunity to exchange (generally on a tax-free basis) shares of Sara Lee common stock that you own for shares of Coach common stock. We currently own 35,026,333 Coach shares.

    We will exchange       Coach shares for each Sara Lee share that is tendered
and accepted by us. We refer to this transaction as the "exchange offer." If
Sara Lee stockholders tender more than       Sara Lee shares, then the number of
Sara Lee shares to be accepted from each stockholder who tendered shares will be reduced on a pro rata basis, except for tenders by holders of less than 100 Sara Lee shares who tender all of their shares. If the conditions to the exchange
offer are satisfied and fewer than       but more than       Sara Lee shares are
tendered, we will accept for exchange all shares validly tendered, and will distribute our remaining Coach shares on a pro rata basis to those who remain Sara Lee stockholders following the completion of the exchange offer. We refer to this pro rata distribution as a "spin-off."

    In order to facilitate a successful distribution of Coach shares, we have
established the exchange ratio at a level that, as of       , 2001, would
provide tendering stockholders with Coach shares having a market value greater than the market value of Sara Lee shares tendered. We refer to this greater value as the "anticipated premium." Based on the closing prices for Coach and
Sara Lee shares on       , 2001, the anticipated premium would be approximately
      %. We cannot, however, predict what the amount of the actual premium, if any, will be.

    The exchange offer is subject to certain conditions, including a condition
that enough Sara Lee shares are tendered so that at least       % of our Coach
shares (      out of our total 35,026,333 Coach shares) can be exchanged for
Sara Lee shares. The terms and conditions of the exchange offer are described in this document, which you should read carefully. Whether you should participate in the exchange offer depends on many factors. You should consider, among other things: (a) your view of the relative value of a single Sara Lee share and a single Coach share; (b) your individual investment strategy with regard to the two stocks; and (c) your opportunity to receive the anticipated premium, if any. NONE OF SARA LEE, COACH OR ANY OF THEIR RESPECTIVE OFFICERS OR DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR SARA LEE SHARES. You must make your own decision after reading this document, including the discussion entitled "Risk Factors" beginning on page 20, and consulting with your advisors based on your own financial position and requirements. THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M., NEW YORK CITY
TIME, ON       , 2001, UNLESS WE EXTEND THE OFFER.

    We have retained the services of Morrow and Co., Inc., as information agent, and Goldman, Sachs & Co., as dealer manager, to assist you in connection with
the exchange offer. You may call either the information agent (8      ,
toll-free) in the United States or (212-754-8000, collect) from elsewhere or the
dealer manager (8      , toll free) in the United States or (      , collect)
from elsewhere to request additional documents and to ask any questions.

                                          Sincerely,

                                          C. Steven McMillan
                                          President and Chief Executive Officer
                                          SARA LEE CORPORATION

    INVESTING IN THE COACH SHARES OR SARA LEE SHARES INVOLVES RISKS. YOU SHOULD CAREFULLY READ THE DISCUSSION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 20.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE COACH COMMON STOCK TO BE ISSUED IN THE EXCHANGE OFFER OR DETERMINED IF THIS OFFERING CIRCULAR-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The dealer manager for this exchange offer is:
                              GOLDMAN, SACHS & CO.
                Offering Circular-Prospectus dated       , 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Questions and Answers About the Exchange Offer..............       1
Summary.....................................................       5
  The Companies.............................................       5
  Terms of the Exchange Offer...............................       8
  Comparative Per Share Data................................      12
  Summary Financial Data....................................      14
Risk Factors................................................      20
Special Note on Forward-Looking Information.................      27
The Transaction.............................................      28
The Exchange Offer..........................................      30
The Spin-Off................................................      43
Market Prices and Dividend Information......................      44
Capitalization..............................................      46
Unaudited Pro Forma Condensed and Consolidated Financial
  Information...............................................      49
Selected Financial Data.....................................      60
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Coach, Inc...................      64
Business of Sara Lee........................................      79
Business of Coach...........................................      81
Management of Coach.........................................      93
Executive Compensation of Coach.............................      98
Shares Eligible for Future Sale.............................     108
Description of Capital Stock of Coach.......................     109
Comparison of Rights of Stockholders of Coach and
  Stockholders of Sara Lee..................................     115
Agreements Between Sara Lee and Coach--Certain Relationships
  and Related Transactions..................................     119
Certain United States Federal Income Tax Consequences.......     128
Legal Matters...............................................     130
Experts.....................................................     130
Where You Can Find More Information.........................     131
Index to Financial Statements...............................     F-1

                                 --------------

    In this offering circular-prospectus, "Sara Lee," "we," "us," and "our" each refers to Sara Lee and its subsidiaries and not to Coach. "Coach" refers to Coach and its subsidiaries.

                                 --------------

    You should rely only on the information contained in this document. None of Sara Lee, Coach, the dealer manager, the information agent, the exchange agent or any soliciting dealer has authorized anyone to provide you with information different from the information contained in this document. We are offering to sell, and seeking offers to buy, the securities offered by this document only in jurisdictions where offers and sales are permitted under the laws of those jurisdictions. The information contained in this document is accurate only as of the date of this document regardless of the time of delivery or of any sale of the securities offered by this document.

                                 --------------

    This document incorporates by reference important business, financial and other information about us that is not included in or delivered with this document. Documents incorporated by reference are available for Sara Lee stockholders without charge, excluding all exhibits, unless specifically incorporated by reference as exhibits in this document. See "Where You Can Find More Information" on page 131 for a list of the documents that have been incorporated by reference into this document. IF
YOU WOULD LIKE TO REQUEST COPIES OF THESE DOCUMENTS, PLEASE DO SO BY       ,
2001 IN ORDER TO RECEIVE THEM BEFORE THE EXPIRATION OF THE EXCHANGE OFFER. In the event that we extend the exchange offer, you must submit your request no later than five business days before the expiration date, as extended.

                 QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q1:  WHY HAS SARA LEE DECIDED TO SEPARATE COACH FROM THE REST OF SARA LEE?

A1: As part of our increased focus on a smaller number of global branded consumer packaged goods businesses, in May 2000, our board of directors determined, after much consideration, to separate our Coach business from our other businesses. As the first step of the separation, Coach completed an initial public offering of its common stock in October 2000.

    We believe that separating Coach from Sara Lee will:

    - allow each company to offer incentives to its employees that are more closely linked to its own performance, thereby enhancing its ability to attract, retain and motivate employees;

    - permit each company to focus its managerial and financial resources on the growth of its specific lines of business;

    - allow each company to have a sharper focus on strategic opportunities for growth; and

    - allow each company to independently access the capital markets.

Q2:  WHY DID SARA LEE CHOOSE THE EXCHANGE OFFER AS THE WAY TO SEPARATE COACH?

A2: We believe that the exchange offer is a tax efficient way to achieve the goals outlined above. The exchange offer also allows you to adjust your investment between Sara Lee and Coach generally on a tax-free basis for United States federal income tax purposes and provides you with the opportunity to receive the anticipated premium, if any, referred to in Question 11.

Q3: WHAT OTHER ALTERNATIVES DID SARA LEE CONSIDER BEFORE CHOOSING THE EXCHANGE OFFER?

A3: We considered three principal alternatives for the separation of Coach from Sara Lee: the exchange offer, a pro rata spin-off of the Coach shares to our stockholders and the sale of Coach to a third party. We decided, however, that the spin-off and the sale were not preferred alternatives because neither would achieve the objectives described in Answers 1 and 2 above, other than, in the case of a spin-off, permitting the separation of Coach from Sara Lee generally on a tax-free basis.

Q4: HOW MANY SHARES OF COACH COMMON STOCK WILL I RECEIVE FOR EACH SHARE OF SARA LEE COMMON STOCK THAT I TENDER?

A4:  You will receive       shares of Coach common stock for each share of Sara
Lee common stock that you validly tender in the exchange offer. We sometimes refer to this number in this document as the "exchange ratio." You may receive
fewer Coach shares if our stockholders validly tender more than       Sara Lee
shares. If that happens, your shares will be subject to proration as described in Answer 12. You will not receive any fractional Coach shares in the exchange offer. Instead, the exchange agent will aggregate any fractional Coach shares which you would have otherwise received in the exchange offer and sell such fractional shares on your behalf. You will receive cash proceeds from such sale equal to the value of the fractional shares sold, net of commissions.

Q5:  WHEN DOES THE EXCHANGE OFFER EXPIRE?

A5:  The exchange offer and withdrawal rights will expire at 6:00 p.m., New York
City time, on       , 2001, unless we extend the exchange offer. Your tendered
Sara Lee shares, the letter of transmittal and other required documents must be received by the exchange agent before that time in order to participate in the exchange offer.

Q6:  HOW DO I DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER?

A6: Whether you should participate in the exchange offer depends on many factors. You should examine carefully your specific financial position, plans and needs before you decide whether to participate. We also encourage you to consider, among other things:

    - your view of the relative values of a single Sara Lee share and a single Coach share;

    - your individual investment strategy with regard to the two stocks; and

    - your opportunity to receive the anticipated premium, if any.

    In addition, you should consider all of the factors described in the section of this document entitled "Risk Factors" starting on page 20. None of Sara Lee, Coach, or any of their respective directors or officers makes any recommendation as to whether you should tender your Sara Lee shares. You must make your own decision after carefully reading this document and consulting with your advisors based on your own financial position and requirements.

Q7:  HOW DO I PARTICIPATE IN THE EXCHANGE OFFER?

A7: The procedures you must follow to participate in the exchange offer will depend on whether you hold your Sara Lee shares in certificated form, through a bank or broker or through an employee benefit plan. For specific instructions about how to participate, see the section of this document entitled "The Exchange Offer--Procedures for Tendering Sara Lee Shares" beginning on page 32.

Q8: CAN I PARTICIPATE IN THE EXCHANGE OFFER WITH ONLY A PORTION OF MY SARA LEE SHARES?

A8: Yes. This is a voluntary exchange offer. You may tender all, some or none of your Sara Lee shares.

Q9:  WHAT DO I DO IF I WANT TO RETAIN MY SARA LEE SHARES?

A9: Nothing. If you want to retain your Sara Lee shares, you do not need to take any action.

Q10:  CAN I CHANGE MY MIND AFTER I TENDER MY SARA LEE SHARES?

A10: Yes. You may withdraw tenders of your Sara Lee shares any time before the exchange offer expires by following the withdrawal procedures described in the section of this document entitled "The Exchange Offer--Withdrawal Rights." If you change your mind again, you can retender your Sara Lee shares by following the tender procedures again prior to the expiration of the exchange offer.

Q11:  WHAT IS THE ANTICIPATED PREMIUM?

A11:  Based on the closing trading prices for Sara Lee common stock (NYSE: SLE)
and Coach common stock (NYSE: COH) on       , 2001, the exchange ratio would
result in a Sara Lee stockholder receiving Coach shares with a market value greater than the market value of the Sara Lee shares tendered for exchange. Because market prices for Sara Lee common stock and Coach common stock may fluctuate over the course of the exchange offer, we cannot predict what the amount of the premium, if any, will be at the closing of the exchange offer or the prices at which Coach or Sara Lee shares will trade over time.

    You can calculate the anticipated premium, if any, using the following formula:

                            (Exchange ratio) X (Price of one Coach share)
                      (      ------------------------------------------                - 1 )         X 100
                                     Price of one Sara Lee share

    For example, assume a price of $      for a Sara Lee share and a price of
$      for a Coach share -- the closing trading prices on the NYSE for shares of
Sara Lee common stock and Coach common stock on       , 2001. At an exchange
ratio of       shares of Coach common stock for each share of Sara Lee common
stock, the anticipated premium would be approximately       %.

Q12:  WHAT HAPPENS IF MORE THAN       SARA LEE SHARES ARE TENDERED, I.E., THE
EXCHANGE OFFER IS OVERSUBSCRIBED?

A12: If the exchange offer is oversubscribed, the number of Sara Lee shares to be accepted from each Sara Lee stockholder who validly tendered and did not properly withdraw Sara Lee shares will be reduced on a pro rata basis. We refer to this pro rata reduction as "proration." Proration will be based on the number of Sara Lee shares each stockholder has tendered in the offer, and not on the stockholder's aggregate ownership of Sara Lee shares. Any Sara Lee shares not accepted for exchange will be returned to tendering stockholders promptly following the expiration or termination of the exchange offer. Tenders by stockholders who own fewer than 100 shares of Sara Lee common stock, referred to as odd-lots, and tender all of their Sara Lee shares, will not be subject to proration. Shares you own in a Sara Lee or a Sara Lee affiliated company savings plan are not eligible for this preferential treatment that odd-lot holders will receive.

Q13: ARE THERE ANY CONDITIONS TO SARA LEE'S OBLIGATION TO COMPLETE THE EXCHANGE OFFER?

A13: Yes. We are not required to complete the exchange offer unless the conditions beginning on page 38 are satisfied. In particular, we may not
complete the exchange offer unless at least       Sara Lee shares are tendered
so that at least       % of our Coach shares can be exchanged. We refer to this
minimum number of Sara Lee shares that must be tendered as the "minimum amount." We may waive any or all of the conditions to the exchange offer, including the requirement that the minimum amount of Sara Lee shares be tendered.

Q14:  WHAT HAPPENS IF LESS THAN THE MINIMUM AMOUNT OF SARA LEE SHARES ARE
TENDERED?

A14: If less than the minimum amount of Sara Lee shares are tendered in the exchange offer, we may choose not to complete the exchange offer. If we choose not to complete the exchange offer, we will promptly return any Sara Lee shares that have been tendered. If we choose to waive this condition, we will complete the exchange offer as described in this offering circular-prospectus and then spin-off our remaining Coach shares. In a spin-off, all of the Coach shares held by us after the exchange offer is completed will be distributed to the remaining Sara Lee stockholders on a pro rata basis.

Q15:  CAN THE EXCHANGE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

A15: Yes. We can extend the exchange offer at any time in our sole discretion and regardless of whether any condition to the exchange offer has been satisfied or waived. If we extend the exchange offer, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Q16:  WILL I BE TAXED ON THE SHARES OF COACH THAT I RECEIVE IN THE EXCHANGE
OFFER?

A16: We have received an opinion from Skadden, Arps, Slate, Meagher & Flom (Illinois) to the effect that the exchange offer and any subsequent spin-off will generally be tax-free for U.S. federal income tax purposes. You should note that this opinion is not binding on the Internal Revenue Service and does not address all aspects of United States federal income taxation related to the exchange offer and any spin-off and does not address any state, local or foreign tax consequences. You should consult your tax advisor as to the particular tax consequences to you of the exchange offer and any spin-off.

Q17:  WHEN WILL TENDERING STOCKHOLDERS KNOW THE OUTCOME OF THE EXCHANGE OFFER?

A17: We will announce preliminary results of the exchange offer, including any preliminary proration factor, by press release promptly after the expiration of the exchange offer. We will announce any final proration factor approximately business days after the expiration of the exchange offer.

Q18:  WHO SHOULD I CALL IF I HAVE QUESTIONS OR WANT COPIES OF ADDITIONAL
DOCUMENTS?

A18:  You may call the information agent, Morrow and Co., at (800       , toll
free) in the United States or (212-754-8000, collect) from elsewhere or the
dealer manager, Goldman Sachs, at (800       , toll free) in the United States
or       , collect) from elsewhere to request additional documents and to ask any questions.

Q19:  WILL I RECEIVE DIVIDENDS FROM SARA LEE AFTER THE EXCHANGE OFFER?

A19: If Sara Lee declares a dividend payable to stockholders of record as of a date after the exchange offer is completed, you will not receive a Sara Lee dividend for any Sara Lee shares that you tender and that are accepted in the exchange offer because you will no longer own these Sara Lee shares. On
January 25, 2001, Sara Lee declared a quarterly dividend of $.145 per share of common stock payable on April 3, 2001 to holders of record on March 1, 2001. If you own Sara Lee common stock at the close of business on March 1, 2001 and the exchange offer has not been completed by March 1, 2001, you will be entitled to receive the dividend for each share you own, even if you have tendered all or some of those shares in the exchange offer. You will continue to receive any dividends, when, as and if declared by us, on any Sara Lee shares that you do not exchange. Coach does not currently pay a dividend on its shares.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS ONLY SOME OF THE INFORMATION IN THIS OFFERING CIRCULAR-PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE EXCHANGE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE EXCHANGE OFFER, YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 131. WE HAVE INCLUDED PAGE REFERENCES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS DISCUSSED IN THIS SUMMARY.

                                 THE COMPANIES

SARA LEE CORPORATION

    We are a global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. We have operations in more than 40 countries and market branded consumer products in over 170 countries. Our primary purpose is to create long-term stockholder value. To further this purpose, in May 2000, we announced our plan to reshape our business by focusing on a smaller number of global branded consumer packaged goods businesses. This reshaping also narrows our focus to three major global businesses--food and beverage, intimates and underwear and household products. To implement our reshaping plans, we have begun and intend to continue to divest businesses that do not fit within our narrowed business focus or that may be more valuable apart from us. We currently own 35,026,333 Coach shares, representing approximately 80.5% of Coach's outstanding common stock. In the exchange offer, we are offering all of our Coach shares in exchange for Sara Lee shares. Following the completion of the exchange offer and any subsequent spin-off, we will cease to own any Coach shares.

    RECENT DEVELOPMENTS

    On January 24, 2001, Sara Lee announced its results of operations for the second quarter of fiscal 2001 ended December 30, 2000. All results are from continuing operations and exclude unusual items unless otherwise noted. Sara Lee's net sales were $4.8 billion, up 3% over the second quarter of fiscal 2000. Operating income fell 1% to $609 million for the second quarter of fiscal 2001. Diluted earnings per share from continuing operations increased 5% to $.42 for the second quarter of fiscal 2001, compared with $.40 for the second quarter of fiscal 2000. Net income per diluted share was $.43 for the second quarter of fiscal 2001, compared with $.42 for the second quarter of fiscal 2000. For the first six months of fiscal 2001, Sara Lee's net sales were $9.2 billion, up 4% over the same period a year ago. Diluted earnings per share from continuing operations were $.69 for the first half of fiscal 2001, an increase of 3%, compared to $.67 for the first half of fiscal 2000. Net income per share for the first half of fiscal 2001 was $.72 compared with $.70 for the first half of fiscal 2000, an increase of 3%.

    Sara Lee also announced plans to divest eight additional businesses, which will bring to 14 the total number of divestitures since its reshaping plan was announced in May 2000. As a result of these dispositions and additional restructuring activities, Sara Lee recognized a pre-tax charge of $344 million. Approximately two-thirds of the charge represented the anticipated loss on the dispositions of businesses and one-third represented the cost of exiting certain activities. The charge reduced net income by $317 million, or $.37 per share on a diluted basis for the second quarter of fiscal 2001 and $.36 per share on a diluted basis for the first six months of fiscal year 2001. During the second quarter of fiscal year 2001, Sara Lee also realized an after-tax gain of $638 million, or $.73 per share on a diluted basis, from its sale of PYA/Monarch, and an after-tax gain of $105 million, or $.12 per share on a diluted basis, from the initial public offering of Coach. The net impact of all of these unusual items increased net income by $425 million and diluted earnings per share by $.49 for the second quarter and for the six months of fiscal year 2001.

    For more details about Sara Lee's business, see page 79.

    We were organized in Maryland in 1939 as the C.D. Kenny Company and adopted our current name in 1985. Our principal executive office is located at Three First National Plaza, 70 West Madison Street, Chicago, Illinois 60602, and our telephone number is (312) 726-2600. We also maintain an Internet site at www.saralee.com. Our website and the information contained on or connected to our website are not a part of this offering circular-prospectus or the registration statement of which this offering circular-prospectus forms a part.

COACH, INC.

    Coach, Inc. is a designer, producer and marketer of high-quality modern American classic accessories that complement the diverse lifestyles of discerning women and men. Coach's primary product offerings include handbags, women's and men's accessories, business cases, luggage and travel accessories, personal planning products, leather outerwear, gloves and scarves. Together with its licensing partners, Coach also offers watches, footwear and furniture with the Coach brand name. Coach's products are sold through a number of direct to consumer channels, including its U.S. retail stores, direct mail catalogs, e-commerce website, www.coach.com, and U.S. factory stores. Coach's direct to consumer business represented approximately 64% of its total sales in fiscal year 2000 and approximately 65% of its total sales in the first six months of fiscal year 2001. Its remaining sales were generated through a number of indirect channels, including department store and specialty retailer locations in the U.S., international department store, retail store and duty free shop locations in 18 countries and its corporate sales program.

    Coach's net sales grew at a compound annual growth rate of approximately 32%, from $19.0 million in 1985, when it was acquired by us, to $540.4 million in fiscal year 1997. In fiscal years 1998 and 1999, Coach experienced sales declines of 3.4% and 2.8%, respectively, its first year-to-year sales declines since becoming a part of us. These declines were primarily the result of changes in consumer preferences from leather to mixed material and non-leather products, which some of Coach's competitors offered, and diminished demand for its products due to the economic downturn in Asia. During fiscal years 1997 through 1999, Coach also experienced reduced profitability.

    During this period, Coach embarked on a fundamental transformation of the Coach brand. It built upon its popular core categories by introducing new products in a broader array of materials and styles and it introduced new product categories. In 1999, Coach began renovating its retail stores, select U.S. department store locations and key international locations to create a modern environment to showcase its new product assortments and reinforce a consistent brand position. Over the last three years, Coach also has been implementing a flexible, cost-effective sourcing and manufacturing model that allows it to bring its broader range of products to market more rapidly and efficiently.

    Primarily as a result of its repositioning initiatives, its sales increased 8.1% and its operating income before reorganization costs increased 110.7% in the first six months of fiscal year 2000, compared with the same period in fiscal year 1999. In the first six months of fiscal year 2001, Coach's sales increased 11.7% and its operating income before reorganization costs increased 78.8%, compared with the first six months of fiscal year 2000.

    RECENT DEVELOPMENTS

    On January 22, 2001, Coach announced its financial results for the second quarter of fiscal year 2001. Coach reported a 39% increase in net income for this period to $39.2 million, or $0.88 per fully diluted share, as compared with $28.3 million, or $0.81 per fully diluted share, for the second quarter of fiscal year 2000, prior to the completion of the initial public offering. This increase in net income from the prior year's second quarter reflected a 10% gain in net sales, from $194.1 million to $214.2 million.

    During the second quarter of fiscal year 2001, gross profit rose 16% to $140.0 million from $120.5 million for the same period a year ago. Gross margin expanded by 330 basis points from 62.1% to 65.4%, primarily due to the continuing impact of manufacturing and sourcing cost reductions. Selling, general and administrative expenses as a percentage of net sales declined to 36.6%, a 440 basis point improvement from the 41.0% reported in the year-ago quarter due to significant operating leverage as the sales base expanded. As a result of the increase in net income and free cash flow, long term debt assumed during the initial public offering was reduced to $46 million at the end of the quarter and subsequently extinguished on January 12, 2001.

    For the first six months ended December 30, 2000, net sales were $348.7 million, up nearly 12% from the $312.2 million reported in the first six months of fiscal 2000. Net income rose to $50.0 million before the impact of a reorganization charge taken in the first fiscal quarter, up 65% from the $30.3 million reported a year ago. Including the impact of this charge, net income was $46.8 million, up 54% from the prior year.

    For more details about Coach's business, see page 81.

    Coach was incorporated in Maryland on June 1, 2000 as Coach, Inc. Its executive offices are located at 516 West 34th Street, New York, New York 10001, and its telephone number is (212) 594-1850. Coach also maintains an Internet site at www.coach.com. Its website and the information contained on or connected to its website are not part of this offering circular-prospectus or the registration statement of which this offering circular-prospectus forms a part.

                          TERMS OF THE EXCHANGE OFFER

Terms of the exchange offer
  (see page 30)..............................    We are offering to all Sara Lee stockholders
                                                 the opportunity to exchange       shares of
                                                 Coach common stock per share of Sara Lee
                                                 common stock, up to a maximum of       Sara
                                                 Lee shares. You may tender all, some, or none
                                                 of your Sara Lee shares.

                                                 All Sara Lee shares properly tendered and not
                                                 withdrawn will be exchanged at the exchange
                                                 ratio, on the terms and subject to the
                                                 conditions of the exchange offer, including
                                                 the proration provisions. We will promptly
                                                 return to stockholders any Sara Lee shares
                                                 not accepted for exchange following the
                                                 expiration of the exchange offer and
                                                 determination of the final proration factor
                                                 as described below.

Extension of tender period; termination;
  amendment (see page 37)....................    The exchange offer and withdrawal rights will
                                                 expire at 6:00 p.m., New York City time, on
                                                       , 2001, unless extended by us. You must
                                                 tender your Sara Lee shares prior to this
                                                 time if you want to participate. We may
                                                 terminate the exchange offer in the
                                                 circumstances described on pages 38 and 39.

No Fractional shares (see page 31)...........    No fractional Coach shares will be
                                                 distributed in the exchange offer. The
                                                 exchange agent, acting as the agent for
                                                 tendering Sara Lee stockholders, will
                                                 aggregate any fractional shares and sell them
                                                 for the accounts of stockholders who would
                                                 otherwise be entitled to receive fractional
                                                 Coach shares in the exchange offer. Any
                                                 proceeds realized by the exchange agent on
                                                 the sale of the fractional Coach shares will
                                                 be distributed in accordance with the
                                                 stockholder's interest in the sold fractional
                                                 Coach shares, net of commissions.

Proration; odd-lots (see page 30)............    If more than       Sara Lee shares are
                                                 tendered, we will accept all Sara Lee shares
                                                 properly tendered on a pro rata basis. We
                                                 will announce the preliminary proration
                                                 factor by press release promptly after the
                                                 exchange offer expires. We expect to announce
                                                 any final proration factor approximately
                                                       business days after the expiration
                                                 date.

                                                 If you own fewer than 100 shares of Sara Lee
                                                 common stock and tender all of these shares
                                                 for exchange, you may request preferential

                                                 treatment by completing the box captioned
                                                 "Odd-Lot Shares" on the letter of transmittal
                                                 and, if applicable, on the notice of
                                                 guaranteed delivery. If your odd-lot shares
                                                 are held by a broker for your account, you
                                                 can contact the broker and request the
                                                 preferential treatment. All of your shares
                                                 will be accepted for exchange without
                                                 proration if the exchange offer is completed.
                                                 Shares you own in a Sara Lee or Sara Lee
                                                 affiliated company savings plan are not
                                                 eligible for this preferential treatment.

The spin-off (see page 43)...................    If the conditions to the exchange offer are
                                                 satisfied or waived, and fewer than       but
                                                 more than       Sara Lee shares are tendered,
                                                 we will accept for exchange all shares that
                                                 are validly tendered and distribute our
                                                 remaining Coach shares on a pro rata basis to
                                                 those who remain Sara Lee stockholders
                                                 following the completion of the exchange
                                                 offer.

Withdrawal rights (see page 36)..............    You may withdraw Sara Lee shares you tendered
                                                 at any time before the exchange offer
                                                 expires. If you change your mind again, you
                                                 may retender your Sara Lee shares by again
                                                 following the exchange offer procedures prior
                                                 to the expiration of the exchange offer.

Conditions for completion of the exchange
  offer (see page 38)........................    The exchange offer is subject to various
                                                 conditions, including that at least
                                                 Sara Lee shares are tendered.

Procedures for tendering (see page 32).......    If you hold certificates for Sara Lee shares,
                                                 you must complete and sign the letter of
                                                 transmittal designating the number of Sara
                                                 Lee shares you wish to tender. Send it,
                                                 together with your Sara Lee share
                                                 certificates and any other documents required
                                                 by the letter of transmittal, by registered
                                                 mail, return receipt requested, so that it is
                                                 received by the exchange agent at one of the
                                                 addresses listed on the back cover of this
                                                 document before the expiration of the
                                                 exchange offer.

                                                 If you hold uncertificated shares, in
                                                 book-entry form, that you purchased in Sara
                                                 Lee's Employee Stock Purchase Plan,
                                                 International Employee Stock Purchase Plan or
                                                 Dividend Reinvestment Plan, you must complete
                                                 and sign the letter of transmittal
                                                 designating the number of shares you wish to
                                                 tender, and deliver it to the exchange agent
                                                 before the expiration date of

                                                 the exchange offer. You do not need to
                                                 request stock certificates for those shares
                                                 in order to tender those shares in the
                                                 exchange offer.

                                                 If you hold Sara Lee shares through a broker,
                                                 you should receive instructions from your
                                                 broker on how to participate. In this
                                                 situation, do not complete the letter of
                                                 transmittal. Please contact your broker
                                                 directly if you have not yet received
                                                 instructions. Some financial institutions may
                                                 also effect tenders by book-entry transfer
                                                 through The Depository Trust Company.

                                                 If you hold certificates for Sara Lee shares
                                                 or if you hold Sara Lee shares through a
                                                 broker, you may also be required to comply
                                                 with the procedures for guaranteed delivery.

                                                 If you participate in a Sara Lee or Sara Lee
                                                 affiliated company savings plan listed on
                                                 pages 33 and 34, you will receive separate
                                                 instructions from the trustee or
                                                 administrator of the plan on how to tender
                                                 these shares. Do not use the letter of
                                                 transmittal to tender shares held under any
                                                 of these plans.

Delivery of Coach shares.....................    We will deliver Coach shares by book-entry
                                                 transfer as soon as reasonably practicable
                                                 after acceptance of Sara Lee shares for
                                                 exchange and determination of the proration
                                                 factor, if necessary.

Comparative per share market price
  information (see page 12)..................    Coach common stock is currently listed and
                                                 traded on the NYSE under the symbol "COH."
                                                 Sara Lee common stock is currently listed and
                                                 traded on the NYSE under the symbol "SLE."

                                                 On January 25, 2001, the last trading day
                                                 before the initial filing of the registration
                                                 statement relating to the exchange offer, the
                                                 closing sale price of Sara Lee common stock
                                                 was $21.8125 and the closing sale price of
                                                 Coach common stock was $30.25, each as
                                                 reported by the NYSE. On       , 2001, the
                                                 second to last trading day before the start
                                                 of the exchange offer, the closing sale price
                                                 of Sara Lee common stock was $      and the
                                                 closing sale price of Coach common stock was
                                                 $      , each as reported by the NYSE.

United States federal income tax consequences
  (see page 128).............................    We have received a tax opinion from Skadden,
                                                 Arps, Slate, Meagher & Flom (Illinois) to the

                                                 effect that the exchange offer and any
                                                 subsequent spin-off will generally be
                                                 tax-free for United States federal income tax
                                                 purposes. This opinion does not address any
                                                 state, local or foreign tax consequences. You
                                                 should consult your tax advisor as to the
                                                 particular tax consequences to you of the
                                                 exchange offer and any spin-off.

No appraisal rights (see page 28)............    No appraisal rights are available to
                                                 stockholders of Sara Lee or Coach in
                                                 connection with the exchange offer.

Exchange agent...............................

Information agent............................    Morrow and Co., Inc.

Dealer manager...............................    Goldman, Sachs & Co.

Risk factors (see page 20)...................    You should consider carefully the matters
                                                 described in the section entitled "Risk
                                                 Factors," as well as the other information
                                                 included in this document and the documents
                                                 to which we have referred you.

Determining whether to participate in the
  exchange offer.............................    None of Sara Lee, Coach or any of their
                                                 respective officers or directors makes any
                                                 recommendation as to whether you should
                                                 tender your Sara Lee shares. You must make
                                                 your own decision whether to tender and, if
                                                 so, how many shares to tender, after reading
                                                 this document and consulting with your
                                                 advisors based on your own financial position
                                                 and requirements. We urge you to read this
                                                 document very carefully.

                           COMPARATIVE PER SHARE DATA

    The following table summarizes certain per share information for Sara Lee and Coach on an historical, pro forma and dividends paid basis. The pro forma income per share information assumes that the transactions and events described below and in the notes to the Unaudited Pro Forma Consolidated Financial Statements occurred as of July 4, 1999, the beginning of Fiscal Year 2000. The pro forma book value per share information assumes that these transactions and events occurred as of September 30, 2000.

    The Sara Lee unaudited pro forma per share information gives effect to the following transactions and events:

    - The assumption by Coach of $190 million of indebtedness to a subsidiary of Sara Lee;

    - Coach's repayment of $122 million of the indebtedness to a subsidiary of Sara Lee using the net offering proceeds of Coach's initial public offering;

    - The elimination of Coach from Sara Lee's consolidated financial statements;

    - A reduction in the number of outstanding shares of Sara Lee common stock assuming the exchange offer is fully-subscribed;

    - The repayment by Coach of all remaining indebtedness to Sara Lee upon the completion of the exchange offer; and

    - Sara Lee's sale of its PYA/Monarch foodservice distribution business for after tax cash proceeds of approximately $1.1 billion which were used to repay debt of Sara Lee.

    The Coach unaudited pro forma per share information gives effect to the following transactions and events:

    - Coach's assumption of $190 million of indebtedness to a subsidiary of Sara Lee prior to the initial public offering;

    - The issuance of 8.487 million shares of Coach common stock at an initial public offering price of $16.00 per share;

    - Coach's use of the net offering proceeds of $122 million to repay a portion of the assumed indebtedness to a subsidiary of Sara Lee, and;

    - Interest expense and other costs, increased fees and expenses related to the separation of Coach from Sara Lee and certain tax effects resulting from these items.

    This data has been derived from and should be read in conjunction with the audited consolidated financial statements and related notes of Sara Lee and Coach. Sara Lee consolidated financial statements are included herein by reference. See "Where You Can Find More Information" for information on obtaining copies of the Sara Lee financial statements. Coach's financial statements for the three fiscal years ended July 1, 2000, and the thirteen weeks ended September 30, 2000 and October 2, 1999 are included herein. See the Coach consolidated financial statements beginning on page F-1.

    The pro forma information provided below is presented to show what Sara Lee and Coach might have looked like if the transactions had occurred at the times outlined above. You should not rely on the pro forma information as being indicative of the historical results that would have occurred or the future results that Sara Lee and Coach will experience after the exchange offer. For a detailed description of the pro forma adjustments, see "Unaudited Pro Forma Condensed and Consolidated Financial Information".

                                                         FISCAL YEAR ENDED(1)                            THIRTEEN WEEKS ENDED
                                    --------------------------------------------------------------   ----------------------------
                                    JUNE 29,     JUNE 28,        JUNE 27,      JULY 3,    JULY 1,    OCTOBER 2,    SEPTEMBER 30,
                                      1996         1997          1998(2)         1999       2000        1999            2000
                                    ---------   -----------   --------------   --------   --------   -----------   --------------
                                                                                                     (UNAUDITED)    (UNAUDITED)
SARA LEE CORPORATION
PER SHARE INFORMATION
Income (loss) from continued
  operations per basic share......    $0.88        $0.97          $(0.63)       $1.24      $1.31       $ 0.27          $ 0.28
Income (loss) from continued
  operations per diluted share....     0.85         0.94           (0.63)        1.19       1.27         0.26            0.27
Net income (loss) per basic
  share...........................     0.92         1.02           (0.57)        1.31       1.38         0.29            0.30
Net income (loss) per diluted
  share...........................     0.89         0.99           (0.57)        1.26       1.34         0.28            0.29
Unaudited pro forma net income per
  basic share.....................
Unaudited pro forma net income per
  diluted share...................
Dividends per share...............     0.37         0.41            0.45         0.49       0.53        0.125           0.135
Book value per share outstanding
  at end of period................     4.45         4.46            1.97         1.43       1.46         1.64            1.23
Unaudited pro forma book value per
  share outstanding at end of
  period..........................

                                                            FISCAL YEAR ENDED(1)                         THIRTEEN WEEKS ENDED
                                           -------------------------------------------------------   ----------------------------
                                           JUNE 29,    JUNE 28,    JUNE 27,    JULY 3,    JULY 1,    OCTOBER 2,    SEPTEMBER 30,
                                             1996        1997        1998        1999       2000        1999          2000(4)
                                           ---------   ---------   ---------   --------   --------   -----------   --------------
                                                                                                     (UNAUDITED)    (UNAUDITED)
COACH, INC.(3)
PER SHARE INFORMATION
Net income per basic share...............    $1.22       $0.91       $0.59      $0.48      $1.10        $0.06          $0.22
Net income per diluted share.............     1.22        0.91        0.59       0.48       1.10         0.06           0.22
Unaudited pro forma as adjusted net
  income per basic share.................                                                   0.81                        0.15
Unaudited pro forma as adjusted net
  income per diluted share...............                                                   0.81                        0.15
Dividends per share(5)...................       --          --          --         --         --           --             --
Unaudited pro forma book value per share
  outstanding at end of period...........                                                                               2.03

------------------------------

(1) Each of Sara Lee's and Coach's fiscal year ends on the Saturday closest to June 30. Fiscal year 1999 was a 53-week year, while fiscal years 1996, 1997, 1998, and 2000 were 52-week years.

(2) In 1998, Sara Lee committed to a reorganization plan and recorded a restructuring charge of $2,038 million. Excluding the effect of the 1998 restructuring charge, Net income per share basic and Net income per share diluted would have been $1.16 and $1.11, respectively.

(3) On October 2, 2000, Coach was capitalized and on October 4, 2000, Coach paid a 35,025.333 to 1.0 common stock dividend that resulted in 35,026,333 shares of common stock outstanding after the dividend. The effects of this stock dividend have been retroactively applied to all prior periods.

(4) In the first quarter of 2001, Coach committed to a reorganization plan and recorded a restructuring charge of $5.0 million. Excluding the effect of the 2001 restructuring charge, unaudited pro forma as adjusted net income per share basic and diluted would have been $0.31.

(5) No dividends have been paid to shareholders of Coach common stock.

                             SUMMARY FINANCIAL DATA

    The following tables present summary financial data for Sara Lee and Coach. The data presented in these tables is derived from "Selected Financial Data," "Unaudited Pro Forma Condensed and Consolidated Financial Information," and historical financial statements of Sara Lee and Coach and notes to those statements. The pro forma statement of income data assumes that the transactions and events described below and in the notes to the unaudited pro forma condensed and consolidated financial statements occurred on July 4, 1999. The pro forma balance sheet data assumes these transactions occurred on September 30, 2000. This information is only a summary and should be read together with the consolidated financial statements of Coach and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Coach, Inc.," and the "Unaudited Pro Forma Condensed and Consolidated Financial Statements" and related notes, all of which appearing elsewhere in this document, and with Sara Lee's consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Sara Lee's Form 10-K for fiscal year 2000 and Form 10-Q for the quarter ended September 30, 2000, which we have incorporated into this document by reference. To find out where you can obtain copies of Sara Lee's SEC filings, see "Where You Can Find More Information" on page 131.

SARA LEE

    The Sara Lee unaudited pro forma information gives effect to the following transactions and events:

    - The assumption by Coach of $190 million of indebtedness to a subsidiary of Sara Lee;

    - Coach's repayment of $122 million of the indebtedness to a subsidiary of Sara Lee using the net proceeds of Coach's initial public offering;

    - The elimination of Coach from Sara Lee's consolidated financial statements;

    - A reduction in the number of outstanding shares of Sara Lee common stock assuming the exchange offer is fully-subscribed;

    - The repayment by Coach of all remaining indebtedness to Sara Lee upon the completion of the exchange offer; and

    - Sara Lee's sale of its PYA/Monarch foodservice distribution business for after tax cash proceeds of approximately $1.1 billion used to repay debt of Sara Lee.

    Sara Lee currently holds 35,026,333 shares of Coach common stock. Using the
exchange ratio of       Coach shares per Sara Lee share, up to       shares of
Sara Lee common stock could be accepted under this offer. This exchange offer is
conditioned on at least       shares of Sara Lee common stock being validly
tendered and not properly withdrawn. If more than       Sara Lee shares but
fewer than       Sara Lee shares are validly tendered and not properly withdrawn and the other conditions of the exchange offer are satisfied or waived, Sara Lee will accept all shares validly tendered and not properly withdrawn. Sara Lee will distribute any remaining Coach shares that it continues to own following the exchange offer to its remaining shareholders on a pro rata basis, as of a record date to be determined following the completion of the exchange offer.

    For purposes of the pro forma financial information,       shares of Sara
Lee common stock are assumed to be validly tendered. The number of Sara Lee shares assumed to be exchanged for the purposes of the Sara Lee pro forma data may not be indicative of the actual number of Sara Lee shares that may be tendered pursuant to the exchange offer.

COACH

    The Coach unaudited pro forma information gives effect to the following transactions and events:

    - Coach's assumption of $190 million of indebtedness to a subsidiary of Sara Lee prior to the initial public offering;

    - The issuance of 8.487 million shares of Coach common stock at an initial public offering price of $16.00 per share;

    - Coach's use of the net offering proceeds of $122 million to repay a portion of the assumed indebtedness to a subsidiary of Sara Lee, and;

    - Interest expense and other costs, increased fees and expenses related to the separation of Coach from Sara Lee and certain tax effects resulting from these items.

    The pro forma information is provided to aid in your analysis of the financial aspects of the exchange offer and is presented to show you what Sara Lee and Coach might have looked like if the transactions described in this offering circular-prospectus had occurred at the times outlined above. You should not rely on the Sara Lee and Coach information as being indicative of the historical results that would have been achieved had the transactions described in this offering circular-prospectus occurred at the times outlined above. Furthermore, this information may not necessarily reflect the results of operations, financial position and cash flows of Sara Lee and Coach in the future. Interim results are not necessarily indicative of results for a full year.

                                                                                                        THIRTEEN WEEKS
                                                     FISCAL YEAR ENDED(1)                                   ENDED
                                --------------------------------------------------------------   ----------------------------
                                 JUNE 29,        JUNE 28,      JUNE 27,    JULY 3,    JULY 1,    OCTOBER 2,    SEPTEMBER 30,
                                   1996            1997          1998        1999       2000        1999            2000
                                 --------        --------      --------    -------    -------    ----------    -------------
                                  (dollars and shares in millions, except per share amounts)
SARA LEE CORPORATION                                                                              (unaudited)    (unaudited)
CONSOLIDATED AND COMBINED
  STATEMENTS OF INCOME DATA:
Net Sales.....................  $    16,424    $    17,361      $17,426    $17,270    $17,511    $     4,239    $     4,455
Gross profit..................        6,826          7,116        7,298      7,391      7,411          1,784          1,855
Selling, general and
  administrative expenses.....        5,349          5,556        5,615      5,741      5,668          1,423          1,489
Unusual items(2)..............           --             --        2,038        (61)        --             --             --
Income (loss) from continuing
  operations before taxes.....        1,304          1,401         (531)     1,570      1,567            326            304
Income (loss) from
  discontinued operations, net
  of income taxes.............           43             49           52         60         64             17             16
Net income....................          916          1,009         (523)     1,191      1,222            258            254
Income from continued
  operations per basic
  share.......................         0.88           0.97        (0.63)      1.24       1.31           0.27           0.28
Income from continued
  operations per diluted
  share.......................         0.85           0.94        (0.63)      1.19       1.27           0.26           0.27
Net income per share basic....         0.92           1.02        (0.57)      1.31       1.38           0.29           0.30
Net income per share
  diluted.....................         0.89           0.99        (0.57)      1.26       1.34           0.28           0.29
Shares used in computing basic
  income per share............          963            959          939        903        875            881            841
Shares used in computing
  diluted income per share....        1,007          1,004          939        944        912            919            877

                                  FISCAL         THIRTEEN
                                   YEAR           WEEKS
                                   ENDED          ENDED
                                  JULY 1,     SEPTEMBER 30,
                                  2000(1)          2000
                                -----------   --------------
                                  (dollars and shares in millions, except per share amounts)
SARA LEE CORPORATION             (unaudited)    (unaudited)
UNAUDITED PRO FORMA
  CONSOLIDATED AND COMBINED
  STATEMENT OF INCOME DATA:(3)
Net sales.....................  $        --    $        --
Gross profit..................
Selling, general and
  administrative expenses.....
Income from continuing
  operations before taxes.....
Income from continuing
  operation per share basic...
Income from continuing
  operation per share
  diluted.....................
Shares used in computing basic
  income from continuing
  operation per share.........
Shares used in computing
  diluted income from
  continuing operation per
  share.......................

The accompanying footnotes to the Summary Financial Data are an integral part of this data.

                                                                                                            THIRTEEN WEEKS
                                                         FISCAL YEAR ENDED(1)                                   ENDED
                                    --------------------------------------------------------------   ----------------------------
                                     JUNE 29,        JUNE 28,       JUNE 27    JULY 3,    JULY 1,    OCTOBER 2,    SEPTEMBER 30,
                                       1996            1997          1998        1999       2000        1999            2000
                                     --------        --------       -------    -------    -------    ----------    -------------
                                           (dollars in millions, except per share amounts)
SARA LEE CORPORATION                                                                                  (unaudited)    (unaudited)
CONSOLIDATED AND COMBINED BALANCE
  SHEET DATA:
Working capital...................  $       687    $       653      $  (219)   $  (682)   $  (785)   $      (654)   $      (243)
Total assets......................       12,424         12,775       10,784     10,292     11,611         10,917         11,733
Inventory.........................        2,720          2,878        2,779      2,535      2,951          2,751          2,999
Receivable from Coach.............            7              8           11         --         --             --             10
Payable to Coach(5)...............           --             --           --         54         64             41             --
Long-term debt....................        1,976          2,188        2,491      2,227      2,629          2,559          3,188
Stockholders' net investment......        4,320          4,280        1,816      1,266      1,234          1,447          1,026


                                               SEPTEMBER 30,
                                                   2000
                                           ---------------------
                                           (dollars in millions)
SARA LEE CORPORATION                             (unaudited)
UNAUDITED PRO FORMA
  CONSOLIDATED AND COMBINED
  BALANCE SHEET DATA:(3)...
Working capital............
Total assets...............
Inventory..................
Receivable from Coach......
Payable to Coach...........
Long-term debt.............
Stockholders' net
  investment...............

The accompanying footnotes to the Summary Financial Data are an integral part of this data.

                                                                                                            THIRTEEN WEEKS
                                                        FISCAL YEAR ENDED(1)                                    ENDED
                                  ----------------------------------------------------------------   ----------------------------
                                   JUNE 29,        JUNE 28,      JUNE 27,     JULY 3,     JULY 1,    OCTOBER 2,    SEPTEMBER 30,
                                     1996            1997          1998        1999        2000         1999            2000
                                   --------        --------      --------     -------     -------    ----------    -------------
                                    (dollars and shares in thousands, except per share amounts)
COACH, INC.                        (unaudited)                                                        (unaudited)    (unaudited)
CONSOLIDATED AND COMBINED
  STATEMENTS OF INCOME DATA:
Net sales.......................  $   512,645    $   540,366     $522,220    $507,781    $548,918    $   118,032    $   134,552
Gross profit....................      300,668        313,280      286,708     281,591     328,833         63,305         84,988
Selling, general and
  administrative expenses.......      238,621        269,011      261,695     255,008     272,816         60,256         68,246
Unusual items(4)................           --             --           --       7,108          --             --          4,950
Operating income................       62,047         44,269       25,013      19,475      56,017          3,049         11,792
Net income......................       42,860         32,037       20,663      16,715      38,603          2,049          7,591
Net income per basic share......         1.22           0.91         0.59        0.48        1.10           0.06           0.22
Net income per diluted share....         1.22           0.91         0.59        0.48        1.10           0.06           0.22
Shares used in computing net
  income per basic share........       35,026         35,026       35,026      35,026      35,026         35,026         35,026
Shares used in computing net
  income per diluted share......       35,026         35,026       35,026      35,026      35,026         35,026         35,026

                                                     THIRTEEN
                                    FISCAL YEAR       WEEKS
                                       ENDED          ENDED
                                      JULY 1,     SEPTEMBER 30,
                                      2000(1)          2000
                                    -----------   --------------
                                     (dollars and shares in thousands, except per share amounts)
COACH, INC.                         (unaudited)     (unaudited)
UNAUDITED PRO FORMA AS ADJUSTED
  CONSOLIDATED AND COMBINED
  STATEMENT OF INCOME DATA:(6)
Net sales.........................  $  548,918     $   134,552
Gross profit......................     328,833          84,988
Selling, general and
  administrative expenses.........     274,481          68,621
Unusual items(4)..................          --           4,950
Operating income..................      54,352          11,417
Net income........................      35,098           6,551
Net income per share basic........         .81             .15
Net income per share diluted......         .81             .15
Shares used in computing basic
  income per share................      43,513          43,513
Shares used in computing diluted
  income per share................      43,513          43,513

The accompanying footnotes to the Summary Financial Data are an integral part of this data.

                                                                                                            THIRTEEN WEEKS
                                                        FISCAL YEAR ENDED(1)                                    ENDED
                                  ----------------------------------------------------------------   ----------------------------
                                     JUNE 29,       JUNE 28,     JUNE 27,     JULY 3,     JULY 1,    OCTOBER 2,    SEPTEMBER 30,
                                       1996           1997         1998        1999        2000         1999            2000
                                     --------       --------     --------     -------     -------    ----------    -------------
                                                       (dollars in thousands)
COACH, INC.                         (unaudited)     (unaudited)                                       (unaudited)    (unaudited)
CONSOLIDATED AND COMBINED
  BALANCE SHEET DATA:
Working capital.................   $    38,614     $    65,709   $ 95,554    $ 51,685    $ 54,089    $    68,121    $    62,397
Total assets....................       237,234         252,929    257,710     282,088     296,653        281,602        261,495
Inventory.......................        92,814         102,209    132,400     101,395     102,097        104,121        119,397
Receivable from Sara Lee(5).....            --              --         --      54,150      63,783         41,280             --
Payable to Sara Lee.............         6,541           8,300     11,088          --          --             --          9,957
Long-term debt..................         3,845           3,845      3,845       3,810       3,775          3,810          3,775
Stockholders' net
  investment(5).................       131,961         165,361    186,859     203,162     212,808        205,266        156,536

                                    SEPTEMBER 30,
                                         2000
                                    --------------
                                    (dollars in thousands)
COACH, INC.                           (unaudited)
UNAUDITED PRO FORMA CONSOLIDATED
  AND COMBINED BALANCE SHEET
  DATA:(6)
Working capital...................   $    72,354
Total assets......................       261,495
Inventory.........................       119,397
Receivable from Sara Lee..........            --
Payable to Sara Lee...............            --
Long-term debt....................        81,732
Stockholders' net investment......        88,536

    The accompanying footnotes to the Summary Financial Data are an integral part of this data.

--------------------------

(1) Each of Sara Lee's and Coach's fiscal year ends on the Saturday closest to June 30. Fiscal year 1999 was a 53-week year, while fiscal years 1996, 1997, 1998, and 2000 were 52-week years.

(2) In the second quarter of 1998, Sara Lee provided for the cost of restructuring its worldwide operations. A total of 116 manufacturing and distribution facilities were targeted for closure under the plan. The restructuring provision reduced the results of income from continuing operations before income taxes by $2,038 million.

    In the first quarter of 1999, as part of its ongoing restructuring program, Sara Lee disposed of certain assets related primarily to its international tobacco operations. The corporation received cash proceeds of $386 million in connection with the sale, and recognized a pretax gain of $137 million.

    In the second quarter of 1999, Sara Lee announced that it was recalling specific production lots of hot dogs and other packaged meat products that could contain Listeria bacteria. The estimated cost of this action was recognized in the second quarter of 1999 and reduced 1999 income from continuing operations before income taxes by $76 million.

(3) For a description of the Sara Lee pro forma adjustments please see "Unaudited Pro Forma Condensed and Consolidated Financial Information" in this document.

(4) In 1999, Coach announced a reorganization plan involving the closure of the Carlstadt, New Jersey warehouse and distribution center, the closure of the Italian manufacturing operation and the reorganization of the Medley, Florida manufacturing facility. These actions, intended to reduce costs, resulted in the transfer of production to lower cost third-party manufacturers and the consolidation of all distribution functions at the Jacksonville, Florida distribution center. The cost of these reorganization activities reduced 1999 income by $7 million.

    In the first quarter of 2001, Coach announced a reorganization plan to cease production at the Medley, Florida manufacturing facility. This reorganization is intended to reduce costs by transferring production to lower cost third-party manufacturers. The cost of this reorganization reduced income by $5 million.

(5) On July 2, 2000, the intercompany account of $63.8 million between Sara Lee and Coach was capitalized. No cash was paid or received by either party.

(6) For a description of the Coach pro forma adjustments please see "Unaudited Pro Forma Condensed and Consolidated Financial Information" in this document.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS DOCUMENT AND, IN PARTICULAR, THE FOLLOWING RISK FACTORS, IN CONSIDERING WHETHER OR NOT TO TENDER YOUR SARA LEE SHARES. IN ADDITION, FOR AN IMPORTANT DISCUSSION OF ADDITIONAL UNCERTAINTIES ASSOCIATED WITH (1) THE BUSINESSES OF SARA LEE AND COACH AND (2) FORWARD-LOOKING INFORMATION IN THIS DOCUMENT, PLEASE SEE "SPECIAL NOTE ON FORWARD-LOOKING INFORMATION" ON PAGE 27.

                      RISKS RELATED TO THE EXCHANGE OFFER

YOU WILL BE AFFECTED BY THE EXCHANGE OFFER WHETHER OR NOT YOU TENDER YOUR SARA LEE SHARES.

    Your investment will be subject to different risks as a result of the exchange offer, regardless of whether you tender all, some or none of your Sara Lee shares.

    - If you exchange all of your Sara Lee shares for Coach shares in the exchange offer, you will only have an interest in the future financial performance of Coach. You will no longer participate in any change in the value of Sara Lee because you will no longer own any Sara Lee shares.

    - If you exchange some, but not all of your Sara Lee shares, you will have a direct interest in the financial performance of Coach, which may reduce your interest in the financial performance of Sara Lee.

    - If you do not exchange any of your Sara Lee shares, you will not receive any Coach shares and you will not have any direct interest in the Coach business unless the spin-off is necessary. If you do not tender any of your Sara Lee shares and the exchange offer is completed, your ownership interest in Sara Lee will increase on a percentage basis as a result of the exchange offer.

    - Whether you tender your Sara Lee shares or not, the shares you hold after the exchange offer will be in a company that is different from the company in which you held shares before the exchange offer.

AFTER THE EXCHANGE OFFER, COACH WILL NO LONGER HAVE ACCESS TO THE FINANCIAL STRENGTH AND RESOURCES OF SARA LEE.

    As a subsidiary of Sara Lee, Coach has been able to benefit from Sara Lee's financial strength and extensive network of business relationships with companies and government contacts around the world. Coach has drawn on this resource in developing its own relationships and contacts. After completion of the exchange offer, Coach will be a stand-alone company and will no longer be able to benefit from Sara Lee's financial strength and resources to the same extent that it could as a majority-owned subsidiary of Sara Lee. Further, prior to Coach's initial public offering, we and Coach entered into a number of agreements whereby we agreed to provide certain services to Coach. Unless we and Coach agree to the extension of these services, they will terminate on the completion of this exchange offer. If these services are not extended by us, we cannot assure you that Coach will be able to obtain replacement services on similar terms, if at all.

YOU MAY NOT RECEIVE A PREMIUM FOR THE SARA LEE SHARES YOU TENDER IN THE EXCHANGE OFFER.

    The amount of the premium, if any, that you will receive if you participate in the exchange offer will depend on the relative prices for Sara Lee shares and Coach shares on the completion of the exchange offer. A number of factors may influence the market prices of our and Coach's shares. We cannot predict what the amount of the actual premium will be at that time or whether, in fact, there will be a premium at the end of the exchange offer. Changes in the prices of Coach shares or

Sara Lee shares over time may also affect your ability to realize the premium through sales in the market.

THE HISTORICAL AND PRO FORMA FINANCIAL INFORMATION OF COACH AND SARA LEE MAY NOT NECESSARILY REFLECT THEIR RESULTS AS SEPARATE COMPANIES.

    The historical financial information of Coach presented in this document has primarily been carved out from our consolidated financial statements and may not necessarily reflect what the results of operations, financial condition and cash flows of Coach would have been had the companies been separate, stand-alone entities pursuing independent strategies during the periods presented. Similarly, our pro forma financial information presented in this document may not be indicative of the historical results we would have achieved had the transactions described in this document occurred at the dates and times suggested. As a result, historical and pro forma financial information is not necessarily indicative of future results of operations, financial condition and cash flows of us or Coach.

COACH HAS A LIMITED OPERATING HISTORY AS A SEPARATE PUBLICLY TRADED CORPORATION. THE PRIOR PERFORMANCE OF ITS COMMON STOCK MAY NOT BE INDICATIVE OF ITS PERFORMANCE AFTER THE EXCHANGE OFFER.

    Coach's limited operating history may not provide investors with a meaningful basis for evaluating an investment in its common stock. Coach has only been a separate publicly traded company since October 5, 2000. This limited operating history makes it difficult to forecast Coach's future operating results. In addition, the prior performance of Coach's common stock may not be indicative of Coach's performance after the exchange offer.

THE IRS MAY TREAT THE EXCHANGE OFFER AND ANY SUBSEQUENT SPIN-OFF AS TAXABLE TO US AND OUR STOCKHOLDERS.

    We have received an opinion from Skadden, Arps, Slate, Meagher & Flom (Illinois) to the effect that, for United States federal income tax purposes, the exchange offer and any subsequent spin-off will generally be tax-free. This opinion, however, is not binding on the Internal Revenue Service and is subject to certain factual representations and assumptions. If these factual representations and assumptions are incorrect in any material respect, our ability to rely on the tax-free opinion would be jeopardized. Neither we nor Coach is currently aware of any facts or circumstances that would cause any of the representations or assumptions to be incorrect or untrue in any material respect. Nevertheless, if we complete the exchange offer and any subsequent spin-off and the exchange offer and the spin-off are held to be taxable, we and our stockholders who receive Coach shares could be subject to a material amount of taxes. We and Coach will not indemnify any individual stockholder for any taxes that may be incurred in connection with the exchange offer or any subsequent spin-off.

WE AND COACH HAVE AGREED TO INDEMNIFY EACH OTHER FROM TAXES RESULTING FROM THE FAILURE OF THE EXCHANGE OFFER AND ANY SUBSEQUENT SPIN-OFF TO QUALIFY AS TAX-FREE, IN CERTAIN CIRCUMSTANCES, AND FOR A NUMBER OF OTHER MATTERS.

    If the exchange offer or any subsequent spin-off is held to be taxable, we and Coach have agreed to indemnify each other for any such taxes incurred by the other party to the extent these taxes are attributable to specific actions or failures to act by us or Coach, or to specific transactions involving us or Coach following the exchange offer or any subsequent spin-off. Coach may not, however, have adequate funds to perform its indemnification obligations. These indemnification obligations are only for our and Coach's benefit. We and Coach will not indemnify any individual stockholders for any taxes that may be incurred in connection with the exchange offer or any subsequent spin-off. Coach has also agreed to indemnify us from all liabilities arising from the Coach business, any of Coach's liabilities or any of its contracts, and any breach by Coach of the separation agreement or any ancillary agreement. We have agreed to indemnify Coach from all liabilities arising from our business, other than the Coach business, and any breach by us of the separation agreement or any ancillary agreement.

THE DISTRIBUTION OF COACH SHARES IN THE EXCHANGE OFFER MAY ADVERSELY AFFECT THE MARKET PRICE OF COACH SHARES.

    The exchange offer and any spin-off will substantially increase the number of publicly held Coach shares and the number of Coach stockholders. The Coach common stock held by Sara Lee comprises approximately 80.5% of the outstanding Coach common stock. The Coach shares to be distributed to Sara Lee stockholders in the exchange offer and any subsequent spin-off will generally be eligible for immediate resale in the open market. If a significant number of Sara Lee stockholders who receive Coach shares in the exchange offer or any subsequent spin-off attempt to sell their Coach shares in the open market after the exchange offer, the market price of Coach shares could be adversely affected. No one can assure you that market prices for the Coach shares will not fluctuate significantly after the exchange offer.

MARKET PRICES FOR SARA LEE SHARES MAY DECLINE FOLLOWING THE COMPLETION OF THE EXCHANGE OFFER.

    Investors purchasing Sara Lee shares in order to participate in the exchange offer may have the effect of artificially raising market prices for Sara Lee shares during the pendency of the exchange offer. Following the completion of the exchange offer, the market prices for Sara Lee shares may decline because exchange offer-related demand for Sara Lee shares will cease. Market prices for Sara Lee shares may also decline following the completion of the exchange offer and any subsequent spin-off because Sara Lee shares will no longer include an investment in the Coach business.

THE EXCHANGE OFFER AND ANY SUBSEQUENT SPIN-OFF WILL CAUSE SARA LEE'S ASSETS AND TOTAL CAPITALIZATION TO DECREASE

    If we complete the exchange offer and spin-off, if necessary, we will no longer own any of the outstanding stock of Coach. Accordingly, our balance sheet and income statement will no longer reflect the assets and operations of Coach. Upon completion of the exchange offer, we will no longer have access to the cash flow provided by Coach. For more information on the financial impact on us of the split-off, see "Unaudited Pro Forma Consolidated Financial Statements of Sara Lee" beginning on page 50.

                             RISKS RELATED TO COACH

IF COACH IS UNABLE TO SECURE REPLACEMENT SERVICES FOR THE SERVICES PROVIDED BY SARA LEE ON TERMS AT LEAST AS FAVORABLE AS THOSE NEGOTIATED WITH SARA LEE, ITS OPERATING RESULTS COULD SUFFER.

    Prior to Coach's initial public offering, we and Coach entered into agreements providing for the separation of the Coach business from us. These agreements governed the terms of the separation and provide for various interim and ongoing relationships. The benefits and services provided to Coach under these agreements include:

    - accounting, treasury, internal audit coordination, environmental, tax, Sara Lee Direct Call Center Services, risk management and assessment services, information technology services and investor relations;

    - Coach employee participation in our sponsored benefit plans, such as the pension and retirement plan, health benefit program and group insurance plan; and

    - coverage under our insurance polices, including director and officer insurance.

    Upon completion of the exchange offer, we will no longer provide services to Coach unless we and Coach agree to extend any services for a limited period of time following the exchange offer. We cannot assure you that Coach will be able to replace these services on terms at least as favorable as those negotiated with us, if at all, or that the termination of these services will not adversely affect Coach or that we will agree to extend any required services after the completion of the exchange offer. Coach management currently estimates that the increased costs to replace the services previously provided by us and to obtain services related to being a public company will be between $1.2 million and $2.2 million per year.

IF COACH IS UNABLE TO SUCCESSFULLY IMPLEMENT ITS GROWTH STRATEGIES OR MANAGE ITS GROWING BUSINESS, ITS FUTURE OPERATING RESULTS WILL SUFFER.

    In fiscal years 1998 and 1999, Coach experienced a decline in sales as compared to prior years of 3.4% and 2.8%, respectively. In fiscal years 1997 through 1999, it also experienced reduced profitability. In response to these declines, the company implemented a number of strategic initiatives to increase demand for its products and Coach recently accelerated these initiatives. The success of each of these initiatives, alone or collectively, will depend on various factors, including the appeal of Coach's new designs, products and retail presentation to consumers, competitive conditions and domestic and international economic conditions. If Coach is unsuccessful at implementing some or all of its strategies or initiatives, its future operating results may be adversely affected.

    Successful implementation of Coach's strategies and initiatives will require it to manage its growth. To manage growth effectively, Coach will need to continue to increase its outsource manufacturing while maintaining strict quality control. Coach will also need to continue to improve its operating systems to respond to any increased demand. It could suffer a loss of consumer goodwill and a decline in sales if its products do not continue to meet its quality control standards or if it is unable to adequately respond to increases in consumer demand for its products.

COACH'S INABILITY TO RESPOND TO CHANGES IN CONSUMER DEMANDS AND FASHION TRENDS IN A TIMELY MANNER COULD ADVERSELY AFFECT ITS SALES.

    Coach's success depends on its ability to identify, originate and define product and fashion trends as well as to anticipate, gauge and react to changing consumer demands in a timely manner. Its products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to rapid change. Coach cannot assure you that it will be able to continue to develop appealing styles or meet changing consumer demands in the future. If Coach misjudges the market for its products, it may be faced with significant excess inventories for some products and missed opportunities for other products. In addition, because Coach places orders for products with its manufacturers before it receives wholesale customers' orders, it could experience higher excess inventories if wholesale customers order fewer products than Coach anticipated.

COMPETITION IN THE MARKETS IN WHICH COACH OPERATES IS INTENSE AND ITS COMPETITORS MAY DEVELOP PRODUCTS MORE POPULAR WITH CONSUMERS.

    Coach faces intense competition in the product lines and markets in which it operates. Its products compete with other brands of products within their product category and with private label products sold by retailers, including some of Coach's wholesale customers. In its wholesale business, Coach competes with numerous manufacturers, importers and distributors of handbags, accessories and other products for the limited space available for the display of these products to the consumer. Moreover, the general availability of contract manufacturing allows new entrants easy access to the markets in which Coach operates, which may increase the number of competitors and adversely affect its competitive position and business. Some of Coach's competitors have achieved significant recognition for their brand names or have substantially greater financial, distribution, marketing and other resources than it has.

A DOWNTURN IN THE ECONOMY MAY AFFECT CONSUMER PURCHASES OF DISCRETIONARY LUXURY ITEMS, WHICH COULD ADVERSELY AFFECT COACH'S SALES.

    Many factors affect the level of consumer spending in the handbag and luxury accessories industry, including, among others, general business conditions, interest rates, the availability of consumer credit, taxation and consumer confidence in future economic conditions. Consumer purchases of discretionary items, such as Coach products, tend to decline during recessionary periods when disposable income is lower. A downturn in the economies in which Coach sells its products, such as the economic downturn in Asia in 1997, may adversely affect Coach's sales.

IF COACH LOSES KEY MANAGEMENT OR DESIGN PERSONNEL OR IS UNABLE TO ATTRACT AND RETAIN THE TALENT REQUIRED FOR ITS BUSINESS, ITS OPERATING RESULTS COULD SUFFER.

    Coach's performance depends largely on the efforts and abilities of its senior management and design teams. These executives and employees have substantial experience and expertise in Coach's business and have made significant contributions to its growth and success. Coach does not have employment agreements with any of its key executives or design personnel. The unexpected loss of services of one or more of these individuals could have an adverse effect on Coach's business. As the business grows, Coach will need to attract and retain additional qualified personnel and develop, train and manage an increasing number of management-level, sales and other employees. Coach cannot assure you that it will be able to attract and retain personnel as needed in the future.

COACH'S OPERATING RESULTS ARE SUBJECT TO SEASONAL AND QUARTERLY FLUCTUATIONS, WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF ITS COMMON STOCK.

    Because Coach products are frequently given as gifts, Coach has experienced, and expects to continue to experience, substantial seasonal fluctuations in its sales and operating results. Over the past two fiscal years approximately 35% of Coach's annual sales and between 73% and 146% of its operating income were recognized in the second fiscal quarter, which includes the holiday months of November and December. Coach believes that fiscal year 2001 will have a similar trend resulting in significantly higher earnings in the second quarter than other quarters. In anticipation of increased sales activity during the second quarter Coach incurs significant additional expenses. If, for any reason, Coach miscalculates the demand for its products during November and December, it could have significant excess inventory, which would have an adverse affect on its financial performance. In addition, because a substantial portion of Coach's operating income is derived from second quarter sales, a significant shortfall in expected second quarter sales could have an adverse impact on the annual operating results. Coach has sometimes experienced and may continue to experience net losses in any or all of its first, third or fourth fiscal quarters.

    Coach's quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including, among other things:

    - the timing of new store openings;

    - net sales and profits contributed by new stores;

    - increases or decreases in comparable store sales;

    - shifts in the timing of holidays;

    - changes in its merchandise mix; and

    - the timing of new catalog releases and new product introductions.

    As a result of these seasonal and quarterly fluctuations, Coach believes that comparisons of its sales and operating results between different quarters within a single fiscal year are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of its future performance. Any seasonal or quarterly fluctuations that Coach reports in the future may not match the expectations of market analysts and investors. This could cause the trading price of Coach's common stock to fluctuate significantly.

COACH MAY BE UNABLE TO OBTAIN ITS PRODUCTS FROM OR SELL ITS PRODUCTS IN OTHER COUNTRIES DUE TO ADVERSE INTERNATIONAL EVENTS THAT ARE BEYOND ITS CONTROL.

    Approximately 66% of Coach's fiscal year 2000 non-licensed product needs and 75% of its non-licensed product needs in the first six months of fiscal year 2001, measured as a percentage of total units produced, were supplied by over 40 independent non-U.S. manufacturers in countries such as China, Costa Rica, Mexico, India, the Dominican Republic, Italy, Spain, Hungary and Turkey. Independent manufacturers in China accounted for 20% of its product needs for fiscal year 2000 and 43% of its product needs for the first six months of fiscal year 2001. Coach's international manufacturers are subject to many risks, including foreign governmental regulations, political unrest, disruptions or delays in shipments, changes in local economic conditions and trade issues. These factors, among others, could influence the ability of these independent manufacturers to make or export Coach products cost-effectively or at all or to procure some of the materials used in these products. The violation of labor or other laws by any of Coach's independent manufacturers, or the divergence of an independent manufacturer's labor practices from those generally accepted as ethical by Coach or others in the U.S., could damage Coach's reputation and force it to locate alternative manufacturing sources. Currency exchange rate fluctuations could also make raw materials more expensive for these independent manufacturers, and they could pass these increased costs along to Coach, resulting in higher costs and decreased margins for its products. If any of these factors were to render a particular country undesirable or impractical as a source of supply, there could be an adverse effect on Coach's business.

    Approximately 15% of Coach's sales in the first six months of fiscal year 2001 were generated through international channels and the company plans to increase its international sales efforts. International sales are subject to many risks, including foreign governmental regulations, foreign consumer preferences, political unrest, disruptions or delays in shipments to other nations and changes in local economic conditions. These factors, among others, could influence Coach's ability to sell products successfully in international markets. Coach generally purchases raw materials and products from international manufacturers in U.S. dollars and sells these products in the U.S. and to its international wholesale customers in U.S. dollars. However, Coach's international wholesale customers sell Coach products in the relevant local currencies, and currency exchange rate fluctuations could adversely affect the retail prices of the products and result in decreased international consumer demand.

COACH'S TRADEMARK AND OTHER PROPRIETARY RIGHTS COULD POTENTIALLY CONFLICT WITH THE RIGHTS OF OTHERS AND IT MAY BE INHIBITED FROM SELLING SOME OF ITS PRODUCTS. IF COACH IS UNABLE TO PROTECT ITS TRADEMARKS AND OTHER PROPRIETARY RIGHTS, OTHERS MAY SELL IMITATION BRAND PRODUCTS.

    Coach believes that its registered and common law trademarks and design patents have significant value and are important to its ability to create and sustain demand for Coach products. Although Coach has not been inhibited from selling its products in connection with trademark, patent or trade dress disputes, it cannot assure you that obstacles will not arise as it expands its product line and the geographic scope of its marketing. Coach also cannot assure you that the actions taken by it to establish and protect its trademarks and other proprietary rights will be adequate to prevent imitation of its products or infringement of its trademarks and proprietary rights by others. The laws of some foreign countries may not protect proprietary rights to the same extent as do the laws of the U.S. and it may be more difficult for Coach to successfully challenge the use of its proprietary rights by other parties in these countries.

PROVISIONS IN COACH'S CHARTER AND BYLAWS AND MARYLAND LAW MAY DELAY OR PREVENT AN ACQUISITION OF COACH BY A THIRD PARTY.

    Coach's charter and bylaws and Maryland law contain provisions that could make it harder for a third party to acquire Coach without the consent of Coach's board of directors. These provisions have little significance while Coach is controlled by us, but could have considerable significance in the future. Coach's charter permits its board of directors, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Coach has the authority to issue. In addition, Coach's board of directors may classify or reclassify any unissued shares of common stock or preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. Although Coach's board of directors has no intention to do so at the present time, it could establish a series of preferred stock that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve deferring or preventing a transaction or a change in control that might involve a premium price for Coach's common stock or otherwise be in the best interest of Coach's stockholders.

    Coach's bylaws can only be amended by Coach's board of directors. Coach's bylaws also provide that nominations of persons for election to Coach's board of directors and the proposal of business to be considered at a stockholders meeting may be made only in the notice of the meeting, by Coach's board of directors or by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures of Coach's bylaws. So long as we or our affiliates own a majority of Coach's outstanding common stock, we are not required to comply with these advance notice requirements. Also, under Maryland law, business combinations, including issuances of equity securities, between Coach and any person who beneficially owns 10% or more of Coach's common stock or an affiliate of such person are prohibited for a five-year period unless exempted by the statute. After this period, a combination of this type must be approved by two super-majority stockholder votes, unless some conditions are met or the business combination is exempted by Coach's board of directors. Coach's board has exempted any business combination with us or any of our affiliates from the five-year prohibition and the super-majority vote requirements.

    These and other provisions of Maryland law or Coach's charter and bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for Coach's common stock or otherwise be in the best interest of Coach's stockholders.

                  SPECIAL NOTE ON FORWARD-LOOKING INFORMATION

    This document and the documents incorporated by reference in this document contain forward-looking statements that involve risks and uncertainties. We use words such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "project," "estimate," "will," "may," "should," "future," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements.

    Our actual results and those of Coach could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this offering circular-prospectus entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Coach" and other sections of this offering circular-prospectus and the documents incorporated by reference into this document. In particular, you should review Sara Lee's SEC filings, including the cautionary statements included in Sara Lee's Annual Report on Form 10-K for the year ended July 1, 2000 and in Sara Lee's reports on Form 10-Q for the quarters ended September 30, 2000 and December 30, 2000. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of the forward-looking statements contained in this offering circular-prospectus. Other unknown or unpredictable factors also could be materially harmful to Sara Lee's and Coach's future results, including the following:

    - any failure or delay in achieving the expected benefits to Coach from the separation of Coach;

    - Coach's failure to obtain adequate replacement services for the services provided by us on a cost effective basis;

    - the financial impact of our decision to dispose of certain non-core businesses;

    - our ability to achieve forecasted savings, as well as improvements in productivity and efficiency from our business reshaping;

    - fluctuations in the cost or availability of raw materials;

    - fluctuations in foreign currency exchange ratios, particularly the euro with respect to us;

    - competitive activity, including advertising, promotional and price competition;

    - market risk involved in new product introductions;

    - Coach's ability to anticipate the tastes and demands of its consumers;

    - liability resulting from litigation;

    - changes in tax and other laws;

    - speculation about Coach's or our business in the press or investment community;

    - changes in Coach's or our sales or earnings estimates or the publication of research reports by analysts; and

    - downturn in the economy generally.

                                THE TRANSACTION

BACKGROUND AND REASONS FOR THE EXCHANGE OFFER

    As part of our increased focus on a smaller number of global branded consumer packaged goods businesses, in May 2000, we announced our intention to divest our Coach business.

    Following a thorough review of the various alternatives for divesting our Coach business, we determined to proceed with an initial public offering of Coach. In October 2000, Coach completed its initial public offering, selling to the public 8,487,000 shares of Coach common stock, representing approximately
19.5 percent of its total shares outstanding. Through our ownership of 35,026,333 Coach shares, we retained approximately 80.5 percent of the total outstanding Coach shares.

    We now intend to divest our remaining ownership interest in Coach through the exchange offer in which our stockholders may exchange some or all of their Sara Lee shares for our Coach shares. If less than all of our Coach shares are distributed because too few Sara Lee shares are tendered, we will spin-off our remaining Coach shares. In a spin-off, we would distribute, on a pro rata basis, all of our remaining Coach shares to those who remain Sara Lee stockholders following the completion of the exchange offer.

EFFECTS

    If we complete the exchange offer and spin-off, if necessary, we will no longer own any of the outstanding common stock of Coach. Accordingly, our balance sheet and income statement will no longer reflect the assets and operations of Coach and our total market capitalization will decrease.

    Sara Lee stockholders will be affected by the exchange offer as follows:

    - holders who tender all of their shares will, if all of these shares are accepted for ex-change, no longer have an ownership interest in Sara Lee and will no longer participate in any change in our value;

    - holders who exchange some, but not all, of their Sara Lee shares will have a diminished ownership interest in Sara Lee and an increased ownership interest in Coach; and

    - holders who do not tender any of their Sara Lee shares for exchange will have an increased ownership interest, on a percentage basis, in Sara Lee.

    Persons who remain Sara Lee stockholders after the exchange offer will own shares in a company that no longer owns the Coach business. Coach operations represented approximately 2% to 3% of our total revenues and profits over the last five completed fiscal years.

    Sara Lee shares acquired by us in the exchange offer will become authorized and unissued shares of Sara Lee. We may issue our authorized but unissued shares without stockholder action for general or other corporate purposes, including stock splits or dividends, acquisitions, raising additional capital and pursuant to our employee benefit plans.

NO APPRAISAL RIGHTS

    Appraisal is a statutory remedy available to corporate minority stockholders who object to certain extraordinary actions taken by their corporation. This remedy allows dissenting stockholders to require the corporation to repurchase their stock at a price equivalent to its fair value immediately prior to the extraordinary corporate action. No appraisal rights are available to Sara Lee stockholders in connection with the exchange offer.

REGULATORY APPROVAL

    No filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, are required in connection with the exchange offer generally. However, if a Sara Lee stockholder decides to participate in the exchange offer and acquires enough Coach shares to exceed any threshold stated in the regulations under the Hart-Scott-Rodino Act, as amended, and if an exemption under those regulations does not apply, that stockholder and Sara Lee would be required to make filings under the Hart-Scott-Rodino Act, and the waiting period under the Hart-Scott-Rodino Act must expire or be terminated before any exchanges of shares with that stockholder could be effected. A filing requirement could delay exchanges with that stockholder for several months.

    Apart from the registration of the Coach shares offered in the exchange offer under federal and state securities laws and the filing of a Schedule TO with the SEC by us, we do not believe that any other material federal or state regulatory filings or approvals will be necessary to consummate the exchange offer or subsequent spin-off, if any.

ACCOUNTING TREATMENT

    Sara Lee shares acquired in the exchange offer will become authorized and unissued Sara Lee shares. This means that these shares will generally be available for issuance by us without further stockholder approval, except as may be required by applicable law or the rules of the New York Stock Exchange. The shares may be issued for general or other corporate purposes, including stock splits and dividends, acquisitions, the raising of additional capital and pursuant to our employee benefit plans.

    The Sara Lee shares received by us pursuant to the exchange offer will be recorded as a decrease in shareholders' equity in an amount equal to the market value of the Coach shares exchanged pursuant to the exchange offer. Any difference between the fair market value and the net book value of the Coach shares owned by us will be recognized as an accounting gain, after direct expenses of the exchange offer, on disposal of the Coach operations.

    Our disposition of our Coach shares will not in and of itself affect Coach's financial position or results of operations.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

    We are offering to exchange       shares of Coach common stock for each
share of Sara Lee common stock held by a Sara Lee stockholder that is validly tendered, on the terms and subject to the conditions described below, by 6:00
p.m., New York City time, on       , 2001. We may extend this deadline for any
reason. We refer to the last day on which tenders will be accepted, whether on
      , 2001 or any later date to which the exchange offer may be extended, as the "expiration date." You may tender all, some or none of your Sara Lee shares.

    We will accept up to an aggregate of       shares of Sara Lee common stock
for exchange. This number of shares multiplied by the exchange ratio equals the
35,026,333 Coach shares held by us. If more than       Sara Lee shares are
validly tendered, the tendered shares will be subject to proration when the exchange offer expires. Our obligation to complete the exchange offer is subject to important conditions that are described under the heading "Conditions for Completion of the Exchange Offer" beginning on page 38.

    In determining the exchange ratio, we considered, among other things:

    - recent market prices on the NYSE for Sara Lee shares and Coach shares; and

    - discussions with the dealer manager as to what exchange ratio might attract enough Sara Lee stockholders to participate in the exchange offer and enable us to distribute all (or the greatest percentage) of our 35,026,333 Coach shares.

    We are sending this document and related documents to persons who held Sara
Lee common stock on or about       , 2001. On that date, there were
approximately       shares of Sara Lee common stock outstanding, which were held
of record by approximately       stockholders. We will also furnish this
document and related documents to brokers, banks and similar persons whose names or the names of whose nominees appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of Sara Lee common stock.

PRORATION; TENDERS FOR EXCHANGE BY HOLDERS OF FEWER THAN 100 SHARES OF SARA LEE
  COMMON STOCK

    If on the expiration date, Sara Lee stockholders have validly tendered more
than       Sara Lee shares, so that more than 35,026,333 shares of Coach common stock would be exchanged, we will accept, on a pro rata basis, all shares properly tendered and not withdrawn, except as described in this section.

    Except as otherwise provided in this paragraph, holders of an aggregate of less than 100 Sara Lee shares who validly tender all of their shares will not be subject to proration if the exchange offer is oversubscribed. Shares held in a Sara Lee or Sara Lee affiliated company savings plan are not eligible for this preferential treatment. Beneficial holders of 100 or more Sara Lee shares are not eligible for this preference, even if such holders have separate stock certificates or accounts representing fewer than 100 Sara Lee shares.

    Any holder of less than 100 Sara Lee shares who wishes to tender all of these shares must complete the box captioned "Odd-Lot Shares" on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. If your odd-lot shares are held by a broker for your account, you can contact them and request the preferential treatment.

    We will announce preliminary results of the exchange offer by press release as soon as possible after the expiration date. Because of the difficulty in determining the number of Sara Lee shares validly tendered for exchange, we expect that the final results, including proration, if any, will not be determined until approximately business days after the expiration date.

NO FRACTIONAL SHARES

    We will not distribute fractional Coach shares in the exchange offer. The exchange agent, acting as agent for Sara Lee stockholders otherwise entitled to receive fractional Coach shares, will aggregate all fractional shares and sell them for the accounts of these stockholders. The proceeds, if any, realized by the exchange agent at the sale of these fractional shares will be distributed, net of commissions, to these stockholders in accordance with their fractional interests. These cash payments will be made through the exchange agent. None of us, Coach, the dealer manager, the information agent or the exchange agent or any soliciting dealer guarantees any minimum proceeds from the sale of the fractional Coach shares, and none will pay any interest on these proceeds.

EXCHANGE OF SHARES OF SARA LEE COMMON STOCK

    If all of the conditions of the exchange offer are met, we will exchange shares of Coach common stock for each properly tendered share of Sara Lee common stock that was not properly withdrawn or deemed withdrawn prior to the expiration date, except as described in the sections entitled "Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of Sara Lee Common Stock" on page 30 and "Extension of Tender Period; Termination; Amendment" on page 37. We may, subject to the rules under the Securities Exchange Act, delay accepting or exchanging any Sara Lee shares in order to comply in whole or in part with any applicable law. For a more detailed description of our right to delay, terminate or amend the exchange offer, see the section entitled "Extension of Tender Period; Termination; Amendment" on page 37.

    If we notify the exchange agent either orally or in writing that we have accepted the tenders of Sara Lee shares for exchange, the exchange of these shares will be complete. Promptly following our announcement of any final proration factor, the exchange agent will deliver the tendered Sara Lee shares to us. Simultaneously, the exchange agent, as agent for the tendering stockholders, will receive from us the Coach shares that correspond to the number of Sara Lee shares tendered. The exchange agent will then credit these Coach shares to book-entry accounts maintained by the transfer agent for the benefit of the holders.

    If any tendered Sara Lee shares are not exchanged for any reason, or if fewer shares are exchanged due to proration, these unexchanged Sara Lee shares will be returned to you by:

    - mailing you a stock certificate, if you tendered your shares by delivering a stock certificate to the exchange agent;

    - crediting these shares to your book-entry account with Sara Lee's transfer agent, if you tendered uncertificated shares that you purchased in Sara Lee's Employee Stock Purchase Plan;

    - crediting these shares to your book-entry account with the third party administrator, if you tendered uncertificated shares that you purchased in Sara Lee's International Employee Stock Purchase Plan or Dividend Reinvestment Plan; or

    - mailing a stock certificate to your broker or crediting your broker's account in accordance with The Depository Trust Company's procedures, if you tendered shares held by your broker.

    Holders who tender their Sara Lee shares for exchange will generally not be obligated to pay any transfer tax in connection with the exchange offer, except in the circumstances described under

"Stock Transfer Taxes" on page       of the letter of transmittal. We will not
pay interest under the exchange offer, regardless of any delay in making the exchange or crediting or delivering shares.

PROCEDURES FOR TENDERING SARA LEE SHARES

    To tender your Sara Lee shares, you must complete the following procedures before the expiration date:

    SARA LEE SHARES HELD IN CERTIFICATE FORM

    If you have stock certificates for your Sara Lee shares, you should send to the exchange agent by registered mail, return receipt requested, the following documents:

    - a completed and executed letter of transmittal indicating the number of shares to be tendered and any other documents required by the letter of transmittal; and

    - the actual certificates representing the Sara Lee shares.

The exchange agent's address is listed on the back cover of this document. The certificate must be endorsed by all registered holders of the shares or accompanied by an appropriate stock power if:

    - a certificate representing Sara Lee shares is registered in the name of a person other than the signer of a letter of transmittal;

    - delivery of Coach shares is to be made to a person other than the registered owner of the Sara Lee common stock tendered; or

    - you have directed the exchange agent to deliver any of your Sara Lee shares that are not accepted for exchange to Sara Lee's transfer agent for registration in the name of a person other than you.

    The signature on the letter of transmittal must be guaranteed by an eligible institution unless the Sara Lee shares tendered under the letter of transmittal are tendered (a) by the registered holder of the Sara Lee shares tendered and such holder has not completed the box entitled "Special Issuance Instructions"
on page       of the letter of transmittal or (b) for the account of an eligible institution. An eligible institution is a member of the S.T.A.M.P. Medallion program, and generally includes a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., a commercial bank, or a trust company having an office or a correspondent in the United States. Most banks, brokerage firms, and financial institutions are eligible institutions.

    SARA LEE SHARES HELD THROUGH A BROKER

    If you hold your Sara Lee shares through a broker, you should follow the instructions sent to you separately by your broker. Do not use the letter of transmittal to direct the tender of your Sara Lee shares. Your broker must notify The Depository Trust Company and cause it to transfer the shares into the exchange agent's account in accordance with The Depository Trust Company's procedures. The broker must also ensure that the exchange agent receives an agent's message from The Depository Trust Company confirming the book-entry transfer of your Sara Lee shares. An agent's message is a message, transmitted by The Depository Trust Company and received by the exchange agent, that forms a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal.

    SARA LEE SHARES HELD IN A BOOK-ENTRY FACILITY

    If you are an institution that is a participant in The Depository Trust Company's book-entry transfer facility, you should follow the same procedures that are applicable to persons holding shares through a broker as described above.

    UNCERTIFICATED SHARES PURCHASED IN SARA LEE'S EMPLOYEE STOCK PURCHASE PLANS OR THE DIVIDEND REINVESTMENT PLAN

    If you are the registered owner of Sara Lee shares and your shares are held in uncertificated "book-entry" shares that you purchased in our Employee Stock Purchase Plan, the International Employee Stock Purchase Plan or Dividend Reinvestment Plan, you should complete and sign the letter of transmittal designating the number of Sara Lee shares you wish to tender. Send the completed and signed letter of transmittal, together with any other documents required by the letter of transmittal to the exchange agent, so that it is received by the exchange agent at one of the addresses specified on the back cover of this offering circular-prospectus before the expiration of the exchange offer. Do not send your letters of transmittal to us, Coach, Goldman Sachs, the information agent or any soliciting dealer. Only those shares that have been credited to your account before the expiration date for purchase cycles that have been completed are eligible to be tendered in the exchange offer.

    SARA LEE SHARES HELD IN A SARA LEE OR SARA LEE AFFILIATED PLAN

    If you hold your Sara Lee shares as a participant in a Sara Lee or a Sara Lee affiliated company savings plan, you should follow the instructions sent to you separately by the plan trustees or administrator of the plan. Do not use the letter of transmittal to direct the tender of your Sara Lee shares. Only those shares that have been credited to your account before the completion of the exchange offer are eligible to be tendered.

    Various employee benefit plans of Sara Lee and/or its affiliates or related entities hold shares of our common stock. The table below indicates which of these plans and which plan participants are eligible to participate in the exchange offer.

            PLAN                   ELIGIBLE PARTICIPANTS          SHARES YOU MAY TENDER
-----------------------------  -----------------------------  -----------------------------
Sara Lee Corporation Employee       Coach participants           All shares credited to
Stock Ownership Plan             (current employees) only       accounts of current Coach
                                                              employees prior to completion
                                                                    of exchange offer

Sara Lee Corporation 401(k)         Coach participants           All shares credited to
Supplemental Savings Plan        (current employees) only       accounts of current Coach
                                                                employees in the Sara Lee
                                                               Common Stock Fund prior to
                                                              completion of exchange offer

Sara Lee Corporation Employee               All                 Purchase cycles completed
Stock Purchase Plan                                           prior to the expiration date

Sara Lee Corporation Dividend               All                 Purchase cycles completed
Reinvestment Plan                                             prior to the expiration date

Sara Lee Corporation                        All                 Purchase cycles completed
International Employee Stock                                  prior to the expiration date.
Purchase Plan

            PLAN                   ELIGIBLE PARTICIPANTS          SHARES YOU MAY TENDER
-----------------------------  -----------------------------  -----------------------------
Sara Lee Corporation Personal       Coach participants           All shares credited to
Products Retirement Savings      (current employees) only       accounts of current Coach
Plan of Puerto Rico                                             employees in the Sara Lee
                                                               Common Stock Fund prior to
                                                              completion of exchange offer

Chock full o'Nuts Employee
Stock Ownership Plan                       None                           None

Money Accumulation Plan for
Collectively Bargained
Employees of Gallo Salame                  None                           None

Playtex Apparel Retirement
Savings Plan for Hourly
Puerto Rican Employees                     None                           None

    Holders of vested but unexercised options to purchase Sara Lee shares may exercise these options in accordance with the terms of our stock option plans and tender the Sara Lee shares received upon such exercise under the general instructions for tendering shares discussed above.

    Restricted stock units or other stock equivalents granted under our long term incentive plans, deferred compensation program or other company plans are not eligible for tender in the exchange.

    Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign the letter of transmittal, notice of guaranteed delivery or any certificates or stock powers must indicate the capacity in which they are signing, and must submit evidence of their power to act in that capacity unless waived by us.

    If you validly tender your Sara Lee shares and the shares are accepted by us, there will be a binding agreement between you and us on the terms and subject to the conditions described in this document and in the accompanying letter of transmittal. A person who tenders Sara Lee shares for his or her own account violates federal securities law unless the person owns:

    - the Sara Lee shares;

    - other securities convertible into or exchangeable for the Sara Lee shares tendered; or

    - an option, warrant or right to purchase the Sara Lee shares and intends to acquire the Sara Lee shares for tender by conversion or exchange of such securities or by exercise of such option, warrant or right.

    Federal securities law provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

    Do not send letters of transmittal and certificates for Sara Lee shares to us, Coach, Goldman Sachs, any plan administrator, the information agent or any soliciting dealer. These documents should be sent only to the exchange agent.

SPECIAL PROCEDURES FOR CERTAIN JURISDICTIONS OUTSIDE THE UNITED STATES

    If you wish to tender your Sara Lee shares in a jurisdiction other than the United States, you may need to follow certain special procedures, depending on the laws of the particular jurisdiction in which you tender your shares. For example, the laws of some foreign jurisdictions may require that a local bank or similar institution be engaged as a local exchange agent for that jurisdiction. In cases where special procedures are applicable to a jurisdiction outside the United States, we have included special instructions regarding such procedures with this document. If you wish to tender your Sara Lee shares in a jurisdiction other than the United States, you should also read carefully the information applicable to you in the section entitled "Certain Matters Relating to Foreign Jurisdictions" on page 42.

    IT IS UP TO YOU TO DECIDE HOW TO DELIVER YOUR SARA LEE SHARES AND ALL OTHER REQUIRED DOCUMENTS. IT IS YOUR RESPONSIBILITY TO ENSURE THAT ALL NECESSARY MATERIALS ARE PROPERLY COMPLETED AND RECEIVED BY THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE. IF THE EXCHANGE AGENT DOES NOT RECEIVE ALL OF THE REQUIRED MATERIALS BEFORE THE EXPIRATION DATE, YOUR SHARES WILL NOT BE VALIDLY TENDERED.

SARA LEE'S INTERPRETATIONS ARE BINDING

    We will determine at our own discretion all questions as to the form of documents, including notices of withdrawal, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Sara Lee shares. Our determination will be final and binding on all tendering stockholders. We reserve the absolute right to:

    - reject any and all tenders of any Sara Lee shares not properly tendered;

    - waive any defects or irregularities in the tender of Sara Lee shares or any conditions of the exchange offer either before or after the expiration date; and

    - request any additional information from any record or beneficial owner of Sara Lee shares that we deem necessary.

    None of us, Coach, Goldman Sachs, the information agent, the soliciting dealers, the exchange agent or any other person will be under any duty to notify tendering stockholders of any defect or irregularity in tenders or notices of withdrawal.

LOST OR DESTROYED CERTIFICATES

    If your certificate representing Sara Lee shares has been mutilated, destroyed, lost or stolen and you wish to tender your shares, please notify Sara Lee's transfer agent in writing. You will receive an affidavit to complete, and you will be informed of the amount needed to pay for a surety bond for your lost shares. Upon receipt of the completed affidavit and surety bond payment and the completed letter of transmittal, your shares will be included in the exchange offer. If you wish to participate in the exchange offer, you will need to act quickly to ensure that the lost certificates can be replaced and delivered to the exchange agent prior to expiration of the exchange offer.

GUARANTEED DELIVERY PROCEDURE

    If you wish to tender your Sara Lee shares but the shares are not immediately available, or time will not permit the shares or other required documentation to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may still tender your Sara Lee shares if:

    - the tender is made through an eligible institution;

    - the exchange agent receives from the eligible institution before the expiration date, a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us; and

    - the exchange agent receives the certificates for all physically tendered Sara Lee shares, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed letter of transmittal, or a facsimile of a letter of transmittal and all other documents required by the letter of transmittal, within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

    You may deliver the notice of guaranteed delivery by hand, telegram, facsimile transmission or mail to the exchange agent and you must include a guarantee by an eligible institution in the form set forth in the notice.

WITHDRAWAL RIGHTS

    You may withdraw tenders of Sara Lee shares at any time prior to the expiration date and, unless we have accepted your tender as provided in this document, you may also withdraw tenders of Sara Lee shares after the expiration of 40 business days from the commencement of the exchange offer. If we:

    - delay our acceptance of Sara Lee shares for exchange;

    - extend the exchange offer; or

    - are unable to accept Sara Lee shares for exchange under the exchange offer for any reason,

then, without prejudice to our rights under the exchange offer, the exchange agent may, on our behalf, retain Sara Lee shares tendered, and such Sara Lee shares may not be withdrawn except as otherwise provided in this document, subject to provisions under the Securities Exchange Act that provide that an issuer making an exchange offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the exchange offer.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of its addresses set forth on the back cover of this document. The notice of withdrawal must:

    - specify the name of the person having tendered the Sara Lee shares to be withdrawn;

    - identify the number of Sara Lee shares to be withdrawn; and

    - specify the name in which physical Sara Lee share certificates are registered, if different from that of the withdrawing holder.

    If certificates for the Sara Lee shares have been delivered or otherwise identified to the exchange agent, then, before the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn, and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

    If the Sara Lee shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and otherwise comply with the procedures of such facility.

    Any Sara Lee shares withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn shares may be retendered by following one of the procedures described in the section entitled "Procedures for Tendering Sara Lee Shares" on page 32 at any time on or before the expiration date.

    Except as otherwise provided above, any tender of Sara Lee shares made under the exchange offer is irrevocable.

BOOK-ENTRY ACCOUNTS

    Physical certificates representing Coach shares will not be issued as a result of the exchange offer. Rather than issuing physical certificates for the Coach shares, the exchange agent will credit these shares to book-entry accounts maintained by Coach's transfer agent for the benefit of the respective holders. This method of holding stock eliminates the need for actual stock certificates to be issued and eliminates the requirements for physical movement of stock certificates at the time of sale. Promptly following the crediting of shares to your respective book-entry accounts, you will receive a Stock Distribution Statement from the exchange agent evidencing your holdings, as well as general information on the book-entry form of ownership.

    You are not required to maintain a book-entry account and you may obtain a stock certificate for all or a portion of your Coach shares received as part of the exchange offer at no cost to you. Instructions describing how you can obtain stock certificates will be included with the Stock Distribution Statement mailed to you.

    If you tender any Sara Lee shares that are not accepted for exchange, due to proration or otherwise, your Sara Lee shares will be returned to you in the same form in which they were tendered. If you tendered a stock certificate, your returned shares will be issued as a stock certificate. If your shares were tendered in book-entry form, the account that your shares were transferred from will be credited with the returned shares in book-entry form.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

    We expressly reserve the right, in our sole discretion, for any reason, including the non-satisfaction of any of the conditions for completion described below, to extend the period of time during which the exchange offer is open or to amend the exchange offer in any respect, including changing the exchange ratio. We also expressly reserve the right to extend the period of time during which the exchange offer is open in the event the exchange offer is
undersubscribed, that is, fewer than       Sara Lee shares are tendered. In any
of these cases, we will make a public announcement of the extension or amendment promptly.

    If we materially change the terms of or information concerning the exchange offer, we will extend the exchange offer. The SEC has stated that, as a general rule, it believes that an offer should remain open for a minimum of five business days from the date that notice of the material change is first given. The length of time will depend on the particular facts and circumstances. Subject to the preceding paragraph, the exchange offer will be extended so that it remains open for a minimum of ten business days following the announcement, if:

    - we increase or decrease the number of Coach shares offered in exchange for each Sara Lee share, the number of Sara Lee shares eligible for exchange, the minimum amount, or the dealer manager or solicitation fee; and

    - the exchange offer is scheduled to expire within ten business days of announcing an increase or decrease.

    If any of the conditions indicated in the next section have not been met, we reserve the right, in our sole discretion, so long as Sara Lee shares have not been accepted for exchange, to delay the acceptance of any Sara Lee shares or to terminate the exchange offer and not accept for exchange any Sara Lee shares.

    If we extend the exchange offer, are delayed in accepting any Sara Lee shares or are unable to accept for exchange any Sara Lee shares under the exchange offer for any reason, then, without affecting our rights under the exchange offer, the exchange agent may, on our behalf, retain all Sara Lee shares tendered. These Sara Lee shares may not be withdrawn except as provided in the section entitled "Withdrawal Rights" on page 36. Our reservation of the right to delay acceptance of any Sara Lee shares is subject to applicable law, which requires that we pay the consideration offered or return the Sara Lee shares deposited promptly after the termination or withdrawal of the exchange offer.

    We will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date.

CONDITIONS FOR COMPLETION OF THE EXCHANGE OFFER

    We may not complete the exchange offer if less than       Sara Lee shares
are validly tendered and not withdrawn. We refer to this number of shares as the
"minimum amount." The minimum amount represents approximately       % of the
outstanding Sara Lee shares as of       , 2001 and constitutes a sufficient
number of shares to ensure that at least       % of the shares of Coach common
stock owned by us are exchanged in the exchange offer.

    We also may not accept shares for exchange and may terminate or not complete the exchange offer if:

    - any action, proceeding or litigation against us or Coach seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

    - any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrict, prohibit or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer to us or Coach;

    - we determine that any of the representations, undertakings or assumptions underlying the opinion given by Skadden, Arps, Slate, Meagher & Flom (Illinois) regarding the tax-free nature of the exchange offer and spin-off is not true and correct in all material respects;

    - any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

       - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States,

       - any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least ten percent in either the Dow Jones Average of Industrial
           Stocks or the Standard & Poor's 500 Index from       , 2001,

       - a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

       - any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions,

       - a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer, or

       - if any of the situations above exist at the time of commencement of the exchange offer, and the situation deteriorates materially;

    - any tender or exchange offer, other than this exchange offer by us, with respect to some or all of the outstanding Coach common stock or Sara Lee common stock or any merger, acquisition or other business combination proposal involving Sara Lee or Coach, shall have been proposed, announced or made by any person or entity;

    - any event or events occur that have resulted or may result, in our judgment, in an actual or threatened change in the business condition (financial or otherwise), income, operations, stock ownership or prospects of Sara Lee and its subsidiaries, taken as a whole, or of Coach and its subsidiaries, taken as a whole; or

    - as the term "group" is used in Section 13(d)(3) of the Securities Exchange Act,

       - any person, entity or group acquires more than five percent of the outstanding shares of Sara Lee common stock or Coach common stock, other than a person, entity or group which had publicly disclosed
           such ownership with the SEC prior to       , 2001,

       - any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional Sara Lee common stock or Coach common stock constituting more than two percent of the outstanding Sara Lee shares or Coach common stock, or

       - any new group shall have been formed that beneficially owns more than five percent of the outstanding Sara Lee shares or Coach shares, which in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or accept any exchange of shares.

    If any of the above events occur, we may:

    - terminate the exchange offer and as promptly as practicable return all tendered Sara Lee shares to tendering stockholders;

    - extend the exchange offer and, subject to the withdrawal rights described in "Withdrawal Rights" on page 36, retain all tendered Sara Lee shares until the extended exchange offer expires;

    - amend the terms of the exchange offer; or

    - waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

    These conditions are solely for our benefit. We may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. We may waive any condition in whole or in part at any time in our discretion. Our failure to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding on all parties.

    If a stop order issued by the SEC is in effect with respect to the registration statement of which this document is a part, we will not accept any Sara Lee shares tendered and will not exchange Coach shares for any Sara Lee shares.

FEES AND EXPENSES

    Goldman Sachs is acting as the dealer manager in the exchange offer. We will pay Goldman Sachs a fee of $5 million for serving as the dealer manager and providing financial advisory services in connection with the separation of Coach from Sara Lee. We also will reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, in connection with this exchange offer. We and Coach have also agreed to indemnify Goldman Sachs against certain liabilities, including civil liabilities under the federal securities laws, and to contribute to payments that Goldman Sachs may be required to make.

    From time to time, we and Coach have retained Goldman Sachs to provide financial advisory and investment services. In addition, Goldman Sachs acted as a lead managing underwriter of Coach's initial public offering, for which Goldman Sachs received customary compensation. Goldman Sachs may, from time to time, hold Sara Lee or Coach shares in its proprietary accounts, and if it owns Sara Lee shares in these accounts at the time of the exchange offer, Goldman Sachs may tender these shares in the exchange offer. Joseph Ellis, a managing director of Goldman Sachs, also serves as a member of the board of directors of Coach.

    We will pay to soliciting dealers solicitation fees of $      per Sara Lee
share, up to a maximum of       shares per tendering stockholder, for each Sara
Lee share validly tendered, not properly withdrawn and accepted for exchange if the soliciting dealer has affirmatively solicited and obtained this tender.

    We will not pay a solicitation fee:

    - in connection with a tender of Sara Lee shares by a stockholder tendering
      more than       Sara Lee shares;

    - in connection with a tender by a stockholder residing outside the United States; or

    - to the dealer manager.

    Soliciting dealers include:

    - any broker or dealer in securities who is a member of any national securities exchange in the United States or of the National Association of Securities Dealers, Inc.; or

    - any bank or trust company located in the United States.

    To receive a solicitation fee for the tender of Sara Lee shares, the exchange agent must receive a properly completed and duly executed letter of transmittal, including a completed section entitled "Notice of Solicited Tenders." If the letter of transmittal is not received within the time periods described in this offering circular-prospectus, no solicitation fee will be paid for such shares.

    We will not pay a solicitation fee to a soliciting dealer if the soliciting dealer is required, for any reason, to transfer the amount of this fee to a tendering stockholder, other than itself. Soliciting dealers are not entitled to a solicitation fee on the Sara Lee shares that they beneficially own or for any shares registered in their name, unless they hold the shares as nominee and tender them for the benefit of beneficial holders identified in the letter of transmittal. Brokers, dealers, banks, trust companies or fiduciaries acting as soliciting dealers are not our agents or agents of Coach, the exchange agent, the dealer manager or of the information agent. Under no circumstances will a fee be paid to any soliciting dealer more than once with respect to any shares of Sara Lee common stock.

    We have retained Morrow and Co., Inc. to act as information agent, and to act as exchange agent for the exchange offer. The information agent may contact holders of Sara Lee shares by mail, telephone, facsimile transmission and personal interviews. It may also request that brokers, dealers and other nominee stockholders forward materials relating to the exchange offer to beneficial owners.

    The information agent and the exchange agent will each:

    - receive reasonable and customary compensation for their respective services;

    - be reimbursed for some reasonable out-of-pocket expenses; and

    - be indemnified against certain liabilities in connection with their services, including liabilities under federal securities laws.

    Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations in their respective roles as information agent and exchange agent, and the fees to be paid to them will not be based on the number of Sara Lee shares tendered under the exchange offer. The exchange agent will, however, be compensated in part on the basis of the number of letters of transmittal received and on the number of stock certificates distributed under the exchange offer.

    We will not pay any fees or commissions to any broker or dealer or any other person, other than the dealer manager, the soliciting dealers, the information agent and the exchange agent, for soliciting tenders of Sara Lee shares under the exchange offer. Brokers, dealers, commercial banks and trust companies will, after request, be reimbursed by us for reasonable and necessary costs and expenses that they incurred in forwarding materials to their customers.

    Pursuant to the master separation agreement between us and Coach, except as otherwise provided in the agreement or the other ancillary agreements, we have agreed to pay all of the costs and expenses of both Coach and us in connection with the exchange offer, provided, however, that Coach will pay the fees and expenses of its independent accountants with respect to services they otherwise would perform in order for Coach to comply with its SEC filings, bank facilities or other reporting obligations, and we will pay the incremental fees and expenses of Coach's independent accountants incurred in connection with the exchange offer. Coach will also pay its own legal fees in connection with the
exchange offer. Sara Lee estimates its costs to be $      . For a more detailed
description of the master separation agreement, see the section entitled "Agreements Between Sara Lee and Coach--Certain Relationships and Related Transactions" on page 128.

CERTAIN MATTERS RELATING TO FOREIGN JURISDICTIONS

    In any jurisdiction where the securities or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer may be made on our behalf, but only with our prior written consent, by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

    We have filed additional disclosure relating to the exchange offer in Australia and the United Kingdom. In Aruba, Austria, the Bahamas, Bahrain, Barbados, Belgium, Bermuda, Chile, Costa Rica, the Czech Republic, Denmark, the Dominican Republic, Finland, France, Germany, Greece, Hong Kong, Honduras, Indonesia, Ireland, the Isle of Man, Israel, Italy, Jamaica, Japan, Liechtenstein, Mexico, New Zealand, Nigeria, Norway, Philippines, Portugal, Russia, South Africa, Sweden, Switzerland, the United Arab Emirates and Thailand, Sara Lee is conducting the exchange offer in reliance upon a private placement or other similar exemption or exception under the applicable laws of such jurisdictions. Sara Lee is also seeking exemptive relief from the applicable laws in the Canadian jurisdictions, the Netherlands and Spain. In the event that Sara Lee determines at any time that any exemption or exception would not be available or would be unduly burdensome to obtain, Sara Lee reserves the right in its sole and absolute discretion to determine not to conduct the exchange offer in that jurisdiction and to reject any tenders in such jurisdiction.

                                  THE SPIN-OFF

    If the exchange offer is completed and fewer than 35,026,333 shares of Coach are exchanged, we will distribute all the remaining Coach shares that we own, pro rata, to those that remain Sara Lee stockholders following completion of the exchange offer. Any distribution will be made to our stockholders of record at the close of business on a date to be determined following the completion of the exchange offer. We refer to this distribution as the spin-off. As soon as practicable after we have determined the record date for any spin-off distribution, we will publicly announce the record date and the date of the distribution.

    We will not distribute fractional shares under the spin-off. The exchange agent, acting as agent for the Sara Lee stockholders otherwise entitled to receive fractional shares, will aggregate all fractional shares and sell them for the accounts of these stockholders. The proceeds that the exchange agent may realize at the sale of the fractional shares will be distributed, net of commissions, to each stockholder entitled thereto in accordance with the stockholder's fractional interest. None of us, Coach, the exchange agent, the soliciting dealers or the dealer manager will guarantee any minimum proceeds from the sale of fractional Coach shares, and no interest will be paid on these proceeds.

                     MARKET PRICES AND DIVIDEND INFORMATION

SARA LEE SHARES

    The following table describes the per share range of high and low closing sale prices for Sara Lee common stock for the fiscal periods indicated, as reported by the New York Stock Exchange. Sara Lee common stock is listed under the symbol "SLE" on the New York, Chicago and Pacific stock exchanges. The stock is also traded in London and Amsterdam, on the Swiss Exchange and on the Paris Bourse.

                                                                  NYSE PRICE
                                                              -------------------      CASH
                                                                                     DIVIDEND
SARA LEE CORPORATION                                            HIGH       LOW      PER SHARE
PRICE RANGE AND DIVIDENDS                                       ----       ---      ---------
Fiscal Year 1998
  1st Quarter...............................................   $26.13     $19.50      $0.105
  2nd Quarter...............................................    28.50      23.75       0.115
  3rd Quarter...............................................    31.16      26.59       0.115
  4th Quarter...............................................    31.81      28.22       0.115
Fiscal Year 1999
  1st Quarter...............................................    29.59      22.16       0.115
  2nd Quarter...............................................    30.81      26.13       0.125
  3rd Quarter...............................................    29.88      23.50       0.125
  4th Quarter...............................................    26.31      21.50       0.125
Fiscal Year 2000
  1st Quarter...............................................    24.44      21.19       0.125
  2nd Quarter...............................................    27.50      21.06       0.135
  3rd Quarter...............................................    22.00      13.38       0.135
  4th Quarter...............................................    19.44      14.56       0.135
Fiscal Year 2001
  1st Quarter...............................................    20.81      17.44       0.135
  2nd Quarter...............................................    25.31      19.00       0.145

    The number of holders of record of Sara Lee shares as of December 30, 2000 was 81,088.

    On             , the closing sale price per common Sara Lee share, as
reported by the NYSE was $      . You should obtain current market quotations
for Sara Lee shares. No one can assure you what the market price of Sara Lee shares will be before, on or after the date on which the Exchange Offer is completed.

COACH SHARES

    The following table describes, for the period indicated, the per share range of high and low sale prices for Coach shares, as reported by the New York Stock Exchange. Prior to October 5, 2000, Coach did not have shares that traded on the public markets. In October 2000, Coach completed its initial public offering of
8.5 million shares and began trading on the NYSE under the symbol "COH".

                                                                  NYSE PRICE
                                                              -------------------      CASH
                                                                                     DIVIDEND
COACH, INC.                                                     HIGH       LOW      PER SHARE
PRICE RANGE AND DIVIDENDS                                       ----       ---      ---------
Fiscal Year 2001
  2nd Quarter (from October 5, 2000-December 29, 2000)......   $29.38     $16.00      $   --

    The number of registered holders of Coach common shares as of December 30, 2000 was 22.

    On              , the closing sale price per common Coach share, as reported
on the NYSE was $         . You should obtain current market quotations for
Coach shares. No one can assure you what the market price of Coach shares will be before, on or after the date on which the exchange offer is completed.

DIVIDEND POLICIES

    Sara Lee currently pays a quarterly dividend of $.145 per share of Sara Lee common stock and has declared a quarterly dividend for 220 consecutive quarters. On January 25, 2001, Sara Lee declared a dividend of $.145 per share of common stock payable on April 3, 2001 to holders of record on March 1, 2001. If you own Sara Lee common stock at the close of business on March 1, 2001 and the exchange offer has not been completed by March 1, 2001, you will be entitled to receive the dividend for each share you own, even if you have tendered all or some of those shares in the exchange offer. After the consummation of the exchange offer, stockholders whose shares of Sara Lee common stock are exchanged in this exchange offer will not be entitled to any dividend on such shares. Sara Lee stockholders will continue to receive any dividends with respect to shares of Sara Lee common stock which are not exchanged pursuant to the exchange offer.

    The payment of dividends by Sara Lee in the future will depend upon the business conditions, their respective financial conditions and earnings and other factors. There can be no assurances as to the payment of dividends in the future, and the actual amount of dividends paid, if any, may be more or less than the amount discussed above.

    Coach does not currently pay dividends on its shares and has stated that it does not anticipate paying cash dividends for the foreseeable future. Coach intends to retain future earnings for the development and growth of the business. In July 2000, Coach entered into a revolving credit facility with us under which it may borrow up to $75 million. The terms of the credit facility prohibit Coach from paying dividends (other than dividends solely payable in Coach's capital stock) while the credit facility is in place. This credit facility will terminate on completion of the exchange offer. To provide funding for working capital for operations and general corporate purposes, on January 17, 2001, Coach and Fleet National Bank signed a commitment letter under which Fleet will act as exclusive administrative agent with respect to syndicating a senior unsecured revolving credit facility for up to $125 million. This credit facility will also prohibit Coach from paying dividends while the credit facility is in place. Coach expects this facility to be in effect by March 1, 2001.

                                 CAPITALIZATION

    The following tables set forth the capitalization of Sara Lee and Coach as of September 30, 2000. The capitalization of Sara Lee is presented:

    - On an actual basis;

    - On a pro forma as adjusted basis to reflect;

       - The assumption by Coach of $190 million of indebtedness to a subsidiary of Sara Lee;

       - Coach's repayment of $122 million of the indebtedness to a subsidiary of Sara Lee using the net offering proceeds of Coach's initial public offering; and

    - On a pro forma basis to include the pro forma adjustments discussed immediately above and the effects of the exchange offer and PYA/Monarch sale to reflect;

       - The elimination of Coach from Sara Lee's consolidated financial statements;

       - A reduction in the number of outstanding shares of Sara Lee common stock assuming the exchange offer is fully-subscribed;

       - The repayment by Coach of all remaining indebtedness to Sara Lee upon the completion of the exchange offer; and

       - Sara Lee's sale of its PYA/Monarch foodservice distribution business for after tax cash proceeds of $1.1 billion which were used to repay debt of Sara Lee.

    Sara Lee currently holds 35,026,333 shares of Coach common stock. Using the
exchange ratio of          Coach shares per Sara Lee share, up to
         shares of Sara Lee common stock could be accepted under this offer.
This exchange offer is conditioned on at least          shares of Sara Lee
common stock being validly tendered and not properly withdrawn. If more than
         Sara Lee shares but fewer than          Sara Lee shares are validly
tendered and not properly withdrawn and the other conditions of the exchange offer are satisfied or waived, Sara Lee will accept all shares validly tendered and not properly withdrawn. Sara Lee will distribute any remaining Coach shares that it continues to own following the exchange offer to its remaining shareholders on a pro rata basis, as of a record date to be determined following the completion of the exchange offer.

    For purposes of the capitalization and pro forma financial information, shares of Sara Lee common stock are assumed to be validly tendered.

    The capitalization of Coach is presented:

    - On an actual basis;

    - On a pro forma as adjusted basis to reflect;

       - Coach's assumption of $190 million of indebtedness to a subsidiary of Sara Lee prior to the initial public offering;

       - The issuance of 8.487 million shares of Coach common stock at an initial public offering price of $16.00 per share;

       - Coach's use of the net offering proceeds of $122 million to repay a portion of the assumed indebtedness to a subsidiary of Sara Lee;

    - On a pro forma basis to include the pro forma adjustments discussed immediately above and the effects of the exchange offer to reflect; and

       - Repayment of $78 million borrowed from Sara Lee by additional borrowings from outside lenders.

    For a further description of pro forma adjustments, see the Unaudited Pro Forma Condensed and Consolidated Financial Information section of this prospectus.

    The pro forma information is provided to aid in your analysis of the financial aspects of the exchange offer and is presented to show you what Sara Lee and Coach might have looked like if the transactions described in this offering circular-prospectus had occurred at the times outlined above. You should not rely on the Sara Lee and Coach information as being indicative of the historical results that would have been achieved had the transactions described in this offering circular-prospectus occurred at the times outlined above. Furthermore, this information may not necessarily reflect the results of operations, financial position and cash flows of Sara Lee and Coach in the future.

                              SARA LEE CORPORATION

                                                                     SEPTEMBER 30, 2000
                                                          ----------------------------------------
                                                                         PRO FORMA
                                                            ACTUAL      AS ADJUSTED     PRO FORMA
                                                          -----------   ------------   -----------
                                                                       (IN MILLIONS)
                                                          (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
Notes payable...........................................    $ 2,104       $    --        $    --
Long-term debt..........................................      3,188
                                                            -------       -------        -------
Total debt..............................................      5,292            --             --
                                                            -------       -------        -------
Preferred stock: (authorized 13,500,000 shares; no par
  value)................................................
ESOP convertible preferred, 3,406,992 issued and
  outstanding...........................................        246
Unearned deferred compensation..........................       (227)
Common stock: (authorized 1,200,000,000 shares; $.01 par
  value) issued -- 833,773,433 shares on an actual
  basis,     on a pro forma as adjusted basis...........          8
Capital surplus.........................................         --
Retained earnings.......................................      2,262
Accumulated comprehensive loss..........................     (1,244)
                                                            -------       -------        -------
Total equity............................................      1,045            --             --
                                                            -------       -------        -------
Total capitalization....................................    $ 6,337       $    --        $    --
                                                            =======       =======        =======

                                  COACH, INC.

                                                                    SEPTEMBER 30, 2000
                                                    ---------------------------------------------------
                                                                      PRO FORMA
                                                      ACTUAL         AS ADJUSTED          PRO FORMA
                                                    -----------   -----------------   -----------------
                                                                   (IN THOUSANDS)
                                                    (UNAUDITED)      (UNAUDITED)         (UNAUDITED)
Note payable to a Sara Lee subsidiary.............          --    $        68,000(1)  $              --
Revolving credit facility with Sara Lee...........    $  9,957              9,957                    --
Long-term debt....................................       3,775              3,775                81,732(2)
                                                      --------    -----------------   -----------------
Total debt........................................      13,732             81,732                81,732
                                                      --------    -----------------   -----------------
Preferred stock: (authorized 25,000,000 shares;
  $.01 par value)
  None issued.....................................          --
Common stock: (authorized 100,000,000 shares;
  $.01 par value)
  35,026,333 shares issued and outstanding, on an
  actual basis; 43,513,333 shares issued and
  outstanding, on a pro forma as adjusted and pro
  forma basis.....................................          --                435                   435
Capital surplus...................................          --             88,476                88,476
Sara Lee equity...................................     156,911                 --                    --
Accumulated comprehensive loss....................        (375)              (375)                 (375)
                                                      --------    -----------------   -----------------
Total equity......................................     156,536             88,536                88,536
                                                      --------    -----------------   -----------------
Total capitalization..............................    $170,268    $       170,268     $         170,268
                                                      ========    =================   =================

------------------------

(1) On October 2, 2000, in accordance with the Sara Lee and Coach separation agreements, Coach assumed $190 million of indebtedness to a subsidiary of Sara Lee, resulting in a corresponding reduction in equity. Coach's sale of 8,487,000 shares of common stock in an initial public offering at a price $16.00 per share resulted in net offering proceeds of $122 million after deducting the underwriting discount and estimated offering expenses. These proceeds were used to repay a portion of the assumed indebtedness, resulting in an outstanding balance of $68 million.

(2) Coach is finalizing the terms and conditions of a revolving credit facility that will be in effect prior to the completion of the exchange offer and will be used to repay Sara Lee a total of $78 million due to Sara Lee under both the revolving credit agreement with Sara Lee and note agreement with a subsidiary of Sara Lee.

                       UNAUDITED PRO FORMA CONDENSED AND
                       CONSOLIDATED FINANCIAL INFORMATION

    The following unaudited pro forma condensed and consolidated financial statements for Sara Lee and Coach give effect to the transactions and events described below and in the notes to the unaudited pro forma condensed and consolidated financial statements. The unaudited pro forma condensed and consolidated statements of income assume that the transactions and events occurred on July 4, 1999. The unaudited pro forma condensed and consolidated balance sheet assumes that these transactions and events occurred on September 30, 2000.

SARA LEE

    The Sara Lee unaudited pro forma information gives effect to the following transactions and events:

    - The assumption by Coach of $190 million of indebtedness to a subsidiary of Sara Lee;

    - Coach's repayment of $122 million of the indebtedness to a subsidiary of Sara Lee using the net proceeds of Coach's initial public offering;

    - The elimination of Coach from Sara Lee's consolidated financial statements;

    - A reduction in the number of outstanding shares of Sara Lee common stock assuming the exchange offer is fully-subscribed;

    - The repayment by Coach of all remaining indebtedness to Sara Lee upon the completion of the exchange offer; and

    - Sara Lee's sale of its PYA/Monarch foodservice distribution business for after tax cash proceeds of approximately $1.1 billion which were used to repay debt of Sara Lee.

    Sara Lee currently holds 35,026,333 shares of Coach common stock. Using the
exchange ratio of          Coach shares per Sara Lee share, up to       shares
of Sara Lee common stock could be accepted under this offer. This exchange offer
is conditioned on at least          shares of Sara Lee common stock being
validly tendered and not properly withdrawn. If more than          Sara Lee
shares but fewer than          Sara Lee shares are validly tendered and not
properly withdrawn and the other conditions of the exchange offer are satisfied or waived, Sara Lee will accept all shares validly tendered and not properly withdrawn. Sara Lee will distribute any remaining Coach shares that it continues to own following the exchange offer to its remaining shareholders on a pro rata basis, as of a record date to be determined following the completion of the exchange offer.

    For purposes of the pro forma financial information,          shares of Sara
Lee common stock are assumed to be validly tendered. The number of Sara Lee shares assumed to be exchanged for purposes of the Sara Lee pro forma data may not be indicative of the actual number of Sara Lee shares that may be exchanged pursuant to the exchange offer.

COACH

    The Coach unaudited pro forma information gives effect to the following transactions and events:

    - Coach's assumption of $190 million of indebtedness to a subsidiary of Sara Lee prior to the initial public offering;

    - The issuance of 8.487 million shares of Coach common stock at an initial public offering price of $16.00 per share;

    - Coach's use of the net offering proceeds of $122 million to repay a portion of the assumed indebtedness to a subsidiary of Sara Lee; and

    - Interest expense and other costs, increased fees and expenses related to the separation of Coach from Sara Lee and certain tax effects resulting from these items.

    The pro forma assumptions are based on available information and certain estimates and assumptions. Therefore, the actual adjustments will differ from the pro forma adjustments. Sara Lee and Coach believe that such assumptions provide a reasonable basis for presenting all of the significant effects of the transactions in the pro forma condensed and consolidated financial statements. Historical amounts for Sara Lee are contained in Sara Lee's Form 10-K for fiscal year 2000 and Form 10-Q for the quarter ended September 30, 2000, which have been incorporated into this document by reference. Historical amounts for Coach were derived from the historical consolidated financial statements included elsewhere in this offering circular-prospectus.

    The pro forma information is provided to aid in your analysis of the financial aspects of the exchange offer and is presented to show you what Sara Lee and Coach might have looked like if the transactions described in this offering circular-prospectus had occurred at the times outlined above. You should not rely on the Sara Lee and Coach information as being indicative of the historical results that would have been achieved had the transactions described in this offering circular-prospectus occurred at the times outlined above. Furthermore, this information may not necessarily reflect the results of operations, financial position and cash flows of Sara Lee and Coach in the future.

                              SARA LEE CORPORATION
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                         FISCAL YEAR ENDED JULY 1, 2000

                                                                                                                        PRO
                                                                                         EXCHANGE                      FORMA
                                                           COACH            IPO           OFFER           PYA           AS
                                            ACTUAL    ELIMINATIONS(1)   ADJUSTMENTS    ADJUSTMENTS    ADJUSTMENTS    ADJUSTED
                                           --------   ---------------   ------------   ------------   ------------   ---------
                                                       (dollars and shares in millions, except per share amounts)
Net sales................................  $17,511         $(549)             --             --             --        $16,962
Cost of sales............................   10,100          (220)             --             --             --          9,880
                                           -------         -----           -----          -----          -----        -------
Gross profit.............................    7,411          (329)             --             --             --          7,082
Selling, general and administrative
  expenses...............................    5,668          (273)             --             --             --          5,395
                                           -------         -----           -----          -----          -----        -------
Operating income.........................    1,743           (56)             --             --             --          1,687
Interest income..........................       76            --              --             --             --             76
Interest expense.........................     (252)           --           $   7(3)       $   4(5)       $  68(7)        (173)
                                           -------         -----           -----          -----          -----        -------
Income before income taxes...............    1,567           (56)              7              4             68          1,590
Income taxes.............................      409           (17)(2)           3(4)           2(4)          27(4)         424
                                           -------         -----           -----          -----          -----        -------
Income from continuing operations........    1,158           (39)              4              2             41          1,166
Preferred stock dividends................      (12)           --              --             --             --            (12)
                                           -------         -----           -----          -----          -----        -------
Income from continuing operations
  available to stockholders..............  $ 1,146         $ (39)          $   4          $   2          $  41        $ 1,154
                                           =======         =====           =====          =====          =====        =======
Income from continuing operations per
  share..................................
  -- Basic...............................  $  1.31
                                           =======                                                                    =======
  -- Diluted.............................  $  1.27
                                           =======                                                                    =======
Basic shares outstanding.................      875                                             (6)
                                           =======                                        =====                       =======
Diluted shares outstanding...............      912                                             (6)
                                           =======                                        =====                       =======

    The accompanying Notes to the Unaudited Pro Forma Consolidated Financial
                                   Statements
                    are an integral part of these statements

                              SARA LEE CORPORATION

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                    THIRTEEN WEEKS ENDED SEPTEMBER 30, 2000

                                                                                                                           PRO
                                                                                            EXCHANGE                      FORMA
                                                              COACH            IPO           OFFER           PYA           AS
                                               ACTUAL    ELIMINATIONS(1)   ADJUSTMENTS    ADJUSTMENTS    ADJUSTMENTS    ADJUSTED
                                              --------   ---------------   ------------   ------------   ------------   ---------
                                                                (dollars in millions, except per share amounts)
Net sales...................................   $4,455         $(135)             --             --             --        $4,320
Cost of sales...............................    2,600           (50)             --             --             --         2,550
                                               ------         -----           -----          -----          -----        ------
Gross profit................................    1,855           (85)             --             --             --         1,770
Selling, general and administrative
  expenses..................................    1,489           (73)             --             --             --         1,416
                                               ------         -----           -----          -----          -----        ------
Operating income............................      366           (12)             --             --             --           354
Interest income.............................       20            --              --             --             --            20
Interest expense............................      (82)           --           $   2(3)       $   1(5)       $  17(7)        (62)
                                               ------         -----           -----          -----          -----        ------
Income before income taxes..................      304           (12)              2              1             17           312
Income taxes................................       66            (4)(2)           1(4)          --              7(4)         70
                                               ------         -----           -----          -----          -----        ------
Income from continuing operations...........      238            (8)              1              1             10           242
Preferred stock dividend....................        3            --              --             --             --             3
                                               ------         -----           -----          -----          -----        ------
Income from continuing operations available
  to stockholders...........................   $  235         $  (8)          $   1          $   1          $  10        $  239
                                               ======         =====           =====          =====          =====        ======
Income from continuing operations per
  share.....................................
  -- Basic..................................   $  .28
                                               ======                                                                    ======
  -- Diluted................................   $  .27
                                               ======                                                                    ======
Basic shares outstanding....................      841                                             (6)
                                               ======                                        =====                       ======
Diluted shares outstanding..................      877                                             (6)
                                               ======                                        =====                       ======

    The accompanying Notes to the Unaudited Pro Forma Consolidated Financial
                                   Statements
                    are an integral part of these statements

                              SARA LEE CORPORATION
          UNAUDITED PRO FORMA CONDENSED AND CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000

                                                             COACH INITIAL PUBLIC
                                                                   OFFERING
                                                             --------------------
                                                            CAPITAL         PUBLIC        EXCHANGE                     PRO FORMA
                                             COACH         STRUCTURE       OFFERING        OFFER           PYA            AS
                              ACTUAL    ELIMINATIONS(1)   ADJUSTMENTS    ADJUSTMENTS    ADJUSTMENTS    ADJUSTMENTS     ADJUSTED
                              ------    ---------------   -----------    -----------    -----------    -----------     ---------
                                                                    (dollars in millions)
ASSETS
Total current assets.......  $ 6,071         $(162)         $    --        $    --(11)    $    --        $  (433)(13)
Receivable from Coach......       --            10               --             --            (10)(12)        --
Investment in Coach........       --            --              (33)(8)(9)       105(10)       (72)(6)        --
Trademarks and other
  assets...................      655            --               --             --             --             --
Property, net..............    2,290           (66)              --             --             --             --
Deferred income taxes......       --            --               --             --             --             --
Intangible assets, net.....    2,717           (34)              --             --             --             --
Note Receivable from
  Coach....................       --            --              190(8)        (122)(11)       (68)(12)        --
                             -------         -----          -------        -------        -------        -------        -------
Total assets...............  $11,733         $(252)         $   157        $   (17)       $              $  (433)
                             =======         =====          =======        =======        =======        =======        =======
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Notes payable..............  $ 2,104         $  --          $    --        $  (122)(11)   $   (78)(12)   $(1,559)(13)
Other current
  liabilities..............    4,210           (89)              --             --             --            488 (13)
                             -------         -----          -------        -------        -------        -------        -------
Total current
  liabilities..............  $ 6,314         $ (89)         $    --        $  (122)       $   (78)       $(1,071)
Long-term debt.............    2,966            (4)              --
Deferred Income Taxes......      208            --               --             --             --             --
Other liabilities..........      576            (2)              --             --             --             --
Minority interest in
  subsidiaries.............      624            --               --             --             --             --
Unearned deferred
  compensation.............     (227)           --               --             --             --             --
Preferred stock (authorized
  13,500,000 shares, no par
  value)
ESOP Convertible preferred,
  3,406,992 issued and
  outstanding..............      246            --               --             --             --             --
Common Stock (authorized
  1,200,000,000 shares;
  $.01 par value) issued --
  833,773,433 shares on an
  actual basis, on a pro
  forma as adjusted
  basis....................        8                             --             --                (6)         --
Capital Surplus............       --                                            --                (6)         --
Retained Earnings..........    2,262          (157)             157(9)         105(10)        (72)(6)        638 (13)
Accumulated other
  comprehensive loss.......   (1,244)           (0)              --             --             --             --
                             -------         -----          -------        -------        -------        -------        -------
Total equity...............    1,272          (157)             157            105                            --
                             -------         -----          -------        -------        -------        -------        -------
Total liabilities and
  common stockholders'
  equity...................  $11,733         $(252)         $   157        $   (17)       $              $  (433)
                             =======         =====          =======        =======        =======        =======        =======

    The accompanying Notes to the Unaudited Pro Forma Consolidated Financial
                                   Statements
                    are an integral part of these statements

              SARA LEE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                              STATEMENT FOOTNOTES

 (1) Represents Coach's statement of operations and balance sheet which will not be consolidated in Sara Lee's consolidated financial statements subsequent to completion of the exchange offer.

 (2) The effect on income taxes from the removal of Coach from the consolidated Sara Lee financial statements.

 (3) On October 2, 2000, in accordance with the Sara Lee and Coach separation agreements, Coach assumed $190 million of indebtedness to a subsidiary of Sara Lee, resulting in a corresponding reduction in equity. Coach's sale of 8,487,000 shares of common stock in an initial public offering at a price $16.00 per share resulted in net offering proceeds of $122 million after deducting the underwriting discount and estimated offering expenses. Coach's $122 million of net proceeds were used to repay a portion of the indebtedness to Sara Lee. These proceeds were used by Sara Lee to repay indebtedness resulting in interest savings of $7 million, calculated using an actual average commercial paper interest rate for fiscal year 2000 of 5.7%. The first quarter of 2001 interest saving is $2 million, calculated using the actual average commercial paper interest rate of 6.5%.

     Sara Lee recorded a gain of $105 million resulting from Coach's sale of 8,487,000 shares in the initial public offering. This gain is not a recurring transaction and not included in the pro forma income statement.

 (4) The effect of taxes from the pro forma adjustments has been reflected using a tax rate of 40%.

 (5) Coach is indebted to Sara Lee in the amount of $68 million from the remaining balance from the assumed debt. This amount becomes due upon the completion of the exchange offer resulting in repayment to Sara Lee. Sara Lee will use the proceeds to repay commercial paper indebtedness resulting in interest savings of $4 million, calculated using an actual average commercial paper interest rate for fiscal year 2000 of 5.7%. Interest savings in the first quarter of 2001 is $1 million, calculated using the actual average commercial paper interest rate of 6.5%.

 (6) The exchange offer adjustments assume that the exchange offer is
     fully-subscribed and that          shares of Sara Lee common stock are
     validly tendered and cancelled by Sara Lee using the exchange ratio of
              Coach shares per Sara Lee share. This transaction results in an
     after-tax gain of $   million to Sara Lee, a reduction of          in the
     number of outstanding shares of Sara Lee, and the elimination of the investment in Coach. Sara Lee's gain from the exchange offer will not be subject to income taxes. This gain does not represent a recurring transaction and thereby is excluded from the pro forma income statement.

 (7) On December 4, 2000, Sara Lee announced the sale of its PYA/Monarch foodservice operation resulting in an after tax gain of $638 million. The gross cash proceeds on the date of sale of $1,559 million are used to repay commercial paper borrowings in notes payable that generate an interest savings. The $488 million tax obligation from the PYA/Monarch sale is due 90 days subsequent to the closing resulting in an additional commercial paper borrowing recorded in notes payable. Using the sale proceeds to repay Sara Lee borrowings and subsequent additional borrowings to pay the tax obligation generates net interest savings of $68 million in fiscal year 2000, calculated using an actual average commercial paper interest rate of 5.7%. Interest savings in the first quarter of 2001 is $17 million, calculated using the actual average commercial paper interest rate of 6.5%.

 (8) On October 2, 2000, in accordance with the Sara Lee and Coach separation agreements, Coach assumed $190 million of indebtedness to a subsidiary of Sara Lee, resulting in a corresponding reduction in Coach's equity and Sara Lee's investment in Coach.

 (9) After eliminating Coach from the consolidated financial statements in adjustment (1) above, Sara Lee's net investment in Coach prior to the exchange offer is $157 million.

 (10) Sara Lee recorded a gain of $105 million related to Coach's initial public offering. This gain is not a recurring transaction and thereby excluded from the pro-forma income statement.

 (11) Coach's sale of 8,487,000 shares of common stock in an initial public offering at a price $16.00 per share resulted in net offering proceeds of $122 million after deducting the underwriting discount and estimated offering expenses. Coach used the $122 million of net proceeds to repay a portion of the indebtedness to a subsidiary of Sara Lee. These proceeds were used by Sara Lee to repay commercial paper indebtedness.

 (12) Prior to the completion of the exchange offer, Coach's $10 million working capital borrowing from Sara Lee and $68 million note payable to a subsidiary of Sara Lee will mature and become due. Sara Lee will use the proceeds from these repayments to repay commercial paper indebtedness.

 (13) On December 4, 2000, Sara Lee announced the sale of its PYA/Monarch foodservice operation. This transaction resulted in cash proceeds of $1,559, a tax provision of $488, and an after tax gain of $638 million. The cash proceeds, are used to repay outstanding Sara Lee commercial paper borrowings in notes payable. The tax obligation is not paid at the closing and is paid 90 days after completing the sale.

                                  COACH, INC.
       UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED STATEMENT OF INCOME
                         FISCAL YEAR ENDED JULY 1, 2000

                                                                      CAPITAL           EXCHANGE         PRO FORMA
                                                                     STRUCTURE           OFFER              AS
                                                      ACTUAL        ADJUSTMENTS       ADJUSTMENTS        ADJUSTED
                                                      ------        -----------       -----------        ---------
                                                      (dollars and shares in thousands, except per share amounts)
Net sales......................................      $548,918         $    --           $    --         $   548,918
Cost of sales..................................       220,085              --                --             220,085
                                                     --------         -------           -------         -----------
Gross profit...................................       328,833              --                --             328,833
Selling, general and administrative expenses...       272,816              --             1,665(4)          274,481
                                                     --------         -------           -------         -----------
Operating income...............................        56,017              --            (1,665)             54,352
Interest income................................            33           1,607 (1)            --               1,640
Interest expense...............................          (420)         (5,466)(2)          (319)(5)          (6,205)
                                                     --------         -------           -------         -----------
Income before income taxes.....................        55,630          (3,859)           (1,984)             49,787
Income taxes...................................        17,027          (1,544)(3)          (794)(3)          14,689
                                                     --------         -------           -------         -----------
Net income.....................................      $ 38,603         $(2,315)          $(1,190)        $    35,098
                                                     ========         =======           =======         ===========
Actual and unaudited pro forma as adjusted
  basic net income per share, respectively.....      $   1.10                                           $      0.81(6)
                                                     ========                                           ===========
Actual and unaudited pro forma as adjusted
  diluted net income per share, respectively...      $   1.10                                           $      0.81(6)
                                                     ========                                           ===========
Shares used in computing actual and unaudited
  pro forma as adjusted basic net income per
  share, respectively..........................        35,026                                                43,513(6)
                                                     ========                                           ===========
Shares used in computing actual and unaudited
  pro forma as adjusted diluted net income per
  share, respectively..........................        35,026                                                43,513(6)
                                                     ========                                           ===========

  The accompanying Notes to the Unaudited Pro Forma Consolidated and Combined
                              Financial Statements
                    are an integral part of these statements

                                  COACH, INC.
       UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED STATEMENT OF INCOME
                    THIRTEEN WEEKS ENDED SEPTEMBER 30, 2000

                                                                             CAPITAL           EXCHANGE         PRO FORMA
                                                                            STRUCTURE           OFFER              AS
                                                             ACTUAL        ADJUSTMENTS       ADJUSTMENTS        ADJUSTED
                                                            ---------      ------------      ------------      -----------
                                                             (dollars and shares in thousands, except per share amounts)
Net sales.............................................      $134,552         $    --           $     --        $  134,552
Cost of sales.........................................        49,564              --                 --            49,564
                                                            --------         -------           --------        ----------
Gross profit..........................................        84,988              --                 --            84,988
Selling, general and administrative expenses..........        68,246              --                375 (4)        68,621
Reorganization costs..................................         4,950              --                 --             4,950
                                                            --------         -------           --------        ----------
Operating income......................................        11,792              --               (375)           11,417
Interest income.......................................            --              --                 --                --
Interest expense......................................          (113)         (1,278)(2)            (80)(5)        (1,471)
                                                            --------         -------           --------        ----------
Income before income taxes............................        11,679          (1,278)              (455)            9,946
Income taxes..........................................         4,088            (511)(3)           (182)(3)         3,395
                                                            --------         -------           --------        ----------
Net income............................................      $  7,591         $  (767)          $   (273)       $    6,551
                                                            ========         =======           ========        ==========
Actual and unaudited pro forma as adjusted basic net
  income per share, respectively......................      $   0.22                                           $     0.15 (6)
                                                            ========                                           ==========
Actual and unaudited pro forma as adjusted diluted net
  income per share, respectively......................      $   0.22                                           $     0.15 (6)
                                                            ========                                           ==========
Shares used in computing actual and unaudited pro
  forma as adjusted basic net income per share,
  respectively........................................        35,026                                               43,513 (6)
                                                            ========                                           ==========
Shares used in computing actual and unaudited pro
  forma as adjusted diluted net income per share,
  respectively........................................        35,026                                               43,513 (6)
                                                            ========                                           ==========

       The accompanying Notes to the Unaudited Pro Forma Consolidated and Combined Financial Statements are an integral part of these statements

                                  COACH, INC.
     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEET
                               SEPTEMBER 30, 2000

                                                   CAPITAL            PUBLIC             POST            EXCHANGE         PRO FORMA
                                                  STRUCTURE          OFFERING          OFFERING           OFFER              AS
                                   ACTUAL        ADJUSTMENTS       ADJUSTMENTS       ADJUSTMENTS       ADJUSTMENTS        ADJUSTED
                                   ------        -----------       -----------       -----------       -----------        ---------
                                                                        (dollars in thousands)
ASSETS
Total current assets........      $161,463        $      --         $  126,287(9)     $(126,287)(10)     $     --         $161,463
Receivable from Sara Lee....            --               --                 --               --                --               --
Trademarks and other
  assets....................        33,718               --                 --               --                --           33,718
Property, net...............        66,314               --                 --               --                --           66,314
Deferred income taxes.......            --               --                 --               --                --               --
Goodwill, net...............            --               --                 --               --                --               --
                                  --------        ---------         ----------        ---------          --------         --------
Total assets................      $261,495        $      --         $  126,287        $(126,287)         $     --         $261,495
                                  ========        =========         ==========        =========          ========         ========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Note payable to Sara Lee....      $  9,957        $      --         $    4,287(9)     $  (4,287)(10)     $ (9,957)(11)    $     --
Other current liabilities...        89,109               --                 --               --                --           89,109
                                  --------        ---------         ----------        ---------          --------         --------
Total current liabilities...      $ 99,066               --         $    4,287        $  (4,287)         $ (9,957)        $ 89,109
Long-term debt..............         3,735               --                 --               --            77,957 (11)      81,692
Long-term debt to a
  subsidiary of Sara Lee....            --        $ 190,000(7)              --         (122,000)(10)      (68,000)(11)          --
Other liabilities...........         2,158               --                 --               --                --            2,158
Preferred stock (authorized
  25,000,000 shares; $.01
  par value)
  None issued...............            --               --                 --               --                --               --
Common Stock (authorized
  100,000,000 shares; $.01
  par value) issued --
  35,026,333 shares on an
  actual basis, 43,513,333
  on a pro forma as adjusted
  basis.....................            --              350 (8)             85(9)            --                --              435
Capital Surplus.............            --          (33,439)(8)        121,915(9)            --                --           88,476
Sara Lee Corporation
  equity....................       156,911         (156,911)(7)(8)          --               --                --               --
Accumulated other
  comprehensive loss........          (375)              --                 --               --                --             (375)
                                  --------        ---------         ----------        ---------          --------         --------
Total equity................       156,536         (190,000)           122,000               --                --           88,536
                                  --------        ---------         ----------        ---------          --------         --------
Total liabilities and common
  stockholders' equity......      $261,495        $      --         $  126,287        $(126,287)         $     --         $261,495
                                  ========        =========         ==========        =========          ========         ========

       The accompanying Notes to the Pro Forma Unaudited Consolidated and Combined Financial Statements are an integral part of these statements

      COACH UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT FOOTNOTES

------------------------

 (1) During fiscal years 2000 and 2001, Coach participated in the Sara Lee cash concentration system in which all cash balances of Coach are deposited with Sara Lee which are then netted against any borrowings or billings that are provided by Sara Lee. During 2000, Coach had both receivables and payables to Sara Lee under this system and no interest was charged or received on these balances. Starting in 2001, interest began to be accrued on these balances. Upon the completion of the exchange offer, Coach will no longer participate in the Sara Lee cash concentration system and will have borrowings from a third party lender and deposits with a third party institution.

     Interest income is calculated using the LIBOR interest rate on January 15, 2001. Using the actual operating and investing cash flows that Coach had from Sara Lee in fiscal year 2000 and a LIBOR minus 20 basis point interest rate of 5.7%, results in interest income of $1.6 million.

 (2) Coach is finalizing the terms and conditions of a revolving credit facility with an outside lender that will become effective prior to the completion of the exchange offer. Under this proposed agreement, Coach will pay interest expense on any borrowings at a rate of LIBOR + 100 to 125 basis points. Interest expense is calculated using the LIBOR interest rate on January 15, 2001 plus 125 basis points. Using Coach's actual operating and investing cash flows under the Sara Lee cash concentration system in fiscal year 2000 and an interest rate of 7.2%, results in interest expense of $0.3 million. Using Coach's actual operating and investing cash flows under the Sara Lee cash concentration system in the first quarter of fiscal year 2001 and an interest rate of 7.2%, results in interest expense of $.006 million.

     On October 2, 2000, in accordance with the Sara Lee and Coach separation agreements, Coach assumed $190 million of indebtedness to a subsidiary of Sara Lee, resulting in a corresponding reduction in equity. Coach's sale of 8,487,000 shares of common stock in an initial public offering at a price $16.00 per share resulted in net offering proceeds of $122 million. These proceeds are used to repay a portion of the assumed indebtedness resulted in an outstanding balance of $68 million. Interest expense has been calculated on the $68 million using an interest rate of LIBOR plus 125 basis points, or 7.2%. Using this rate for fiscal year 2000 results in interest expense of $4.9 million. Using this rate for the first quarter of fiscal year 2001 results in interest expense of $1.2 million.

     Under the proposed revolving credit facility, Coach will pay a .3% commitment fee on any unborrowed amounts. Using the proposed size of the facility of $100 million and actual borrowings from Sara Lee during fiscal year 2000, $.3 million of expense was calculated. Using the proposed size of the facility of $100 million and actual borrowings from Sara Lee during the first quarter of fiscal year 2001, $.07 million of expense was calculated

 (3) The effect of taxes from the pro forma adjustments has been reflected using a tax rate of 40%.

 (4) Upon the completion of the exchange offer, Sara Lee will no longer own any common shares of Coach and will no longer provide services to Coach. As a result, Coach expects to incur increased costs for certain additional personnel, benefit plans, insurance arrangements, corporate governance and other overhead costs. Coach is currently finalizing various service agreements, lending relationships, insurance and other benefit plan terms and various other corporate governance and separate Company costs. Since the terms and agreements are not finalized at the present time, Coach management cannot finalize the total increased costs that will be incurred by Coach on a stand-alone basis. At the present time, Coach management estimates increased costs will be between $1.2 and $2.2 million per year. In the pro forma income statement, we have assumed increased costs of $1.7 million per year or $.4 million per quarter.

 (5) Under the Real Estate Matters agreement between Sara Lee and Coach, Sara Lee has assigned to Coach all of the leases relating to the retail stores and other properties used by Coach in its business; however, Sara Lee may remain liable under certain leases. Upon completion of the exchange offer, the Lease indemnification and Reimbursement Agreement requires Coach to obtain a letter of credit for the benefit of Sara Lee, until Sara Lee's liability under the transferred leases decreases to $2.0 million or less. A more detailed description of the terms and conditions of this agreement are described in the section entitled "Certain Relationships and Related Transactions" contained elsewhere in this offering circular-prospectus. Based upon the leases that Sara Lee currently remains liable for, the estimated annual cost of the letter of credit is $.3 million per year or $.08 million per quarter.

 (6) Prior to October 2, 2000, Coach operated as a division of Sara Lee and did not have shares outstanding. On October 2, 2000, Coach was capitalized and on October 4, 2000, Coach paid a 35,025.333 to 1.0 common stock dividend that resulted in 35,026,333 shares of common stock outstanding after the dividend. The effects of this stock dividend have been retroactively applied to all prior periods. On October 11, 2000, Coach completed an initial public offering of 8,487,000 shares.

     Unaudited pro forma as adjusted basic net income per share is computed by dividing net income by 43,513,333 which consists of the 35,026,333 assumed number of shares outstanding plus the initial public offering shares. Unaudited pro forma as adjusted diluted income per share is the same as basic net income per share since no dilutive securities were outstanding during any historical period.

 (7) On October 2, 2000, Coach assumed $190 million of indebtedness to a subsidiary of Sara Lee resulting in a reduction of equity.

 (8) Prior to the initial public offering, Coach declared and paid a 35,025.333 to 1.0 common stock dividend that resulted in 35,026,333 shares of common stock outstanding after the dividend.

 (9) Coach's sale of 8,487,000 shares of common stock in the initial public offering at an offering price of $16.00 per share. After deducting the underwriting discount and the estimated offering expenses of $4.3 million paid by Coach, the net offering proceeds were $122 million.

 (10) The offering proceeds were used to repay a portion of the indebtedness to a subsidiary of Sara Lee, resulting in a net liability of $68 million, and to pay the offering expenses.

 (11) Coach is finalizing the terms and conditions of a revolving credit facility that will be in effect prior to the completion of the exchange offer and will be used to repay Sara Lee a total of $78 million due to Sara Lee under both the revolving credit agreement with Sara Lee and note agreement with a subsidiary of Sara Lee.

                            SELECTED FINANCIAL DATA

    The following tables present selected financial data for Sara Lee and Coach which is derived from historical financial statements of Sara Lee and Coach and notes to those statements. This information should be read together with the consolidated financial statements of Coach and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Coach, Inc.", all of which appear elsewhere in this offering circular-prospectus, and with Sara Lee's consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Sara Lee's Form 10-K for fiscal year 2000 and Form 10-Q for the quarter ended September 30, 2000, which we have incorporated into this offering circular-prospectus by reference. To find out where you can obtain copies of Sara Lee's SEC filings, see "Where You Can Find More Information" on page 131. The statements of operations set forth below for Sara Lee and the 1998, 1999 and 2000 statement of operations information for Coach has been audited by Arthur Andersen LLP, independent auditors whose report is included in this offering circular-prospectus. The 1996 statement of operations for Coach is derived from Coach's unaudited financial data that is not included in this offering circular-prospectus. The balance sheet information for Sara Lee and the 1998, 1999 and 2000 balance sheet information for Coach has been audited by Arthur Andersen LLP. The 1996 and 1997 balance sheet information for Coach is derived from Coach's unaudited financial data that is not included in this offering circular-prospectus.

    The selected statement of income shown below for the thirteen weeks ended September 30, 2000 and October 2, 1999 and the selected balance sheet data as of September 30, 2000 are derived from Sara Lee's and Coach's unaudited consolidated financial statements. In the opinion of Sara Lee and Coach management, all adjustments necessary for a fair presentation of these financial statements are included. The adjustments consist of normal recurring items. Interim results are not necessarily indicative of results for a full year.

                                                   FISCAL YEAR ENDED(1)                            THIRTEEN WEEKS ENDED
                              --------------------------------------------------------------   ----------------------------
                                JUNE 29,      JUNE 28,     JUNE 27,     JULY 3,     JULY 1,    OCTOBER 2,    SEPTEMBER 30,
                                  1996          1997         1998        1999        2000         1999            2000
                              ------------   ----------   ----------   ---------   ---------   -----------   --------------
                                (dollars and shares in millions, except per share amounts)
SARA LEE CORPORATION                                                                            (unaudited)    (unaudited)
STATEMENT OF OPERATIONS DATA
Net sales...................  $    16,424     $17,361      $17,426      $17,270     $17,511    $     4,239    $     4,455
Cost of sales...............        9,598      10,245       10,128        9,879      10,100          2,455          2,600
                              -----------     -------      -------      -------     -------    -----------    -----------
Gross profit................        6,826       7,116        7,298        7,391       7,411          1,784          1,855
Selling, general and
  administrative expenses...        5,349       5,556        5,615        5,741       5,668          1,423          1,489
Unusual items(2)............           --          --        2,038          (61)         --             --             --
                              -----------     -------      -------      -------     -------    -----------    -----------
Operating income............        1,477       1,560         (355)       1,711       1,743            361            366
Net interest expense........          173         159          176          141         176             35             62
Minority interest...........           --          --           --           --          --             --             --
                              -----------     -------      -------      -------     -------    -----------    -----------
Income (loss) from
  continuing operations
  before income taxes.......        1,304       1,401         (531)       1,570       1,567            326            304
Income taxes................          431         441           44          439         409             85             66
                              -----------     -------      -------      -------     -------    -----------    -----------
Income (loss) from
  continuing operations.....          873         960         (575)       1,131       1,158            241            238
Income from discontinued
  operations, net of tax....           43          49           52           60          64             17             16
                              -----------     -------      -------      -------     -------    -----------    -----------
Net income..................  $       916     $ 1,009      $  (523)     $ 1,191     $ 1,222    $       258    $       254
                              ===========     =======      =======      =======     =======    ===========    ===========
Income from continued
  operations per basic
  share.....................  $      0.88     $  0.97      $ (0.63)     $  1.24     $  1.31    $      0.27    $      0.28
Income from continued
  operations per diluted
  share.....................         0.85        0.94        (0.63)        1.19        1.27           0.26           0.27
Net income per share
  basic.....................         0.92        1.02        (0.57)        1.31        1.38           0.29           0.30
Net income per share
  diluted...................         0.89        0.99        (0.57)        1.26        1.34           0.28           0.29
Shares used in computing
  basic income per share....          963         959          939          903         875            881            841
Shares used in computing
  diluted income per
  share.....................        1,007       1,004          939          944         912            919            877

 The accompanying footnotes to the Selected Financial Data are an integral part of this data.

                                                FISCAL YEAR ENDED(1)                          THIRTEEN WEEKS ENDED
                              ---------------------------------------------------------   ----------------------------
                               JUNE 29,     JUNE 28,    JUNE 27,    JULY 3,    JULY 1,    OCTOBER 2,    SEPTEMBER 30,
                                 1996         1997        1998        1999       2000        1999            2000
                              -----------   ---------   ---------   --------   --------   -----------   --------------
                                                (dollars in millions)
SARA LEE CORPORATION                                                                       (unaudited)    (unaudited)
CONSOLIDATED AND COMBINED
  BALANCE SHEET DATA:
Working capital.............  $       687    $   653     $  (219)   $  (682)   $  (785)   $      (654)   $      (243)
Total assets................       12,424     12,775      10,784     10,292     11,611         10,917         11,733
Inventory...................        2,720      2,878       2,779      2,535      2,951          2,751          2,999
Receivable from Coach(3)....            7          8          11         --         --             --             10
Payable to Coach............           --         --          --         54         64             41             --
Long-term debt..............        1,976      2,188       2,491      2,227      2,629          2,559          3,188
Stockholders' net
  investment................        4,320      4,280       1,816      1,266      1,234          1,447          1,026

                                                                                                 THIRTEEN WEEKS
                                               FISCAL YEAR ENDED(1)                                  ENDED
                            -----------------------------------------------------------   ----------------------------
                             JUNE 29,     JUNE 28,    JUNE 27,     JULY 3,     JULY 1,    OCTOBER 2,    SEPTEMBER 30,
                               1996         1997        1998        1999        2000         1999            2000
                             --------     --------    --------     -------     -------    ----------    -------------
                                         (dollars and shares in thousands)
COACH, INC.                  (unaudited)                                                   (unaudited)    (unaudited)
STATEMENT OF OPERATIONS
  DATA:
Net sales.................  $   512,645   $540,366    $522,220    $507,781    $548,918    $   118,032    $   134,552
Cost of sales.............      211,977    227,086     235,512     226,190     220,085         54,727         49,564
                            -----------   --------    --------    --------    --------    -----------    -----------
Gross profit..............      300,668    313,280     286,708     281,591     328,833         63,305         84,988
Selling, general and
  administrative
  expenses................      238,621    269,011     261,695     255,008     272,816         60,256         68,246
Unusual items(4)..........           --         --          --       7,108          --             --          4,950
                            -----------   --------    --------    --------    --------    -----------    -----------
Operating income..........       62,047     44,269      25,013      19,475      56,017          3,049         11,792
Net interest expense......          247        492         236         414         387             97            113
Minority interest.........           --         95         (66)         --          --             --             --
                            -----------   --------    --------    --------    --------    -----------    -----------
Income (loss) from
  continuing operations
  before income taxes.....       61,800     43,682      24,843      19,061      55,630          2,952         11,679
Income taxes..............       18,940     11,645       4,180       2,346      17,027            903          4,088
                            -----------   --------    --------    --------    --------    -----------    -----------
Net income................  $    42,860   $ 32,037    $ 20,663    $ 16,715    $ 38,603    $     2,049    $     7,591
                            ===========   ========    ========    ========    ========    ===========    ===========
Net income per basic
  share...................  $      1.22   $   0.91    $   0.59    $   0.48    $   1.10    $      0.06    $      0.22
Net income per diluted
  share...................  $      1.22   $   0.91    $   0.59    $   0.48    $   1.10    $      0.06    $      0.22
Shares used in computing
  net income per basic
  share...................       35,026     35,026      35,026      35,026      35,026         35,026         35,026
Shares used in computing
  net income per diluted
  share...................       35,026     35,026      35,026      35,026      35,026         35,026         35,026

 The accompanying footnotes to the Selected Financial Data are an integral part of this data.

                                                                                                 THIRTEEN WEEKS
                                              FISCAL YEAR ENDED(1)                                   ENDED
                          -------------------------------------------------------------   ----------------------------
                           JUNE 29,      JUNE 28,     JUNE 27,     JULY 3,     JULY 1,    OCTOBER 2,    SEPTEMBER 30,
                             1996          1997         1998        1999        2000         1999            2000
                           --------      --------     --------     -------     -------    ----------    -------------
                                             (dollars in thousands)
COACH, INC.                (unaudited)   (unaudited)                                       (unaudited)    (unaudited)
CONSOLIDATED AND
  COMBINED BALANCE SHEET
  DATA
Working capital.........  $    38,614   $    65,709   $ 95,554    $ 51,685    $ 54,089    $    68,121    $    62,397
Total assets............      237,234       252,929    257,710     282,088     296,653        281,602        261,495
Inventory...............       92,814       102,209    132,400     101,395     102,097        104,121        119,397
Receivable from Sara
  Lee(3)................           --            --         --      54,150      63,783         41,280             --
Payable to Sara Lee.....        6,541         8,300     11,088          --          --             --          9,957
Long-term debt..........        3,845         3,845      3,845       3,810       3,775          3,810          3,775
Stockholders' net
  investment............      131,961       165,361    186,859     203,162     212,808        205,266        156,536

------------------------------
(1) Sara Lee and Coach's fiscal year ends on the Saturday closest to June 30. Fiscal year 1999 was a 53-week year, while fiscal years 1996, 1997, 1998, and 2000 were 52-week years.

(2) In the second quarter of 1998, Sara Lee provided for the cost of restructuring its worldwide operations. A total of 116 manufacturing and distribution facilities were targeted for closure under the plan. The restructuring provision reduced the results of income from continuing operations before income taxes by $2,038 million.

    In the first quarter of 1999, as part of its ongoing restructuring program, Sara Lee disposed of certain assets related primarily to its international tobacco operations. The corporation received cash proceeds of $386 million in connection with the sale, and recognized a pretax gain of $137 million.

    In the second quarter of 1999, Sara Lee announced that it was recalling specific production lots of hot dogs and other packaged meat products that could contain Listeria bacteria. The estimated cost of this action was recognized in the second quarter of 1999 and reduced 1999 income from continuing operations before income taxes by $76 million.

(3) On July 2, 2000, the Intercompany account of $63.8 million between Sara Lee and Coach was capitalized. No cash was paid or received by either party.

(4) In 1999, Coach announced a reorganization plan involving the closure of the Carlstadt, New Jersey warehouse and distribution center, the closure of the Italian manufacturing operation and the reorganization of the Medley, Florida manufacturing facility. These actions, intended to reduce costs, resulted in the transfer of production to lower cost third-party manufacturers and the consolidation of all distribution functions at the Jacksonville, Florida distribution center. The cost of these reorganization activities reduced 1999 income by $7 million.

    In the first quarter of 2001, Coach announced a reorganization plan to cease production at the Medley, Florida manufacturing facility. This reorganization intends to reduce costs by the resulting transfer of production to lower cost third-party manufacturers. The cost of this reorganization reduced income by $5 million.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
        OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COACH, INC.

    THE FOLLOWING DISCUSSION OF COACH'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ TOGETHER WITH COACH'S FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS DOCUMENT.

OVERVIEW

    Coach was founded in 1941 and has been owned by Sara Lee since 1985. Coach is a designer, producer and marketer of high-quality, modern, American classic accessories. Coach's primary product offerings include handbags, women's and men's accessories, business cases, luggage and travel accessories, personal planning products, leather outerwear, gloves and scarves.

    Coach generates sales by selling its products directly to consumers and to wholesale customers and by licensing its brand name to select manufacturers. Direct to consumer sales consist of sales of Coach products through its 107 company-operated U.S. retail stores, its direct mail catalogs, its e-commerce website, www.coach.com, and its 63 company-operated U.S. factory stores. Wholesale sales consist of sales of Coach products to approximately 1,400 department store and specialty retailer locations in the U.S., and approximately 175 international department store, retail store and duty free shop locations in 18 countries. In the U.S., Coach generates additional wholesale sales through business-to-business programs, in which companies purchase Coach products to use as gifts or incentive rewards. Licensing revenues consist of royalties paid to Coach under licensing arrangements with select manufacturers for the sale of Coach branded watches, footwear and furniture.

    Coach's net sales grew at a compound annual growth rate of approximately 32% from $19.0 million in 1985, when Coach was acquired by us, to $540.4 million in fiscal year 1997. In fiscal years 1998 and 1999, Coach experienced sales declines of 3.4% and 2.8%, respectively, its first year-to-year sales declines since becoming part of Sara Lee. While Coach remained a leader in classically styled leather goods, handbags and accessories, consumers began to demand more fashion-oriented products using lighter-weight materials, which some of Coach's competitors offered. At the same time, the economic downturn in Asia significantly curtailed tourism and consumer spending, and thus adversely affected Coach's sales to Japanese consumers, Coach's most important international consumer group. During fiscal years 1997 through 1999, Coach also experienced reduced profitability due to lower gross profits associated with slowing and declining sales coupled with additional costs related to investments in new stores, design talent, advertising and company-wide systems.

    During this period, Coach implemented these and other initiatives to reorganize its business and to enable it to deliver new products in a broader array of materials and styles. Both domestic and international sales increased substantially during fiscal 2000, primarily as a result of demand for Coach's new product assortments and new store openings, as well as the economic recovery in Asia. The increase in sales, combined with a lower manufacturing cost structure, improved Coach's profitability during this period. These trends have continued through the first quarter of fiscal year 2001.

    Coach's cost of sales consists of the costs associated with manufacturing its products. Coach's gross profit is dependent upon a variety of factors and may fluctuate from quarter to quarter. These factors include changes in the mix of products it sells, fluctuations in cost of materials and changes in the relative sales mix among its distribution channels. Direct to consumer sales generate higher gross margins than wholesale sales, because Coach earns both the wholesale margin and the retail margin on these sales. International sales generate higher gross margins than U.S. wholesale sales because international retail prices are higher.

    Selling, general and administrative, or SG&A, expenses are comprised of four categories of expenses: (1) selling; (2) advertising, marketing and design;
(3) distribution and customer service; and (4) administration and information services. Selling expenses are comprised of store employee compensation, store occupancy costs, store supply costs, wholesale account administration compensation, international wholesale account rebates and mail order costs. Advertising, marketing and design expenses include employee compensation, media space and production, advertising agency fees, new product design sample costs as well as public relations and market research expenses. Distribution and customer services expenses are comprised of warehousing, order fulfillment, customer service and bag repair costs. Administration and information services expenses are comprised of compensation costs for the information systems, executive, finance, human resources and legal departments as well as consulting and software expenses. SG&A expenses are affected by the number of stores Coach operates in any fiscal period and the relative proportions of retail and wholesale sales. SG&A expenses increase as Coach operates more stores, although an increase in the number of stores generally enables it to spread the fixed portion of its SG&A expenses over a larger sales base.

    In fiscal year 1998, Coach discontinued its Mark Cross product line, which consisted of women's and men's leather accessories and gifts, due to poor performance and to allow it to focus its attention and resources on the Coach brand. In that year, Coach also discontinued its Coach men's apparel line and converted its footwear business model. Previously, Coach purchased footwear from an independent manufacturer and sold the products to wholesale accounts and retail consumers. Coach's new model is a licensing relationship, where a third party manufactures the product and sells it under the Coach brand name to wholesale accounts, as well as to select Coach direct to consumer venues. The cost incurred in fiscal year 1998 to discontinue the Mark Cross product line was $5.7 million, including the cost of closing its seven retail stores. In connection with the separation of our Coach business from our other businesses, we retained the Mark Cross tradenames and trademarks and did not transfer them to Coach. Coach also incurred approximately $1.3 million in severance expense in connection with the discontinuation of its men's apparel line and the conversion of its footwear relationship.

    As part of the transformation of Coach's business, Coach consolidated its distribution operations into its Jacksonville, Florida distribution facility in fiscal year 1999 to reduce costs and provide capacity for future unit growth. In addition, Coach significantly reduced manufacturing operations in its Carlstadt, New Jersey facility and transferred production to lower cost independent manufacturers, primarily outside the U.S. Coach continues to manufacture prototypes at the Carlstadt facility. The total cost of the reorganization of Coach's distribution and manufacturing operations in fiscal year 1999 was $7.1 million, comprised of $5.7 million associated with the Carlstadt shutdown, $1.1 million associated with manufacturing reductions in Medley, Florida and $0.3 million associated with manufacturing reductions in Florence, Italy.

    Coach's fiscal year ends on the Saturday closest to June 30. Fiscal year 1999 consisted of 53 weeks and fiscal years 1997, 1998 and 2000 each consisted of 52 weeks.

    On May 30, 2000, we announced a plan to narrow our focus on a smaller number of global branded consumer packaged goods businesses by, among other things, initiating plans to dispose of some of our non-core businesses. The plan included the initial public offering of up to 19.5% of Coach's common stock to be followed by a later distribution of Coach's remaining common stock by us. As of September 30, 2000, Coach was a wholly owned subsidiary of us. On October 5, 2000, Coach was listed on the New York Stock Exchange and sold 7.4 million shares of stock in an initial public offering, representing 17.4% of the outstanding shares. On October 17, 2000, the underwriters exercised their over-allotment option and purchased an additional 1.1 million shares of Coach stock. In total Coach sold 8.5 million shares of its common stock, representing 19.5% of the outstanding shares. The net proceeds of these transactions were used to repay 64.2% of the indebtedness owed to one of our subsidiaries.

SALES

    The following discussion and table provides further information regarding Coach's two distribution channels and Coach's net sales by region.

                                                     FISCAL YEAR ENDED               13 WEEKS ENDED
                                              -------------------------------   -------------------------
                                                                                  OCT. 2,      SEPT. 30,
                                              JUNE 27,    JULY 3,    JULY 1,       1999          2000
                                               1998(1)    1999(2)      2000     (UNAUDITED)   (UNAUDITED)
                                              --------    -------    -------    -----------   -----------
                                                                (DOLLARS IN MILLIONS)*
NET SALES
By Channel:
  Direct to Consumer........................   $333.5      $336.5     $352.0       $ 70.4        $ 80.5
  Wholesale.................................    188.7       171.3      196.9         47.7          54.0
                                               ------      ------     ------       ------        ------
                                               $522.2      $507.8     $548.9       $118.0        $134.6
                                               ======      ======     ======       ======        ======
By Region:
  United States.............................   $478.6      $463.0     $488.8       $105.6        $114.2
  International.............................     43.6        44.8       60.1         12.4          20.4
                                               ------      ------     ------       ------        ------
                                               $522.2      $507.8     $548.9       $118.0        $134.6
                                               ======      ======     ======       ======        ======

--------------

(1) Includes net sales of Coach's discontinued Mark Cross product line of $6.5 million for fiscal year 1998.

(2) 53 week fiscal year.

* Components may not add to total due to rounding.

                                                      FISCAL YEAR ENDED             13 WEEKS ENDED
                                               -------------------------------   ---------------------
                                               JUNE 27,    JULY 3,    JULY 1,     OCT. 2,    SEPT. 30,
                                                 1998        1999       2000       1999        2000
                                               --------    -------    -------    ---------   ---------
                                                                (PERCENTAGE OF TOTAL)
NET SALES
By Channel:
  Direct to Consumer.........................     63.9%      66.3%      64.1%       59.6%       59.8%
  Wholesale..................................     36.1       33.7       35.9        40.4        40.2
                                                 -----      -----      -----       -----       -----
                                                 100.0%     100.0%     100.0%      100.0%      100.0%
                                                 =====      =====      =====       =====       =====
By Region:
  United States..............................     91.7%      91.2%      89.1%       89.5%       84.9%
  International..............................      8.3        8.8       10.9        10.5        15.1
                                                 -----      -----      -----       -----       -----
                                                 100.0%     100.0%     100.0%      100.0%      100.0%
                                                 =====      =====      =====       =====       =====

RESULTS OF OPERATIONS

    The following tables set forth, for the periods indicated, actual results and the percentage relationship to total net sales of selected items in Coach's combined statements of income:

                                                                                    13 WEEKS ENDED
                                                    FISCAL YEAR ENDED          -------------------------
                                             -------------------------------     OCT. 2,      SEPT. 30,
                                             JUNE 27,    JULY 3,    JULY 1,       1999          2000
                                              1998(1)    1999(2)      2000     (UNAUDITED)   (UNAUDITED)
                                             --------    -------    -------    -----------   -----------
                                                                (DOLLARS IN MILLIONS)
Net sales..................................   $521.9      $507.0     $547.1       $117.6        $134.0
Licensing revenue..........................      0.3         0.8        1.8          0.4           0.6
                                              ------      ------     ------       ------        ------
Total net sales............................    522.2       507.8      548.9        118.0         134.6
Gross profit...............................    286.7       281.6      328.8         63.3          85.0
Selling, general and administrative
  expenses.................................    261.7       255.0      272.8         60.3          68.2
                                              ------      ------     ------       ------        ------
Operating income before reorganization
  costs....................................     25.0        26.6       56.0          3.0          16.8
Reorganization costs.......................       --         7.1         --           --           5.0
                                              ------      ------     ------       ------        ------
Operating income...........................     25.0        19.5       56.0          3.0          11.8
Net interest expense.......................     (0.2)       (0.4)      (0.4)        (0.1)         (0.1)
Minority interest..........................      0.1          --         --           --            --
                                              ------      ------     ------       ------        ------
Income before income taxes.................     24.9        19.1       55.6          2.9          11.7
Income taxes...............................      4.2         2.4       17.0          0.9           4.1
                                              ------      ------     ------       ------        ------
Net income.................................   $ 20.7      $ 16.7     $ 38.6       $  2.0        $  7.6
                                              ======      ======     ======       ======        ======

                                                    FISCAL YEAR ENDED             13 WEEKS ENDED
                                             -------------------------------   ---------------------
                                             JUNE 27,    JULY 3,    JULY 1,     OCT. 2,    SEPT. 30,
                                              1998(1)    1999(2)      2000       1999        2000
                                             --------    -------    -------    ---------   ---------
                                                            (PERCENTAGE OF NET SALES)
Total net sales............................    100.0%      100.0%     100.0%     100.0%      100.0%
Gross margin...............................     54.9        55.4       59.9       53.6        63.2
Selling, general and administrative
  expenses.................................     50.1        50.2       49.7       51.1        50.7
                                              ------      ------     ------     ------      ------
Operating income before reorganization
  costs....................................      4.8         5.2       10.2        2.5        12.5
Reorganization costs.......................      0.0         1.4        0.0        0.0         3.7
                                              ------      ------     ------     ------      ------
Operating income...........................      4.8         3.8       10.2        2.5         8.8
Net interest expense.......................       --          --       (0.1)        --        (0.1)
Minority interest..........................       --          --         --         --          --
                                              ------      ------     ------     ------      ------
Income before income taxes.................      4.8         3.8       10.1        2.5         8.7
Income taxes...............................      0.8         0.5        3.1        0.8         3.1
                                              ------      ------     ------     ------      ------
Net income.................................      4.0%        3.3%       7.0%       1.7%        5.6%
                                              ======      ======     ======     ======      ======

--------------

(1) Includes net sales of Coach's discontinued Mark Cross product line of $6.5 million for fiscal year 1998.

(2) 53 week fiscal year.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    Coach has experienced, and expects to continue to experience, fluctuations in its quarterly operating results. Although there are numerous factors that can contribute to its fluctuations, the principal factor is seasonality.

    SEASONALITY. Because Coach's products are frequently given as gifts, Coach has historically realized, and expects to continue to realize, higher sales and operating income in the second quarter of its fiscal year which includes the holiday months of November and December. Coach has sometimes experienced, and may continue to experience, net losses in any or all of its first, third or fourth fiscal quarters. The higher sales in the second quarter typically result in higher operating profits and margins. This is due to higher gross profits, with no substantial corresponding increase in fixed costs related to operating retail stores and other administrative and selling costs, which remain fairly constant throughout the year. During the holiday season, these fixed costs are spread over more sales, resulting in greater operating profits expressed in both dollars and as a percentage of sales in the second quarter compared to the other three quarters. Coach anticipates that its sales and operating profit will continue to be seasonal in nature.

    OTHER FACTORS. Coach's quarterly results of operations may also fluctuate significantly as a result of a variety of factors, including:

    - the timing of new store openings;

    - net sales and profits contributed by new stores;

    - shifts in the timing of holidays;

    - changes in its merchandise mix; and

    - the timing of new catalog releases and new product introductions.

QUARTERLY OPERATING RESULTS

    The following tables set forth for the periods indicated, actual results and the proportion of total year results, for selected items in Coach's combined statements of income. The financial information for these quarterly periods is unaudited and includes adjustments consisting only of normal and recurring accruals that management considered necessary for a fair presentation of Coach's operating results.

                                    FISCAL YEAR ENDED JULY 3, 1999
                       ---------------------------------------------------------
                          Q1          Q2          Q3         Q4(1)     TOTAL(1)
                          --          --          --         -----     --------
                                        (UNAUDITED)
                       ---------------------------------------------
                                         (DOLLARS IN MILLIONS)
Total net sales......  $109.6      $177.9      $102.0      $118.3      $507.8
Gross profit.........    59.1       101.1        55.5        65.9       281.6
Selling, general and
  administrative
  expenses...........    55.2        72.6        58.3        68.9       255.0
Reorganization
  costs..............     7.1        --          --          --           7.1
Operating income.....    (3.2)       28.5        (2.8)       (3.0)       19.5
Net income...........  $ (2.9)     $ 24.9      $ (2.5)     $ (2.8)     $ 16.7

                                    FISCAL YEAR ENDED JULY 1, 2000
                       ---------------------------------------------------------
                          Q1          Q2          Q3          Q4         TOTAL
                          --          --          --          --         -----
                                        (UNAUDITED)
                       ---------------------------------------------
                                         (DOLLARS IN MILLIONS)
Total net sales......  $118.0      $194.1      $115.1      $121.7      $548.9
Gross profit.........    63.3       120.5        70.2        74.8       328.8
Selling, general and
  administrative
  expenses...........    60.3        79.7        65.7        67.1       272.8
Reorganization
  costs..............    --          --          --          --          --
Operating income.....     3.0        40.8         4.5         7.7        56.0
Net income...........  $  2.0      $ 28.3      $  3.0      $  5.3      $ 38.6

                                    FISCAL YEAR ENDED JULY 3, 1999
                       ---------------------------------------------------------
                          Q1          Q2          Q3         Q4(1)     TOTAL(1)
                          --          --          --         -----     --------
                                      (PERCENTAGE OF TOTAL YEAR)
Total net sales......    21.6 %      35.0%       20.1 %      23.3 %     100.0%
Gross profit.........    21.0        35.9        19.7        23.4       100.0
Selling, general and
  administrative
  expenses...........    21.7        28.4        22.9        27.0       100.0
Reorganization
  costs..............   100.0         0.0         0.0         0.0       100.0
Operating income.....   (16.5)      146.3       (14.2)      (15.6)      100.0
Net income...........   (17.5)%     149.0%      (15.1)%     (16.4)%     100.0%

                                    FISCAL YEAR ENDED JULY 1, 2000
                       ---------------------------------------------------------
                          Q1          Q2          Q3          Q4         TOTAL
                          --          --          --          --         -----
                                      (PERCENTAGE OF TOTAL YEAR)
Total net sales......    21.5%       35.3%       21.0%       22.2%      100.0%
Gross profit.........    19.3        36.6        21.4        22.7       100.0
Selling, general and
  administrative
  expenses...........    22.1        29.2        24.1        24.6       100.0
Reorganization
  costs..............    --          --          --          --          --
Operating income.....     5.4        72.9         8.0        13.7       100.0
Net income...........     5.3%       73.2%        7.9%       13.6%      100.0%

                                          FISCAL YEAR ENDED JUNE 30, 2001
                                ----------------------------------------------------
                                                         Q1
                                ----------------------------------------------------
                                                    (UNAUDITED)
                                ----------------------------------------------------
                                               (DOLLARS IN MILLIONS)
Total net sales...............                         $134.6
Gross profit..................                          85.0
Selling, general and
  administrative expenses.....                          68.2
Reorganization costs..........                          5.0
Operating income..............                          11.8
Net income....................                         $  7.6


Total net sales...............
Gross profit..................
Selling, general and
  administrative expenses.....
Reorganization costs..........
Operating income..............
Net income....................

------------------

(1) Includes 53rd week in fiscal year 1999.

FIRST QUARTER FISCAL 2001 COMPARED TO FIRST QUARTER FISCAL 2000

  NET SALES

    Net Sales increased by 14.0% to $134.6 million in the first quarter of fiscal 2001 from $118.0 million during the first quarter of fiscal 2000. These results reflect increased volume in both the direct to consumer and wholesale channels.

    DIRECT TO CONSUMER. Net sales increased 14.4% to $80.5 million during the first quarter of fiscal 2001 from $70.4 million during the comparable period for fiscal 2000. This sales increase was primarily due to new store renovations and expansions and comparable stores sales growth. Since the end of the first quarter of fiscal 2000, Coach has opened eight new retail stores and two new factory stores. In addition, 22 retail stores and one factory store were remodeled while five retail stores and three factory stores were expanded. Comparable store sales growth for the first quarter of fiscal 2001 for the entire U.S. store base was 5.5%. Comparable store sales growth for the first quarter of fiscal 2001 for retail stores and factory stores open for one full year was 3.8% and 6.7%, respectively. Coach also closed three retail stores and one factory store since the end of the first quarter of fiscal 2000.

    WHOLESALE. Net sales attributable to domestic and international wholesale shipments increased 13.4% to $54.0 million in the first quarter of fiscal 2001 from $47.7 million during the comparable quarter of fiscal 2000. This increase was driven by increased demand for new products in Coach's U.S. and international wholesale channels. Licensing revenue increased 35.5% to $0.6 million in the first quarter of fiscal 2001 from $0.4 million during the first quarter of fiscal 2000 caused primarily by expanded distribution of licensed footwear product.

  GROSS PROFIT

    Gross profit increased 34.3% to $85.0 million in the first quarter of fiscal 2001 from $63.3 million in the first quarter of fiscal 2000. Gross margin increased 953 basis points to 63.2% in the first quarter of fiscal 2001 from 53.6% in the first quarter of fiscal 2000. These increases were primarily due to the continuing impact of manufacturing and sourcing cost reductions realized during fiscal 2001 from the reorganization that commenced in 1999, as well as from increased shipments to international distributors. Gross profit also increased due to the reduction of low margin disposition shipments as compared to the comparable quarter in fiscal 2000.

    The following chart illustrates the gross margin performance which Coach has experienced over the last five quarters.

                                   FISCAL YEAR ENDED JULY 1, 2000            FISCAL YEAR ENDED JUNE 30, 2001
                              -----------------------------------------      --------------------------------
                                 Q1         Q2         Q3         Q4                        Q1
                              --------   --------   --------   --------      --------------------------------
                                             (UNAUDITED)                               (UNAUDITED)
                              -----------------------------------------      --------------------------------
Gross Margin................   53.6%      62.1%      61.0%      61.5%                      63.2%

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    SG&A expenses increased 13.3% to $68.2 million in the first quarter of fiscal 2001 from $60.3 million in the first quarter of fiscal 2000. As a percentage of net sales, SG&A expenses during the first quarter of fiscal 2001 were 50.7% compared to 51.1% during the first quarter of fiscal 2000.

    Selling expenses increased by 12.5% to $41.5 million in the first quarter of fiscal 2001 from $36.9 million during the comparable quarter in fiscal 2000. As a percentage of sales, selling costs were 30.8% in the first quarter of fiscal 2001 versus 31.2% in the first quarter of fiscal 2000. The selling expense increase was primarily due to $2.2 million of operating costs associated with stores that were not open during the first quarter of fiscal 2000. Eight new retail stores and two new factory stores that were operating during the first quarter of fiscal 2001 were not open in the first quarter of fiscal 2000. Two stores were temporarily closed during the first quarter of fiscal 2000, reducing Coach's expenses for that period. Additionally, four stores were permanently closed since the end of the first quarter of fiscal 2000. The remaining selling expense increase was caused by volume related costs in Coach's wholesale segment.

    Advertising, marketing, and design costs increased by 9.2% to $10.0 million in the first quarter of fiscal 2001, from $9.2 million during the same period in fiscal 2000. As a percentage of sales, advertising, marketing and design costs were 7.5% in the first quarter of fiscal 2001, versus 7.8% in the comparable quarter of fiscal 2000. The dollar increase in expenses was primarily due to the timing of advertising media and production expenses along with increased design costs.

    Distribution and customer service costs declined by $0.1 million to $6.4 million, in the first quarter of fiscal 2001, compared to $6.5 million in the first quarter of fiscal 2000. As a percentage of sales, distribution and customer service costs represented 4.7% in the first quarter of fiscal 2001 versus 5.5% in the first quarter of fiscal 2000. The decrease in distribution and customer service expenses reflected continued efficiency gains associated with the consolidation of warehouse and customer service activities into Coach's Jacksonville, Florida facility.

    Administrative expenses increased by 35.3% to $10.3 million in the first quarter of fiscal 2001 from $7.6 million during the same period in fiscal 2000 as a result of increased occupancy, corporate governance and staffing costs. As a percentage of sales, administrative expenses were 7.6% in the first quarter of fiscal 2001, versus 6.4% during the comparable period in fiscal 2000. Higher occupancy costs were associated with the lease renewal of Coach's New York City corporate headquarters location and incremental expenses were incurred to support new corporate governance activities relating to Coach becoming publicly owned.

  REORGANIZATION COSTS

    In the first fiscal quarter of 2001, management of Coach committed to and announced a plan to cease production at the Medley, Florida manufacturing facility in October 2000. This reorganization involves the termination of 362 manufacturing, warehousing and management employees at the Medley, Florida facility. These actions are intended to reduce costs by the resulting transfer of production to lower cost third-party manufacturers. Coach has recorded a reorganization cost of approximately $5.0 million in the first quarter of fiscal year 2001. This reorganization cost includes $3.2 million for worker separation costs, $0.8 million for lease termination costs and $1.0 million for the write down of long-lived assets to estimated net realizable value.

  OPERATING INCOME

    Operating Income increased 287% to $11.8 million in the first quarter of fiscal 2001 from $3.0 million in the first quarter of fiscal 2000. Before the impact of reorganization costs in the first quarter of fiscal 2001, operating income increased 449% to $16.7 million from $3.0 million during the same period in fiscal 2000. This increase resulted from higher sales and improved gross margins, partially offset by an increase in SG&A expenses.

  INCOME TAXES

    The effective tax rate increased to 35.0% in the first quarter of fiscal 2001 from 30.6% in the first quarter of fiscal 2000. This increase was caused by a lower percentage of income in fiscal 2001 attributable to company-owned offshore manufacturing, which is taxed at lower rates.

  NET INCOME

    Net income increased 270% to $7.6 million in the first quarter of fiscal 2001 from $2.0 million in the first quarter of fiscal 2000. Before the impact of reorganization costs in the first quarter of fiscal 2001, net income increased 428% to $10.8 million from $2.0 million during the same period in fiscal

2000. This increase was the result of increased operating income partially offset by a higher provision for taxes.

FISCAL YEAR 2000 COMPARED TO FISCAL YEAR 1999

  NET SALES

    Net sales increased by 8.1% to $548.9 million in fiscal 2000 from $507.8 million during fiscal 1999. These results reflect increased volume in the wholesale channels and, to a lesser extent, in the direct to consumer channel.

    DIRECT TO CONSUMER. Net sales increased 4.6% to $352.0 million in fiscal 2000 from $336.5 million during fiscal 1999. This sales growth was primarily attributable to comparable store sales growth of 7.5% and the opening of eight new retail stores and two new factory stores. Comparable store sales growth for retail stores and factory stores open for one full year was 11.7% and 3.4%, respectively. Coach renovated 23 retail stores during fiscal 2000, which generated incremental sales growth after their renovation. This growth was partially offset by a $7.3 million reduction of warehouse sales events and employee sales, the closing of three retail stores and one factory store and the temporary closure of some stores for renovations.

    WHOLESALE. Net sales increased 14.9% to $196.9 million in fiscal 2000 from $171.3 million during fiscal 1999. This increase resulted from increased demand for Coach's new product assortments and the economic recovery in Asia. Licensing revenue increased 138% to $1.8 million in fiscal 2000. This increase reflects the full year impact of the Coach footwear licensing arrangement and the introduction of the furniture licensing arrangement in July 1999.

  GROSS PROFIT

    Gross profit increased 16.8% to $328.8 million in fiscal 2000 from $281.6 million in fiscal 1999. Gross margin increased to 59.9% in fiscal 2000 from 55.4% in fiscal 1999. This increase in gross margin was primarily due to manufacturing and sourcing cost reductions realized during fiscal 2000 from Coach's reorganization that commenced in 1999, as well as increased sales at Coach's retail stores and increased shipments to international distributors. In fiscal 2000, approximately 74% of Coach's total units produced were manufactured by independent manufacturers, compared to approximately 48% in fiscal 1999. Gross profit also increased as a result of the reduction of warehouse sales events and the reduction in employee sales, which have lower gross margins.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    SG&A expenses increased 7.0% to $272.8 million in fiscal 2000 from $255.0 million in fiscal 1999. As a percentage of net sales, SG&A expenses were 49.7%, compared to 50.2% in fiscal 1999. SG&A expenses in fiscal 2000 increased in dollars but decreased as a percentage of net sales.

    Selling expenses increased by $3.3 million in fiscal 2000 primarily because of $2.5 million in operating costs associated with eight new retail stores and two new factory stores and six store expansions.

    Advertising, marketing and design costs increased by $6.5 million in fiscal 2000 primarily as a result of increased advertising expenses of $3.2 million and increased staffing expenses of $2.2 million.

    Distribution and customer service costs declined by $1.4 million, reflecting the first full year impact of the consolidation of all of Coach's distribution operations into its Jacksonville, Florida facility.

    Administrative expenses increased by $9.3 million in fiscal 2000. The increase in administrative expenses was the result of $11.3 million of incremental performance-based compensation versus fiscal 1999 due to improvements in operating income. Performance-based compensation is calculated against preset financial targets. The compensation increase was partially offset by a $2.0 million reduction in salaries and consulting fees.

  OPERATING INCOME

    Operating income increased 187.2% to $56.0 million in fiscal 2000 from $19.5 million in fiscal 1999. Before the impact of reorganization costs in fiscal 1999, operating income increased 110.5% to $56.0 million in fiscal 2000 from $26.6 million in fiscal 1999. This increase resulted from the overall increase in sales and improved gross margin in fiscal 2000, which was partially offset by an increase in SG&A expenses.

  INCOME TAXES

    Coach's effective tax rate increased to 30.6% in fiscal 2000 from 12.3% during fiscal 1999, due to a lower percentage of income attributable to off-shore manufacturing that is taxed at lower rates.

  NET INCOME

    Net income increased 131.1% to $38.6 million in fiscal 2000 from $16.7 million during fiscal 1999. This increase was the result of increased operating income partially offset by a higher provision for taxes.

FISCAL YEAR 1999 COMPARED TO FISCAL YEAR 1998

  NET SALES

    Net sales decreased 2.8% to $507.8 million in fiscal 1999 from $522.2 million in fiscal 1998. These results reflect lower volume within the wholesale business being partially offset by increased direct to consumer sales and the fact that 1999 was a 53-week year.

    DIRECT TO CONSUMER. Net sales increased 0.9% to $336.5 million in 1999 from $333.5 million in fiscal 1998. This increase was due to the inclusion of $5.3 million of sales in week 53 of fiscal 1999 and sales generated by four new retail stores and two new factory stores. During this same period, Coach closed three retail stores and two factory stores. Overall, comparable store sales decreased 3.0%. Comparable store sales for the retail stores and factory stores open for one full year increased 1.8% and decreased 7.5%, respectively, in fiscal 1999. The increase in net sales was offset by a $4.7 million decrease in net sales attributable to the discontinuation of the Mark Cross product line and by lower catalog sales.

    WHOLESALE. Sales decreased 9.2% to $171.3 million in fiscal 1999 from $188.7 million in fiscal 1998. These results were primarily due to increased competition from designer brands in the U.S. market as well as a shift in consumer demand from leather to mixed material and non-leather products. These declines in shipments were partially offset by improvements in product returns. Coach improved its product assortment, production planning and mix of inventory at its wholesale customers. As a result of these actions, provisions for product returns were reduced by $18.7 million in fiscal 1999 as compared to fiscal 1998. Discontinuation of the Mark Cross product line reduced wholesale shipments by $1.8 million. Fiscal 1999 wholesale results include $1.8 million of sales in week 53. Licensing revenue increased 167% to $0.8 million in fiscal 1999 from $0.3 million in fiscal 1998. This increase reflects the full year impact of the Coach watch licensing arrangement.

  GROSS PROFIT

    Gross profit decreased 1.8% to $281.6 million in fiscal 1999 from $286.7 million in fiscal 1998 primarily as a result of lower sales. Gross margin increased to 55.4% in fiscal 1999 from 54.9% in fiscal 1998. This increase in gross margin was primarily due to the increase in net sales of Coach's higher margin direct to consumer sales as a percentage of total net sales, as well as decreased manufacturing costs realized during fiscal 1999, resulting primarily from its manufacturing and sourcing reorganization that commenced in 1999.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    SG&A expenses decreased 2.6% to $255.0 million in fiscal 1999 from $261.7 million in fiscal 1998. As a percentage of net sales, SG&A expenses increased to 50.2% in fiscal 1999 as compared to 50.1% in fiscal 1998.

    Selling expenses increased by $1.7 million in fiscal 1999. This increase was primarily due to operating costs for four new retail and two new factory stores of $2.7 million and store closure costs of $4.2 million. Fiscal 1999 benefited by the non-recurrence of the fiscal 1998 charge of $7.0 million for the shutdown of Coach's Mark Cross stores and the discontinuation of the men's apparel line along with the conversion of Coach's footwear business to a licensing arrangement.

    Administrative and information services costs decreased by $8.6 million in fiscal 1999, primarily as the result of lower development and training costs following the 1997 implementation of Coach's enterprise resource planning software system.

  REORGANIZATION COSTS

    In fiscal 1999, Coach reorganized and consolidated its manufacturing and distribution operations, which resulted in reorganization costs of $7.1 million. This reorganization included the closure of the Carlstadt, New Jersey warehouse and distribution center; the closure of the Italian manufacturing operation; and the reorganization of the Medley, Florida manufacturing facility. The reorganization plan included the elimination of 737 employee positions. These actions, intended to reduce costs, resulted in the transfer of production to lower cost third-party manufacturers and the consolidation of all distribution functions at the Jacksonville, Florida distribution center.

    The restructuring charge consisted of $5.9 million of workers' separation costs and $1.2 million in lease termination fees.

    During 1999, Coach closed the Carlstadt, New Jersey warehouse and distribution center and the Italian manufacturing operation. As contemplated in the original plan, a portion of the Carlstadt facility remains in use for product development. At July 1, 2000, all these reorganization actions were complete. Remaining workers' separation costs relate to unpaid costs for terminated employees, which will be paid by December 2000.

    These actions were undertaken to reduce product cost and distribution expense. Savings realized from all of these actions were approximately
$4 million in fiscal 1999 and $10 million in fiscal 2000.

  OPERATING INCOME

    Operating income decreased 22.1% to $19.5 million in fiscal 1999 from $25.0 million in fiscal 1998. Operating income before reorganization costs increased 6.3% to $26.6 million in fiscal 1999 from $25.0 million in fiscal 1998, as a result of improved gross margins and a reduction in SG&A expenses, partially offset by decreased sales.

  INCOME TAXES

    Coach's effective tax rate decreased to 12.3% in fiscal 1999 from 16.8% in fiscal 1998, primarily due to tax benefits associated with product donations to charitable organizations. The relatively low effective tax rate for both 1999 and 1998 was attributable to off-shore manufacturing income that is taxed at lower rates.

  NET INCOME

    Net income declined 19.1% to $16.7 million in fiscal 1999 from $20.7 million in fiscal 1998. This decrease was the result of decreased operating income partially offset by a lower provision for taxes.

FINANCIAL CONDITION

  LIQUIDITY AND CAPITAL RESOURCES

    We manage cash on a centralized basis for Coach and our other businesses. Cash receipts associated with Coach's business have been transferred directly to us on a daily basis and we have provided funds to cover its disbursements. In accordance with the Separation Agreement, We transferred to Coach an intercompany note payable to one of our subsidiaries of $190 million on October 2, 2000. Net proceeds from the stock offering of $122 million were used to partially repay this note, and the remainder was paid on January 12, 2001.

    On July 2, 2000, Coach entered into a revolving credit facility with us under which Coach may borrow up to $75 million. At September 30, 2000 Coach had accessed $10.0 million of this credit facility. The revolving credit facility is available to fund general corporate purposes and terminates when we no longer hold 50% of Coach's outstanding capital stock. To provide funding for working capital for operations and general corporate purposes, on January 17, 2001, Coach entered into a commitment letter with Fleet National Bank under which Fleet will act as exclusive administrative agent with respect to syndicating a senior unsecured revolving credit facility for up to $125 million.

    Each of the revolving credit facility and the term note covenants require Coach to maintain an interest coverage ratio of at least 1.75 to 1.0, and contains restrictions on liens, mergers and consolidations, significant property disposals, payment of dividends, transactions with affiliates (other than us), sale and leaseback transactions and lease obligations in excess of amounts approved by us. As of September 30, 2000 Coach was in compliance with all note covenants. Coach is required to repay these borrowings from cash provided by operations as reduced by capital expenditures.

    Cash provided by operating activities, defined as net income plus depreciation and amortization and the change in working capital, was $1.2 million for the first thirteen weeks of fiscal 2001. Cash used by operating activities was $7.3 million in the same period of fiscal year 2000. Cash provided by operating activities was $84.0 million for fiscal 2000, $97.7 million in fiscal 1999 and $42.5 million in fiscal 1998.

    Capital expenditures amounted to $7.6 million in the first quarter of fiscal 2001, compared to $5.6 million in the first quarter of fiscal 2000 and related primarily to new and renovated retail stores. Coach had capital expenditures of $26.1 million in fiscal 2000, $13.5 million in fiscal 1999 and $15.2 million in fiscal 1998. Capital expenditures in fiscal 2000 consisted of $18.9 million for investments in retail stores, $1.2 million primarily for the renovation of wholesale locations and $6.0 million for corporate activities, including the purchase of computer equipment.

    Coach's future capital requirements will depend on the timing and rate of expansion of its businesses, new store openings, renovations and international expansion opportunities.

    Coach intends to open 50 new retail stores over the next three years. Coach plans to open 15 of these stores in fiscal year 2001, 15 in 2002, and 20 in 2003. Coach also expects to complete its store renovation program over that time period. Coach expects that capital expenditures for new retail stores will be approximately $10 million to $12 million per year and that capital expenditures for store renovations will be approximately $11 million per year. Coach intends to finance these investments from internally generated cash flow or by drawing down from its revolving credit facility.

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Historically, new store opening costs are expensed as incurred and have not been significant to Coach's results.

    Coach experiences significant seasonal variations in its working capital requirements. During the first fiscal quarter Coach builds inventory for the holiday selling season, opens new retail stores and increases trade receivables. In the second fiscal quarter Coach's working capital requirements are reduced substantially as Coach generates consumer sales and collects wholesale accounts receivable. In the first quarter of fiscal 2001, Coach purchased approximately $70 million of inventory which was funded by operating cash flow and by borrowings under Coach's revolving credit facility. As of October 2, 2000, Coach's borrowings under the revolving credit facility were approximately
$8.4 million. Coach expects to repay the borrowings under the revolving credit facility in the second fiscal quarter. Coach believes that its operating cash flow together with its revolving credit facility will provide sufficient capital to fund its operations for the next 12 months.

    Until we effect a distribution of our Coach stock, Coach has agreed to not cause our ownership of Coach's outstanding capital stock to fall below 80%. As a result, Coach will be required to repurchase shares of its common stock on the open market as options are exercised and use the repurchased shares to satisfy option exercises and the vesting of restricted stock units. Coach believes that its operating cash flow together with its revolving credit facility will provide sufficient funds for any required share repurchases.

SEPARATION AGREEMENTS WITH SARA LEE

    Coach entered into various agreements with us which govern the separation of its business from, and Coach's ongoing business relationship with, us. These agreements are described in detail in the section of this prospectus entitled "Agreements Between Sara Lee and Coach Certain Relationships and Related Transactions."

    Under the Master Transitional Services Agreement, we will continue to provide accounting, treasury, internal audit, information and other administrative services to Coach until this exchange offer is complete, for a fee of $1.0 million per year. The incremental cost of this fee, as compared to the costs that we charged Coach for these services in fiscal year 2000, is $0.165 million and Coach has reflected this amount in the unaudited pro forma financial information contained elsewhere in this offering circular-prospectus.

    Under the Employee Matters Agreement and the Insurance and Indemnification Agreement, Coach will continue to participate in our employee benefit and pension programs, health benefit program and group insurance plans, and Coach will be covered by our insurance policies, until the earlier of the date we are no longer allowed to consolidate Coach's results of operations and financial position or the date Coach establishes its own plans. Sara Lee has agreed to allow Coach employees to participate in certain Sara Lee benefit programs and other benefit programs until June 30, 2001, regardless of when this exchange offer is completed. Coach may incur increased costs for the plans and programs it establishes after this offering, however, the timing and future costs of these plans and programs cannot currently be determined.

    The Lease Indemnification and Reimbursement Agreement relates to the transfer of leases to Coach from us. Currently, we are a guarantor or a party to virtually all of Coach's store leases. Coach has agreed to make efforts to remove us from all of its existing leases and, with a few exceptions, we will not guarantee or be a party to any new or renewed leases that Coach enters into after its separation from us, which occurred on October 2, 2000. Coach has agreed to obtain a letter of credit for the benefit of us in an amount approximately equal to the annual minimum rental payments under leases transferred to Coach by us but for which we retain contingent liability. Coach is required to obtain this letter of credit as of the date we no longer are allowed to consolidate Coach's results of operations and financial position, and to maintain the letter of credit until the annual minimum rental payments under the relevant leases are less than $2.0 million.

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Coach currently expects the initial letter of credit to have a maximum amount of approximately $25.6 million and that Coach will be required to maintain the letter of credit for at least 10 years.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

  FOREIGN EXCHANGE

    As of September 30, 2000, Coach is projecting that approximately 75% of Coach's fiscal year 2001 non-licensed product needs will be purchased from independent manufacturers in other countries such as China, Costa Rica, Mexico, India, the Dominican Republic, Italy, Spain, Hungary and Turkey. Additionally, sales are made through international channels to third-party distributors. Substantially all purchases and sales involving international parties are denominated in U.S. dollars and therefore are not hedged using any derivative instruments. Coach has not used foreign exchange instruments in the past nor does it expect to use them in the future.

  INTEREST RATE

    Coach has fixed rate long-term debt related to the Jacksonville distribution center and uses the sensitivity analysis technique to evaluate the change in fair value of this debt instrument. At September 30, 2000, the effect of a 10% change in market interest rates would be approximately $0.2 million per annum. Coach does not expect its operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates.

  COMMODITY

    Coach buys tanned leather from various suppliers based upon fixed price purchase contracts that extend for periods up to six months. These purchases are not hedged with any derivative instrument. Due to the purchase contracts that are in place, Coach does not expect that a sudden short-term change in leather prices will have a significant effect on its operating results or cash flows. However, Coach uses the sensitivity analysis technique to evaluate the change in fair value of the leather purchases based upon longer-term price trends. At September 30, 2000, Coach estimates that a 10% change in the underlying price of tanned leather would have a $1.6 million effect on the cost of sales for the fiscal year ending June 30, 2001.

EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998 and June 1999, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." These statements outline the accounting treatment for all derivative activity. Since Coach does not use derivative instruments, these accounting statements will not have an effect on them.

    In May 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board ("EITF") announced that it reached a conclusion on Issue 00-14 "Accounting for Certain Sales Incentives." Issue 00-14 establishes requirements for the recognition and display of sales incentives such as discounts, coupons and rebates within the financial statements. The EITF conclusions on this issue will become effective for reporting periods beginning July 1, 2000. Coach has not historically offered discount coupons or rebates to customers. Any product discounts offered to customers are reflected as a reduction in the selling price of the product recorded in net sales. Therefore, this new rule will not have a material effect on Coach's reported results or financial position.

    In July 2000, the EITF announced that it reached a conclusion on Issue 00-10 "Accounting for Shipping and Handling Fees and Costs." Issue 00-10 indicates that all amounts billed to customers as part of a sale transaction related to shipping and handling represent revenue and should be recorded in net sales. Because of the timing of the release of these conclusions, Coach has not yet

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fully assessed the effect of this statement on its results of operations. Based upon available information, it is likely that the implementation of these standards will result in the reclassification of shipping and handling fees from selling, general and administrative expense to net sales. At this time, we do not believe that the adoption of this statement will impact Coach's operating income, income before income taxes, net income or financial position. The EITF conclusions on this issue will become effective for reporting periods beginning no later than April 1, 2001.

SUBSEQUENT EVENTS

    During October 2000, Coach entered into several transactions relating to the public offering of its common stock:

    - Coach assumed $190 million of indebtedness to one of our subsidiaries.

    - Coach declared a stock dividend on the common stock held by us resulting in 35,026,333 shares outstanding.

    - In October 2000, Coach sold 8,487,000 shares of common stock in an initial public offering at a price of $16.00 per share. After deducting the underwriting discount and estimated offering expenses, net proceeds of $122 million were received.

    - Coach used the net offering proceeds of $122 million from the IPO to make a partial paydown of the assumed indebtedness, resulting in a remaining indebtedness of $68 million.

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                              BUSINESS OF SARA LEE

OVERVIEW

    We are a global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. We have operations in more than 40 countries and market branded consumer products in over 170 countries. Our primary purpose is to create long-term shareholder value. To further our purpose, in May 2000 we announced plans to reshape our business around a smaller number of global branded consumer packaged goods businesses. Our reshaping plans reaffirm our focus of marketing repeat purchase, non-durable, branded packaged products.

    The reshaping also narrowed our focus to three major global business segments--Food and Beverage, Intimates and Underwear and Household Products. Our mission is to continue to build leadership brands in each of these three global business segments and to own the number one or number two brand in each category in which we compete. To implement our reshaping plans, we have divested and intend to continue to divest businesses that do not fit within our narrowed business focus or that may be more valuable apart from us. On December 4, 2000, we sold PYA/ Monarch, our foodservice division, to U.S. Foodservice for approximately $1.56 billion in cash. In October 2000, Coach completed an initial public offering of 19.5% of its common stock. We continue to own approximately 80.5% of Coach's outstanding common stock and will complete our divestiture of Coach upon the completion of this exchange offer and spin-off, if necessary. We also intend to look for opportunities to acquire companies that enhance our three major global business segments.

    Our businesses are classified into three business segments: Sara Lee Food and Beverage, Intimates and Underwear, and Household Products.

    SARA LEE FOOD AND BEVERAGE. Our Food and Beverage segment is comprised of Sara Lee Packaged Meats, Sara Lee Bakery and Coffee and Tea.

    Sara Lee Packaged Meats processes and sells pork, poultry and beef products, such as smoked sausage, bacon, hot dogs, breakfast sausage, breakfast sandwiches, premium deli and luncheon meats, ham, turkey and packaged lunch combinations throughout the United States, Europe and Mexico. We are one of the largest processed meats companies in the world. Sales are transacted through our own sales force, brokers and institutional buyers. Some of the more prominent brands in the United States within this category include BALL PARK, BEST'S KOSHER, BRYAN, HILLSHIRE FARM, HYGRADE, JIMMY DEAN, KAHN'S, STATE FAIR, SARA LEE and GALILEO. Our more prominent European brands include AOSTE, JUSTIN BRIDOU and COCHONOU IN FRANCE, STEGEMAN in the Netherlands and NOBRE in Portugal. We own a 49.9% interest in AXA Alimentos, S.A. de C.V. AXA Alimentos owns Kir Alimentos
S. de R.L. de C.V. and Zwanenberg de Mexico, S.A. de C.V., which are leading processed meats companies in Mexico. We also hold an equity investment in Johnsonville Sausage Company, a leading manufacturer of premium fresh sausage products in the United States.

    Sara Lee Bakery produces a wide variety of fresh and frozen baked and specialty items. Its core products are frozen and fresh pies, cheesecakes, pound cakes and specialty breads and bagels which are sold throughout the United States, the United Kingdom, Mexico, Australia and numerous Asia-Pacific countries. Sales are transacted through our sales force and independent wholesalers and distributors.

    At the end of fiscal year 2000, Sara Lee Coffee and Tea held the number three category position in worldwide roast and ground coffee. We have a significant presence in such countries as the Netherlands, Belgium, France, Denmark, Spain and Australia, and have established positions in Central and Eastern Europe and South America through acquisitions and expanded sales efforts. While DOUWE EGBERTS is our European flagship brand, our other premium European coffee brands include MAISON DU CAFE, MARCILLA and MERRILD in Europe, and CAFE DO PONTO, PILAO and CABOCLO in South America. Our PICKWICK brand is an important brand in the European tea market. Other tea

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brands include HORNIMANS and SUENOS DE ORO in Spain and the PARADISE iced tea brand in the United States foodservice market. During fiscal 2000, our Coffee and Tea business continued to hold leading positions in the U.S. out-of-home coffee category. Coffee and Tea's out-of-home business provides coffee, tea, juices and equipment to foodservice customers, such as restaurants, schools, businesses and hospitals, in 48 countries. Our Douwe Egberts Coffee Systems business provides coffee and dispensing equipment in Europe, while our Superior Coffee business provides similar products and services in the United States.

    INTIMATES AND UNDERWEAR. The Intimates and Underwear line of business markets a portfolio of apparel brands in the intimates, underwear and legwear product categories. Bras, panties and shapewear are marketed under such labels as BALI, HANES HER WAY, PLAYTEX, WONDERBRA and DAISYFRESH in North America, and PLAYTEX and DIM in Europe. We are the leader in the North American intimates category.

    Our underwear and legwear business sources, manufactures and distributes men's, women's and children's underwear, hosiery and activewear (T-shirts, fleecewear and other jersey products for casualwear) in North America, South and Central America, Europe and the Asia-Pacific countries. These products are sold through our sales force to department stores, mass merchandisers, discount chains and the screen-print trade. Principal brands in the underwear category include CHAMPION, HANES, HANES HER WAY and RINBROS in North America, and ABANDERADO, PRINCESA, CHAMPION, HANES and DIM in Europe. We believe that we are the leader in both the women's and girls' panties category in the United States, and in the heavily branded category of men's and boys' underwear in the United States, and have the leading position in men's and boys' underwear in Mexico. Activewear is marketed under Sara Lee's HANES and CHAMPION lines.

    We are the leader in the hosiery category in North America and Western Europe. Our products consist of a wide variety of branded, packaged consumer products, including pantyhose, stockings, combination panty and pantyhose garments, tights, knee-highs and socks, many of which are available in both sheer and opaque styles. These products are sold in the United States under such brand names as HANES, L'EGGS, DONNA KARAN and DKNY (the last two being licensed), and abroad under such labels as DIM, PRETTY POLLY, ELBEO, NUR DIE, BELLINDA, FILODORO and PHILIPPE MATIGNON.

    HOUSEHOLD PRODUCTS. Household Products is our most global line of business and includes our leading household and body care products as well as our Direct Selling division. Our Household Products markets branded products in more than 170 countries and is one of our fastest-growing divisions. Household Products is composed of four core categories: shoe care--led by a worldwide line of Kiwi products; body care items--led by the SANEX brand, but also including DUSCHDAS, BADEDAS and MONSAVON and baby care products sold under the ZWITSAL, FISSAN and PRODERM names; insecticides--sold internationally under the CATCH, BLOOM, VAPONA and RIDSECT brand names; and air fresheners--led by the AMBI-PUR brand. ZENDIUM and PRODENT oral care products, and BIOTEX and NEUTRAL specialty detergents are also important categories for us. We market body care items and insecticides principally in Europe as well as in the Asia-Pacific and Latin America markets. We sell these products through a variety of retail channels, including supermarkets.

    Our Direct Selling businesses distribute a wide range of cosmetics, fragrances, jewelry, toiletries, apparel products and nutritional supplements directly to consumers in 17 countries through a network of independent sales representatives. The Direct Selling division has an independent sales force of more than 700,000 representatives, which makes it the seventh-largest direct seller worldwide. Our Direct Selling includes the Nutrimetics business in Australia, the House of Fuller business in Mexico, the House of Sara Lee businesses in Indonesia and the Philippines, and the Avroy Shlain business in South Africa. We also operate direct selling organizations in Japan, China and Uruguay. While this segment is quite fragmented, we believe it has an important position in many product lines in those countries in which we compete. During fiscal 2001, Direct Selling plans to expand further in North and South America and Asia.

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                               BUSINESS OF COACH

    Unless otherwise stated, all financial and statistical information concerning Coach's operations presented below are as of or for the six months ended December 30, 2000, the end of Coach's second quarter of fiscal year 2001.

OVERVIEW

    Coach is a designer, producer and marketer of high-quality, modern, American classic accessories. Coach believes that it is one of the best recognized leather goods brands in the U.S. and is enjoying increased recognition in targeted international markets. Net sales were $548.9 million for fiscal year 2000 and $348.7 million for the first six months of fiscal year 2001. Operating income before reorganization costs was $56.0 million in fiscal year 2000 and $78.5 million for the first six months of fiscal year 2001. Coach's primary product offerings include handbags, women's and men's accessories, business cases, luggage and travel accessories, personal planning products, leather outerwear, gloves and scarves. Together with its licensing partners, Coach also offers watches, footwear and furniture with the Coach brand name. Coach's products are sold through a number of direct to consumer channels, including its:

    - 114 U.S. retail stores;

    - direct mail catalogs;

    - e-commerce website, coach.com; and

    - 65 U.S. factory stores.

    Coach's direct to consumer business represented approximately 65% of its total sales in the first six months of fiscal year 2001. Its remaining sales were generated from products sold through a number of indirect channels, including:

    - approximately 1,400 department store and specialty retailer locations in the U.S.;

    - approximately 175 international department store, retail store and duty free shop locations in 18 countries; and

    - corporate sales programs.

    Founded in 1941, Coach has grown from a family-run workshop in a Manhattan loft to a premier accessories marketer in the U.S. Coach developed its initial expertise in the small-scale production of classic, high-quality leather goods constructed from "glove-tanned" leather with close attention to detail. By the 1980s, Coach had grown into a niche maker and marketer of traditionally styled, high-quality leather goods with expanding national brand recognition, selling its products through upscale department and specialty stores, its own retail stores and its first direct mail catalog. We acquired the Coach Leatherware Company, Coach, Inc.'s predecessor, in 1985. Since then, Coach has built upon its national brand awareness, expanded into international sales, particularly in Japan and East Asia, diversified its product offerings beyond handbags, further developed its multi-channel distribution strategy and licensed products with the Coach brand name.

    Coach's net sales grew at a compound annual growth rate of approximately 32%, from $19.0 million in 1985, when it was acquired by us, to $540.4 million in fiscal year 1997. In fiscal years 1998 and 1999, Coach experienced sales declines of 3.4% and 2.8%, respectively, its first year-to-year sales declines since becoming a part of us. These declines were primarily the result of changes in consumer preferences from leather to mixed material and non-leather products, which some of Coach's competitors offered, and diminished demand for Coach's products due to the economic downturn in Asia. During fiscal years 1997 through 1999, Coach also experienced reduced profitability.

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    During this period, Coach embarked on a fundamental transformation of its brand. Coach repositioned its image in a modern, fashionable direction to make it more appealing to consumers. Coach built upon its popular core categories by introducing new products in a broader array of materials and styles to respond to consumers' demands for both fashion and function and it introduced new product categories. In 1999, Coach began renovating its retail stores, select U.S. department store locations and key international locations to create a modern environment to showcase its new product assortments and reinforce a consistent brand position. Over the last three years, Coach also has been implementing a flexible, cost-effective manufacturing model where independent manufacturers supply the majority of its products that allows Coach to bring its broader range of products to market more rapidly and efficiently.

    Coach believes that these strategic initiatives have succeeded in repositioning the company as a modern lifestyle accessories brand. Primarily as a result of these repositioning initiatives, Coach's sales increased 11.7% and its earnings from operations before reorganization costs increased 78.8% in the first six months of fiscal year 2001, compared with the same period in fiscal year 2000.

    Coach has developed a number of strengths that it believes create significant competitive advantages. These include:

    - an established and growing brand franchise and a loyal consumer base, reinforced by years of investment in consistent marketing communications;

    - distinctive product attributes, including a reputation for product quality, durability, function, premium leather and classic styling;

    - comprehensive internal creative direction that defines Coach's image, delivers a consistent message and differentiates it from other brands;

    - a well-developed multi-channel presence allowing Coach to serve its customers wherever they choose to shop; and

    - recognition as a desirable resource for both personal and business gift-giving occasions.

    However, to remain competitive in its industry, Coach must also accurately anticipate consumer trends and tastes.

GROWTH STRATEGIES

    Based on its established strengths, Coach is pursuing the following strategies for future growth:

    ACCELERATE NEW PRODUCT DEVELOPMENT. Coach is accelerating the development of new products, styles and product categories that support its image as a broader lifestyle accessories brand through:

    - seasonal variations of successful styles in new colors, leathers and fabrics that reflect current fashion trends;

    - new collections, product additions and line extensions that add to its existing product portfolio, such as its Coach Hamptons collection of handbags and accessories, which introduce new shapes, fabrics and detailing to Coach's existing handbag and accessories portfolio;

    - new categories of product offerings, such as electronic accessories and products for the home and for pets;

    - continual updates to its core collections, such as a classic briefcase in a lightweight travel twill; and

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    - licensed products with the Coach brand name, such as watches, footwear and furniture, and the company's participation in co-marketing ventures with companies such as Toyota, Lexus, Palm and Motorola.

    During the first six months of fiscal year 2001, approximately 42% of Coach's net sales were generated from products introduced during this period, including new product categories and line extensions. Approximately 36% of its net sales were comprised of products introduced in the same period of fiscal year 2000.

    MODERNIZE RETAIL PRESENTATION. Coach is modernizing its brand image by remodeling its retail stores to create a distinctive environment to showcase its new product assortments and reinforce a consistent brand position. These renovated retail stores have demonstrated significantly higher comparable store sales growth relative to unrenovated stores. For example, the 44 stores that were renovated by December 2000 experienced comparable store sales growth of approximately 5.6% during the first six months of fiscal year 2001, compared to the same period in the prior fiscal year. Comparable store sales growth for unrenovated stores during the same period was negative 0.6%. Coach has recently expanded and rebuilt its New York and San Francisco flagship stores in this modern format. Coach expects that:

    - all of its retail stores will reflect the new store design by June 2003;

    - approximately 90 international locations will be converted to, or opened with, the new store design by June 2001;

    - approximately 35 of its leading U.S. department store locations will be remodeled by June 2001 and approximately 25 additional locations will be remodeled by June 2002; and

    - approximately 15 key Coach retail locations will be expanded over the next three years.

    INCREASE U.S. RETAIL STORE OPENINGS. Coach opened eight new U.S. retail stores in fiscal year 2000 and eight in the first six months of fiscal year 2001. Over the next three years, the company plans to expand its network of 114 retail stores by opening 42 new stores located primarily in high volume markets. Coach believes that it has a successful retail store format that reinforces its brand image, generates strong sales per square foot and can be readily adapted to different location requirements. It generally takes four to six months from the time the company takes possession of a store to open it.

    FURTHER PENETRATE INTERNATIONAL MARKETS. Coach is increasing its international distribution and targeting international consumers generally, and Japanese consumers in particular, to take advantage of substantial growth opportunities for the company. Its current network of international distributors serves markets in Japan, Australia, the Caribbean, Korea, Hong Kong and Singapore. Coach has significant opportunities to increase sales through existing and new international distribution channels. Coach believes Japanese consumers represent a major growth opportunity because they spend substantially more on handbags than U.S. consumers on a per capita basis.

    IMPROVE OPERATIONAL EFFICIENCIES. Coach upgraded and reorganized its manufacturing, distribution and information systems over the past four years to allow the company to bring new and existing products to market more efficiently. While maintaining its quality control standards, Coach has shifted the majority of its manufacturing processes from owned domestic factories to independent manufacturers in lower cost markets. As a result, Coach has increased its flexibility and lowered its costs. In the first six months of fiscal year 2001, Coach's gross margin increased to 64.5% from 58.9% during the same period in fiscal year 2000.

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    Coach intends to continue to increase efficiencies in its sourcing, manufacturing and distribution processes by:

    - strengthening the coordination of design, merchandising, product development and manufac-turing to streamline product introduction;

    - implementing a new product development process and timeline;

    - improving time to market capabilities and efficiencies;

    - integrating computer-assisted design into the product design and development process;

    - establishing product development capabilities to test new materials and new design function-ality;

    - expanding its organization to improve East Asian independent manufacturing capabilities;

    - introducing new business systems that use sales information and demographic data to tailor the mix of product offerings at different retail locations to consumer preferences at such locations;

    - shortening product lead times to improve inventory management; and

    - continuing implementation of a comprehensive supply chain management strategy.

    PROMOTE GIFT PURCHASES OF ITS PRODUCTS. Coach believes that a substantial amount of its U.S. sales are gift purchases because of the company's higher sales during the holiday season. Coach intends to further promote the Coach brand as an appealing resource for gift-giving occasions by developing new products well-suited for gift selection, such as coin purses, mirrors, notepad holders and card cases in new styles and designs. In addition, Coach's marketing communication efforts, including advertising, catalog mailings and outbound e-mails, are timed to reach consumers before important holidays throughout the year.

    CAPITALIZE ON GROWING INTEREST IN E-COMMERCE. Through December 30, 2000, Coach's on-line store, www.coach.com, has generated over $8 million in net sales since its launch in October 1999. The 20 years of Coach catalog experience gives Coach expertise in order fulfillment and remote retailing that, it believes, leads to superior customer service and, consequently, high repeat traffic. Coach's website meets growing consumer demand for the flexibility and convenience of shopping over the Internet by offering a selective array of its products.

COACH'S PRODUCTS

    HANDBAGS. Coach's original business was the design, manufacture and distribution of fine handbags, which today still accounts for approximately 55% of its net sales. Coach makes quarterly offerings of its handbag collections, featuring classically inspired designs as well as fashion trend designs. Typically, there are three to four collections per quarter and four to seven styles per collection, depending on the concept and opportunity. Coach handbag collections' retail prices generally range from $120 to $350. Coach's current handbag collections, The Original Classics, Classic Fashion and Fashion, represent approximately 38%, 35%, and 27% of Coach's full price handbag net sales, respectively.

    ACCESSORIES. Women's accessories represent approximately 11% of Coach's net sales and consists of wallets, cosmetic cases, key fobs, belts and hair accessories. The company recently completed a comprehen-sive updating of the design of the small leather goods collections to coordinate them with its popular handbag collections. Men's accessories also represent approximately 5% of Coach's net sales and consist of belts, leather gift boxes and other small

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
leather goods. Coach's assortment of small leather goods and accessories sell at retail prices that generally range from $30 to $300.

    BUSINESS CASES. Business cases represent approximately 7% of Coach's net sales and generally range from $160 to $700 at retail. Coach has recently expanded this category to include nylon cases and computer bags.

    LUGGAGE AND TRAVEL ACCESSORIES. The Coach luggage collection is comprised of cabin bags, duffels, suitcases, garment bags and a comprehensive collection of travel accessories. Luggage and travel accessories represent approximately 4% of Coach's net sales. Travel accessories generally range in price from $90 to $250, while luggage generally starts at $290 and reaches approximately $700 at retail.

    PERSONAL PLANNING PRODUCTS. A complement to Coach's business cases and handbag collections, its personal planning assortment includes folios, planners and desk agendas in a variety of leathers and fabrics. The category represents approximately 2% of Coach's net sales, and generally retails in the $100 to $230 price range.

    OUTERWEAR, GLOVES AND SCARVES. Primarily a cold weather category, the assortment is approximately 63% women's and contains a fashion assortment in all three categories. In total, this category represents approximately 4% of Coach's net sales. The outerwear line generally sells at a range of retail prices from $250 to $890.

    WATCHES. Movado Group, Inc. has been Coach's watch licensee since 1998 and has developed a distinctive collection of watches inspired by both the women's and men's collections. These watches are manufactured in Switzerland and are branded with the Coach name and logo. This collection of over 35 styles generally retails from $195 to $995.

    FOOTWEAR. Jimlar Corporation became the company's footwear licensee in 1998 after a three year relationship whereby Coach previously purchased Coach shoes manufactured by Jimlar Corporation for sale. The footwear is developed and manufactured in Italy and is distributed through more than 180 locations in the U.S. Jimlar plans to expand distribution to over 250 locations by June 2001. Approximately 80% of the business is in women's footwear. The collections coordinate with Coach handbags and employ fine materials including calf and suede. Footwear, including boots, generally retails between $130 to $350 a pair.

    FURNITURE AND HOME FURNISHINGS. Coach furniture was launched in the Fall of 1999 with Baker Knapp & Tubbs, Inc., as the licensee. The furniture collection is comprised of a range of leather and suede sofas, chairs and benches and includes Coach's distinctive ebony wood and leather field chairs and ottomans. The collection is sold through Baker Knapp & Tubbs showrooms and select dealers across the U.S. The home furnishings collection was developed for Coach retail stores with an assortment of leather frames, mirrors, boxes, trays and pillows. This category sells at a broad range of retail prices, from $30 on the low end of the home furnishings collection to $6,400 at the high end of the furniture line.

    In some of these categories, select core products and watches made from exotic skins and precious metals are offered in limited quantities and are sold at retail prices that range from approximately $300 to $15,000.

DESIGN AND MERCHANDISING

    Coach's New York-based design team, led by its executive creative director, is responsible for conceptualizing and directing the design of all Coach products. Designers have access to the Coach's extensive archives of product designs created over the past 50 years, which are a valuable

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
resource for new product concepts. Coach designers are also supported by a strong merchandising team that analyzes sales, market trends and consumer preferences to identify business opportunities that help guide each season's design process. Merchandisers also analyze all products and edit, add and delete styles with the objective of maximizing profitable sales across channels. Three teams, each comprised of design, merchandising/product development and manufacturing specialists, help Coach execute well-defined design concepts that are consistent with the brand's strategic direction.

    Working under the same creative leadership, Coach's store design and point-of-sale merchandising group creates and oversees implementation of the store environments. Through Coach's program to renovate all retail store locations, which started in 1999 and is targeted for completion by June 2003, the company is introducing a contemporary environment in which to showcase its new product assortments. The modernized store environment, as exemplified by the Coach flagship store at 57th Street and Madison Avenue in Manhattan, has an open, loft-like feeling, with crisp white brick walls, ebony-stained wood floors and a timeless, uncluttered look.

    Coach's merchandising team works in close collaboration with the company's licensing partners to ensure that the licensed products, such as watches, footwear and furniture, are conceptualized and designed to address the intended market opportunity and convey the distinctive perspective and lifestyle associated with the Coach brand. While the company's licensing partners employ their own designers, Coach oversees the development of their collection concepts and the design of licensed products. Licensed products are also subject to Coach's quality control standards and it exercises final approval for all new licensed products prior to their sale.

MARKETING

    Coach's marketing strategy is to deliver a consistent message every time the consumer comes in contact with the Coach brand, through all of its communications and visual merchandising. The Coach image is created and executed internally by the creative marketing, visual merchandising and public relations teams, which helps ensure the consistency of the message.

    In the U.S., Coach currently spends approximately $13 million annually for national, regional and local advertising, primarily print and outdoor advertising, in support of its major selling seasons. In Japan, the company currently spends approximately $1 million annually for advertising, primarily outdoor advertising at strategic locations, print advertising and advertorials all of which is funded by its distributors. Coach catalogs and coach.com also serve as effective brand communications vehicles, driving store traffic as well as direct to consumer sales. Coach's co-branding partners including Toyota, Lexus, Palm and Motorola, have together spent over $24 million in advertising relating to the Coach brand over the past four years, and through their programs have strengthened its brand cachet. Advertising by the co-branding partners provides important additional exposure of the Coach brand, although the revenues generated from the purchase of Coach products by the co-branding partners are not material to the Coach business. Coach licensees spend an additional
$4 million annually as part of an integrated campaign, which Coach controls both in concept design and execution. In conjunction with promoting a consistent global image, Coach uses its extensive customer database and consumer knowledge to target specific products and communications to specific consumers to efficiently stimulate sales across all distribution channels.

    In addition to the advertising budget, Coach engages in a wide range of direct marketing activities, including catalogs and brochures, targeted to stimulate sales to consumers in their preferred shopping venue. As part of Coach's direct marketing strategy, it uses its database consisting of approximately seven million U.S. households. Catalogs are Coach's principal means of communication and are sent to selected households to stimulate consumer purchases and build

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
brand awareness. In addition, the growing number of visitors to the www.coach.com online store provides an opportunity to increase the size of this database and to communicate with consumers to increase on-line and physical store sales and build brand awareness. Coach's on-line store, like its catalogs and brochures, provides a showcase environment where consumers can browse through a strategic offering of the company's latest styles and colors.

    Coach also has a sophisticated consumer and market research capability, which helps the company assess consumer attitudes and trends and gauge likelihood of success in the marketplace prior to product introduction. Coach currently spends approximately $2 million annually on consumer research and related expenses.

CHANNELS OF DISTRIBUTION

DIRECT TO CONSUMER

    Over the past 20 years, Coach has augmented its wholesale business with the addition of significant direct to consumer distribution channels. Coach now has four different channels that provide it with immediate, controlled access to consumers: retail stores, e-commerce, direct mail and factory stores. The direct to consumer business represented approximately 65% of Coach's total sales in the first six months of fiscal year 2001, with the balance generated through the wholesale distribution channel.

    RETAIL STORES. The company's retail stores establish, reinforce and capitalize on the image of the Coach brand. Coach owns and operates 114 retail stores in the U.S. that are located in upscale regional shopping centers and metropolitan areas. It operates six flagship stores, which offer the broadest assortment of Coach products, in high-visibility locations such as New York and San Francisco. The average store size is approximately 2,000 square feet. The following table shows the number of Coach retail stores and their total square footage:

                                                                     FIRST SIX MONTHS OF
                                      AT END OF FISCAL YEAR              FISCAL YEAR
                                  ------------------------------   -----------------------
                                    1998       1999       2000        2000         2001
                                  --------   --------   --------   ----------   ----------
Retail Stores...................      100        101        106         101          114
Retail Square Footage...........  190,503    193,994    201,744     193,174      229,625

    Depending on their size and location, the stores present product lines that include handbags, business cases, wallets, footwear, watches, travel and related accessories. By June 2003, Coach expects to have remodeled all retail stores to reflect its modern design, which creates a distinctive environment that showcases the various products. Store associates are trained to maintain high standards of visual presentation, merchandising and customer service. The result is a complete statement at the retail level of the Coach modern American style.

    E-COMMERCE. Coach launched its e-commerce website, www.coach.com, in early October 1999 in anticipation of the holiday season. Although this business is relatively new, approximately 3.5 million consumers have already visited the site, generating over $8 million in net sales through December 30, 2000. Coach believes it is positioned to support strong near-term growth, with a simple, clean user interface and, based upon Coach direct mail expertise, excellent order fulfillment capabilities. Like Coach catalogs and brochures, the on-line store provides a showcase environment where consumers can browse through a selected offering of the latest styles and colors.

    DIRECT MAIL. Coach mailed its first Coach catalog in 1980. In fiscal year 2000, it mailed at least one Coach catalog to 3.5 million strategically-selected households, primarily from its database. While direct mail sales comprise a small portion of Coach's net sales, Coach views its catalogs as a

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
key communications vehicle for the brand that also promotes store traffic. As an integral component of its communications strategy, the graphics, models and photography are upscale and modern and present the product in an environment consistent with the Coach brand position. The catalogs highlight selected products and serve as a reference for customers, whether ordering through the catalog, making in-store purchases or purchasing over the Internet.

    FACTORY STORES. Coach's 65 factory stores serve as an efficient means to sell discontinued and irregular inventory outside the retail channels. These stores operate under the Coach Factory name and are geographically positioned in established centers that are usually greater than 100 miles from major markets. The average factory store size is approximately 2,900 square feet. The following table shows the number of Coach factory stores and their total square footage:

                                                                     FIRST SIX MONTHS OF
                                      AT END OF FISCAL YEAR              FISCAL YEAR
                                  ------------------------------   -----------------------
                                    1998       1999       2000        2000         2001
                                  --------   --------   --------   ----------   ----------
Factory Stores..................       62         62         63          63           65
Factory Square Footage..........  173,628    175,588    180,570     178,788      190,023

Coach's factory store design, visual presentations and customer service levels support and reinforce the brand's image. Prices are discounted from 15% to 50% below full retail prices. Through these factory stores, Coach primarily targets value oriented customers who would not otherwise buy the Coach brand.

INDIRECT CHANNELS

    Coach began as a wholesaler to department and specialty retail stores. This distribution channel remains very important to its overall consumer reach. The company has grown its wholesale business by working closely with its customers, both domestic and international, to ensure a clear and consistent product presentation. As part of Coach's business transformation, selected shop-within-shop locations in major department stores are being renovated to achieve the same modern look and feel of the Coach retail stores. At the end of 2000, 23 U.S. department stores were renovated to reflect the new modern design.

    U.S. WHOLESALE. Coach's products are currently sold in the U.S. at more than 1,400 wholesale locations. This channel represents approximately 14% of its total sales. Recognizing the continued importance of U.S. department and specialty stores as a distribution channel for premier accessories, Coach is strengthening its longstanding relationships with its key customers through its products and styles and Coach's renovation program. This channel offers access to Coach customers who prefer shopping at department and specialty stores or who live in geographic areas that are not large enough to support a Coach retail store. Coach occupies either the number one or two position in handbags, expressed in dollar share, for most of its U.S. wholesale customers. The company's more significant U.S. wholesale customers include Marshall Fields, Dillard's, Federated (including Macy's, Bloomingdale's, Rich's/Lazarus, Burdine's, Bon Marche and Stern's), May Co. (including Lord & Taylor, Foley's, Hecht's, Kaufman's, Robinson's/May, Famous Barr, Filene's and Meier Frank), Nordstrom and Saks Inc.

    INTERNATIONAL WHOLESALE. Coach's international business, which represents approximately 15% of total sales, is generated almost entirely through wholesale distributors and authorized retailers. Coach has developed relationships with a select group of distributors who market Coach products through specialty retailers, department stores, travel shopping locations, and freestanding Coach stores in 18 countries. Coach's current network of international distributors serves markets such as Japan, Australia, the Caribbean, Korea, Hong Kong and Singapore. Coach has created image enhancing environments in these locations to increase brand appeal and stimulate growth. Within

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the international arena, the primary focus continues to be the Japanese consumer. Coach targets this consumer in Japan and in areas with significant levels of Japanese tourism. The importance of Japanese consumers is illustrated by a comparison of consumption levels: per capita spending on handbags in Japan is substantially greater than in the U.S. Coach's more significant international wholesale customers include Dickson Concepts, Inc., Duty Free Shops, J. Osawa, Mitsukoshi and Unisia. The following table shows the number of international retail stores, international department store locations and other international locations at which Coach products are sold:

                                                                             FIRST SIX MONTHS OF
                                                AT END OF FISCAL YEAR            FISCAL YEAR
                                            ------------------------------   -------------------
                                              1998       1999       2000       2000       2001
                                            --------   --------   --------   --------   --------
International Retail Stores...............       17         14         16       16           17
International Department Store
  Locations...............................      132        136        130      132          127
Other International Locations.............       20         22         26       20           26

    BUSINESS TO BUSINESS. As part of the wholesale channel of distribution, Coach will sell some of its products in selected military locations and through corporate incentive and gift-giving programs.

    LICENSING. In the company's licensing relationships, Coach takes an active role in the design process and controls the marketing and distribution of products under the Coach brand. The current licensing relationships are as follows:

                                                                                      LICENSE
                              LICENSING         INTRODUCTION                         EXPIRATION
CATEGORY                       PARTNER              DATE             TERRITORY          DATE
--------                  -----------------   -----------------   ----------------   ----------
Watches                     Movado               Spring '98       U.S. and Japan        2006
Footwear                    Jimlar               Spring '99            U.S.             2008
Furniture                    Baker               Spring '99       U.S. and Canada       2008

Products made under license are sold through all of the channels listed above and, with Coach's approval, these licensees have the right to distribute Coach brand products selectively through several other channels: shoes in department store shoe salons, furniture through Baker's own showrooms, and watches in jewelry stores. Coach's licensing partners pay the company royalties on their sales of Coach branded products. However, such royalties currently comprise less than 1% of Coach revenues and are not material to the Coach business. The licensing agreements generally give Coach the right to terminate the license if specified sales targets are not achieved. These new venues provide additional, yet controlled, exposure of the Coach brand.

MANUFACTURING

    Coach has refined its production capabilities in coordination with the repositioning of its brand. By shifting its production from owned domestic facilities to independent manufacturers in lower-cost markets, it can support a broader mix of product types, materials and a seasonal influx of new, more fashion-oriented styles. During the first six months of fiscal year 2001, approximately 42% of Coach's sales were generated from products introduced within the fiscal year. At the same time, the company helps manage total inventory and limit its exposure to excess and obsolete inventory by designating a large number of the new styles as "limited editions" that are planned to be discontinued and replaced with fresh new looks.

    Coach has developed a flexible model to try to meet shifts in marketplace demand and changes in consumer preferences. It uses three main sources to make Coach products: outsourcing with skilled partners, internal manufacturing and production by its licensing partners. All product sources must achieve and maintain Coach's high quality standards, which are an integral part of the Coach identity. The company monitors compliance with the quality control standards through on-site quality inspections at all Coach-operated or independent manufacturing facilities. One of Coach's keys to success lies in the rigorous selection of raw materials. Coach has long-standing relationships with purveyors of fine leathers and hardware. As it has shifted a significant portion of its production to external sources, Coach requires that these same raw materials are used in all of its products, wherever they are made.

    About 86% of Coach's fiscal year 2001 non-licensed product needs will be supplied by independent manufacturers, measured as a percentage of total units produced. Coach buys independently manufactured products from a variety of countries, including China, Costa Rica, Mexico, India, Italy, Spain, Hungary and Turkey. It operates a European Sourcing and Product Development organization based in Florence, Italy which works closely with the New York-based design team. This broad-based multi-country manufacturing strategy is designed to optimize the mix of cost, lead times and construction capabilities. Coach carefully balances its commitments to a limited number of "better brand" partners with demonstrated integrity, quality and reliable delivery. No one vendor provides more than 20% of the company's total requirements. Before partnering with a vendor, Coach evaluates each facility by conducting a quality and business practice standards audit. Periodic evaluations of existing, previously-approved facilities are conducted on a random basis. The company believes that all of its manufacturing partners are in compliance with Coach integrity standards.

    Coach currently operates one manufacturing facility in a leased premises. In fiscal year 2001, the 66,000 square foot facility in Lares, Puerto Rico is expected to produce about 14% of Coach's needs.

    As part of the strategy to shift production to independent manufacturers in lower-cost markets, Coach ceased operations at the other facility, located in Medley, Florida, in calendar year 2000. In fiscal year 2000, this 107,000 square foot facility contributed approximately 9% of production.

DISTRIBUTION

    In July 1999, Coach consolidated its worldwide warehousing and distribution functions into one location in Jacksonville, Florida. This highly automated, computerized 560,000 square foot facility uses a bar code scanning warehouse management system. Coach's distribution center employees use handheld optical scanners to read product bar codes, which allows the company to more accurately process and pack orders, track shipments, manage inventory and generally provide better service to its customers. Coach's products are primarily shipped via United Parcel Service and common carriers to Coach retail stores and wholesale customers and via UPS direct to consumers.

    The average order processing time is 2 to 3 days. During Coach's peak season in calendar year 2000, the second quarter in fiscal year 2001, the company shipped approximately 97% of all orders complete. Because of its 20 years of experience shipping orders to individual catalog customers, Coach believes it is well positioned to support the order fulfillment requirements of its growing business, especially business generated through the website.

MANAGEMENT INFORMATION SYSTEMS

    The foundation of Coach's information systems is its Enterprise Resource Planning system, referred to as an ERP system. Implemented in 1997, this fully integrated system supports all aspects of finance and accounting, procurement, inventory control, sales and store replenishment resulting in increased efficiencies, improved inventory control and a better understanding of consumer demand. The system functions as a central repository for all of Coach's transactional

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
information, resulting in increased efficiencies and greater inventory control. This system is fully scalable to accommodate rapid growth.

    Complementing its ERP system are several other newly-implemented system solutions, each of which, Coach believes, is well-suited for its needs. The data warehouse system summarizes the transaction information and provides a single platform for all management reporting. The supply chain management system supports corporate sales and inventory functions, creating a monthly demand plan and reconciling production/procurement with financial plans. Product fulfillment is facilitated by Coach's highly automated warehouse management system and electronic data interchange system, while the unique requirements of Coach's catalog and Internet businesses are supported by the company's custom direct sales system. Finally, the point-of-sale system supports all in-store transactions, distributes management reporting to each store, and collects sales and payroll information on a daily basis. This daily collection of store sales and inventory information results in early identification of business trends and provides a detailed baseline for store inventory replenishment. All complementary systems are integrated with the central ERP system.

COMPETITION

    Coach faces intense competition in the product lines and markets in which it competes. Coach products compete with other branded products within their product category and with private label products sold by retailers, including some of its own customers. In its wholesale business, Coach competes with numerous manufacturers, importers and distributors of handbags, accessories and other products for the limited space available for the display of such products to the consumer. Moreover, the general availability of contract manufacturing allows new entrants easy access to the markets in which Coach competes, which may increase the number of competitors and adversely affect its competitive position and its business.

    In varying degrees, depending on the product category involved, Coach competes on the basis of style, price, customer service, quality, and brand prestige and recognition. Some of its competitors have achieved significant recognition for their brand names or have substantially greater financial, distribution, marketing and other resources than Coach. However, Coach believes that it has significant competitive advantages because of its brand recognition and the acceptance of the Coach brand name by consumers.

TRADEMARKS AND PATENTS

    Coach owns all of the material trademark rights used in connection with the production, marketing and distribution of all of its products, both in the U.S. and in the other countries in which the products are principally sold. The company owns and maintains worldwide registrations for trademarks in all relevant classes of products in each of the countries in which Coach products are sold. Its major trademarks include COACH, COACH AND LOZENGE DESIGN and COACH AND TAG DESIGN and it has applications pending for a proprietary "C" SIGNATURE FABRIC design. In addition, several of Coach's products are covered by design patents or patent applications. Coach aggressively polices its trademarks and trade dress, and pursues infringers both domestically and internationally. It also pursues counterfeiters domestically and internationally through leads generated internally, as well as through its network of investigators, the Coach hotline and business partners around the world.

EMPLOYEES

    As of December 30, 2000, Coach had approximately 3,200 employees, approximately 60 of which were covered by collective bargaining agreements. Of the total, approximately 1,700 are engaged in retail selling and administration positions and approximately 1,100 are engaged in manufacturing, sourcing or distribution functions. The remaining employees are engaged in other

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aspects of the Coach business. Coach believes that its relations with its employees are good, and it has never encountered a strike or significant work stoppage.

GOVERNMENT REGULATION

    Many of Coach's imported products are subject to existing or potential duties, tariffs or quotas that may limit the quantity of products that the company may import into the U.S. and other countries or impact the cost of such products. To date, Coach has not been restricted by quotas in the operation of its business and customs duties have not comprised a material portion of the total cost of a majority of its products. In addition, Coach is subject to foreign governmental regulation and trade restrictions, including U.S. retaliation against certain prohibited foreign practices, with respect to its product sourcing and international sales operations.

LEGAL PROCEEDINGS

    Coach is involved in various routine legal proceedings incident to the ordinary course of its business. In the ordinary course of business, the company is involved in the policing of its intellectual property rights. As part of its policing program, from time to time, Coach files lawsuits in the U.S. and abroad alleging acts of trademark counterfeiting, trademark infringement, trade dress infringement, trademark dilution and/or state or foreign law claims. At any given point in time, Coach may have one or more of such actions pending. These actions often result in seizure of counterfeit merchandise and/or out of court settlements with defendants. From time to time, defendants will raise as affirmative defenses or as counterclaims the invalidity or unenforcability of certain of Coach's intellectual properties. Coach does not believe that these claims would be meritorious and, thus, they would not have any material adverse effect on the Coach business. Coach believes that the outcome of all pending legal proceedings in the aggregate will not have a material adverse effect on the Coach business or financial condition.

PROPERTIES

    The following table sets forth the location, use and size of Coach's manufacturing, distribution and corporate facilities as of December 30, 2000, all of which are leased. The leases expire at various times through 2015, subject to renewal options.

                                                                              APPROXIMATE
LOCATION                              USE                                    SQUARE FOOTAGE
--------                              ---                                   ----------------
516 West 34th Street, New York        Corporate                                 140,000
Carlstadt, New Jersey                 Corporate & Product Development            93,000
Jacksonville, Florida                 Distribution & Customer Service           560,000
Lares, Puerto Rico                    Manufacturing                              66,000
Florence, Italy                       Product Development                        16,000

Coach also occupies 114 retail and 65 factory leased retail stores located in the U.S. Coach considers these properties to be in good condition generally and believes that its facilities are adequate for its operations and provide sufficient capacity to meet its anticipated requirements.

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
                              MANAGEMENT OF COACH

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information regarding each of Coach's executive officers and directors, as of December 30, 2000:

    NAME                            AGE      POSITION(S)
    ----                            ---      -----------
    Lew Frankfort...............     54      Chairman, Chief Executive Officer and Director

    Keith Monda.................     54      Executive Vice President, Chief Operating Officer and
                                             Director

    David DeMattei..............     44      President, Retail Division

    Reed Krakoff................     36      President, Executive Creative Director

    Richard Randall.............     62      Senior Vice President and Chief Financial Officer

    Carole Sadler...............     41      Senior Vice President, General Counsel and Secretary

    Felice Schulaner............     40      Senior Vice President, Human Resources

    Joseph Ellis(1).............     58      Director

    Paul Fulton(1)..............     66      Director

    Gary Grom(2)................     54      Director

    Michael Murphy(1)...........     64      Director

    Richard Oberdorf(2).........     48      Director

------------------------

(1) Member of the audit committee and the compensation and employee benefits committee.

(2) Messrs. Grom and Oberdorf are both employees of Sara Lee. Each of
    Messrs. Grom and Oberdorf will resign as a member of Coach's board if the exchange offer is completed.

    LEW FRANKFORT has been involved with the Coach business in excess of 20 years. He has served as Chairman and Chief Executive Officer of Coach since November 1995. He has served as a member of Coach's board of directors since June 1, 2000, the date of incorporation. Mr. Frankfort served as Senior Vice President of Sara Lee from January 1994 to October 2000. Mr. Frankfort was appointed President and Chief Executive Officer of the Sara Lee Champion, Intimates & Accessories group in January 1994, and held this position through November 1995. From September 1991 through January 1994, Mr. Frankfort held the positions of Executive Vice President, Sara Lee Personal Products and Chief Executive Officer of Sara Lee Accessories. Mr. Frankfort was appointed President of Coach in July 1985, after Sara Lee acquired Coach, and held this position through September 1991. Mr. Frankfort joined Coach in 1979 as Vice President of New Business Development. Prior to joining Coach, Mr. Frankfort held various New York City government management positions and served as Commissioner, New York City Agency for Child Development. Mr. Frankfort holds a Bachelor of Arts degree from Hunter College and an MBA in Marketing from Columbia University.

    KEITH MONDA was appointed Executive Vice President and Chief Operating Officer of Coach in June 1998. He has served as a member of Coach's board of directors since June 1, 2000, the date of incorporation. Prior to joining Coach, Mr. Monda served as Senior Vice President, Finance & Administration and Chief Financial Officer of Timberland Company from December 1993 until May 1996, and was promoted to, and held the position of, Senior Vice President, Operations from May 1996 until January 1998. From May 1990 to December 1993, Mr. Monda served as Executive Vice President, Finance and Administration of J. Crew.
Mr. Monda holds Bachelor of Science and Master of Arts degrees from Ohio State University.

    DAVID DEMATTEI joined Coach as President, Retail Division in July 1998. From June 1995 to April 1998, Mr. DeMattei served as Retail President of J. Crew, and from January 1994 to January 1995 he served as Chief Financial Officer of the Nature Company, a division of CML Group. From January 1993 to January 1994, he served as President of Banana Republic Retail Stores. From January 1983 through January 1993, Mr. DeMattei held various positions at Gap, Inc., including Chief Financial Officer. Mr. DeMattei holds a Bachelor of Science degree in Business Administration from the University of San Francisco.

    REED KRAKOFF was appointed President, Executive Creative Director in September 1999 after joining Coach as Senior Vice President and Executive Creative Director in December 1996. Prior to joining Coach, Mr. Krakoff served as Senior Vice President, Marketing, Design & Communications from January 1993 until December 1996, and as Head Designer, Sportswear from April 1992 until January 1993 at Tommy Hilfiger USA, Inc. From July 1988 through April 1992, Mr. Krakoff served as a Senior Designer in Design and Merchandising for Polo/Ralph Lauren. Mr. Krakoff holds an A.A.S. degree in Fashion Design from Parsons School of Design and a Bachelor of Arts degree in Economics and Art History from Tufts University.

    RICHARD RANDALL joined Coach as Senior Vice President and Chief Financial Officer in May 2000. Mr. Randall previously served as Senior Vice President and Chief Financial Officer of Lillian Vernon Corporation from September 1998 through April 2000. From October 1997 through March 1998, Mr. Randall served as Executive Vice President of Mondo, Inc. From 1979 through 1997, Mr. Randall served as Chief Financial Officer at Salant Corporation, Heron Communications, Chappell Music Publishers and Warner Cosmetics. Mr. Randall is a Certified Public Accountant and holds a Bachelor of Business Administration degree in accounting from City College of New York. Mr. Randall is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. In December 1998, fifteen months after his departure from Salant Corporation, Salant Corporation commenced bankruptcy proceedings which concluded in April 1999.

    CAROLE SADLER has served as Senior Vice President, General Counsel and Secretary since May 2000. She joined Coach as Vice President, Chief Counsel in March 1997. From April 1991 until February 1997, Ms. Sadler was Vice President and Associate General Counsel of Saks Fifth Avenue. From September 1984 until March 1991, Ms. Sadler practiced law as a litigation associate in New York City, most recently at the firm of White & Case, and prior to that at Paskus Gordon & Mandel and Mound Cotton & Wollan. Ms. Sadler holds a Juris Doctor degree from American University, Washington College of Law, and a Bachelor of Arts degree, CUM LAUDE, in American Studies from Smith College.

    FELICE SCHULANER joined Coach as Senior Vice President, Human Resources in January 2000. Prior to joining Coach, Ms. Schulaner served as Senior Vice President, Human Resources of Optimark Technologies from February 1999 through December 1999 and as Senior Vice President, Human Resources of Salant Corporation from July 1997 through February 1999. Ms. Schulaner was Vice President, Worldwide Recruitment & Selection at American Express from July 1996 until June 1997. From 1990 through 1996, she served in various other human resources positions at American Express, including Vice President, Human Resources Reengineering, and, from 1986 until 1990, Ms. Schulaner held human resources positions at Macy's Northeast in New York City. Ms. Schulaner holds a Bachelor of Arts degree from New College of the University of South Florida. In December 1998, Salant Corporation commenced bankruptcy proceedings which concluded in April 1999.

    JOSEPH ELLIS was elected to Coach's board of directors on September 12, 2000. Mr. Ellis has served as a Limited Partner of Goldman, Sachs & Co. since 1994, and served as a General Partner from 1986 to 1994. Mr. Ellis served as senior retail-industry analyst from 1970 through 1994. Before joining Goldman Sachs in 1970, Mr. Ellis was Vice President and Investment Analyst with The Bank of New York. Mr. Ellis also serves as a director of The New York State Nature Conservancy, the National Retail Federation and Waterworks, Inc. He is a member of the Steering Committee of the Center for Environmental Research and Conservation of Columbia University and a trustee of CARE. Mr. Ellis holds a Bachelor of Arts degree from Columbia University.

    PAUL FULTON was elected to Coach's board of directors on September 12, 2000. Mr. Fulton serves as Chairman of the Board of Bassett Furniture Industries, Inc. and has served as its Chief Executive Officer and director from 1997 to 2000. From 1994 until 1997, he was Dean of The Kenan-Flagler Business School, The University of North Carolina at Chapel Hill. From 1981 to 1993, Mr. Fulton held various positions at Sara Lee, including President of Sara Lee and Executive Vice President of the Hanes Group. Mr. Fulton also serves as a director for Bank of America Corporation, Cato Corporation, Sonoco Products, Inc., and Lowe's Companies, Inc. Mr. Fulton holds a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill.

    GARY GROM has served as Senior Vice President of Human Resources at Sara Lee since July 1992. He has served as a member of Coach's board of directors since June 1, 2000, the date of incorporation. From June 1985 until June 1992,
Mr. Grom held various human resource positions at Sara Lee, including Senior Vice President of Sara Lee Packaged Meats and Executive Director of Compensation, Benefits and Manpower Planning. Mr. Grom holds a Bachelor of Science degree in Business Administration from the University of Wisconsin--LaCrosse.

    MICHAEL MURPHY was elected to Coach's board of directors on September 12, 2000. From 1994 to 1997, Mr. Murphy served as Vice Chairman and Chief Administrative Officer of Sara Lee. Mr. Murphy also served as a director of Sara Lee from 1979 through October 1997. Mr. Murphy joined Sara Lee in 1979 as Executive Vice President and Chief Financial and Administrative Officer and, from 1993 until 1994, also served as Vice Chairman. Mr. Murphy is also a director of American General Corporation, Bassett Furniture Industries, Inc., True North Communications, Inc., Northwestern Memorial Corporation (university hospitals), Civic Federation, Big Shoulders Fund and Jobs for Youth, Chicago Cultural Center Foundation, Chicago's Lyric Opera, GATX Corporation and Payless ShoeSource, Inc. He is also a member of the Board of Trustees of Northern Funds (a family of mutual funds). Mr. Murphy holds a Bachelor of Science degree in Business Administration from Boston College and an MBA degree in finance from the Harvard Business School.

    RICHARD OBERDORF currently serves as Vice President, Corporate Development of Sara Lee. He has served as a member of Coach's board of directors since
June 1, 2000, the date of incorporation. From September 1997 to November 2000, Mr. Oberdorf held various positions at Sara Lee, including Vice President of Portfolio Management. From September 1994 to September 1997, Mr. Oberdorf served as Chief Financial Officer of Sara Lee Personal Products. From July 1987 to September 1994, Mr. Oberdorf held various positions at Sara Lee and its divisions, including Chief Financial Officer of Playtex and Sara Lee Personal Products Pacific Rim. Prior to joining Sara Lee, Mr. Oberdorf was Senior Tax Manager with Price Waterhouse. Mr. Oberdorf holds an Accounting degree from Georgetown University.

BOARD STRUCTURE AND COMPENSATION

    AUDIT COMMITTEE

    Coach's audit committee was appointed on September 12, 2000 and is comprised of Messrs. Ellis, Fulton and Murphy, who are all outside directors. Mr. Murphy is the Chairman. The audit committee reviews Coach's auditing, accounting, financial reporting and internal control functions and makes recommendations to the board of directors for the selection of independent accountants. In addition, the committee reviews Coach's accounting principles and financial reporting, its compliance with foreign trade regulations as well as the independence of, and the non-audit services provided by, Coach's independent accountants. In discharging its duties, the audit committee:

    - reviews and approves the scope of the annual audit and the independent accountant's fees;

    - meets independently with Coach's internal auditing staff, its independent accountants and senior management; and

    - reviews the general scope of Coach's accounting, financial reporting, annual audit and internal audit program, matters relating to internal control systems and the results of the annual audit.

    COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE

    Coach's compensation and employee benefits committee was appointed on September 12, 2000 and is comprised of Messrs. Ellis, Fulton and Murphy, who are all outside directors. Mr. Fulton is the Chairman. The compensation and employee benefits committee determines, approves and reports to the board of directors on all elements of compensation for Coach's elected officers, including targeted total cash compensation and long-term equity based incentives and administers various employee benefit plans.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Coach's compensation and employee benefits committee makes all compensation decisions regarding the executive officers. None of Coach's executive officers serve on the compensation committee or board of directors of any other company of which any of the members of the compensation and employee benefits committee or the board of directors is an executive officer.

    DIRECTOR COMPENSATION

    Directors who are Coach or Sara Lee employees receive no compensation for their services as directors. Coach's outside directors (I.E., directors who are neither Coach nor Sara Lee employees) receive an annual retainer of $30,000 and an annual grant of 5,000 options to purchase shares of Coach common stock. The exercise price of these options equals the fair market value of Coach common stock on the date of grant. Coach's outside directors may elect to receive common stock, options to purchase common stock, or a combination of common stock and options, in lieu of all or any portion of the $30,000 annual retainer. In addition, Coach's outside directors may elect to defer part or all of their annual cash retainer under the Directors' Deferred Compensation Plan described below. Deferred amounts are invested in a stock equivalent account. Chairpersons of Coach's board committees receive an additional $5,000 annually.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the number of Coach shares beneficially owned on December 30, 2000 by each director, each of the executive officers named in the Summary Compensation Table below and all of Coach's directors and executive officers as a group. Except as otherwise noted, the individual director or executive officer or their family members has sole voting and investment power with respect to the stock. The total number of shares of Coach common stock outstanding as of December 30, 2000 was 43,513,333.

                                                                 SHARES OF COACH
                                                                BENEFICIALLY OWNED
                                                             ------------------------
NAME OF BENEFICIAL OWNER                                       NUMBER     PERCENTAGE
------------------------                                     ----------   -----------
Lewis Frankfort(1).........................................     661,118       1.5

Keith Monda(2).............................................      63,913        *

David DeMattei(3)..........................................      61,213        *

Reed Krakoff(4)............................................      76,907        *

Richard Randall............................................           0        *

Carole Sadler(5)...........................................      20,067        *

Felice Schulaner(6)........................................       3,303        *

Joseph Ellis...............................................           0        *

Paul Fulton................................................      10,000        *

Gary Grom..................................................      10,000        *

Richard Oberdorf...........................................      10,000        *

Michael Murphy.............................................      10,000        *

All Directors and Officers as a Group (12 people)..........     926,521       2.1

--------------

 *  Less than 1%.

(1) Includes 621,018 shares of common stock that may be purchased within 60 days of December 30, 2000 pursuant to the exercise of options.

(2) Includes 51,213 shares of common stock that may be purchased within 60 days of December 30, 2000 pursuant to the exercise of options.

(3) Includes 51,213 shares of common stock that may be purchased within 60 days of December 30, 2000 pursuant to the exercise of options.

(4) Includes 66,907 shares of common stock that may be purchased within 60 days of December 30, 2000 pursuant to the exercise of options.

(5) Includes 18,667 shares common stock that may be purchased within 60 days of December 30, 2000 pursuant to the exercise of options.

(6) Includes 3,303 shares of common stock that may be purchased within 60 days of December 30, 2000 pursuant to the exercise of options.

EXECUTIVE COMPENSATION OF COACH

    Until October 2000, the executive officers named in the table below participated in Sara Lee compensation plans. The following table sets forth compensation information for Coach's chief executive officer and the four next most highly compensated executive officers for the fiscal years ended July 1, 2000 and July 3, 1999. All information set forth in this table reflects compensation paid to these individuals by us for services performed for the Coach business during the fiscal years ended July 1, 2000 and July 3, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                           ANNUAL COMPENSATION                              COMPENSATION AWARDS
                             ------------------------------------------------   -------------------------------------------
                                                                                              NUMBER OF
                                                                    OTHER       RESTRICTED    SECURITIES
                              FISCAL                               ANNUAL         STOCK       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR      SALARY       BONUS     COMPENSATION    AWARDS(1)     OPTIONS(2)    COMPENSATION(3)
---------------------------  --------   ---------   ---------   -------------   ----------   ------------   ---------------
Lewis Frankfort............    2000     $470,833    $460,616     $  250,000(4)   $228,750      172,749          $51,472
  Chairman and Chief           1999      450,000     399,150             --       201,600      158,124           43,925
  Executive Officer

Keith Monda................    2000      370,833     331,432        250,000(4)    112,088       24,000           36,576
  Executive Vice President     1999      350,000     286,907        639,470(5)    100,800       50,000            5,347
  and
  Chief Operating Officer

David DeMattei.............    2000      450,000     360,000        250,000(4)    112,088       24,000            3,191
  President, Retail            1999      425,000     515,308             --       144,000       50,000            3,013
  Division

Reed Krakoff...............    2000      389,667     338,523        250,000(4)    112,088       24,000           27,486
  President, Executive         1999      336,667     260,496             --       100,800       24,000           19,667
  Creative
  Director

Carole Sadler..............    2000      195,000     117,000             --            --        6,200           12,950
  Senior Vice President,       1999      170,000      91,460             --            --        6,000            7,367
  General Counsel and
  Secretary

--------------------------
(1) Reflects the market value of Sara Lee restricted stock units on the date of grant. For fiscal year 2000, market value was calculated based on $22.875 per share and includes 10,000 performance based restricted stock units granted to Lew Frankfort, and the following number of service-based restricted stock units: Keith Monda, 4,900; David DeMattei, 4,900; and Reed Krakoff, 4,900. For fiscal year 1999, market value was calculated based on $24.00 per share and includes 8,400 performance based restricted stock units granted to Lew Frankfort, 4,200 to Keith Monda, 6,000 to David DeMattei and 4,200 to Reed Krakoff. Performance-based restricted stock units may be earned three years after their grant date based upon achievement of specific earnings per share and return on invested capital goals that we approve at the beginning of each three-year performance cycle. These two financial goals are evenly weighted. The service-based restricted stock units may be earned three years after their grant date, based solely upon the participant's continued employment with us. Dividends on the restricted stock units are escrowed during the three-year performance or service cycle. Dividends and interest on the escrowed dividends are distributed at the end of the performance or service cycle in the same proportion as the restrictions on the restricted stock units lapse. To the extent the performance goals or service requirements are not attained, the restricted stock units, the escrowed dividends and interest will be forfeited. On October 4, 2000, all service-based restricted stock units were converted into Coach service-based restricted stock units as described in "Stock Ownership Guidelines for Executive Officers."

(2) Number of shares of Sara Lee common stock underlying options. On October 4, 2000, all of these options were converted into options to purchase shares of Coach common stock as described in "Stock Ownership Guidelines for Executive Officers."

(3) Includes payment by us of the following amounts for life insurance on behalf of each of the executive officers above for fiscal year 2000: $10,555 for Lew Frankfort; $5,872 for Keith Monda; $3,191 for David DeMattei; $1,940 for Reed Krakoff, and $1,837 for Carole Sadler. Includes payment by us of the following amounts for life insurance on behalf of each of the executive officers above for fiscal year 1999: $15,853 for Lew Frankfort; $5,347 for Keith Monda; $3,013 for David DeMattei; $1,467 for Reed Krakoff; and $1,952 for Carole Sadler. Includes our contributions under our employee stock ownership plan and supplemental retirement benefit plan of the following amounts on behalf of the following executive officers contained in the table above for fiscal year 2000: $40,917 for Lew Frankfort, $30,704 for Keith Monda, $25,546 for Reed Krakoff, and $11,113 for Carole Sadler. Includes our contributions under our employee stock ownership plan and supplemental retirement benefit plan of the following amounts on behalf of the following executive officers contained in the table above for fiscal year 1999:
    $28,072 for Lew Frankfort; $18,200 for Reed Krakoff; and $5,415 for Carole Sadler.

(4) Represents payments made in November 2000 under the Coach 2000 Growth Incentive Plan. These payments were made on an accelerated basis based on the achievement of operating profit targets for fiscal year 2000 and the waiver of other requirements under the plan, as described in "2000 Growth Incentive Plan."

(5) Consists of a $639,470 relocation allowance paid to Mr. Monda.

    The following table shows all grants of options to acquire shares of Sara Lee common stock made to the executive officers of Coach named above in the Summary Compensation Table during the fiscal year ended July 1, 2000.

                  SARA LEE OPTION GRANT IN LAST FISCAL YEAR(1)

                                                                                               POTENTIAL REALIZABLE
                                           % OF TOTAL                                            VALUE AT ASSUMED
                                             OPTIONS                                                  ANNUAL
                              NUMBER OF      GRANTED                                              RATES OF STOCK
                             SECURITIES    TO SARA LEE                                           APPRECIATION FOR
                             UNDERLYING     EMPLOYEES     EXERCISE PRICE                          OPTION TERM(3)
                             THE OPTIONS    IN FISCAL      PER SARA LEE                       -----------------------
NAME                           GRANTED        YEAR          SHARE (2)       EXPIRATION DATE       5%          10%
---------------------------  -----------   -----------   ----------------   ---------------   ----------   ----------
Lewis Frankfort............      76,000         *             $22.66          August 2009     $1,082,880   $2,744,231
                                 27,708(4)      *              23.81          August 2006        268,604      625,960
                                 69,041(4)      *              23.81          August 2007        784,955    1,880,104
Keith Monda................      24,000         *              22.66          August 2009        341,962      866,599
David DeMattei.............      24,000         *              22.66          August 2009        341,962      866,599
Reed Krakoff...............      24,000         *              22.66          August 2009        341,962      866,599
Carole Sadler..............       6,200         *              22.66          August 2009         88,340      223,872

--------------------------
* Less than 1%. The total options granted by us to our employees in fiscal year 2000 was 35,958,092.

(1) Because Coach stock was not available in the last fiscal year, all executive officers received options to purchase Sara Lee stock. The Sara Lee options were subsequently converted into options to purchase Coach stock on October 4, 2000 as described in "Stock Ownership Guidelines for Executive Officers."

(2) Exercise price equals 100% of the fair market value of the common stock on the date of grant. Each option expires 10 years after the grant date, other than Mr. Frankfort's restoration stock options described in more detail in footnote (4) below. The options generally become exercisable in three equal annual installments, on the first three anniversary dates of the date of grant. No option may be exercised until the expiration of one year from the date of grant. In the event of a change in control of us, our compensation and employee benefits committee may provide for appropriate adjustments, including acceleration of the vesting period.

(3) Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. A zero percent gain in stock price will result in zero dollars for the optionee. The dollar amounts indicated in these columns are the result of calculations assuming growth rates required by the rules of the Securities and Exchange Commission. These growth rates are not intended to forecast future appreciation, if any, of the price of Sara Lee common stock.

(4) These are restoration stock options, which are granted when an executive exercises an existing option by surrendering Sara Lee common stock. The grant of a restoration stock option upon the exercise of an existing option is intended to promote increased employee share ownership by encouraging the early exercise of existing options. The grant of a restoration stock option does not result in an increase in the total combined number of shares and options held by an employee.

    The following table shows aggregate exercises of options to purchase Sara Lee common stock made during the fiscal year ended July 1, 2000 by the executive officers of Coach named above in the Summary Compensation Table.

     AGGREGATED SARA LEE OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

                                                                                      VALUE OF SARA LEE
                                                      NUMBER OF SECURITIES               UNEXERCISED
                                                     UNDERLYING UNEXERCISED             IN-THE-MONEY
                        SARA LEE                           OPTIONS AT                 OPTIONS AT FISCAL
                         SHARES                          FISCAL-YEAR-END                 YEAR-END(1)
                        ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                   ON EXERCISE   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------  -----------   -----------   -----------   -------------   -----------   -------------
Lew Frankfort            107,666       $503,417       375,873(2)     196,002(2)      $ 0            $ 0

------------------------

(1) Options are "in-the-money" at fiscal year-end if the market value of the underlying Sara Lee securities on that date exceeds the exercise price of the options. The amounts set forth represent the difference between the closing price of Sara Lee common stock of $19.31 on the New York Stock Exchange on June 30, 2000 (the last business day of the fiscal year), less the option exercise price payable for those shares.

(2) All of these Sara Lee options were converted into options to purchase Coach common stock on October 4, 2000 as described in "Stock Ownership Guidelines for Executive Officers."

2000 GROWTH INCENTIVE PLAN

    During fiscal year 2000, Sara Lee's Compensation and Employee Benefits Committee approved Coach's 2000 Growth Incentive Plan. The plan is intended to provide Coach's senior management with incentive compensation tied to the achievement of near-term profitability and growth targets and to enhance retention. Under the plan, a portion of fiscal year 2000 operating profit in excess of the specified target is retained in a fund. This fund will be paid out to participants in the plan in

September 2001 if Coach realizes a specified profit growth target in fiscal year 2001 compared to fiscal year 2000. In November 2000, partial payments were made under the plan to four participants on an accelerated basis and the fiscal year 2001 profit growth requirement was waived with respect to such payments. Additional payments will be made to all participants in the plan in September 2001 if the fiscal year 2001 growth target and other conditions are met.

SEVERANCE POLICY

    Coach's severance policy provides that if an officer's employment is terminated without cause, the officer will receive from 6 to 24 months of salary as severance payments. The amount of actual severance payments depends on the officer's position, length of service and age. Under this policy, officers may also receive a partial payment under the incentive plans with respect to the fiscal year in which the termination occurs. The terminated officer's participation in our insurance plans, except for life and disability insurance (which end on the date of termination of employment), will continue for the same number of months for which he or she is receiving severance payments. Severance payments terminate if the terminated officer becomes employed by one of our competitors.

RETIREMENT PLANS

    The following table shows the approximate annual pension benefits payable upon retirement under our qualified pension plan, as well as a nonqualified supplemental benefit plan. Executive officers of Coach are eligible to participate in our retirement plans until June 30, 2001. We have agreed that Lew Frankfort, Coach's Chairman and Chief Executive Officer, will continue to accrue service time under our supplemental benefit plan through April 1, 2001. The compensation covered by our pension plans is based on an employee's annual salary and bonus. The amounts payable under the pension plans are computed on the basis of a straight-life annuity and are not subject to deduction for Social Security benefits or other amounts. Under the supplemental benefit plan, accrued benefits having a present value exceeding $100,000 for participants age 55 and older and $300,000 for participants who have not yet attained the age of 55 are funded with periodic payments by us to individual trusts established by the participants.

                   ESTIMATED ANNUAL NORMAL RETIREMENT PENSION
                   BASED UPON THE INDICATED CREDITED SERVICE

        FINAL
       AVERAGE
    COMPENSATION        10 YEARS    15 YEARS    25 YEARS    35 YEARS
---------------------   ---------   ---------   ---------   ---------
   30$0,000             $ 52,500    $ 78,750    $131,250    $183,750
   350,000                61,250      91,875     153,125     214,375
   400,000                70,000     105,000     175,000     245,000
   450,000                78,750     118,125     196,875     275,625
   500,000                87,500     131,250     218,750     306,250
   600,000               105,000     157,500     262,500     367,500
   750,000               131,250     196,875     328,125     459,375
  1,000,000              175,000     262,500     437,500     612,500

    As of January 1, 2001, the executive officers had the following years of credited service under the pension plans: Lew Frankfort, 15 years and five months; Keith Monda, two years and six months; David DeMattei, two years and five months; Reed Krakoff, four years; and Carole Sadler, three years and nine months.

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS

    Coach's board of directors believes that the interests of its executive officers and other senior management will be more closely aligned with the interests of Coach stockholders if the executive officers and other senior management hold a significant investment in Coach common stock. To ensure significant stock ownership, Coach's board of directors has adopted stock ownership guidelines that encourage 27 Coach employees, at the vice president level and above, to own a specified number of Coach securities. The ownership guidelines range from 150,000 shares for the Chief Executive Officer to 20,000 shares for each of the Vice Presidents. Employees who are subject to the stock ownership guidelines have several years to achieve compliance. Shares covered by deferred stock units and shares allocated under the 401(k) plan or other benefit plans count towards compliance with the stock ownership guidelines.

    To facilitate Coach executives' achievement of Coach stock ownership guidelines and in addition to the common stock reserved for issuance under Coach stock plans, Coach offered the opportunity and 45 Coach employees elected to convert previously granted options to purchase Sara Lee common stock into options to purchase 1,494,893 shares of Coach common stock at the time of Coach's initial public offering. These employees hold management titles beginning at the "Director" level and above, up to and including the Chief Executive Officer. The number and exercise prices of the Coach options granted were determined in a manner meant to reflect the difference between the fair market values of Sara Lee common stock and Coach common stock on the date of the consummation of Coach's initial public offering. The Coach options have substantially the same vesting and exercise provisions as the Sara Lee options surrendered and cancelled. However, the Coach options are not exercisable under any circumstance until April 4, 2001. Between April 4, 2001 and October 4, 2001, Coach options are exercisable only if the exchange offer and any subsequent spin-off have occurred or we have otherwise disposed of our controlling interest in Coach. After October 4, 2001, Coach options are exercisable only if certain requirements are satisfied that are intended to preserve our ownership of at least 80% of Coach's outstanding stock or until the completion of the exchange offer and spin-off, if necessary.

    Under several of our long-term performance or restricted stock plans, some of Coach's key employees were granted restricted stock unit awards. At the time of Coach's initial public offering in October 2000, seven Coach employees converted previously granted Sara Lee service-based restricted stock units into 33,575 Coach service-based restricted stock units that have the same vesting requirements. Sara Lee performance-based restricted stock units were not eligible for conversion at the time of Coach's initial public offering. The Coach service-based restricted stock units have substantially the same release provisions as the Sara Lee service-based restricted stock units surrendered and cancelled. However, shares will not be issued under vested restricted stock units unless certain requirements are satisfied that are intended to preserve our ownership of at least 80% of Coach's outstanding stock until the completion of the exchange offer and spin-off, if necessary.

TREATMENT OF SARA LEE OPTIONS AND RESTRICTED STOCK UNITS IN THE EXCHANGE OFFER

    Coach will assume all remaining Sara Lee options held by its employees at the time the exchange offer is completed and convert them into equivalent Coach options. As of December 30, 2000, Coach employees held options to purchase 297,316 shares of Sara Lee common stock. As of December 30, 2000, Coach employees held 32,800 unvested Sara Lee performance-based restricted stock units which may not be tendered in the exchange offer.

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2000 STOCK INCENTIVE PLAN

    Coach's 2000 Stock Incentive Plan, referred to as the 2000 Plan, provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights and other stock awards to Coach employees.

    NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE 2000 PLAN. A total of 5,300,742 shares of Coach common stock have been reserved for issuance pursuant to the 2000 Plan. In connection with its initial public offering, Coach granted its employees options to purchase 2,868,625 shares of its common stock at the initial public offering price of $16.00 per share. None of these options are exercisable until October 2001, other than acceleration due to death or disability or until the completion of the exchange offer and any subsequent spin-off. The number of shares of common stock available under the 2000 Plan will be proportionately adjusted in the event of any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends). Any awards under the 2000 Plan that are made as a result of conversion by Coach employees of outstanding awards administered under the 2000 Plan, or in connection with an acquisition, will not reduce the number of shares available for issuance under the 2000 Plan.

    ADMINISTRATION OF THE 2000 PLAN. The compensation and employee benefits committee of Coach's board of directors administers the 2000 Plan. Coach has adopted procedures satisfactory to us to ensure that the issuance of shares of Coach common stock under the 2000 Plan will not cause our ownership of Coach's outstanding capital stock to fall below 80%, which is necessary both to allow Coach to continue to file consolidated United States federal income tax returns with us until the exchange offer and any subsequent spin-off are completed, and to preserve the tax-free status of the exchange offer and any spin-off. Under these procedures, until the completion of the exchange offer and any spin-off, Coach is required to repurchase shares of its common stock on the open market as options are exercised or restricted stock units vest before shares can be issued upon the exercise of options or the vesting of restricted stock units. In the case of any award under the 2000 Plan intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, Coach's compensation and employee benefits committee consists solely of two or more "outside directors" within the meaning of
Section 162(m) of the Code. The committee has the power to determine the terms of the awards granted, including the exercise price, the number of shares subject to each option, the exercisability of the options and the form of consideration payable upon exercise.

    OPTIONS. The exercise price of all options granted under the 2000 Plan will be at least equal to the fair market value of Coach common stock on the grant date. However, each Sara Lee option that is held by a Coach employee on the date that the exchange offer is completed will be converted automatically into a Coach option with an exercise price and share amount that substantially preserves the economic value of the converted Sara Lee option. The committee may grant options that provide for the grant of a restoration option. If a person exercises an option that contains a restoration option provision and pays the exercise price by tendering shares of Coach common stock to Coach, or satisfies the minimum tax-withholding obligations by authorizing Coach to withhold shares that would be granted under the option, the person exercising the option may receive a restoration option for the number of shares tendered or withheld. The committee determines all other terms of options.

    No optionee may be granted an option to purchase more than 1,060,158 shares over the term of the 2000 Plan, except that in the calendar year that an optionee begins service as the Chief Executive Officer, the optionee may be granted options to purchase up to 500,000 shares. Neither of these limits will include restoration options. The number of shares for which restoration options may be granted to any optionee in any calendar year may not exceed
500,000 shares.

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    After termination of employment, an optionee may exercise a vested option for the period of time stated in the option agreement. Generally, if termination is due to:

    - death or disability, vesting accelerates and the option will remain exercisable until the earlier of its expiration date or 5 years;

    - retirement, vesting continues and the option will remain exercisable until its expiration date;

    - involuntary termination under which severance benefits are payable, vesting continues during the severance period and a vested option will remain exercisable until the earlier of its expiration date or 90 days after the last day of the period for which severance benefits are payable; or

    - cause, the option will terminate in its entirety on the date of termination.

    In all other cases, a vested option will generally remain exercisable for 90 days; however, an option may never be exercised later than the expiration of its term. The options granted to employees in Coach's initial public offering provide that retirement within two years of such offering will be treated as a voluntary termination. Coach employees may be required to sign option agreements that obligate such employees to repay all financial gains they realize from exercising all or a portion of an option within the six-month period preceding certain conduct that is contrary or harmful to Coach's interests, such as accepting employment with one of its competitors. The ability of Coach employees to exercise options (including in the event of acceleration of vesting due to death or disability) is subject to certain limitations intended to preserve our ownership of at least 80% of Coach's outstanding stock until the exchange offer or the spin-off is completed.

    STOCK APPRECIATION RIGHTS. All stock appreciation rights, or SARs, granted under the 2000 Plan generally represent a right to receive payment, in cash, stock, or a combination of cash and stock, equal to the excess of the fair market value of a specified number of shares of common stock on the exercise date over the fair market value of such shares on the grant date.

    STOCK AWARDS. A stock award granted under the 2000 Plan represents an award made in or valued in whole or in part by reference to shares of common stock and may be payable in whole or in part in stock. The committee determines the conditions and restrictions of all stock awards granted under the 2000 Plan. No more than 20% of the shares reserved for issuance under the 2000 Plan may be issued as a stock award.

    PAYMENT DEFERRALS. The committee may require or permit an optionee to defer the receipt of shares or cash or other property upon settlement of awards. The committee may also allow the payment or crediting of earnings on deferred amounts.

    TRANSFERABILITY OF OPTIONS, SARS AND STOCK AWARDS. The 2000 Plan generally does not allow for the transfer of options, SARs or stock awards other than by will or the laws of descent and distribution pursuant to approved beneficiary designation procedures. Only the employee may exercise his or her options during his or her lifetime.

    ADJUSTMENTS IN CONNECTION WITH A CHANGE IN CONTROL. In contemplation of or in the event of a change in control, the committee may provide for appropriate adjustments, including the acceleration of vesting and the settlement or substitution of awards. If a change of control occurs prior to the completion of the exchange offer, one-half of all unvested Coach options will vest automatically. The 2000 Plan expressly states that a distribution in connection with an exchange offer for Sara Lee common stock does not constitute a change of control.

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    AMENDMENT OF THE 2000 PLAN.  Coach's board of directors has the authority to amend, suspend or terminate the 2000 Plan, provided it does not adversely affect any award previously granted under the 2000 Plan without the affected award holder's consent.

EXECUTIVE DEFERRED COMPENSATION PLAN

    In June 2000, Coach's board of directors adopted the Executive Deferred Compensation Plan, referred to as the Deferred Compensation Plan. We, as Coach's sole stockholder at that time, approved the Deferred Compensation Plan. The Deferred Compensation Plan is not a tax-qualified retirement plan. The Deferred Compensation Plan is a plan that permits all officers and key employees at or above the director level to elect to defer all or a portion of their annual bonus or annual base salary. Participants were offered the opportunity to elect to transfer their deferrals under the Sara Lee Executive Deferred Compensation Plan to the Deferred Compensation Plan on October 4, 2000. All amounts deferred under the Deferred Compensation Plan are represented by deferred stock units, which represent the right to receive shares of Coach common stock on the distribution date elected by the participant, and are paid in common stock on the distribution date elected by the participant; provided that prior to the completion of the exchange offer or spin-off, no distribution will be made from the Deferred Compensation Plan unless Coach purchases shares on the open market to satisfy the distribution before shares are issued to fund the distribution.

PERFORMANCE-BASED ANNUAL INCENTIVE PLAN

    Coach's board of directors has adopted the Performance-Based Annual Incentive Plan, referred to as the Annual Plan. We, as Coach's sole stockholder at that time, approved the Annual Plan. The Annual Plan is intended to provide Coach senior management with annual incentive compensation that is tied to the achievement of pre-established and objective performance goals, such as return on investment and cash flow. The compensation and employee benefits committee of Coach's board administers the Annual Plan. In the case of awards intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code, the committee consists solely of two or more "outside directors". Under the Annual Plan, each participant is eligible to receive a predetermined annual award established by the compensation and employee benefits committee, which award may not exceed $1.0 million, if the performance goal has been satisfied.

2000 NON-EMPLOYEE DIRECTOR STOCK PLAN

    Coach's board of directors has adopted the 2000 Non-Employee Director Stock Plan, referred to as the Director Plan. We, as Coach's sole stockholder at that time, approved the Director Plan.

    ADMINISTRATION. The compensation and employee benefits committee of Coach's board of directors administers the Director Plan. Coach has adopted procedures satisfactory to us to ensure that the issuance of shares of Coach common stock under the Director Plan will not cause our ownership of Coach's outstanding capital stock to fall below 80%, which is necessary both to allow Coach to continue to file consolidated United States federal income tax returns with us until the exchange offer and any subsequent spin-off are completed, and to preserve the tax-free status of the exchange offer and any spin-off. Under these procedures, until the completion of the exchange offer and any spin-off, Coach will be required to repurchase shares of its common stock on the open market as options are exercised and before Coach can issue shares to fund option exercises.

    NUMBER OF SHARES AVAILABLE UNDER THE DIRECTOR PLAN. As of October 4, 2000, an aggregate of 84,813 shares of common stock were reserved for options and share awards under the Director Plan. In connection with Coach's initial public offering, it granted to its non-employee directors options to purchase
15,000 shares of Coach common stock at the initial public offering price of $16.00 per share. In any fiscal year, the aggregate number of shares that will be available for

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awards under the Director Plan will be two-tenths of one percent (.2%) of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year. The number of shares of common stock available under the Director Plan will be proportionately adjusted in the event of any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends).

    ELECTION FOR DIRECTORS FEES. Non-employee directors may elect to receive all or any portion of their annual directors fees in the form of either options or stock or a combination of options or stock.

    OPTIONS. Each non-employee director receives an annual option retainer consisting of 5,000 options on the last regularly scheduled meeting of the board held in the second fiscal quarter of each year, beginning the second fiscal quarter of 2001. A restoration option may be granted if a director pays the purchase price upon exercise of an option by surrendering shares.

    All options granted under the Director Plan have a term not longer than 10 years and an exercise price equal to the fair market value of Coach common stock on the date of grant. Each option becomes vested six months after the option grant date and will be subject to exercise restrictions intended to preserve our ownership of at least 80% of Coach outstanding capital stock until the exchange offer and any subsequent spin-off are completed. No option may be exercised until the later of April 2001 or the completion of the exchange offer and any subsequent spin-off. After termination of services as a non-employee director, an optionee may exercise the vested portion of his or her option for the period of time stated in the option agreement. Generally, if termination is due to:

    - death or disability, the vested option will remain exercisable until the earlier of its expiration date or five years; or

    - for reasons other than death or disability, the vested option will remain exercisable until the earlier of its expiration date or 90 days following the termination.

    STOCK AND OPTIONS IN LIEU OF FEES. Coach will deliver to each non-employee director who elects to receive stock in lieu of fees the number of shares equal to the portion of the annual directors fees elected to be invested in shares divided by the fair market value per share on the award date. Shares to be paid in respect of, and prior to, the one-year period beginning on the first
November 1 after such election will not be transferred to the non-employee director until immediately after the first annual meeting of stockholders held after the date of such award. The amount of dividends that would otherwise be paid on such shares will be held by Coach until immediately after that annual meeting. Any undelivered shares and dividend equivalents will be forfeited if the non-employee director is not elected a director of Coach at that annual meeting. The company will deliver to each non-employee director who elects to receive options in lieu of fees the number of shares equal to (a) three times the portion of the annual directors fees elected to be paid in the form of an option, divided by (b) the fair market value per share on the option grant date.

    TRANSFERABILITY OF OPTIONS. A non-employee director generally may not transfer options granted to him or her under the Director Plan other than by will or the laws of descent and distribution. Only an optionee may exercise his or her options during his or her lifetime.

    ADJUSTMENTS IN CONNECTION WITH A CHANGE OF CONTROL. In the event of a change in control, all outstanding options shall become immediately vested and exercisable and all shares and dividend equivalents not yet transferred to the non-employee director shall be immediately transferred to the non-employee director. The Director Plan expressly states that a distribution in connection with an exchange offer for Sara Lee stock does not constitute a change of control.

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    AMENDMENT AND TERMINATION OF THE DIRECTOR PLAN.  Coach's board of directors has the authority to amend or terminate the Director Plan at any time, provided it does not adversely affect any award previously granted under the Director Plan without the affected non-employee director's consent.

NON-QUALIFIED DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS

    Coach's board of directors has adopted, and we as its sole stockholder at that time, have approved the Non-Qualified Deferred Compensation Plan for Outside Directors, referred to as the Directors' Deferred Compensation Plan. This plan is not a tax-qualified retirement plan. The Directors' Deferred Compensation Plan is a plan that permits non-employee directors to elect to defer all or a portion of their annual directors fees that are otherwise payable in cash. Amounts deferred under the Directors' Deferred Compensation Plan are invested in a stock account. All investments in the stock account are invested in common stock equivalents, which represent the right to receive Coach common stock on the distribution date elected by the participant, and are paid in common stock on the distribution date elected by the participant; provided that prior to the completion of the exchange offer and any subsequent spin-off, no distribution shall be made from the Directors' Deferred Compensation Plan unless Coach purchases shares on the open market to satisfy the distribution before it issues shares to fund the distribution.

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                        SHARES ELIGIBLE FOR FUTURE SALE

    Coach shares distributed to Sara Lee stockholders in the exchange offer will be freely transferable, except for Coach shares received by persons who may be deemed to be "affiliates" of Coach under the Securities Act. Affiliates generally include individuals or entities that control, are controlled by, or are under common control with, Coach. The directors and principal executive officers of Coach will be affiliates, as may be significant stockholders of Coach. Affiliates of Coach may sell their Coach shares only under an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, if any, such as the exemption afforded by Rule 144 under the Securities Act.

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                     DESCRIPTION OF CAPITAL STOCK OF COACH

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF COACH'S CAPITAL STOCK. FOR A COMPLETE DESCRIPTION, REFER TO THE MARYLAND GENERAL CORPORATION LAW, AND TO COACH'S CHARTER AND BYLAWS. COACH HAS FILED ITS CHARTER AND BYLAWS AS EXHIBITS TO THIS REGISTRATION STATEMENT.

GENERAL

    Coach's charter provides that it may issue up to 100,000,000 shares of common stock, par value $.01 per share, and up to 25,000,000 shares of preferred stock, par value $.01 per share, and permits its board, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that it has authority to issue. As of January 1, 2001, 43,513,333 shares of common stock, and no shares of preferred stock, were issued and outstanding. The Maryland General Corporation Law provides that Coach's stockholders are not obligated to it or its creditors with respect to Coach stock, except to the extent that the subscription price or other agreed upon consideration has not been paid.

COMMON STOCK

    Holders of Coach's common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of its securities. Holders of common stock are entitled to receive dividends as authorized by the board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in the assets legally available for distribution to the stockholders in the event of liquidation, dissolution or winding up, after payment of or adequate provision for all of the known debts and liabilities. These rights are subject to the preferential rights of any other class or series of Coach stock.

    Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of Coach common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

    Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. Coach's charter provides for approval by a majority of all the votes entitled to be cast in these situations.

POWER TO RECLASSIFY SHARES OF COACH STOCK

    Coach's charter (1) authorizes the board of directors to classify and reclassify any unissued shares of common stock and preferred stock into other classes or series of stock and (2) permits the board, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Coach has the authority to issue. Prior to issuance of shares of each class or series, the board is required by Maryland law and by the charter to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board could authorize the issuance

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of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of its common stock or otherwise be in their best interest. No shares of its preferred stock are presently outstanding and Coach has no present plans to issue any preferred stock.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

    Coach believes that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue the classified or reclassified shares provides it with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which Coach's securities may be listed or traded. Although Coach has no present intention of doing so, it could issue a class or series of stock that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.

EXCHANGE AGENT AND REGISTRAR

    The exchange agent and registrar for Coach's common stock is       .

CERTAIN PROVISIONS OF MARYLAND LAW AND COACH'S CHARTER AND BYLAWS

    BOARD OF DIRECTORS

    Coach's charter and bylaws provide that the number of directors may be established exclusively by the board of directors. The charter provides that any vacancy will be filled, by a majority of the remaining directors. However, if at the time of a vacancy there is a person who, together with its affiliates, beneficially owns a majority of the shares entitled to vote in the election of directors (referred to as the "majority holder") (1) any vacancy on Coach's board of directors which results from the removal of a director may be filled only by the affirmative vote of a majority of voting stock and (2) any vacancy which results from any reason other than removal shall be filled only by the affirmative vote of a majority of the remaining directors and only with a director having the qualification of having been nominated, and whose election has been consented to, by the majority holder or, if such vacancy remains unfilled at the time of the next meeting of the stockholders, by the affirmative vote of the holder or holders of a majority of voting stock.

    Coach's board is not currently classified and, although it would otherwise be permissible under Maryland law for the board to become classified without stockholder approval, Coach has included a provision in its charter prohibiting the classifying of the board without the approval of a majority of the votes cast on such matter by holders of common stock.

    REMOVAL OF DIRECTORS

    Neither Coach's charter nor its bylaws addresses the removal of directors. Under Maryland law, the stockholders of a corporation may remove a director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors.

    BUSINESS COMBINATIONS

    Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These

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business combinations include certain mergers, asset transfers, issuances or reclassifications of equity securities and certain other transactions. An interested stockholder is defined as:

    - any person who beneficially owns ten percent or more of the voting power of the corporation's shares; or

    - an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the stockholder otherwise would have become an interested stockholder.

    After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

    - 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

    - two-thirds of the votes entitled to be cast by the holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

    Pursuant to the statute, Coach has exempted any business combination with Sara Lee or any director, officer or affiliate of Sara Lee who becomes a Sara Lee affiliate with the approval of Sara Lee's board of directors, or any director, officer or affiliate of Coach who becomes a Coach affiliate with the approval of Coach's board of directors, and, consequently, the five-year prohibition and the super-majority vote requirements described above will not apply to a business combination between any of them and Coach. As a result, they may be able to enter into business combinations with Coach, which may not be in the best interest of the stockholders, without compliance by Coach with the super-majority vote requirements and other provisions of the statute.

    The business combination statute could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of Coach common stock or otherwise be in their best interest.

    CONTROL SHARE ACQUISITIONS

    Coach's bylaws contain a provision exempting from Maryland's control share acquisition statute any and all acquisitions by any person of shares of Coach stock. However, this provision could be amended or eliminated in the future.

    Maryland's control share acquisition statute provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights, except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer or by officers or directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock, which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer

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is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power:

    - one-tenth or more but less than one-third;

    - one-third or more but less than a majority; or

    - a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held, at which the voting rights of the shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

    The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

    AMENDMENT TO THE CHARTER

    Coach's charter may be amended only with the approval of Coach's board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter, except that the board of directors may, without action by the stockholders, amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that it has authority to issue, change Coach's name or change the name, designation or par value of any class or series of Coach stock or the aggregate par value of Coach's stock.

    DISSOLUTION OF THE COMPANY

    The dissolution of Coach must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

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    ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    Coach's bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

    - pursuant to notice of the meeting;

    - by the board of directors;

    - by Sara Lee during the period it holds at least 50% of Coach's outstanding common stock; or

    - by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.

With respect to special meetings of stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only:

    - pursuant to the notice of the meeting;

    - by the board of directors;

    - by Sara Lee during the period it holds at least 50% of Coach's outstanding common stock; or

    - provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

    LIMITATION OF LIABILITY AND INDEMNIFICATION

    Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to it and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as material to the cause of action. Coach's charter contains a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

    Maryland law requires a corporation (unless the charter provides otherwise, which Coach's charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a company to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding unless it is established that:

    - the act or omission was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

    - the director or officer actually received an improper personal benefit in money, property or services; or

    - in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, Coach may not indemnify for an adverse judgment in a suit by Coach or in its right or for a judgment on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnifica-tion and then only for expenses.

    In addition, Maryland law permits Coach to advance reasonable expenses to a director or officer upon its receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by Coach if it is ultimately determined that the standard of conduct was not met.

    Coach's charter also authorizes it and the bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify (1) any present or former director or officer, or person who has agreed to become a director or officer, or (2) any director or officer who, at its request, serves another corporation or other enterprise as a director, officer, partner or trustee against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter also permits Coach to indemnify and advance expenses to any person who served its predecessor in any of the capacities described above and any employee or agent of Coach or its predecessor.

    ANTI-TAKEOVER EFFECT OF PARTICULAR PROVISIONS OF MARYLAND LAW AND THE
     CHARTER AND BYLAWS

    The business combination provisions and, if the applicable provision in the bylaws is rescinded, the control share acquisition provisions of Maryland law and the advance notice provisions of the bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.

    TRANSACTION WITH INTERESTED PARTIES

    Under the terms of Coach's charter, for so long as we own at least 50% of its outstanding common stock, we will not have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Coach, and neither we nor any of our officers or directors shall be liable to Coach or its stockholders for breach of any duty by reason of any such activities. If we acquire knowledge of a potential transaction or matter that may be a corporate opportunity for us and Coach, we shall have no duty to communicate or offer such corporate opportunity to Coach and shall not be liable to Coach or its stockholders for breach of any duty as Coach's majority stockholder if we pursue or acquire such corporate opportunity for ourself, direct such corporate opportunity to another person or entity, or do not communicate information regarding, or offer, such corporate opportunity to Coach.

    If one of Coach's directors, officers or employees who is also a director, officer or employee of us acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Coach and us, such director, officer or employee will be entitled to offer such corporate opportunity to Coach or us as such director, officer or employee deems appropriate under the circumstances in his or her sole discretion. In addition, no such director, officer or employee will be liable to Coach or its stockholders for breach of any duty by reason of the fact that (1) the director, officer or employee offered such corporate opportunity to us (rather than Coach) or did not communicate information regarding such corporate opportunity to Coach or (2) we pursue or acquire such corporate opportunity for ourself or direct such corporate opportunity to another person or do not communicate information regarding such corporate opportunity to Coach. Neither we nor any of our officers or directors will be liable to Coach or its stockholders for breach of any duty by reason of the fact that we or an officer or director of us takes or fails to take any action or exercises or fails to exercise any rights or gives or withholds any consent in connection with any agreement or contract between us and Coach.

    These conflict of interests provisions will no longer be in effect upon the completion of the exchange offer.

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
                    COMPARISON OF RIGHTS OF STOCKHOLDERS OF
                       COACH AND STOCKHOLDERS OF SARA LEE

    Upon completion of the exchange offer, Sara Lee stockholders who exchange their Sara Lee shares for Coach shares will become stockholders of Coach. These holders' rights will continue to be governed by Maryland law and will be governed by Coach's charter and by laws. Because each of us and Coach is organized under the laws of Maryland, differences in the rights of a Coach stockholder from those of a Sara Lee stockholder arise principally from differences in the charter and by laws of each of us and Coach.

    The following is a summary of the material differences between the companies' charter and by laws. The summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to the governing corporate instruments of us and Coach, which you should read. Copies of the governing corporate instruments of us and Coach have been filed with the SEC. To find out where you can get copies of these documents, see "Where You Can Find More Information" on page 131.

                  SARA LEE                                           COACH
---------------------------------------------    ---------------------------------------------
                                      AUTHORIZED CAPITAL

                                         COMMON STOCK

1.2 billion shares of common stock, $.01 par     100 million shares of common stock, $.01 par
value per share, of which 827,071,836 shares     value per share, of which 43,513,333 shares
were issued and outstanding as of                were issued and outstanding as of
December 30, 2000.                               December 30, 2000. Coach's board of directors
                                                 has authority to amend its charter, without
                                                 stockholder approval, to change the number of
                                                 authorized shares.

                                                 Coach's authorized stock is more fully
                                                 described in the section entitled
                                                 "Description of Coach Capital Stock" on
                                                 page 109.

                                       PREFERRED STOCK

12 million shares of preferred stock, without    25 million shares of preferred stock, $.01
par value, of which 6 million shares have        par value per share, none of which were
been designated Series A Junior Participating    issued and outstanding as of December 30,
Preferred Stock and 3,654,072 shares have        2000.
been designated Series A ESOP convertible
preferred stock. 1.5 million shares of
convertible adjustable preferred stock,
without par value. As of December 30, 2000,
no shares of Series A Junior Participating
Preferred Stock, no shares of convertible
adjustable preferred stock and
3,406,492 shares of Series A ESOP Preferred
Stock were issued and outstanding.

                  SARA LEE                                           COACH
---------------------------------------------    ---------------------------------------------
                                            VOTING

One vote for each share of common stock held     One vote for each share held of record on all
of record on all matters submitted to a vote     matters submitted to a vote of the
of the stockholders; no cumulative voting for    stockholders; no cumulative voting for the
the election of directors. Each share of         election of directors. In accordance with
Series A Junior Participating Preferred          Maryland corporate law, Coach's charter
Stock is entitled to 100 votes, and each         provides that the authorization of
share of Series A ESOP convertible preferred     extraordinary transactions may be taken by
stock is entitled to 10.264 votes, on each       the affirmative vote of holders of a majority
matter submitted to a vote of the                of all the votes entitled to be cast on the
stockholders.                                    matter regardless of any statutory
                                                 supermajority requirement.

                                      BOARD OF DIRECTORS

                                            NUMBER

17 members currently; must always be at least    7 members currently, must always be at least
3 directors and no more than 25 directors;       1; number of directors may be changed from
number of directors may be changed from time     time to time by a majority of the entire
to time by a majority of the entire board of     board of directors. No staggered board.
directors. No staggered board.                   2 directors who are Sara Lee employees will
                                                 resign upon completion of the exchange offer.

                                           VACANCY

A vacancy on the Sara Lee board of directors     A vacancy on the Coach board of directors may
for any reason will be filled by the             be filled only by the affirmative vote of the
affirmative vote of a majority of the            majority of the remaining directors, even
remaining directors then in office, even         though less than a quorum. However, if at the
though less than a quorum.                       time of a vacancy there is a person who
                                                 together with its affiliates, beneficially
                                                 owns a majority of the shares entitled to
                                                 vote in the election of directors (referred
                                                 to as the "majority holder"):

                                                   -  any vacancy which results from the
                                                      removal of a director may be filled only
                                                      by the affirmative vote of a majority of
                                                      Coach's voting stock; and

                                                   -  any vacancy which results from any
                                                      reason other than removal shall be
                                                      filled only by the affirmative vote of a
                                                      majority of the remaining directors and
                                                      only with a director having the
                                                      qualification of having been nominated,
                                                      and whose election has been consented to
                                                      by the majority holder or, if the
                                                      vacancy remains unfilled at the time of
                                                      the next meeting of stockholders, by the
                                                      affirmative vote of the holder or
                                                      holders of a majority of Coach's voting
                                                      stock.

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

                  SARA LEE                                           COACH
---------------------------------------------    ---------------------------------------------
                                           REMOVAL

The stockholders of Sara Lee may remove any      Coach's charter does not address removal of
director, with or without cause, by the          directors. Consequently, Maryland law
affirmative vote of at least two-thirds of       provides that a director may be removed, with
all votes entitled to be cast for the            or without cause, by the affirmative vote of
election of directors.                           the holder or holders of a majority of the
                                                 votes entitled to be cast for the election of
                                                 directors.

                                    AMENDMENTS TO CHARTER

Two-thirds of all votes entitled to be cast      Majority of all votes entitled to be cast
required to amend.                               required to amend, except in certain
                                                 circumstances, as described in the section
                                                 entitled "Amendment to the Charter" on
                                                 page 112.

                          NOMINATIONS AND PROPOSALS BY STOCKHOLDERS

Advance written notice of (1) nominations for    Advance written notice of (1) nominations for
election of directors and (2) business to be     election of directors and (2) business to be
properly brought before an annual meeting of     properly brought before an annual meeting of
stockholders is required. Must generally be      stockholders is required. Must generally be
delivered to the secretary not later than        delivered to the secretary not later than
90 days nor earlier than 120 days before the     90 days nor earlier than 120 days before the
first anniversary of the date of the mailing     first anniversary of the preceding year's
of the notice of the preceding year's annual     annual meeting. If the annual meeting is
meeting. If the date of the mailing of the       advanced or delayed by more than 30 days from
notice for the preceding year's annual           the anniversary date, notice must be
meeting is advanced or delayed by more than      delivered not earlier than 120 days from the
30 days from the anniversary date, notice        anniversary date nor later than 90 days
must be delivered not earlier than the close     before the annual meeting or the 10th day
of business on the 120th day before the date     following the day on which public
of mailing of the notice of the annual           announcement of the date of the meeting is
meeting and not later than the close of          first made. Provided, however, Sara Lee and
business on the 90th day before the date of      any of its affiliates are exempt from the
mailing of notice of the annual meeting or       advance notice provisions during any period
the 10th day following the day on which          in which Sara Lee beneficially owns at least
public announcement of the date of mailing of    50% of the votes entitled to be cast
the notice of the annual meeting is first        generally in the election of directors.
made by Sara Lee.

                                 SPECIAL SHAREHOLDER MEETINGS

May be called by: (1) the chairman of the        May be called by: (1) the chairman of the
board, (2) the board, (3) the president, or      board, (2) the president, (3) the chief
(4) stockholders entitled to cast at least a     executive officer, (4) the board or
majority of all of the votes entitled to be      (5) stockholders entitled to cast at least a
cast at the special meeting by request to the    majority of all the votes entitled to be cast
secretary.                                       at the special meeting by request to the
                                                 secretary.

                  SARA LEE                                           COACH
---------------------------------------------    ---------------------------------------------
                                   CORPORATE OPPORTUNITIES

No limitation in the charter.                    Coach's charter provides that, for so long as
                                                 Sara Lee owns at least 50% of Coach's
                                                 outstanding common stock:

                                                   -  Sara Lee and its officers and directors
                                                      shall not be liable to Coach or its
                                                      stockholders for a breach of any duty by
                                                      reason of competing with Coach or
                                                      usurping a corporate opportunity from
                                                      Coach;

                                                   -  any director, officer or employee of
                                                      Coach who is also a director, officer or
                                                      employee of Sara Lee will not be liable
                                                      to Coach or its stockholders for breach
                                                      of any duty by reason of offering a
                                                      corporate opportunity to Sara Lee and
                                                      not to Coach; and

                                                   -  neither Sara Lee nor any officer or
                                                      director of Sara Lee shall be liable to
                                                      Coach or its stockholders for breach of
                                                      any duty resulting from their taking or
                                                      failing to take any action or exercising
                                                      or failing to exercise any rights or
                                                      giving or withholding any consent in
                                                      connection with any agreement or
                                                      contract between Sara Lee and Coach.

                     AGREEMENTS BETWEEN SARA LEE AND COACH
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE MASTER SEPARATION AGREEMENT AND THE OTHER AGREEMENTS BETWEEN US AND COACH. FOR COMPLETE INFORMATION, YOU SHOULD READ THE FULL TEXT OF THESE AGREEMENTS, WHICH HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE AND COACH BELIEVE THAT THESE AGREEMENTS ARE ON TERMS THAT, OVERALL, ARE NO MORE FAVORABLE TO COACH OR US THAN THOSE THAT WOULD HAVE BEEN AGREED UPON BY THIRD PARTIES ON AN ARM'S LENGTH BASIS.

MASTER SEPARATION AGREEMENT

    The master separation agreement contains the key provisions relating to Coach's separation from us.

    THE SEPARATION. The separation occurred on October 2, 2000. Under the separation agreement, we transferred assets and liabilities to Coach related to its business, including its allocable portion of our indebtedness in the form of a note payable to one of our subsidiaries. In addition to the separation agreement, there are a number of related agreements which provide more detail regarding various aspects of the separation and various interim and ongoing relationships between us and Coach following the separation. These include:

    - a general assignment and assumption agreement;

    - an employee matters agreement;

    - a tax sharing agreement;

    - a master transitional services agreement;

    - a real estate matters agreement;

    - an indemnification and insurance matters agreement; and

    - a lease indemnification and reimbursement agreement.

To the extent that the terms of any of these related agreements conflict with the separation agreement, the terms of these agreements will govern. The material terms of these agreements are described more fully below.

    COVENANTS BETWEEN SARA LEE AND COACH. Coach has agreed with us to exchange information, engage in auditing practices, not take any action that would jeopardize our ownership of over 80% of Coach's outstanding capital stock prior to the completion of this exchange offer and resolve disputes in a particular manner. Coach also agreed to maintain the confidentiality of certain information, preserve available legal privileges, conduct its business prior to the completion of the exchange offer in the ordinary course and consistent with past practice and engage in certain routine environmental and safety practices consistent with laws and in accordance with our environmental management system.

    INFORMATION EXCHANGE. Both parties have agreed to share information relating to governmental, accounting, contractual and other similar requirements of their ongoing businesses, unless the sharing could be commercially detrimental, violate any law or agreement or waive any attorney-client privilege. In furtherance of this covenant, both parties have agreed as follows:

    - Each party has agreed to maintain adequate internal accounting systems and controls to allow the other party to satisfy its own reporting and filing obligations and prepare its own financial statements.

    - Each party will retain records beneficial to the other party in accordance with our policies in effect on the separation date. However, after completion of the exchange offer, each party may amend its record retention policies; but if a party desires to effect the amendment within three (3) years after the completion of the exchange offer, the amending party must give 30 days prior written notice to the other party. If the records are going to be destroyed, the destroying party will give the other party an opportunity to retrieve all relevant information from the records, unless the records are destroyed in accordance with adopted record retention policies.

    - Except in the case of legal or other proceedings by one party against the other, each party will use commercially reasonable efforts to provide the other party with directors, officers, employees, other personnel and agents who may be used as witnesses and books, records and other documents which may reasonably be required in connection with legal, administrative or other proceedings.

    AUDITING PRACTICES. Until the completion of this exchange offer, Coach has agreed to:

    - not select a different independent accounting firm from that used by us without our consent;

    - use commercially reasonable efforts to enable its auditors to date their opinion on Coach's audited annual financial statements on or before the same date as our auditors date their opinion on our financial statements;

    - not change its fiscal year;

    - exchange all relevant information needed to prepare timely financial statements;

    - grant each other's internal auditors access to each other's records and to members of management; and

    - not make significant changes in accounting principles without our consent, not to be unreasonably withheld.

    SARA LEE'S OWNERSHIP OF OVER 80% OF COACH'S CAPITAL STOCK. Coach has agreed with us that, until the completion of this exchange offer and any subsequent spin-off, it will not take any action, such as issuing stock, without our consent if that action would jeopardize our ownership of over 80% of Coach's outstanding capital stock. Coach may, however, issue stock options and restricted stock awards, provided it gives us prior written notice and obtains our prior consent, and provided it repurchases sufficient amounts of Coach stock in open market transactions before such options are exercised or become transferable or such restricted stock is awarded, and uses such repurchased stock to satisfy option exercises and restricted stock awards, so that we will continue to own over 80% of Coach's outstanding stock.

    DISPUTE RESOLUTION. If a dispute arises with us, under the separation agreement or the related agreements before or after the completion of the exchange offer, Coach has agreed to the following proce-dures:

    - our senior executives and the senior executives of Coach and will first make a good faith effort to resolve the dispute through negotiation;

    - if negotiations fail, the parties will attempt to resolve the dispute through mediation; and

    - if mediation fails, the parties can resort to final and binding arbitration. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to award a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award.

    NO REPRESENTATIONS OR WARRANTIES. We did not make any promises to Coach regarding:

    - the value of any asset that we transferred to Coach;

    - whether there is a lien or encumbrance on any asset we transferred, but we will provide Coach with notice if we receive notice of any claim or encumbrance;

    - the absence of defenses or counterclaims with respect to any claims transferred; or

    - the legal sufficiency of any conveyance of title to any asset we transferred to Coach.

    NO SOLICITATION. Each party has agreed not to directly solicit or recruit employees of the other party without the other party's consent for two years after the separation date. However, this prohibition does not apply to general recruitment efforts carried out through public or general solicitation or where the solicitation is employee-initiated.

    OUR REGISTRATION RIGHTS. Coach has agreed to use its best efforts to effect up to three demand registrations under the applicable federal and state securities laws of the shares of its common stock held by us, if requested by us. We may request no more than one demand registration in any calendar year. Coach has also granted us the right to include our shares of Coach's common stock in an unlimited number of other registrations of Coach's common equity securities initiated by Coach or on behalf of Coach's other stockholders. Coach agreed to pay all costs and expenses in connection with each registration of its common stock requested by us or in which we participate. Each party has agreed to indemnify each other and any underwriters on standard terms, including for liability under federal securities laws.

    INDEMNIFICATION FOR LIABILITY ARISING FROM THIS OFFERING
CIRCULAR-PROSPECTUS. We and Coach have agreed that the mutual indemnification provisions of the Registration Rights section of the Master Separation Agreement shall apply to this offering circular-prospectus as if Sara Lee were making a request for a demand registration.

    EXPENSES. We will bear the costs and expenses associated with the exchange offer. Each party will bear its own internal costs incurred in consummating all of these transactions and any other costs and expenses shall be paid by the party incurring such cost or expense.

    TERMINATION OF THE AGREEMENT. Before the completion of the exchange offer, the separation agreement and all ancillary agreements may be terminated by mutual consent of the parties.

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

    The general assignment and assumption agreement identifies the assets we transferred to Coach and the liabilities that were assumed by Coach from us in connection with the separation. The agreement also describes when and how these transfers and assumptions occurred.

    ASSET TRANSFER. Effective on October 2, 2000, we transferred to Coach all inventory and other assets related to the Coach business except those assets expressly agreed to be retained by us.

    ASSUMPTION OF LIABILITIES. Effective on October 2, 2000, Coach assumed from us all liabilities related to the Coach business. The liabilities that Coach assumed also included its allocable portion of our indebtedness in the form of a note payable to one of our subsidiaries. Coach fully repaid this indebtedness on January 12, 2001.

    EXCLUDED LIABILITIES. The general assignment and assumption agreement also provides that Coach will not assume liabilities to be retained by us as specified in the related agreements and any liabilities that would otherwise be allocated to Coach but which are covered by our insurance policies, unless Coach is a named insured under such policies.

    TERMS OF OTHER ANCILLARY AGREEMENTS GOVERN. If another ancillary agreement expressly provided for the transfer of an asset or an assumption of a liability, the terms of the other ancillary agreement determined the manner of the transfer and assumption.

    OBTAINING APPROVALS AND CONSENTS. The parties agree to use all commercially reasonable efforts to obtain any required consents, substitutions or amendments required to novate or assign all rights and obligations under any contracts transferred in the separation.

    NONRECURRING COSTS AND EXPENSES. Any nonrecurring costs and expenses that are not allocated in the separation agreement or any other ancillary agreement shall be the responsibility of the party that incurs the costs and expenses.

    LITIGATION. Subject to any specifically identified matter in the indemnification and insurance matters agreement and except with respect to tax matters, Coach has exclusive authority and control of all pending actions solely relating to its business, its assets or its liabilities and we have exclusive authority and control of all pending actions solely relating to our business, assets or liabilities. We may, in our sole discretion, have exclusive authority and control over all pending actions relating to the Coach business, assets or liabilities if we or our affiliates or subsidiaries are a party to such action. In such case, we must obtain Coach's prior written consent, not to be unreasonably withheld, to settle, compromise or consent to the entry of judgment with respect to any such action. The parties will use their commercially reasonable efforts to have the other party removed as a party to any pending litigation.

EMPLOYEE MATTERS AGREEMENT

    The employee matters agreement allocates to Coach some of the assets, liabilities and responsibilities relating to its current and former employees. The agreement also provides for Coach employees' participation in some of the benefit plans that we currently sponsor. Under this agreement, Coach has assumed and agreed to pay, perform and fulfill all obligations relating to its employees arising out of their present or future employment with Coach and their prior employment with us relating to the Coach business.

    All Coach employees participate in our sponsored benefit plans, such as the pension and retirement plan, health benefit program and group insurance plan, on terms comparable to those for our employees until earlier of the completion of the exchange offer or until Coach establishes its own benefit plans for its employees. Coach intends to establish its own benefit programs prior to the beginning of its fiscal year 2002. We have agreed to allow Coach employees to continue to participate in certain of our benefit plans until June 30, 2001, if the exchange offer is completed before June 30, 2001.

    Once Coach establishes its own benefit plans, it may modify or terminate each plan in accordance with the terms of that plan and Coach policies. Each of Coach's benefit plans will provide that all service, compensation and other benefit determinations that were recognized under our corresponding benefit plan will be taken into account under that Coach benefit plan.

    Assets relating to the employee liabilities that Coach assumed pursuant to the employee matters agreement were transferred to Coach or its related plans and trusts from trusts and other funding vehicles associated with our benefit plans.

TAX SHARING AGREEMENT

    The tax sharing agreement allocates responsibilities for tax matters between Coach and us. Until the completion of the exchange offer, we are responsible for preparing and filing all consolidated, combined and unitary tax returns that include Coach and its subsidiaries, as well as Coach's separate federal, state, local and foreign income tax returns. Coach has the right to review and comment on the tax returns that we file on its behalf, but we have the exclusive right to determine the manner in which such tax returns are prepared, including the elections, method of accounting, positions, conventions and principles of taxation to be used. Except with respect to separate federal, state, local and foreign income tax returns, Coach is responsible for preparing and filing any tax returns that include only it and its subsidiaries.

    The tax sharing agreement requires Coach to pay us the incremental tax costs of its inclusion in consolidated, combined and unitary tax returns prepared by us. In the case of a consolidated federal income tax return, the amount Coach owes us will be computed as if Coach had filed its own separate, consolidated federal income tax return for it and its subsidiaries. The tax sharing agreement requires us to compensate Coach for some, but not all, of the tax benefits that we may derive from Coach's inclusion in our consolidated federal income tax return. In the case of a unitary, combined or consolidated state income tax return, the amount Coach owes us generally will be determined by comparing the amount of the group tax liability including Coach on the return with the amount of the group tax liability excluding Coach from the return. The tax sharing agreement also provides that any refunds or deficiencies resulting from a redetermination of Coach's tax liability for periods during which Coach joined in filing consolidated, combined or unitary tax returns are for our account. Coach is responsible for any taxes with respect to tax returns that include only it and its subsidiaries.

    Each member of an affiliated group that files a consolidated tax return for United States federal income tax purposes is severally liable for the affiliated group's federal income tax liability. Accordingly, Coach could be required to pay a deficiency in the group's federal income tax liability for a period during which it was a member of our group even if the tax sharing agreement allocates that liability to us or another member of the group. However, the tax sharing agreement provides that we will indemnify Coach if it is required to pay a deficiency in the group's federal income tax liability that is the responsibility of us or another member of the group under the tax sharing agreement.

    We are solely responsible for controlling and contesting any audit or other tax proceeding with respect to any consolidated, combined or unitary tax return that includes Coach and its subsidiaries, as well as any separate federal, state, local or foreign income tax return relating to Coach and its subsidiaries (in each case, if we were responsible for filing such tax return under the tax sharing agreement). While Coach has the right to be consulted and kept informed with respect to any audit or other tax proceeding regarding a tax item for which it is responsible, we have the sole and exclusive right to contest or settle the item in our discretion.

    The tax sharing agreement also requires us and Coach to indemnify the other party for certain taxes and similar obligations, including any taxes resulting from the failure of the exchange offer and any subsequent spin-off to qualify as tax-free to us as a result of actions taken, or the failure to take required actions, by us or Coach. The actions taken, or the failure to take action, by us or Coach that would give rise to an obligation to indemnify the other party under the tax sharing agreement include the following, if such action, or failure to act, would prevent the exchange offer and any subsequent spin-off from qualifying as tax-free:

    - any action or omission that is materially inconsistent with information previously provided with respect to the exchange offer or the related legal opinion or a material breach of any significant covenant or representation made in connection with the exchange offer or the legal opinion;

    - a cessation, transfer or disposition of an active business;

    - an issuance of stock, a buy-back of stock, or payment of an extraordinary dividend after the exchange offer and any spin-off, in each case outside certain limitations;

    - certain acquisitions of the stock or assets of either Sara Lee or Coach before or after the exchange offer and any spin-off are completed; and

    - certain issuances of stock by Sara Lee or Coach, or any of their affiliates, or a change in ownership of Sara Lee or Coach, or any of their affiliates, in each case pursuant to a plan that includes the exchange offer, which, in the aggregate, results in the ownership by one or more persons of 50% or more of the stock of either Coach or us.

    These indemnity obligations include any interest and penalties on taxes, duties or fees for which we and Coach must indemnify the other party. Furthermore, we and Coach agreed to comply with the representations made in connection with the legal opinion that is issued to us by Skadden, Arps, Slate, Meagher & Flom (Illinois) relating to the tax-free nature of the exchange offer and any spin-off.

    The tax sharing agreement further requires Coach and us to cooperate with respect to tax matters, the exchange of information and the retention of records which may affect the income tax liability of Coach or us. Disputes arising between Coach and us relating to matters covered by the tax sharing agreement are subject to resolution through specific dispute resolution provisions in the agreement.

MASTER TRANSITIONAL SERVICES AGREEMENT

    The master transitional services agreement governs our provision of transitional services to Coach, on an interim basis until the earlier of the completion of the exchange offer or October 2002. The services include support services for functions including accounting, treasury, internal audit coordination, environmental, tax, legal, Sara Lee Direct Call Center services, risk management and assessment services, information services, investor relations, and other administrative functions.

    Under the agreement Coach pays us a fee of $1,000,000 per year for these services, payable in monthly installments over the two year term of the agreement, other than Sara Lee Direct Call Center services for which Coach pays a specified rate per minute of use and other than specifically excluded services. This fee will be prorated for the actual term of the agreement if the exchange offer is completed before October 2002. Coach may terminate the agreement with respect to any service at any time upon notice to us, however, the termination of any service will have no effect upon the fee. The master transitional services agreement also gives Coach the ability to request us to provide additional services to it, but only at our discretion and only upon Coach's payment of an additional agreed upon fee. Coach may also extend the term of the agreement with our consent on mutually acceptable terms.

REAL ESTATE MATTERS AGREEMENT

    The real estate matters agreement addresses matters relating to leased properties used in Coach's business that we leased on Coach's behalf. Under the agreement, we have agreed to assign to Coach all leases for store sites and other facilities used by Coach upon the later to occur of the separation date, October 2, 2000, or the fifth business day after Coach obtains the required consent to assignment. The real estate matters agreement requires both parties to use commercially reasonable efforts to obtain any landlord consents required for the transfers of leased properties and provides that Coach will pay all reasonable costs and expenses in obtaining the landlord consents. If Coach did not obtain a required consent by the separation date, the parties agreed to use their respective commercially reasonable efforts to allow Coach to occupy the property until the consent is obtained. Coach will be responsible for all costs, expenses and liabilities incurred by us as a consequence of Coach's occupancy.

    The agreement further provides that Coach is required to accept the transfer of all properties allocated to it, even if a site was damaged by a casualty. If a lease was terminated due to casualty or action by the landlord prior to the separation date, that lease was not transferred to Coach and neither party has any liability relating to that lease.

    Under the agreement, Coach is also obligated to use commercially reasonable efforts to obtain the release of any and all of our obligations, including any guarantee, surety or other security, with respect to all of the leased properties transferred to it. Coach has agreed to indemnify us for any and all losses incurred by us as a result of Coach's occupancy of any leased property after the separation date. In the event Coach executes any new leases after the separation date, other than certain scheduled properties, or any of the leases transferred to Coach after that date are subject to renewal after the separation date, we will have no obligation to provide any guarantee, surety or other security for such new or renewed leases.

LEASE INDEMNIFICATION AND REIMBURSEMENT AGREEMENT

    Upon the separation, we continued to be the primary lessee or guarantor or otherwise were not fully and unconditionally released under many of Coach's property leases. Under the lease indemnification and reimbursement agreement, Coach agreed to obtain a letter of credit, for our benefit, that it will execute in favor of us upon the completion of this exchange offer.

    LETTER OF CREDIT. The letter of credit shall approximately equal Coach's annual minimum rental payments under the leases that we have transferred to Coach and from which we were not fully and unconditionally released by the landlord, referred to as the "Relevant Leases." The required amount of the letter of credit will be reduced or increased accordingly as Coach's annual minimum rental payments under the Relevant Leases decrease or increase. As of January 1, 2001, Coach's annual minimum rental payments under the Relevant Leases was $25.6 million. Coach is required to maintain the letter of credit until the annual minimum rental payments under the Relevant Leases fall below $2,000,000.

    DRAWING UNDER THE LETTER OF CREDIT. We may draw under the letter of credit upon the occurrence of certain events, including the following:

    - if we incur any losses with respect to any of the Relevant Leases, we may draw down on the letter of credit to the extent of such losses and Coach shall be required to promptly restore any amounts drawn;

    - if Coach fails to promptly restore any amounts drawn by us as required immediately above, we may draw down on the entire amount of the letter of credit; and

    - upon the acceleration of Coach's bank indebtedness in excess of $5,000,000, we may draw down on the entire amount of the letter of credit, provided Coach is unable to refinance such indebtedness in a timely manner.

    COVENANTS. As long as we have not been fully and unconditionally released from any Relevant Lease, Coach may not:

    - merge or consolidate with another person unless certain conditions are met;

    - allow any lien or encumbrance to exist on any Relevant Lease, unless the lien or encumbrance is imposed by the provider or providers of any senior working capital facility or any senior term loan facility established primarily for the purpose of funding the growth or expansion of Coach's business and only so long as Coach's ratio of adjusted debt to earnings before interest, taxes, depreciation, amortization and rent is less than 4.0; or

    - transfer its interest under any Relevant Lease, unless we consent and we are fully and unconditionally released under the Relevant Lease.

INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

    GENERAL RELEASE OF PRE-SEPARATION CLAIMS. Effective as of October 2, 2000, Coach released us and our affiliates, agents, successors and assigns, and we have released Coach, and its affiliates, agents, successors and assigns, from any liabilities arising from events occurring on or before such date. This provision does not impair a party from enforcing the separation agreement, any ancillary agreement or any arrangement specified in any of these agreements.

    INDEMNIFICATION. In general, Coach has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from:

    - the Coach business, any of Coach's liabilities or any of its contracts;
      and

    - any breach by Coach of the separation agreement or any ancillary agreement.

    We have agreed to indemnify Coach and its affiliates, agents, successors and assigns from all liabilities arising from:

    - our business other than the Coach business; and

    - any breach by us of the separation agreement or any ancillary agreement.

    These indemnification provisions do not apply to amounts collected from insurance. The agreement also contains provisions governing notice and indemnification procedures.

    LIABILITY ARISING FROM THE PROSPECTUS USED IN COACH'S INITIAL PUBLIC OFFERING. Coach has agreed to indemnify us for any liability arising from any untrue statement or omission of a material fact in the prospectus used in Coach's initial public offering, other than any liability relating to statements or omissions relating exclusively to:

    - us and our affiliates and subsidiaries;

    - our business;

    - our intentions with respect to the divestiture by us of all or a significant portion of Coach capital stock owned by us; or

    - the terms of the divestiture by us of all or a significant portion of Coach capital stock owned by us.

    We will indemnify Coach with respect to any liabilities relating to the items listed above, with respect to us.

    ENVIRONMENTAL MATTERS. Coach has agreed to indemnify us and our affiliates, agents, successors and assigns from:

    - environmental conditions arising out of operations occurring on or after the separation date at any of Coach's facilities;

    - environmental conditions existing on, under, about or in the vicinity of any of Coach facilities arising from an event causing contamination to the extent occurring on or after the separation date, except to the extent arising out of our operations;

    - the violation of environmental laws as a result of the operation of Coach's facilities on or after the separation date; and

    - environmental conditions at any third-party site to the extent liability arises from hazardous materials generated at any of Coach's facilities after the separation date.

    We have agreed to indemnify Coach and its affiliates, agents, successors and assigns from:

    - environmental conditions (1) existing on, under, about or in the vicinity of any of Coach's facilities prior to the separation date, or (2) arising out of the operations occurring before the separation date at any of Coach's facilities;

    - environmental conditions on, under, about or arising out of operations occurring at any time, whether before or after the separation date, at any of our facilities, excluding environmental conditions arising out of the operations of Coach or its affiliates on or after the separation date;

    - the violation of environmental laws as a result of the operation of any of Coach's facilities prior to the separation date; and

    - environmental conditions at any third-party site to the extent liability arises from hazardous materials generated at any of Coach's facilities prior to the separation date.

    INSURANCE MATTERS. The agreement also contains provisions governing Coach's insurance coverage from the separation date until the completion of the exchange offer. In general, Coach agrees to reimburse us for premium expenses, deductibles and retention amounts related to Coach's insurance coverage during this period. We have agreed to maintain insurance policies on Coach's behalf until the completion of the exchange offer. We will promptly distribute to Coach any insurance proceeds that we recover under any of our insurance policies relating to the Coach business. While we maintain insurance policies on its behalf, Coach will work with us to secure additional insurance if desired by both parties.

INTERCOMPANY NOTE

    On October 2, 2000, Coach assumed an intercompany note payable to one of our subsidiaries in the aggregate principal amount of $190 million. The note represented Coach's allocable portion of our indebtedness. The note bore interest at a rate of one month LIBOR plus 30 basis points, until the completion of the exchange offer, and one month LIBOR plus 250 basis points thereafter. The note required mandatory prepayments from excess cash flow, as defined in the note, remaining after repayment of borrowings under the revolving credit facility. As required by the terms of the note, Coach used all of the net proceeds of its initial public offering to repay a portion of the amount outstanding under the note. The remainder of the note was repaid on January 12, 2001.

REVOLVING CREDIT FACILITY

    On July 2, 2000, Coach entered into a revolving credit facility with us which provides borrowing and investment capabilities under which Coach may borrow up to $75 million from us. Indebtedness under the revolving credit facility bears interest based upon one month LIBOR plus 30 basis points on the entire facility; investment earns interest based upon one month LIBOR less
20 basis points. The revolving credit facility is available to fund general corporate purposes and terminates upon the completion of the exchange offer. The credit facility may be prepaid without penalty or premium. The facility includes various covenants and customary events of default, including:

    - failure to pay principal and interest when due;

    - compliance with laws;

    - maintenance of an interest coverage ratio greater than 1.75 to 1.0; and

    - restrictions on liens, lease obligations in excess of amounts approved by us, mergers and consolidations, significant property disposals, payment of dividends, transactions with affiliates (other than us with respect to Coach's separation from us) and sale and leaseback transactions.

    To provide funding for working capital for operations and general corporate purposes, on January 17, 2001, Coach and Fleet National Bank signed a commitment letter under which Fleet will act as exclusive administrative agent with respect to syndicating a senior unsecured revolving credit facility for up to $125 million. Coach expects the facility to be in effect by March 1, 2001.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax consequences to Sara Lee stockholders as a result of the exchange offer and any subsequent spin-off. The summary is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder, and interpretations of the Internal Revenue Code and Treasury regulations by the courts and the IRS, all as they exist as of the date of this document. This summary does not discuss all tax considerations that may be relevant to Sara Lee stockholders in light of their particular circumstances, nor does it address the consequences to Sara Lee stockholders subject to special treatment under the United States federal income tax laws, such as tax-exempt entities, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, persons who acquire such Sara Lee shares pursuant to the exercise of employee stock options or otherwise as compensation, insurance companies, and dealers in securities. In addition, this summary does not address the United States federal income tax consequences to Sara Lee stockholders who do not hold their Sara Lee shares as capital assets. This summary does not address any state, local or foreign tax consequences. Sara Lee stockholders are urged to consult their tax advisors as to the particular tax consequences to them of the exchange offer and any subsequent spin-off.

    TAX OPINION--FEDERAL INCOME TAX CONSEQUENCES. We have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom (Illinois) stating that, for United States federal income tax purposes, the exchange offer and any subsequent spin-off will qualify under Section 355 of the Internal Revenue Code as a distribution that is generally tax-free to Sara Lee stockholders. We will not be able to rely on the tax opinion if any factual representations made to counsel are incorrect or untrue in any material respect or any undertakings made to counsel are not complied with. Neither we nor Coach is aware of any facts or circumstances that would cause any such representations to be incorrect or untrue in any material respect. An opinion of counsel is not binding on the IRS or the courts. If we complete the exchange offer and any subsequent spin-off and the exchange offer and any subsequent spin-off is held to be taxable for United States federal income tax purposes, we and our stockholders that receive Coach shares could be subject to a material amount of taxes as a result of the exchange offer and any subsequent spin-off. We and Coach will be liable to each other for any such corporate level taxes incurred by the other to the extent such taxes are attributable to specified actions or failures to act by Coach or us, or to specified transactions involving Coach or us following the exchange offer and any subsequent spin-off. These indemnification obligations are only for our and Coach's benefit. We and Coach will not indemnify any individual stockholder for any taxes that may be incurred in connection with the exchange offer or any subsequent spin-off. For a description of our and Coach's obligations in connection with the opinion and potential tax liabilities if the exchange offer and any subsequent spin-off is held to be taxable, see the section in this document entitled "Agreements between Sara Lee and Coach Certain Relationships and Related Transactions--Tax Sharing Agreement", beginning on page 122.

    The tax opinion provides that for United States federal income tax purposes:

    - no gain or loss will be recognized by, and no amount will be included in the income of, the Sara Lee stockholders upon their receipt of Coach shares in the exchange offer and any subsequent spin-off;

    - for those Sara Lee stockholders that surrender all of their Sara Lee shares in the exchange offer, the aggregate tax basis of the Coach shares held by the Sara Lee stockholders after the exchange offer, including any fractional share interests deemed distributed as described below, will be the same as the aggregate tax basis of the Sara Lee shares exchanged in the exchange offer;

    - for those Sara Lee stockholders that do not surrender all of their Sara Lee shares in the exchange offer, each such stockholder's aggregate tax basis in the Sara Lee shares held before the completion of the exchange offer will be allocated between the Sara Lee shares and Coach shares, including any fractional share interests deemed distributed as described below, held by such stockholder after the exchange offer and any subsequent spin-off in proportion to their relative fair market values; and

    - the holding period of the Coach shares received by the Sara Lee stockholders in the exchange offer and any subsequent spin-off, including any fractional share interests deemed distributed as described below, will include the holding period of the Sara Lee shares with respect to which the Coach shares were received; and

    - the payment of cash in lieu of fractional share interests in Coach will be treated as if fractional share interests had been distributed in the exchange offer and any subsequent spin-off and then redeemed by Coach, and will give rise to gain or loss equal to the difference between the amount of cash received and the tax basis allocable to such fractional share interests.

    The opinion does not specifically address tax basis issues with respect to holders of Sara Lee shares who own blocks of Sara Lee shares with different per share tax bases. Such holders are urged to consult their tax advisors regarding the possible tax basis consequences to them of the exchange offer and any subsequent spin-off.

    For Sara Lee stockholders that do not surrender all of their Sara Lee shares in the exchange offer, the aggregate tax basis in the Sara Lee shares and Coach shares held after the exchange offer will equal such stockholder's aggregate tax basis in its Sara Lee shares held before the exchange offer. The portion of the stockholder's aggregate tax basis allocated to Coach shares received in the exchange offer will equal the aggregate tax basis in the Sara Lee shares held before the exchange offer multiplied by a fraction equal to:

    - the fair market value of Coach shares received in the exchange offer, divided by

    - the fair market value of Coach shares received in the exchange offer plus the fair market value of the Sara Lee shares held immediately after the exchange offer.

    For Sara Lee stockholders that receive additional Coach shares in any subsequent spin-off, the calculation described above must be repeated using the tax basis in the Sara Lee shares, as determined following the exchange offer, as the starting point in the calculation.

    United States Treasury regulations require each Sara Lee stockholder that receives Coach shares in the exchange offer and any subsequent spin-off to attach to the holder's United States federal income tax return for the year in which the stock is received a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Internal Revenue Code to the exchange offer and any subsequent spin-off. Within a reasonable time after the exchange offer and any subsequent spin-off, Sara Lee will provide Sara Lee stockholders who participated in the exchange offer and Sara Lee stockholders who received Coach shares in any subsequent spin-off with the information necessary to comply with such requirement, and will provide information regarding the allocation of tax basis as described above.

    Sara Lee stockholders are urged to consult their tax advisors as to the particular tax consequences to them of the exchange offer and any subsequent spin-off, including the application of state, local and foreign tax laws and any changes in federal tax laws that occur after the date of this document.

                                 LEGAL MATTERS

    The validity of the issuance of the Coach shares offered hereby will be passed upon by Ballard Spahr Andrews & Ingersoll, LLP. Certain legal matters with respect to the exchange offer, the spin-off and certain United States federal income tax consequences to Sara Lee stockholders with respect to the exchange offer and any subsequent spin-off will be passed upon by Skadden, Arps, Slate, Meagher & Flom (Illinois).

                                    EXPERTS

    The Sara Lee Corporation financial statements incorporated by reference and the Coach, Inc. financial statements included in this offering circular-prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference or included herein in reliance upon the authority of said firm in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We and Coach file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC's public reference rooms at 450 5th Street NW, Washington DC 20549 or in, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the SEC maintains an Internet site that contains reports, proxy statements and other information regarding registrants that file electronically, such as us and Coach. The address of the SEC's Internet site is http://www.sec.gov.

    Coach has filed a registration statement on Form S-4 under the Securities Act of 1933, of which this document forms a part, to register the Coach shares to be issued to stockholders whose Sara Lee shares are accepted for exchange pursuant to the exchange offer. We will file a Schedule TO Issuer Tender Offer Statement with the SEC with respect to the exchange offer. This offering circular-prospectus, and the related letter of transmittal, constitute our offer to exchange, in addition to being a prospectus of Coach. This document does not contain all the information set forth in the registration statement or in the Schedule TO, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to us, the Sara Lee shares, Coach and the Coach shares, reference is made to the registration statement and its exhibits. Statements contained in this document or in any document incorporated in this document by reference as to the contents of any contract or other document referred to within this document or other documents that are incorporated by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement contained in this document is qualified in its entirety by reference to the underlying documents.

    The Sara Lee shares and Coach shares are listed on the NYSE. Reports, proxy statements and other information concerning us and Coach can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    This document incorporates documents by reference that are not included as part of this document. We and Coach undertake to provide, without charge to each person, including any beneficial owner of Sara Lee shares, to whom a copy of this document has been delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated into this document by reference, other than exhibits to those documents unless the exhibits are specifically incorporated into this document by reference. Requests for these documents should be directed to us or Coach, as the case may be, at the following addresses and telephone numbers:


            Sara Lee Corporation                                Coach, Inc.
         Three First National Plaza                        516 West 34th Street
           Chicago, Illinois 60602                       New York, New York 10001
    Attn: Shareholder Services Department           Attn: Investor Relations Department
          Telephone: (312) 726-2600                      Telephone: (212) 594-1850

    In order to ensure timely delivery of the requested documents, requests
should be made by       , 2001.

    The following documents, that we have filed with the SEC (File No. 1-3344), are incorporated into this document by reference:

    - Annual Report on Form 10-K for the year ended July 1, 2000, filed on September 29, 2000;

    - Quarterly Report on Form 10-Q for the first quarter ended September 30, 2000, filed on November 9, 2000;

    - Current Report on Form 8-K, filed December 19, 2000; and

    - Quarterly Report on Form 10-Q for the second quarter ended December 30,
      2000, filed on February       , 2001.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Audited Historical Consolidated and Combined Financial
  Statements:
  Report of Independent Public Accountants..................     F-2
  Consolidated and Combined Balance Sheets..................     F-3
  Consolidated and Combined Statements of Income............     F-4
  Consolidated and Combined Statement of Equity.............     F-5
  Consolidated and Combined Statements of Cash Flows........     F-6
  Notes to Fiscal Year 1998, 1999 and 2000 Consolidated and
    Combined Financial Statements...........................     F-7
  Note to Quarter Ended September 30, 2000 Consolidated and
    Combined Financial Statements...........................    F-29

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Sara Lee Corporation:

    We have audited the accompanying consolidated and combined balance sheets of Coach (a business comprised of divisions and subsidiaries of Sara Lee Corporation) as of July 1, 2000 and July 3, 1999, and the related consolidated and combined statements of income, equity and cash flows for the years ended July 1, 2000, July 3, 1999 and June 27, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated and combined financial position of Coach as of July 1, 2000 and July 3, 1999, and the results of its operations and its cash flows for the years ended July 1, 2000, July 3, 1999 and June 27, 1998 in conformity with accounting principles generally accepted in the United States.

    Our audit was made for the purpose of forming an opinion on the basic consolidated and combined financial statements taken as a whole. The schedule identified in Item 16(B) of the registration statement is presented for purposes of complying with the Securities and Exchange Commission rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Chicago, Illinois
July 26, 2000
(except with respect to the matters
discussed in Note 3 and Note 17, as to which the date is October 4, 2000 and to Note 13 and 18, as to which the date is January 26, 2001)

                                  COACH, INC.
                    CONSOLIDATED AND COMBINED BALANCE SHEETS

                                                                                        THIRTEEN WEEKS ENDED
                                                                                   -------------------------------
                                                            FISCAL YEARS ENDED                        PRO FORMA
                                                           ---------------------                     AS ADJUSTED
                                                            JULY 3,     JULY 1,    SEPTEMBER 30,    SEPTEMBER 30,
                                                             1999        2000           2000             2000
                                                           ---------   ---------   --------------   --------------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                                                                    (UNAUDITED)      (UNAUDITED)
ASSETS
Cash.....................................................  $     148   $     162     $     164        $     164
Trade accounts receivable, less allowances of $6,119 at
  July 3, 1999, $5,931 July 1, 2000, and 5,826 at
  September 30, 2000.....................................     11,818      15,567        24,855           24,855
Inventories
  Finished goods.........................................     82,086      95,446       113,800          113,800
  Work in process........................................      2,433         677         1,230            1,230
  Materials and supplies.................................     16,876       5,974         4,367            4,367
                                                           ---------   ---------     ---------        ---------
Total inventory..........................................    101,395     102,097       119,397          119,397
Prepaid expenses.........................................      3,106       3,239         2,457            2,457
Deferred income taxes....................................      6,477       8,996        10,728           10,728
Other current assets.....................................      3,676       3,627         3,862            3,862
                                                           ---------   ---------     ---------        ---------
Total current assets.....................................    126,620     133,688       161,463          161,463
                                                           ---------   ---------     ---------        ---------
Receivable from Sara Lee.................................     54,150      63,783            --               --
Trademarks and other assets..............................     11,269      10,590        10,371           10,371
Property
  Machinery and equipment................................     16,532      16,256        36,531           36,531
  Furniture and fixtures.................................     67,751      61,192        34,715           34,715
  Leasehold improvements.................................     88,611      89,448        94,940           94,940
  Construction in progress...............................      8,687      15,048        15,200           15,200
  Accumulated depreciation...............................   (120,430)   (116,760)     (115,072)        (115,072)
                                                           ---------   ---------     ---------        ---------
Property, net............................................     61,151      65,184        66,314           66,314
Deferred income taxes....................................     23,369      18,189        18,189           18,189
Goodwill, net............................................      5,529       5,219         5,158            5,158
                                                           ---------   ---------     ---------        ---------
Total assets.............................................  $ 282,088   $ 296,653     $ 261,495        $ 261,495
                                                           =========   =========     =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Bank overdrafts..........................................  $   4,023   $   4,940     $   5,408        $   5,408
Accounts payable.........................................     10,122       2,926         4,999            4,999
Accrued liabilities
  Advertising and promotions.............................      7,583       8,760         9,787            9,787
  Duties.................................................         --          --         2,487            2,487
  Income and other taxes.................................      5,694       6,040        12,350           12,350
  Payroll and benefits...................................     28,169      37,994        34,144           34,144
  Rent, utilities, insurance, interest and administration
    fees.................................................     11,855      10,224        12,099           12,099
  Product repairs........................................      6,100       5,400         5,310            5,310
  Other..................................................      1,354       3,275         2,485            2,485
Long-term debt due within 1 year.........................         35          40            40               40
Revolving credit facility with Sara Lee..................         --          --         9,957               --
                                                           ---------   ---------     ---------        ---------
Total current liabilities................................     74,935      79,599        99,066           89,109
                                                           ---------   ---------     ---------        ---------
Long-term debt...........................................      3,775       3,735         3,735           81,692
Other liabilities........................................        216         511         2,158            2,158
Common stockholders' net investment
  Preferred stock: (authorized 25,000,000 shares; $.01
    par value) None issued...............................         --          --                             --
  Common stock: (authorized 100,000,000 shares; $.01 par
    value) Issued--35,026,332 shares.....................         --          --                            435
  Capital surplus........................................         --          --                         88,476
  Sara Lee Corporation equity............................    203,966     213,103       156,911               --
  Accumulated other comprehensive loss...................       (804)       (295)         (375)            (375)
                                                           ---------   ---------     ---------        ---------
  Total equity...........................................    203,162     212,808       156,536           88,536
                                                           ---------   ---------     ---------        ---------
Total liabilities and common stockholders' equity........  $ 282,088   $ 296,653     $ 261,495        $ 261,495
                                                           =========   =========     =========        =========

The accompanying Notes to Consolidated and Combined Financial Statements are an
                       integral part of these statements.

                                  COACH, INC.

                 CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

                                        FISCAL YEAR ENDED               THIRTEEN WEEKS ENDED
                                ---------------------------------   -----------------------------
                                JUNE 27,     JULY 3,     JULY 1,     OCTOBER 2,    SEPTEMBER 30,
                                  1998        1999        2000          1999            2000
                                ---------   ---------   ---------   ------------   --------------
                                (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                    (UNAUDITED)     (UNAUDITED)
Net sales.....................  $522,220    $507,781    $548,918      $118,032        $134,552
Cost of sales.................   235,512     226,190     220,085        54,727          49,564
                                --------    --------    --------      --------        --------
Gross profit..................   286,708     281,591     328,833        63,305          84,988
Selling, general and
  administrative expenses.....   261,695     255,008     272,816        60,256          68,246
Reorganization costs..........        --       7,108          --            --           4,950
                                --------    --------    --------      --------        --------

Operating income..............    25,013      19,475      56,017         3,049          11,792
Interest income...............       272          27          33            --              --
Interest expense..............      (508)       (441)       (420)          (97)           (113)
Minority interest in
  subsidiary..................        66          --          --            --              --
                                --------    --------    --------      --------        --------
Income before income taxes....    24,843      19,061      55,630         2,952          11,679
Income taxes..................     4,180       2,346      17,027           903           4,088
                                --------    --------    --------      --------        --------
Net income....................  $ 20,663    $ 16,715    $ 38,603      $  2,049        $  7,591
                                ========    ========    ========      ========        ========
Net income per share:
  -- Basic....................  $   0.59    $   0.48    $   1.10      $   0.06        $   0.22
  -- Diluted..................  $   0.59    $   0.48    $   1.10      $   0.06        $   0.22

Shares used in computing net
  income per share
  -- Basic....................    35,026      35,026      35,026        35,026          35,026
  -- Diluted..................    35,026      35,026      35,026        35,026          35,026

Unaudited pro forma as
  adjusted net income.........                          $ 35,098                      $  6,551
                                                        ========                      ========

Unaudited pro forma as
  adjusted net income per
  share:
  -- Basic....................                          $   0.81                      $   0.15
  -- Diluted..................                          $   0.81                      $   0.15

Shares used in computing
  unaudited pro forma as
  adjusted net income per
  share:
  -- Basic....................                            43,513                        43,513
  -- Diluted..................                            43,513                        43,513

The accompanying Notes to the Consolidated and Combined Financial Statements are
                                       an
                       integral part of these statements.

                                  COACH, INC.

                 CONSOLIDATED AND COMBINED STATEMENT OF EQUITY

                                                               ACCUMULATED
                                                SARA LEE          OTHER
                                              CORPORATION     COMPREHENSIVE     COMPREHENSIVE
                                    TOTAL        EQUITY       INCOME (LOSS)     INCOME (LOSS)
                                  ---------   ------------   ---------------   ----------------
                                                     (DOLLARS IN THOUSANDS)
BALANCES AT JUNE 28, 1997.......  $165,361      $165,493          $(132)
  Net income....................    20,663        20,663             --            $20,663
  Translation adjustments.......       134            --            134                134
  Minimum pension liability.....      (394)           --           (394)              (394)
                                                                                   -------
  Comprehensive income..........                                                   $20,403
                                                                                   =======
  Capital contribution..........     1,095         1,095             --
                                  --------      --------          -----
BALANCES AT JUNE 27, 1998.......   186,859       187,251           (392)
  Net income....................    16,715        16,715             --            $16,715
  Translation adjustments.......        (9)           --             (9)                (9)
  Minimum pension liability.....      (403)           --           (403)              (403)
                                                                                   -------
  Comprehensive income..........                                                   $16,303
                                  --------      --------          -----            =======
BALANCES AT JULY 3, 1999........   203,162       203,966           (804)
  Net income....................    38,603        38,603             --            $38,603
  Equity distribution...........   (29,466)      (29,466)            --                 --
  Translation adjustments.......       152            --            152                152
  Minimum pension liability.....       357            --            357                357
                                                                                   -------
  Comprehensive income..........                                                   $39,112
                                  --------      --------          -----            =======
BALANCES AT JULY 1, 2000........  $212,808      $213,103          $(295)
  Net income....................     7,591         7,591             --            $ 7,591
  Capitalization of intercompany
    balance.....................   (63,783)      (63,783)            --                 --
  Translation adjustments.......       (80)           --            (80)               (80)
                                                                                   -------
  Comprehensive income..........                                                   $ 7,511
                                  --------      --------          -----            =======
BALANCES AT SEPTEMBER 30, 2000
  (unaudited)...................  $156,536      $156,911          $(375)
                                  ========      ========          =====

The accompanying Notes to the Consolidated and Combined Financial Statements are
                                       an
                       integral part of these statements.

                                  COACH, INC.
               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                                           FISCAL YEAR ENDED               THIRTEEN WEEKS ENDED
                                    -------------------------------   ------------------------------
                                    JUNE 27,    JULY 3,    JULY 1,     OCTOBER 2,     SEPTEMBER 30,
                                      1998        1999       2000         1999            2000
                                    ---------   --------   --------   ------------   ---------------
                                                         (DOLLARS IN THOUSANDS)
                                                                      (UNAUDITED)      (UNAUDITED)
OPERATING ACTIVITIES
Net income........................  $ 20,663    $ 16,715   $ 38,603     $  2,049        $  7,591
Adjustments for noncash charges
  included in net income:
  Depreciation....................    21,571      21,339     21,729        5,059           5,397
  Amortization of intangibles.....     1,213         917        899          324             221
  Reorganization costs............        --       7,108         --           --           4,950
  Increase (decrease) in deferred
    taxes.........................     1,172      (4,286)     2,661       (2,085)         (1,732)
  Other noncash credits, net......      (766)      2,843     (1,688)         (82)          1,626
  Changes in current assets and
    liabilities:
    Decrease (increase) in trade
      accounts receivable.........     4,473       1,315     (3,751)      (9,086)         (9,288)
    (Increase) decrease in
      inventories.................   (30,206)     30,977       (725)      (2,726)        (17,300)
    Decrease (increase) in other
      current assets..............     9,347      (1,876)       (90)         531             547
    Increase (decrease) in
      accounts payable............     2,337      (1,922)    (7,196)      (4,342)          2,073
    (Decrease) increase in accrued
      liabilities.................   (12,629)      5,875     11,154        1,118           3,016
    Decrease in receivable from
      Sara Lee....................    25,340      18,651     22,442        1,918           4,144
                                    --------    --------   --------     --------        --------
  Net cash from operating
    activities....................    42,515      97,656     84,038       (7,322)          1,245
                                    --------    --------   --------     --------        --------
INVESTMENT ACTIVITIES
Purchases of property and
  equipment.......................   (15,178)    (13,519)   (26,060)      (5,622)         (7,573)
Acquisition of minority
  interest........................        --        (896)        --           --              --
Dispositions of property..........       840       2,646      2,695        1,362              49
                                    --------    --------   --------     --------        --------
  Net cash used in investment
    activities....................   (14,338)    (11,769)   (23,365)      (4,260)         (7,524)
                                    --------    --------   --------     --------        --------
FINANCING ACTIVITIES
Additional capital contribution...     1,095          --         --           --              --
Borrowings from Sara Lee..........   533,427     445,154    541,047      127,124         139,363
Repayments to Sara Lee............  (555,979)   (529,043)  (573,122)    (116,172)       (133,550)
Equity distribution...............        --          --    (29,466)          --              --
Bank overdrafts...................    (6,731)     (1,996)       917          636             468
Repayments of long-term debt......        --         (35)       (35)          --              --
                                    --------    --------   --------     --------        --------
  Net cash used in financing
    activities....................   (28,188)    (85,920)   (60,659)      11,588           6,281
                                    --------    --------   --------     --------        --------
Effect of changes in foreign
  exchange rates on cash..........         7          (2)        --           --              --
                                    --------    --------   --------     --------        --------
(Decrease) increase in cash and
  equivalents.....................        (4)        (35)        14            6               2
Cash and equivalents at beginning
  of year.........................       187         183        148          148             162
                                    --------    --------   --------     --------        --------
Cash and equivalents at end of
  period..........................  $    183    $    148   $    162     $    154        $    164
                                    ========    ========   ========     ========        ========

The accompanying Notes to the Consolidated and Combined Financial Statements are
                                       an
                       integral part of these statements.

                                  COACH, INC.

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

INTRODUCTION

    The historical financial statements presented herein cover financial periods that ended prior to Coach's initial public offering and do not reflect the results of such offering or Coach's separation from Sara Lee.

    The unaudited financial statements for the thirteen weeks ended September 30, 2000 were included in Coach's first quarterly report on form 10-Q filed after it became a public company. The first quarter financial statements, in the opinion of Coach, include all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of Coach at September 30, 2000 and the results of operations and the cash flows for the periods presented herein. The results of operations for the thirteen weeks ended September 30, 2000 are not necessarily indicative of the operating results to be expected for the full fiscal year.

    The following footnotes relate to the fiscal years 1998, 1999 and 2000 audited financial statements. Footnotes related to the unaudited financial statement for the thirteen weeks ended September 30, 2000 immediately follow these footnotes.

1.) BACKGROUND AND BASIS OF PRESENTATION

    On May 30, 2000, Sara Lee Corporation ("Sara Lee") announced its plan to create an independent publicly traded company, Coach, Inc. ("Coach" or the "Company") comprised of Sara Lee's branded leather goods and accessories business. After completion of Coach's initial public offering, Sara Lee will own at least 80.5% of Coach's outstanding capital stock.

    Coach designs, manufactures, markets and sells primarily fine leather handbags and accessories. Coach products are manufactured by third-party suppliers as well as by Coach-operated manufacturing facilities. Coach markets products via company operated retail stores, direct mail catalogs, e-commerce website, factory stores, and via selected upscale department and specialty retailer locations and international department, retail and duty free shop locations. As of July 1, 2000, Coach operates 2 manufacturing facilities,
3 warehouse, distribution and product development centers, 106 United States retail stores, 63 United States factory stores and 2 retail locations in the United Kingdom.

    Coach was formed in 1941 and was acquired by Sara Lee in July 1985 in a transaction accounted for as a purchase. Coach is operated as a division in the United States and a subsidiary in foreign countries. On June 1, 2000, Coach was incorporated under the laws of the State of Maryland.

    Sara Lee and Coach have entered into a Master Separation Agreement, General Assignment and Assumption Agreement, Indemnification and Insurance Matters Agreement, Master Transitional Services Agreement, Real Estate Matters Agreement, Lease Indemnification and Reimbursement Agreement, Employee Matters Agreement and Tax Sharing Agreement (collectively referred to as the "Separation Agreements") (See Note 15 of the consolidated and combined financial statements). Pursuant to the Separation Agreements, Sara Lee will transfer to Coach the assets and liabilities that relate to the Coach business on a date ("the Separation Date") prior to the date of completion of Coach's initial public offering.

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

1.) BACKGROUND AND BASIS OF PRESENTATION (CONTINUED)
    The consolidated and combined financial statements of Coach reflect the historical results of operations and cash flows of the Coach leather goods and accessories business of Sara Lee during each respective period. Under Sara Lee's ownership, Coach's United States operations were a division of Sara Lee and not a separate legal entity, while Coach's foreign operations were subsidiaries of Sara Lee. The historical financial statements have been prepared using Sara Lee's historical basis in the assets and liabilities and the results of Coach's business. The financial information included herein may not reflect the consolidated financial position, operating results, changes in stockholder's net investment and cash flows of Coach in the future, or what they would have been had Coach been a separate, stand-alone entity during the periods presented. On the separation date, Coach will begin operating as a separate legal entity.

    The consolidated financial statements include allocations of certain Sara Lee expenses, including certain accounting, treasury, real estate, human resources, and other Sara Lee corporate services and infrastructure costs. The expense allocations have been determined on the basis that Sara Lee and Coach considered to be reasonable reflections of the utilization of services provided by Sara Lee.

2.) SIGNIFICANT ACCOUNTING POLICIES

    Fiscal year--Coach's fiscal year ends on the Saturday closest to June 30. Fiscal year 1999 was a 53-week year, while fiscal years 2000 and 1998 were 52-week years. Unless otherwise stated, references to years in the financial statements relate to fiscal years.

    Preparation of financial statements--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities; the disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Consolidation--The consolidated and combined financial statements include the accounts of Coach. All significant intercompany transactions and balances within Coach are eliminated in consolidation.

    Cash and Cash Equivalents--Cash consists of cash balances and short term investments with a maturity of less than 90 days.

    Inventories--Inventories are valued at the lower of cost (determined by the first-in, first-out method) or market. Inventory cost includes material and conversion costs.

    Property--Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight line basis over the estimated useful lives of the assets. Machinery and equipment are depreciated over lives of 5 to 7 years and furniture and fixtures are depreciated over lives of 3 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease terms. Maintenance and repair costs are charged to earnings while expenditures for major renewals and improvements are capitalized. Upon the

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

2.) SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts.

    Pre-opening Costs--Costs associated with the opening of new retail stores are expensed in the periods incurred.

    Software Development Costs--Prior to the adoption date of AICPA Statement of Position ("SOP") No. 98-1 in 1999, Coach expensed all software development costs as incurred. Since adoption of SOP 98-1, Coach's policy is to capitalize certain costs relating to software developed and implemented for internal use and to amortize these costs over a period of 3 to 5 years. No material software development costs were incurred in 1998, 1999 or 2000.

    Intangible Assets--The excess of cost over fair market value of tangible net assets and trademarks of acquired businesses is amortized on a straight line basis over the periods of expected benefit, which range from 5 to 40 years. Accumulated amortization of intangible assets at June 27, 1998, July 3, 1999, and July 1, 2000 is $6,421, $2,960 and $3,257, respectively.

    Long-Lived Assets--Long-lived assets primarily include property, identifiable intangible assets and goodwill. Long-lived assets being retained for use by Coach are periodically reviewed for impairment by comparing the carrying value of the assets with their estimated future undiscounted cash flows. If it is determined that an impairment loss has occurred, the loss would be recognized during the period. The impairment loss is calculated as the difference between asset carrying values and the present value of estimated net cash flows or comparable market values, giving consideration to recent operating performance.

    Long-lived assets which are to be disposed of are reported at the lower of carrying value or fair value less cost to sell. Reductions in carrying value are recognized in the period in which management commits to a plan to dispose of the assets.

    Transactions with Sara Lee--Receivable from Sara Lee represents the net amount due to or from Sara Lee as a result of intercompany transactions between Coach and Sara Lee. See Note 15 for a description of the relationship with Sara Lee.

    Revenue Recognition--Sales are recognized at the "point of sale", which occurs when merchandise is sold in an "over the counter" consumer transaction or upon shipment to a customer. The Company maintains a reserve for potential product returns and records its provision for estimated product returns based upon historical experience. The charge for estimated product returns is recorded against sales for the period. Certain royalty revenues are earned through license agreements with manufacturers of other consumer products that incorporate the Coach brand. Revenue earned under these contracts is accrued based upon reported sales from the licensee.

    Sales Incentives--Sales incentives include sales discounts that are offered to the customer at the time of sale. Sales incentives that result in a reduction of the selling price at the time of sale are recorded in net sales.

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

2.) SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Advertising--Advertising costs, which include media and production totaled $16,777, $12,598 and $15,764 for the fiscal years 1998, 1999, and 2000.
Advertising costs are expensed when the advertising first takes place.

    Stock Based Compensation--Employee stock options are accounted for under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). APB No. 25 requires the use of the intrinsic value method, which measures compensation cost as the excess, if any, of the quoted market price of the stock at grant over the amount an employee must pay to acquire the stock. The Company makes pro forma disclosures of net earnings and earnings per share as if the fair value based method of accounting had been applied as required by Statement of Financial Accounting Standards
No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123").

    Income Taxes--Coach's operating results historically have been included in Sara Lee's consolidated U.S. and state income tax returns and in the tax returns of certain Sara Lee foreign operations. For as long as Sara Lee continues to own greater than 80% of Coach's outstanding capital stock, Coach will continue to be included in these consolidated tax returns. The provision for income taxes in Coach's financial statements has been prepared as if Coach were a stand-alone entity and filed separate tax returns. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

    Foreign Currency--The functional currency of the Company's foreign operations is the applicable local currency. Assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated at the average exchange rates for the period. The resulting translation adjustments are recorded as a component of other comprehensive income within stockholders equity. Included in net income are gains and losses from foreign currency transactions of $94, $19 and $28 for 1998, 1999 and 2000, respectively.

3.) STOCK-BASED COMPENSATION

SARA LEE STOCK-BASED PLANS

    Coach employees participate in stock-based compensation plans of Sara Lee. Sara Lee maintains various stock option, employee stock purchase and stock award plans.

    STOCK OPTIONS--The exercise price of each stock option equals 100% of the market price of Sara Lee's stock on the date of grant and generally has a maximum term of 10 years. Options generally vest ratably over three years. During 1998, Sara Lee instituted a broad-based stock option incentive program under which Sara Lee granted options, to essentially all full-time Coach employees, to purchase a total of approximately 449 shares of Sara Lee common stock.

    Under certain stock option plans, an active employee may receive a Sara Lee replacement stock option equal to the number of shares surrendered upon a stock-for-stock exercise. The exercise price of the replacement option is 100% of the market value at the date of exercise of the

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

3.) STOCK-BASED COMPENSATION (CONTINUED) original option and will remain exercisable for the remaining term of the original option. Replacement stock options generally vest six months from the grant date.

    A summary of options held by Coach employees under Sara Lee option plans follows:

                                       NUMBER OF     WEIGHTED                  WEIGHTED
                                        SARA LEE      AVERAGE                   AVERAGE
                                      OUTSTANDING    EXERCISE    EXERCISABLE   EXERCISE
(SHARES IN THOUSANDS)                   OPTIONS        PRICE       SHARES        PRICE
---------------------                 ------------   ---------   -----------   ---------
Outstanding at June 28, 1997........        759       $18.04         333        $14.12
  Granted...........................      1,362        22.17
  Exercised.........................       (530)       15.08
  Canceled/Expired..................       (212)       19.60
  Transfers.........................         50        21.01
                                         ------                      ---
Outstanding at June 27, 1998........      1,429        22.43         246         20.96
  Granted...........................        584        24.92
  Exercised.........................       (232)       17.47
  Canceled/Expired..................       (263)       22.63
                                         ------                      ---
Outstanding at July 3, 1999.........      1,518        22.63         603         23.02
  Granted...........................        563        22.69
  Exercised.........................       (167)       24.01
  Canceled/Expired..................       (216)       21.89
  Transfers.........................        111        19.26
                                         ------                      ---
Outstanding at July 1, 2000.........      1,809        23.06         935         23.44
                                         ======                      ===

    The following table summarizes information about stock options held by Coach employees under Sara Lee option plans at July 1, 2000.

                                     OPTIONS OUTSTANDING
                       -----------------------------------------------
                                           WEIGHTED                            OPTIONS EXERCISABLE
                                           AVERAGE                       --------------------------------
                           NUMBER         REMAINING        WEIGHTED          NUMBER           WEIGHTED
      RANGE OF           OUTSTANDING     CONTRACTUAL       AVERAGE         EXERCISABLE        AVERAGE
   EXERCISE PRICES     AT JULY 1, 2000   LIFE (YEARS)   EXERCISE PRICE   AT JULY 1, 2000   EXERCISE PRICE
---------------------  ---------------   ------------   --------------   ---------------   --------------
$11.41-20.60                  612             4.6           $19.67             378             $19.27
$20.61-23.81                  494             8.8            23.14              97              23.81
$23.82-30.44                  703             6.2            25.94             460              26.78
                            -----                                              ---
                            1,809             6.4           $23.06             935             $23.44
                            =====                                              ===

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

3.) STOCK-BASED COMPENSATION (CONTINUED)
The fair value of each Coach option grant under the Sara Lee plans is estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted average assumptions:

                                                1998        1999        2000
                                              ---------   ---------   ---------
Expected lives..............................  3.8 years   3.5 years   4.0 years
Risk-free interest rate.....................    6.0%        5.2%        5.9%
Expected volatility.........................    22.6%       24.1%       27.0%
Dividend yield..............................    1.7%        1.8%        2.6%

    The weighted average fair value of individual options granted during 1998, 1999 and 2000 was $4.44, $4.73 and $4.96, respectively.

    EMPLOYEE STOCK PURCHASE PLAN ("ESPP"). Sara Lee maintains an ESPP that permits full-time Coach employees to purchase a limited number of Sara Lee common shares at 85% of market value. Under the plan, Sara Lee sold 54, 81 and 100 shares to Coach employees in 1998, 1999 and 2000, respectively. Pro forma compensation expense is calculated for the fair value of the employees' purchase rights using the Black-Scholes model. Assumptions include an expected life of 1/4 of a year and weighted average risk-free interest rates of 5.2%, 4.6% and 5.4% in 1998, 1999 and 2000, respectively. Other underlying assumptions are consistent with those used for the Sara Lee stock option plans described above.

    Under APB No. 25, no compensation cost is recognized for stock options and replacement stock options under the various Sara Lee stock-based compensation plans and shares purchased under the ESPP. Had compensation cost for the grants for stock-based compensation been determined consistent with SFAS No. 123, Coach's net income for 1998, 1999 and 2000 would have been as follows:

                                                   1998       1999       2000
                                                 --------   --------   --------
Net income.....................................  $18,489    $14,615    $36,051

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

3.) STOCK-BASED COMPENSATION (CONTINUED)

    STOCK UNIT AWARDS. Restricted stock unit awards of Sara Lee stock are granted to Coach employees as performance awards and retention awards. The value of performance awards is determined assuming the employee meets the performance requirements and based upon the estimated fair value of the stock earned at the end of the performance cycle. The value is accrued through a charge to earnings as the award vests. The vesting period is typically three years.

    The value of retention awards is determined assuming the employee meets the retention requirements and based upon the fair value of the Sara Lee stock at the grant date. The value is accrued through a charge to earnings over the retention period. The retention period is typically three years.

    All stock unit awards are restricted and subject to forfeiture and entitle the participant to dividends that are escrowed until the participant receives the shares. The expense related to these awards for fiscal years 1998, 1999 and 2000 was $380, $660 and $963, respectively.

COACH STOCK-BASED PLANS

    STOCK OPTIONS. Concurrent with the initial public offering, Coach intends to establish a stock option plan for Coach employees. Coach employees can continue to participate in the Sara Lee plan while Sara Lee maintains at least an 80% ownership interest in Coach. No future stock option grants will be made under the Sara Lee plan to Coach employees; instead, future grants to Coach employees will be made under the Coach plan. Coach employees who have attained the title of director or above and who are Sara Lee option holders will receive the right to convert Sara Lee options into Coach options at the IPO date using a conversion ratio of Coach's stock price to Sara Lee's stock price with a conversion ratio floor of 1.00. Any Sara Lee option converted into a Coach option generally may not be exercised until the earlier of one year following conversion, or that time when Sara Lee ceases to own at least 80% of Coach's outstanding capital stock, subject to the original vesting requirements and subject to certain requirements intended to maintain Sara Lee's ownership of at least 80% of Coach's outstanding capital stock at all times prior to Sara Lee's distribution of all or a significant portion of its Coach stock. However, no option will be exercisable until six months after the offering. At July 1, 2000, there were 1,589 stock options outstanding and eligible to convert, of which 810 were exercisable at a weighted average exercise price of $23.89. The Coach IPO price of $16.00 and the average Sara Lee stock price for the five trading days ending October 3, 2000 of $19.825 are the prices on the conversion date. Based upon the actual employees who have elected to convert their Sara Lee options into Coach options at the IPO date and the stock prices noted above, 1,204 Sara Lee options will convert into the same number of Coach options. These options will be accounted for under APB25. No intrinsic value will exist in these options on the IPO date and no expense will result.

    ESPP--Coach will continue to participate in the Sara Lee ESPP until either Sara Lee completes an exchange or other distribution of Coach, or Coach establishes a separate ESPP.

    STOCK UNITS--Certain Coach employees who hold in the aggregate approximately 27 Sara Lee restricted stock units will be given the election to convert these stock units into Coach restricted stock units with the same market value and terms on the date of conversion. The Coach IPO price

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

3.) STOCK-BASED COMPENSATION (CONTINUED) of $16.00 and the average Sara Lee stock price for the five trading days ending October 3, 2000 of $19.825 are the prices on the conversion date. Using these assumptions, no additional expense would occur from the conversion of the restricted stock units.

4.) MINORITY INTEREST IN SUBSIDIARIES

    Coach owned 60% of an Italian manufacturing operation. At the beginning of 1999, Coach purchased equity held by the minority partners and subsequently closed this operation and incurred shutdown costs of $331 that are discussed in
Note 8.

5.) LONG TERM DEBT, CREDIT FACILITIES AND CONCENTRATION OF CREDIT RISK

    Long-term debt consists of an 8.77% loan that matures in 2015. Interest expense for this loan for fiscal years 1998, 1999 and 2000 was $337, $336 and $334, respectively. Cash interest paid for fiscal years 1998, 1999 and 2000 was $268, $336 and $333, respectively. Debt service payments under this loan for the years ending 2001 through 2005 are $369, $371, $396, $395 and $422, respectively.

    Coach participates in a cash concentration system that requires that cash balances be deposited with Sara Lee which are netted against any borrowings or billings that are provided by Sara Lee. The balance due under this arrangement is included in the receivable from Sara Lee. For the periods presented, no interest is charged or earned on these balances. As of July 2, 2000, the balance on the receivable from Sara Lee will be capitalized into Sara Lee's investment in Coach. No cash will be paid or collected by either party.

    Subsequent to the initial public offering Coach will continue to participate in the Sara Lee cash concentration system through a revolving credit facility entered into between Coach and Sara Lee on July 2, 2000. The maximum borrowing from Sara Lee permitted under this facility is $75,000 which will accrue interest at US dollar LIBOR plus 30 basis points. Any receivable balance from Sara Lee under this facility will accrue interest at US dollar LIBOR minus 20 basis points. When Sara Lee owns less than 50% of Coach's outstanding capital stock, this facility will terminate and become due. The credit facility contains certain covenants including a requirement that Coach maintain an interest coverage ratio of at least 1.75, and restrictions on mergers, significant property disposals, dividends, additional secured debt, sale and leaseback transactions or lease obligations in excess of amounts approved by Sara Lee. Primarily all cash flows from operations less capital expenditures must be used by Coach to pay this note.

    As described in Note 17 (Subsequent Events), Coach will undergo an equity restructuring which will result in $190,000 of long-term debt to a subsidiary of Sara Lee being recorded on Coach's balance sheet.

6.) LEASES

    Coach, as a division of Sara Lee, leases certain office, distribution, retail and manufacturing facilities. The lease agreements, which expire at various dates through 2015, are subject, in some

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

6.) LEASES (CONTINUED)
cases, to renewal options and provide for the payment of taxes, insurance and maintenance. Certain leases contain escalation clauses resulting from the pass-through of increases in operating costs, property taxes and the effect on costs from changes in consumer price indices. Certain rentals are also contingent upon factors such as sales. Substantially all existing leases are guaranteed by Sara Lee.

    Rent-free periods and other incentives granted under certain leases and scheduled rent increases are charged to rent expense on a straight line basis over the related terms of such leases. Contingent rentals are recognized when the achievement of the target, which triggers the related payment, are considered probable. Rent expense for the Company's operating leases, consisted of the following:

                                                   1998       1999       2000
                                                 --------   --------   --------
Minimum rentals................................  $25,642    $26,191    $25,495
Contingent rentals.............................    2,109      2,163      2,869
                                                 -------    -------    -------
Total Rent Expense.............................  $27,751    $28,354    $28,364
                                                 =======    =======    =======

    Future minimum rental payments under non-cancellable operating leases are as follows:

YEAR ENDED                                                     AMOUNT
----------                                                     ------
2001........................................................  $ 26,525
2002........................................................    25,188
2003........................................................    23,865
2004........................................................    23,472
2005........................................................    22,310
Subsequent to 2005..........................................   126,997
                                                              --------
Total minimum future rental payments........................  $248,357
                                                              ========

    Certain operating leases provide for renewal for periods of 3 to 5 years at their fair rental value at the time of renewal. In the normal course of business, operating leases are generally renewed or replaced by new leases.

7.) CONTINGENCIES

    Coach is a party to several pending legal proceedings and claims. Although the outcome of such items cannot be determined with certainty, Sara Lee's and Coach's general counsel and management are of the opinion that the final outcome should not have a material effect on Coach's results of operations or financial position.

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

8.) REORGANIZATION COSTS

    In the second quarter of 1999, the management of Coach and Sara Lee committed to a plan involving the closure of the Carlstadt, New Jersey warehouse and distribution center; the closure of the Italian manufacturing operation; and the reorganization of the Florida manufacturing facility. The reorganization plan included the elimination of 737 manufacturing and warehouse employee positions. These actions, intended to reduce costs, resulted in the transfer of production to lower cost third-party manufacturers and the consolidation of all distribution functions at the Jacksonville, Florida distribution center.

    During 1999, Coach closed the Carlstadt, New Jersey warehouse and distribution center and the Italian manufacturing operation. As contemplated in the original plan, a portion of the Carlstadt facility remains in use for product development. Related to these facility closures and the reorganization activities at the Florida manufacturing facility, 737 employees were terminated. The composition of the reorganization reserves is set forth in the table below. At July 1, 2000, these reorganization actions were complete and remaining workers' separation costs relate to unpaid costs for terminated employees which will be paid by December 2000.

                                                   WRITE-DOWN OF
                                  ORIGINAL       LONG-LIVED ASSETS                 REORGANIZATION
                               REORGANIZATION    TO NET REALIZABLE       CASH      RESERVES AS OF
                                  RESERVES             VALUE           PAYMENTS     JULY 1, 2000
                               ---------------   ------------------   ----------   ---------------
Workers' separation costs....      $5,893                 --           $(5,751)        $  142
Lease termination costs......       1,155                 --            (1,155)            --
Anticipated losses on
  disposal of fixed assets...          60               $(60)               --             --
                                   ------               ----           -------         ------

Total reorganization
  reserves...................      $7,108               $(60)          $(6,906)        $  142
                                   ======               ====           =======         ======

9.) RETIREMENT PLANS

    Coach sponsors a noncontributory defined benefit plan, The Coach Leatherware Company, Inc. Supplemental Pension Plan, for individuals who are a part of collective bargaining arrangements.

    Employees who meet certain eligibility requirements and are not part of a collective bargaining arrangement participate in defined benefit pension plans sponsored by Sara Lee. These defined benefit pension plans include employees from a number of domestic Sara Lee business units. The annual cost of the Sara Lee defined benefit plans is allocated to all of the participating businesses based upon a specific actuarial computation which is consistently followed. All obligations pursuant to these plans are obligations of Sara Lee and will continue to be obligations of Sara Lee after the initial public offering.

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

9.) RETIREMENT PLANS (CONTINUED)
    The annual expense incurred by Coach for the defined benefit plans is as follows:

                                                      1998       1999       2000
                                                    --------   --------   --------
Coach Leatherware Company, Inc.
  Supplemental Pension Plan.......................   $  326     $  386     $  173
Participation in Sara Lee sponsored
  defined benefit plans...........................    1,331      2,304      2,154
                                                     ------     ------     ------
  Total defined benefit plan expense..............   $1,657     $2,690     $2,327
                                                     ======     ======     ======

    The components of the Coach Leatherware Company, Inc. Supplemental Pension Plan were:

                                                      1998       1999       2000
                                                    --------   --------   --------
Components of defined benefit net
  periodic pension cost:
Service cost......................................   $  347     $  436     $  192
Interest cost.....................................      218        282        314
Expected return on assets.........................     (254)      (361)      (359)
Amortization of:
  Net initial asset...............................      (50)       (50)       (50)
  Prior service cost..............................       59         59         29
  Net actuarial loss..............................        6         20         47
                                                     ------     ------     ------
Net periodic pension cost.........................   $  326     $  386     $  173
                                                     ======     ======     ======

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

9.) RETIREMENT PLANS (CONTINUED)
    The funded status of the Coach Leatherware Company, Inc. Supplemental Pension Plan at the respective year-ends was:

                                                      1998       1999       2000
                                                    --------   --------   --------
Projected benefit obligation:
  Beginning of year...............................   $3,052     $4,583     $5,109
  Service cost....................................      348        436        192
  Interest cost...................................      218        282        314
  Benefits paid...................................      (83)      (105)      (148)
  Actuarial (gain) loss...........................    1,048        (87)      (178)
                                                     ------     ------     ------
  End of year.....................................   $4,583     $5,109     $5,289
                                                     ------     ------     ------
Fair value of plan assets:
  Beginning of year...............................   $2,952     $4,313     $4,306
  Actual return/(loss) on plan assets.............      952        (99)       541
  Employer contributions..........................      492        197        291
  Benefits paid...................................      (83)      (105)      (148)
                                                     ------     ------     ------
  End of year.....................................   $4,313     $4,306     $4,990
                                                     ------     ------     ------
Funded Status.....................................   $ (270)    $ (803)    $ (299)
Unrecognized:
  Prior service cost..............................   $  526     $  234     $  205
  Net actuarial loss..............................      729      1,081        674
  Net initial asset...............................     (149)       (98)       (48)
                                                     ------     ------     ------
Prepaid benefit cost recognized...................   $  836     $  414     $  532
                                                     ======     ======     ======
Amounts recognized on the consolidated balance
  sheets:
  Other noncurrent assets.........................   $  526     $  234     $  205
  Noncurrent benefit liability....................     (270)      (803)      (299)
  Accumulated other comprehensive income..........      580        983        626
                                                     ------     ------     ------
Prepaid benefit cost recognized...................   $  836     $  414     $  532
                                                     ======     ======     ======

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

9.) RETIREMENT PLANS (CONTINUED)

    Net pension expense for the Coach Leatherware Company, Inc. Plan is determined using assumptions as of the beginning of each year. Funded status is determined using assumptions as of the end of each year. The assumptions used at the respective year-ends were:

                                                        1998       1999       2000
                                                      --------   --------   --------
Discount rate.......................................    6.25%      6.25%      6.50%
Long-term rate of return on plan assets.............    8.50       8.50       8.25%
Rate of compensation increase.......................    4.50       4.50       5.50%

10.) INCOME TAXES

    The provisions for income taxes computed by applying the U.S. statutory rate to income before taxes as reconciled to the actual provisions were:

                                          1998                  1999                  2000
                                   -------------------   -------------------   -------------------
                                    AMOUNT    PERCENT     AMOUNT    PERCENT     AMOUNT    PERCENT
                                   --------   --------   --------   --------   --------   --------
Income (loss) before provision
  for income taxes:
  United States..................  $10,863       43.7%   $ 8,919       46.8%   $43,527       78.2%
  Puerto Rico....................   16,523       66.5     10,241       53.7     13,000       23.4
  Foreign........................   (2,543)     (10.2)       (99)      (0.5)      (897)      (1.6)
                                   -------     ------    -------     ------    -------     ------
                                   $24,843      100.0%   $19,061      100.0%   $55,630      100.0%
                                   =======     ======    =======     ======    =======     ======

Tax expense at U.S. statutory
  rate...........................  $ 8,695       35.0%   $ 6,671       35.0%   $19,471       35.0%
State taxes, net of
  federal benefit................      416        1.7        889        4.7      1,888        3.4

Difference between U.S. and
  Puerto Rican rates.............   (5,010)     (20.2)    (3,101)     (16.3)    (3,965)      (7.1)
Nondeductible amortization.......      284        1.1        187        1.0        315        0.6
Product donations................     (229)      (0.9)      (968)      (5.1)      (525)      (1.0)
Other, net.......................       24        0.1     (1,332)      (7.0)      (157)      (0.3)
                                   -------     ------    -------     ------    -------     ------
Taxes at effective worldwide
  tax rates......................  $ 4,180       16.8%   $ 2,346       12.3%   $17,027       30.6%
                                   =======     ======    =======     ======    =======     ======

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

10.) INCOME TAXES (CONTINUED)
    Current and deferred tax provisions (benefits) were:

                               1998                   1999                   2000
                       --------------------   --------------------   --------------------
                       CURRENT    DEFERRED    CURRENT    DEFERRED    CURRENT    DEFERRED
                       -------    ---------   --------   ---------   --------   ---------
Federal..............   $1,553     $1,057      $4,680     $(3,643)   $10,876     $ 2,317
Puerto Rico..........      815        (42)        585        (102)       585          --
State................      640        157       1,367        (541)     2,905         344
                        ------     ------      ------     -------    -------     -------
                        $3,008     $1,172      $6,632     $(4,286)   $14,366     $ 2,661
                        ======     ======      ======     =======    =======     =======

    Following are the components of the deferred tax (benefits) provisions occurring as a result of transactions being reported in different years for financial and tax reporting:

                                                    1998       1999       2000
                                                  --------   --------   --------
Depreciation....................................  $(1,783)   $(1,852)   $    --
Employee benefits...............................    1,997     (3,920)     1,843
Advertising accruals............................      (52)        52         --
Nondeductible reserves..........................      221      3,788      1,076
Other, net......................................      789     (2,354)      (258)
                                                  -------    -------    -------
                                                  $ 1,172    $(4,286)   $ 2,661
                                                  =======    =======    =======

    The deferred tax assets at the respective year-ends were as follows:

                                                   1998       1999       2000
                                                 --------   --------   --------
Deferred tax assets
  Reserves not deductible until paid...........  $12,296    $ 7,245    $ 7,432
  Pension and other
    employee benefits..........................      650      4,570      2,727
  Property, plant and equipment................   11,127     14,242     12,979
  Other........................................    1,487      3,789      4,047
                                                 -------    -------    -------
Net deferred tax assets........................  $25,560    $29,846    $27,185
                                                 =======    =======    =======

11.) SEGMENT INFORMATION

    The Company operates its business in two reportable segments: Direct to Consumer and Wholesale. The Company's reportable segments represent channels of distribution that offer similar merchandise, service and marketing strategies. Sales of Coach products through company owned retail stores, the Coach catalog and the Internet constitute the Direct to Consumer segment. Wholesale refers to sales of Coach products to other retailers. In deciding how to allocate resources and assess performance, Coach's executive officers regularly evaluate the sales and operating income of these segments. Operating income is the gross margin of the segment at

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

11.) SEGMENT INFORMATION (CONTINUED)
standard cost less direct expenses of the segment. Unallocated corporate expenses include manufacturing variances, general marketing, administration and information systems, distribution and customer service expenses.

                                         DIRECT                      CORPORATE
                                       TO CONSUMER    WHOLESALE     UNALLOCATED          TOTAL
                                      -------------   ----------   --------------      ---------
1998
Net sales...........................    $333,547       $188,673             --         $522,220
Operating income....................      78,899         60,708      $(114,594)          25,013
Interest income.....................          --             --            272              272
Interest expense....................          --             --            508              508
Minority interest income............          --             --             66               66
Income before taxes.................      78,899         60,708       (114,764)          24,843
Depreciation and amortization.......       9,313          2,274         11,197           22,784
Total assets........................     136,748         64,238         56,724          257,710
Additions to long-lived assets......       7,562          2,118          5,498           15,178

                                         DIRECT                      CORPORATE
                                       TO CONSUMER    WHOLESALE     UNALLOCATED          TOTAL
                                      -------------   ----------   --------------      ---------
1999
Net sales...........................    $336,506       $171,275             --         $507,781
Operating income....................      80,615         53,193      $(114,333)(1)       19,475
Interest income.....................          --             --             27               27
Interest expense....................          --             --            441              441
Income before taxes.................      80,615         53,193       (114,747)(1)       19,061
Depreciation and amortization.......       9,876          2,153         10,227           22,256
Total assets........................     116,200         48,539        117,349          282,088
Additions to long-lived assets......       6,308            434          6,777           13,519

    Note (1)--Includes reorganization costs totaling $7,108 in 1999.

                                         DIRECT                      CORPORATE
                                       TO CONSUMER    WHOLESALE     UNALLOCATED          TOTAL
                                      -------------   ----------   --------------      ---------
2000
Net sales...........................    $352,006       $196,912             --         $548,918
Operating income....................     103,161         68,011      $(115,155)          56,017
Interest income.....................          --             --             33               33
Interest expense....................          --             --            420              420
Income before taxes.................     103,161         68,011       (115,542)          55,630
Depreciation and amortization.......      10,952          1,585         10,091           22,628
Total assets........................     122,029         51,953        122,671          296,653
Additions to long-lived assets......      18,930          1,202          5,928           26,060

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

11.) SEGMENT INFORMATION (CONTINUED)
    The following is a summary of the common costs not allocated in the determination of segment performance.

                                                                    FISCAL YEAR ENDED
                                                            ---------------------------------
                                                              1998        1999        2000
                                                            ---------   ---------   ---------
Manufacturing variances...................................  $  10,083   $  13,641   $  10,230
Advertising, marketing and design.........................     32,840      32,514      40,336
Administration and information systems....................     44,678      35,187      41,928
Distribution and customer service.........................     26,993      25,883      22,661
Reorganization costs......................................         --       7,108          --
                                                            ---------   ---------   ---------
                                                            $ 114,594   $ 114,333   $ 115,155
                                                            =========   =========   =========

12.) GEOGRAPHIC AREA INFORMATION

    As of July 1, 2000, Coach operates 106 retail stores and 63 factory stores in the United States, 2 retail locations in the United Kingdom, and operates 5 manufacturing, distribution and product development locations in the United States, Puerto Rico and Italy. Geographic revenue information is based on the location of the end customer. Geographic long-lived asset information is based on the physical location of the assets at the end of each period.

                                        UNITED
                                        STATES     INTERNATIONAL(1)     TOTAL
                                       ---------   ----------------   ---------
1998
Net sales............................  $478,632        $43,588        $522,220
Long-lived assets....................    90,175          2,432          92,607

                                        UNITED
                                        STATES     INTERNATIONAL(1)     TOTAL
                                       ---------   ----------------   ---------
1999
Net sales............................  $463,027        $44,754        $507,781
Long-lived assets....................    77,272            677          77,949

                                        UNITED
                                        STATES     INTERNATIONAL(1)     TOTAL
                                       ---------   ----------------   ---------
2000
Net sales............................  $488,843        $60,075        $548,918
Long-lived assets....................    80,382            611          80,993

    Note (1)--International sales reflect shipments to third party distributors primarily in East Asia and sales from Coach operated retail stores in the United Kingdom, Germany and Italy. The Germany stores were closed in the first quarter and the Italian store was closed in the second quarter of 1999.

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

13.) EARNINGS PER SHARE

    Prior to October 2, 2000, Coach operated as a division of Sara Lee and did not have shares outstanding. On October 2, 2000, Coach was capitalized and on October 4, 2000, Coach paid a 35,025.333 to 1.0 common stock dividend that resulted in 35,026,333 shares of common stock outstanding after the dividend. The effects of this stock dividend have been retroactively applied to all prior periods. Basic net income per share is computed by dividing net income by the 35,026,333 assumed number of shares outstanding.

    Diluted income per share is the same as basic net income per share since no dilutive securities were outstanding during any historical period.

14.) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash, trade accounts receivable, bank overdrafts, accounts payable, and long-term debt approximated fair value as of July 3, 1999 and July 1, 2000. Coach uses the present value technique to estimate fair market value using discount rates which management believes are commensurate with the risks involved.

15.) RELATIONSHIP WITH SARA LEE

    For the periods presented, intercompany transactions and balances between Coach and Sara Lee consisted of the following:

                                                         YEARS ENDED
                                               -------------------------------
                                               JUNE 27,    JULY 3,    JULY 1,
                                                 1998        1999       2000
                                               ---------   --------   --------
Payable (receivable) balance at beginning of
  period.....................................  $  8,300    $ 11,088   $(54,150)
Cash collections from operations.............  (555,979)   (529,043)  (573,122)
Cash borrowings..............................   533,427     445,154    541,047
Allocations of corporate expenses and
  charges....................................    25,340      18,651     22,442
                                               --------    --------   --------
Payable (receivable) balance at end of
  period.....................................  $ 11,088    $(54,150)  $(63,783)
                                               ========    ========   ========
Average balance during the period............  $  9,694    $(21,531)  $(58,966)
                                               ========    ========   ========

    Three types of intercompany transactions are recorded in the Coach intercompany account with Sara Lee: (1) cash collections from Coach's operations that are deposited into the intercompany account, (2) cash borrowings which are used to fund operations and (3) allocations of corporate expenses and charges. Cash collections include all cash receipts required to be deposited into the intercompany account as part of the Sara Lee cash concentration system. Cash borrowings made by Coach from the Sara Lee cash concentration system are used to fund operating expenses.

    Allocations of corporate expenses and charges consist of expenses for business insurance, medical insurance, employee benefit plan amounts, income, employment and other tax amounts

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

15.) RELATIONSHIP WITH SARA LEE (CONTINUED) and allocations from Sara Lee for certain centralized administration costs for treasury, real estate, accounting, auditing, tax, risk management, human resources, and benefits administration. These allocations of centralized administration costs have been determined on bases that Coach and Sara Lee considered to be reasonable reflections of the utilization of services provided or the benefit received by Coach. The allocation methods include relevant operating profit, fixed assets, sales, tax benefits, and headcount. Allocated costs are included in Selling, General and Administrative expenses in the accompanying consolidated and combined statements of operations.

    For purposes of governing certain of the ongoing relationships between Coach and Sara Lee at and after the separation date and to provide for an orderly transition, Coach and Sara Lee have entered into various agreements. A brief description of each of the agreements follows:

MASTER SEPARATION AGREEMENT

    The Master Separation Agreement contains the key provisions relating to Coach's separation from Sara Lee, the initial public offering of Coach and Sara Lee's plans to complete the divestiture of Coach. The agreement lists the documents and other items that must be delivered in order to accomplish the transfer of assets and liabilities from Sara Lee to Coach. The agreement also contains the conditions that must occur prior to the initial public offering and contains certain covenants and other agreements, including covenants to exchange information, engage in certain auditing practices, not take any action that would jeopardize Sara Lee's ownership of over 80% of Coach's outstanding capital stock, maintain confidentiality of certain information, preserve available legal privileges, engage in certain environmental and safety practices and resolve disputes in a particular manner.

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

    The General Assignment and Assumption Agreement identifies the assets that Sara Lee will transfer to Coach and the liabilities that Coach will assume from Sara Lee in the separation. The agreement also describes when and how these transfers and assumptions will occur. In general, the assets that will be transferred and the liabilities that will be assumed are included on the consolidated and combined balance sheet.

INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

    Effective as of the Separation Date, Coach and Sara Lee will each release the other from certain liabilities arising from events occurring on or before the separation date, including events occurring in connection with the activities to implement the separation and the initial public offering. The agreement also contains provisions governing indemnification. In general, Coach will indemnify Sara Lee against liabilities arising from the Coach business and Sara Lee will indemnify Coach against liabilities arising from the Sara Lee business excluding Coach. Coach will be covered under Sara Lee's insurance policies after the initial public offering until such time that Coach is distributed.

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

15.) RELATIONSHIP WITH SARA LEE (CONTINUED)
REAL ESTATE MATTERS AGREEMENT

    The Real Estate Matters Agreement addresses Coach's leased properties that Sara Lee will transfer to Coach. Prior to creating Coach as a stand-alone entity, all leased property was in the name of Sara Lee. The agreement describes the manner in which Sara Lee will transfer the properties and its related obligations to Coach. This agreement provides that Coach will accept the assignment of all leases and will reasonably cooperate and take all steps to obtain landlord lease consents as necessary. This would include Coach using commercially reasonable efforts to remove any Sara Lee guarantee, surety or other security, and if required providing a guarantee, surety, indemnification or other security to the landlord or Sara Lee. The Real Estate Matters Agreement also provides that all reasonable costs required to effect the transfers will be paid by Coach.

LEASE INDEMNIFICATION AND REIMBURSEMENT AGREEMENT

    Under the Real Estate Matters Agreement, Sara Lee will assign to Coach all of the leases relating to retail stores and other property used by Coach in its business; however, Sara Lee may remain liable under certain leases after they are transferred to Coach. The Lease Indemnification and Reimbursement Agreement requires Coach to obtain a letter of credit, for the benefit of Sara Lee, until Sara Lee's liability under the transferred leases decreases to $2,000. Commencing on the date Sara Lee effects a distribution of its Coach shares, Coach must obtain a letter of credit in an amount equal to the sum of (i) the average annual minimum rent payments for the following fiscal year, plus
(ii) six times the average monthly payments for Coach's New York executive office for the following fiscal year, plus (iii) $500,000 (subject to adjustment each year as the amount in (i) changes). This letter of credit is required to be recalculated and renewed annually. The amount of future minimum rental payments included in Note 6 that may be covered by the Lease Indemnification and Reimbursement Agreement for years 2001, 2002, 2003, 2004, 2005 and subsequent to 2005 are $25,582, $24,044, $22,582, $21,991, $20,795, $105,777, respectively.

MASTER TRANSITIONAL SERVICES AGREEMENT

    The Master Transitional Services Agreement governs the specific services that will be provided by Sara Lee to Coach. These services include certain treasury, environmental, legal, accounting, tax, risk management and assessment services, investor relations, information services, and internal audit coordination. The services will be provided for a two-year period for a fee of $1,000 per year, payable in monthly installments. This agreement automatically terminates on the date Sara Lee completes its divestiture of Coach. The charges are intended to recover the direct and indirect costs of providing the services. The agreement provides for a 10% increase in the cost if the agreement is extended beyond two years. The fee will be pro rated for the actual term of the agreement if the agreement terminates in its entirety before the end of its two year term. Coach may terminate the agreement with respect to any service at any time upon notice to Sara Lee; however, the termination of any service will have no effect upon the fee.

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

15.) RELATIONSHIP WITH SARA LEE (CONTINUED)
TAX SHARING AGREEMENT

    The Tax Sharing Agreement governs how Coach and Sara Lee will report and account for tax related matters. While Sara Lee owns greater than 80.0% of Coach's outstanding capital stock, Coach will be included in the consolidated Sara Lee tax return. The Tax Sharing Agreement specifies that Sara Lee will prepare and file all income tax reporting on behalf of Coach while Coach remains a member of Sara Lee's affiliated group filing a consolidated U.S. federal income tax return. In this regard, Sara Lee will have the exclusive right to determine the manner in which all tax returns will be prepared, methods of accounting, tax positions and any elections that are made. Coach will reimburse Sara Lee for the incremental tax costs of Coach's inclusion in the consolidated tax return with Sara Lee. Any disputes which arise between Coach and Sara Lee relating to this agreement will be resolved through specific dispute resolution provisions in the agreement.

EMPLOYEE MATTERS AGREEMENT

    The Employee Matters Agreement allocates to Coach certain employee related assets, liabilities, and responsibilities relating to Coach employees. Under the agreement, Coach employees will be entitled to continue to participate in the Sara Lee sponsored benefit plans, such as the pension and retirement plan, health benefit program and group insurance plan, on terms comparable to those for Sara Lee employees until the earlier of the date (A) that Sara Lee effects a distribution of the Coach common stock or (B) the date that Coach establishes it own plans. This agreement provides that Coach employees with the title of director and above who hold options to acquire Sara Lee common stock, and Coach employees who hold certain Sara Lee restricted stock unit awards, will be given the option to convert the Sara Lee options or restricted stock units into Coach options or restricted stock units, as applicable, as of the date the initial public offering is completed. Any Sara Lee option or restricted stock unit that is not converted to a comparable Coach option or restricted stock unit will automatically convert into a Coach equivalent instrument on the date Sara Lee ceases to own at least 80% of Coach.

16.) RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998 and June 1999, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." These statements outline the accounting treatment for all derivative activity. Coach does not use derivative instruments and these accounting statements will not have an effect on Coach.

    In May 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board ("EITF") announced that it reached a conclusion on Issue 00-14 "Accounting for Certain Sales Incentives." Issue 00-14 establishes requirements for the recognition and display of sales incentives such as discounts, coupons and rebates within the financial statements. The EITF conclusions on this issue are effective for reporting periods beginning July 1, 2000. Coach has not historically offered to its customers discount coupons or rebates. Any product discounts offered to customers

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

16.) RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED) are reflected as a reduction in the selling price of the product recorded in net sales. Therefore, this new rule will not have a material effect on Coach's reported results or financial position.

    In July 2000, the EITF announced they had reached a conclusion on Issue 00-10 "Accounting for Shipping and Handling Fees and Costs." Issue 00-10 indicates that all amounts billed to customers as part of a sale transaction related to shipping and handling represent revenue and should be recorded in net sales. Because of the timing of the release of these conclusions, Coach has not yet fully assessed the effect of this statement on its results of operations. Based upon available information, it is likely that the implementation of these standards will result in the reclassification of shipping and handling fees from selling, general and administrative expense to net sales. At this time, management does not believe that the adoption of this statement will impact operating income, income before income taxes, net income or the financial position of Coach. The EITF conclusions on this issue will become effective for reporting periods beginning no later than April 1, 2001.

17.) SUBSEQUENT EVENTS

BENEFIT PLANS

    On April 27, 2000, Sara Lee approved a benefit and compensation program for Coach that includes various short-term and long-term compensation arrangements that will be implemented by Coach effective upon the initial public offering.

    The Coach 2000 Stock Incentive Plan will become effective upon the closing of the initial public offering. The Coach Stock Incentive Plan permits the granting of stock appreciation rights, stock options and stock grants in the form of restricted stock or performance shares to employees. Concurrent with the initial public offering, Coach is expected to grant, at the initial public offering price, 2,849 non-qualified stock options to selected members of management and the board. These options will have a ten-year life and will vest ratably over a three-year period. These options will be accounted for under APB No. 25 and no compensation expense will be recorded for the options that are granted to management and the Board.

    Certain Coach employees with the title of director or above who hold Sara Lee options, will be given the opportunity to convert their Sara Lee options into Coach options using a conversion ratio of Coach's stock price to Sara Lee's stock price, with a conversion ratio floor of 1.00. Sara Lee options which are converted to Coach options will be remeasured and will result in an expense equal to the intrinsic value (if any) on the date of conversion, being recorded over the remaining vesting period. The Coach IPO price of $16.00 and the average Sara Lee stock price for the 5 trading days ending October 3, 2000 of $19.825 are the prices on the conversion date. Based upon the actual employees who have elected to convert their Sara Lee options into Coach options at the IPO date and the stock prices noted above, 1,204 Sara Lee options will convert into the same number of Coach options. These options will be accounted for under APB No. 25. No intrinsic value will exist in these options on the IPO date and no expense will result.

                                  COACH, INC.

            YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

17.) SUBSEQUENT EVENTS (CONTINUED)
    Also concurrent with the initial public offering, Coach will grant 357 stock options to substantially all full time employees. The options granted will have a five-year life and will vest ratably over a three-year period. The options will be granted at the initial public offering price and will have no compensation expense.

REORGANIZATION COSTS

    In the first quarter of 2001, Coach management committed to and announced a plan to close the Medley, Florida manufacturing facility by December 2000. This reorganization plan involves the termination of 362 manufacturing, warehousing and management employees at the Medley, Florida facility. These actions are intended to reduce costs by the resulting transfer of production to lower cost third-party manufacturers. Coach will record a reorganization cost of approximately $6,300 in the first quarter of fiscal year 2001. The reorganization cost includes $3,800 for worker separation costs, $1,100 for lease termination costs, and $1,400 for the write down of long-lived assets to net realizable value.

EQUITY RESTRUCTURING AND NOTE

    Prior to the initial public offering, Coach will undergo an equity restructuring which will result in $190,000 of long-term debt to a subsidiary of Sara Lee being recorded on the balance sheet of Coach with a corresponding reduction in common stockholder's equity. Once recorded, the long-term debt will accrue interest at U.S. dollar LIBOR plus 30 basis points while Sara Lee owns greater than a majority of Coach's common stock, and U.S. dollar LIBOR plus 250 basis points when Sara Lee owns less than 80% of Coach's capital stock. Coach intends to repay this note using the entire net proceeds from the offering and cash generated from future operations. The note contains certain covenants, including a requirement that Coach maintain an interest coverage ratio of at least 1.75, and restrictions on mergers, significant property disposals, dividends, additional secured debt, sale and leaseback transactions or lease obligations in excess of amounts approved by Sara Lee. Primarily all cash flows from operations less capital expenditures after debt service payments under the cash concentration system are required as payments under this note.

RECEIVABLE FROM SARA LEE

    On July 2, 2000, the receivable from Sara Lee was capitalized into stockholders' net investment. No cash was paid or collected by either party.

18.) SUBSEQUENT EVENTS--STOCK DIVIDEND AND INITIAL PUBLIC OFFERING

    On October 4, 2000, Coach paid a 35,025.333 to 1.0 common stock dividend that resulted in 35,026,333 shares of common stock outstanding after the dividend. In October 2000, Coach completed an initial public offering of 8,487,000 shares of its common stock, which trades on the New York Stock Exchange. After Coach's initial public offering, Sara Lee owns approximately 80.5% of Coach's common stock.

                                  COACH, INC.

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

          THIRTEEN WEEKS ENDED SEPTEMBER 30, 2000 AND OCTOBER 2, 1999

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

    The unaudited financial statements for the thirteen weeks ended September 30, 2000 were included in Coach's first quarterly report on form 10-Q filed after it became a public company. The first quarter financial statements, in the opinion of Coach, include all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of Coach at September 30, 2000 and the results of operations and the cash flows for the periods presented herein. The results of operations for the thirteen weeks ended September 30, 2000 are not necessarily indicative of the operating results to be expected for the full fiscal year.

    The following footnotes relate to the Consolidated financial statements for the thirteen weeks ended September 30, 2000 and October 2, 1999.

1.) BACKGROUND (UNAUDITED)

    Coach was formed in 1941 and was acquired by Sara Lee Corporation ("Sara Lee") in July 1985 in a transaction accounted for as a purchase. Coach has operated as a division in the United States and as subsidiaries in foreign countries.

    On May 30, 2000, Sara Lee announced its plan to create an independent publicly traded company, Coach, Inc. ("Coach" or the "Company") comprised of Sara Lee's branded leather goods and accessories business. On June 1, 2000, Coach was incorporated under the laws of the State of Maryland. On October 2, 2000, Coach began to operate as a wholly owned subsidiary of Sara Lee.

    As described in Note 8 (Subsequent Events), during October 2000 Coach completed an initial public offering of 8,487 shares of common stock. This reduced Sara Lee's ownership to 80.5%.

    The historical financial statements have been prepared using Sara Lee's historical basis in the assets and liabilities and the results of Coach's business.

2.) REVOLVING CREDIT FACILITY/LONG-TERM DEBT (UNAUDITED)

    Coach participates in a cash concentration system that requires that cash balances be deposited with Sara Lee which are netted against any borrowings or billings that are provided by Sara Lee. On July 2, 2000, Coach entered into a revolving credit facility with Sara Lee. The maximum borrowing from Sara Lee permitted under this facility is $75,000 which will accrued interest at US dollar LIBOR plus 30 basis points. Any receivable balance from Sara Lee under this facility will accrue interest at US dollar LIBOR minus 20 basis points. When Sara Lee owns less than 50% of Coach's outstanding capital stock, this facility will terminate and become due. The credit facility contains certain covenants including a requirement that Coach maintain an interest coverage ratio of at last 1.75, and restrictions on mergers, significant property disposals, lease obligations in excess of amounts approved by Sara Lee. As of September 30, 2000, Coach is in compliance with all note covenants. Coach is required to repay these borrowings from cash provided by operations as reduced by capital expenditures.

    As described in Note 8 (Subsequent Events), Coach has completed an equity restructuring which resulted in the assumption of $190,000 of long-term debt payable to a subsidiary of Sara

                                  COACH, INC.

          THIRTEEN WEEKS ENDED SEPTEMBER 30, 2000 AND OCTOBER 2, 1999

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

2.) REVOLVING CREDIT FACILITY/LONG-TERM DEBT (UNAUDITED) (CONTINUED)
Lee. The net proceeds of the initial stock offering were used to partially repay this loan, resulting in a remaining balance of $68,000.

    This long-term debt has a maturity date of September 30, 2002 and will accrue interest at US dollar LIBOR plus 30 basis points while Sara Lee owns greater than a majority of Coach's common stock, and US dollar LIBOR plus 250 basis points when Sara Lee owns less than 80% of Coach's capital stock. Coach intends to repay this note using cash generated from future operations. The note contains certain covenants, including a requirement that Coach maintain an interest coverage ratio of at least 1.75, and restrictions on mergers, significant property disposals, dividends, additional secured debt, sale and leaseback transactions or lease obligations in excess of amounts approved by Sara lee. Primarily all cash flows from operations less capital expenditures after debt service payments under the cash concentration system are required as payments under this note.

3.) REORGANIZATION COSTS (UNAUDITED)

    In the first quarter of fiscal year 2001, management of Coach committed to and announced a plan to cease production at the Medley, Florida manufacturing facility in October 2000. This reorganization involves the termination of 362 manufacturing, warehousing and management employees at the Medley, Florida facility. These actions are intended to reduce costs by the resulting transfer of production to lower cost third-party manufacturers.

    Coach has recognized a reorganization cost of $4,950 in the first quarter of fiscal year 2001. This reorganization cost includes $3,168 for worker separation costs, $785 for lease termination costs, and $997 for the write down of long-lived assets to their estimated net realizable values.

    The composition of the reorganization reserves is set forth in the table below. We expect that these reorganization actions will be completed by the end of this fiscal year.

                                                    WRITE-DOWN OF
                                                      LONG-LIVED                 REORGANIZATION
                                      ORIGINAL        ASSETS TO                  RESERVES AS OF
                                   REORGANIZATION   NET REALIZABLE     CASH      SEPTEMBER 30,
                                      RESERVES          VALUE        PAYMENTS         2000
                                   --------------   --------------   ---------   --------------
Workers' separation costs........      $3,168              --          $(24)         $3,144
Lease termination costs..........         785              --            (6)            779
Anticipated losses on disposal of
  fixed assets...................         997           $(997)           --              --
                                       ------           -----          ----          ------
Total reorganization reserves....      $4,950           $(997)         $(30)         $3,923
                                       ======           =====          ====          ======

    During 1999, Coach closed the Carlstadt, New Jersey warehouse and distribution center and the Italian manufacturing operation and reorganized the Medley, Florida manufacturing facility. As contemplated in the original plan, a portion of the Carlstadt facility remains in use for product development. Related to these facility closures and the reorganization activities, 737 employees were terminated. At July 1, 2000, these reorganization actions were complete and certain worker's separation costs remained to be paid subject to the separation agreements with each employee.

                                  COACH, INC.

          THIRTEEN WEEKS ENDED SEPTEMBER 30, 2000 AND OCTOBER 2, 1999

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

3.) REORGANIZATION COSTS (UNAUDITED) (CONTINUED)
During the quarter, workers' separation costs of $63 were paid. The remaining balance of $79 will be paid by December 2000.

4.) EARNINGS PER SHARE (UNAUDITED)

    Prior to October 2, 2000, Coach operated as a division of Sara Lee and did not have shares outstanding. On October 2, 2000, Coach was capitalized and on October 4, 2000, Coach paid a 35,025.333 to 1.0 common stock dividend that resulted in 35,026,333 shares of common stock outstanding after the dividend. The effects of this stock dividend have been retroactively applied to all prior periods. Basic net income per share is computed by dividing net income by the 35,026,333 assumed number of shares outstanding.

    Diluted income per share is the same as basic net income per share since no dilutive securities were outstanding during any historical period.

5.) SEGMENT INFORMATION (UNAUDITED)

    Coach operates its business in two reportable segments: Direct to Consumer and Wholesale. The Company's reportable segments represent channels of distribution that offer similar merchandise, service and marketing strategies. Sales of Coach products through company owned retail stores, the Coach catalog and the Internet constitute the Direct to Consumer segment. Wholesale refers to sales of Coach products to other retailers. In deciding how to allocate resources and assess performance, Coach's executive officers regularly evaluate the sales and operating income of these segments. Operating income is the gross margin of the segment at standard cost less direct expenses of the segment. Unallocated corporate expenses include

                                  COACH, INC.

          THIRTEEN WEEKS ENDED SEPTEMBER 30, 2000 AND OCTOBER 2, 1999

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

5.) SEGMENT INFORMATION (UNAUDITED) (CONTINUED) manufacturing variances, general marketing, administration and information systems, distribution and customer service expenses.

                                             DIRECT TO                  CORPORATE
                                              CONSUMER    WHOLESALE    UNALLOCATED      TOTAL
                                             ----------   ----------   ------------   ---------
THIRTEEN WEEKS ENDED SEPTEMBER 30, 2000
Net sales..................................   $ 80,508     $54,044             --     $134,552
Operating income...........................     20,052      22,126       $(30,386)      11,792
Interest income............................         --          --             29           29
Interest expense...........................         --          --            142          142
Income before taxes........................     20,052      22,126        (30,499)      11,679
Depreciation and amortization..............      3,067         394          2,157        5,618
Total assets...............................    139,412      68,765         53,318      261,495
Additions to long-lived assets.............      6,238         899            436        7,573

                                             DIRECT TO                  CORPORATE
                                              CONSUMER    WHOLESALE    UNALLOCATED      TOTAL
                                             ----------   ----------   ------------   ---------
THIRTEEN WEEKS ENDED OCTOBER 2, 1999
Net sales..................................   $ 70,361     $47,671             --     $118,032
Operating income...........................     14,755      16,474       $(28,180)       3,049
Interest income............................         --          --              8            8
Interest expense...........................         --          --            105          105
Income before taxes........................     14,755      16,474        (28,277)       2,952
Depreciation and amortization..............      2,513         377          2,493        5,383
Total assets...............................    120,428      59,995        101,179      281,602
Additions to long-lived assets.............      2,889         355          2,378        5,622

    The following is a summary of the common costs not allocated in the determination of segment performance.

                                                                  THIRTEEN WEEKS ENDED
                                                              SEPTEMBER 30,    OCTOBER 2,
                                                                   2000           1999
                                                              --------------   -----------
Manufacturing variances.....................................     $    383       $  6,989
Advertising, marketing and design...........................        8,928          7,780
Administration and information systems......................       10,276          7,595
Distribution and customer service...........................        5,849          5,816
Reorganization costs........................................        4,950             --
                                                                 --------       --------
                                                                 $ 30,386       $ 28,180
                                                                 ========       ========

                                  COACH, INC.

          THIRTEEN WEEKS ENDED SEPTEMBER 30, 2000 AND OCTOBER 2, 1999

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

6.) RECENT ACCOUNTING PRONOUNCEMENTS (UNAUDITED)

    In June 1998, June 1999 and June 2000, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities - an amendment of SFAS No. 133." These statements outline the accounting treatment for derivative and hedging activities. Coach adopted FAS No. 133 as of July 2, 2000. Coach does not hold or use derivative instruments, hence this adoption had no effect on Coach's operating income or financial position.

7.) RELATIONSHIP WITH SARA LEE (UNAUDITED)

    For the period presented, intercompany transactions and balances between Coach and Sara Lee consisted of the following:

                                                       THIRTEEN WEEKS ENDED
                                                        SEPTEMBER 30, 2000
                                                      ----------------------
Payable (receivable) balance at beginning of
  period............................................         $(63,783)
Capitalization of intercompany balance..............           63,783
Cash collections from operations....................         (133,550)
Cash borrowings.....................................          139,363
Allocations of corporate expenses and charges.......            4,144
                                                             --------
Payable (receivable) balance at end of period.......         $  9,957
                                                             ========
Average balance during the period...................         $(26,913)
                                                             ========

    Three types of intercompany transactions are recorded in the Coach intercompany account with Sara Lee: (1) cash collections from Coach's operations that are deposited into the intercompany account, (2) cash borrowings which are used to fund operations and (3) allocations of corporate expenses and charges. Cash collections include all cash receipts required to be deposited into the intercompany account as part of the Sara Lee cash concentration system. Cash borrowings made by Coach from the Sara Lee cash concentration system are used to fund operating expenses.

    Allocations of corporate expenses and charges consist of expenses for business insurance, medical insurance, employee benefit plan amounts, income, employment and other tax amounts and allocations from Sara Lee for certain centralized administration costs for treasury, real estate, accounting, auditing, tax, risk management, human resources, and benefits administration. These allocations of centralized administration costs have been determined on bases that Coach and Sara Lee considered to be reasonable reflections of the utilization of services provided or the benefit received by Coach. The allocation methods include relevant operating profit, fixed assets, sales, tax benefits, and headcount. Allocated costs are included in Selling, General and Administrative expenses in the accompanying consolidated and combined statements of operations.

                                  COACH, INC.

          THIRTEEN WEEKS ENDED SEPTEMBER 30, 2000 AND OCTOBER 2, 1999

            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

8.) SUBSEQUENT EVENTS (UNAUDITED)

    In October 2000, Coach completed an initial public offering of common stock. In conjunction with this offering, the following transactions occurred:

    On July 2, 2000, the receivable from Sara Lee was capitalized into stockholders' net investment. No cash was paid or collected by either party.

    On October 2, 2000 Coach assumed $190,000 of indebtedness to a subsidiary of Sara Lee resulting in a reduction in equity.

    Coach declared and paid a 35,025.333 to 1.0 common stock dividend.

    Coach sold 8,487 shares of common stock in an initial public offering at a price of $16.00 per share. After deducting the underwriting discount and estimated offering expenses, net proceeds of $122,000 were received.

    The net proceeds were used to repay a portion of the indebtedness to a subsidiary of Sara Lee resulting in a remaining obligation of $68,000.

    Coach issued options to purchase 3,171 shares of our common stock at the offering price.

    Coach employees elected to covert previously held Sara Lee options into options to purchase 1,204 shares of our common stock.

    Coach employees elected to convert previously held Sara Lee service-based restricted stock units into 34 Coach service-based restricted stock units.

    Coach employees elected to convert previously held Sara Lee restricted stock under deferred compensation agreements, into 123 shares of Coach restricted stock.

9.) PRO FORMA BALANCE SHEET INFORMATION (UNAUDITED)

    Pro forma as adjusted amounts give effect to the following actions as though these actions had been taken as of September 30, 2000:

    - On October 2, 2000, Coach assumed $190 million of indebtedness to a subsidiary of Sara Lee resulting in a reduction of equity.

    - Prior to the initial public offering, Coach declared and paid a 35,025.333 to 1.0 common stock dividend that resulted in 35,026,333 shares of common stock outstanding after the dividend.

    - Coach's sale of 8,487,000 shares of common stock in the initial public offering at an offering price of $16.00 per share. After deducting the underwriting discount and the estimated offering expenses of $4.3 million paid by Coach, the net offering proceeds were $122 million.

    - The offering proceeds were used to repay a portion of the indebtedness to a subsidiary of Sara Lee, resulting in a net liability of $68 million, and to pay the offering expenses.

    - Coach is finalizing the terms and conditions of a revolving credit facility that will be in effect prior to the completion of the exchange offer and will be used to repay Sara Lee a total of $78 million due under both the revolving credit agreement with Sara Lee and a note agreement with a subsidiary of Sara Lee.

    Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal, certificates for Sara Lee shares and any other required documents should be sent or delivered by each Sara Lee stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of the following addresses:

              BY MAIL                   BY FACSIMILE TRANSACTION      BY HAND OR OVERNIGHT COURIER
                                    (FOR ELIGIBLE INSTITUTIONS ONLY)

                                       FOR CONFIRMATION TELEPHONE

    You may direct any questions and requests for assistance to the information agent or the dealer manager at their respective addresses and telephone numbers and locations listed below. Additional copies of this offering circular-prospectus, the letter of transmittal and other exchange offer material may be obtained from the information agent or the dealer manager listed below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the exchange offer.

                THE INFORMATION AGENT FOR THE EXCHANGE OFFER IS:

                              MORROW AND CO., INC.
                           445 Park Avenue--5th Floor
                            New York, NY 10022-2606
                            (800-      ) (Toll Free)
                         (212-754-8000) (Call Collect)

                 THE DEALER MANAGER FOR THE EXCHANGE OFFER IS:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                              (8      (Toll Free)
                           (212)-      (Call Collect)

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as material to the cause of action. Coach's charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

    Coach's charter authorizes it and the bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who has agreed to become a director or officer or who, while a director or officer of the company and at the request of the company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer, or a person who has agreed to become a director or officer, of the company and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter also permits Coach to indemnify and advance expenses to any person who served a predecessor of the company in any of the capacities described above and any employee or agent of the company or a predecessor of the company.

    Maryland law requires a corporation (unless its charter provides otherwise, which Coach's charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(A)  EXHIBITS.

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         1.1            Form of Dealer Manager Agreement**
         2.1            Form of Letter of Credit between Coach and Sara Lee**
         3.1            Articles of Incorporation of Coach, which are incorporated herein by reference from Exhibit 3.1 to Coach's
                          Registration Statement on Form S-1 (Registration
                          No. 333-39502)
         3.2            Bylaws of Coach, which are incorporated herein by reference from Exhibit 3.2 to Coach's Registration Statement on
                          Form S-1 (Registration No. 333-39502)
         4.1            Specimen Certificate for Common Stock of Coach, which is
                          incorporated herein by reference from Exhibit 4.1 to
                          Coach's Registration Statement on Form S-1 (Registration
                          No. 333-39502)
         5.1            Opinion of Ballard Spahr Andrews & Ingersoll, LLP
         8.1            Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois)
                          regarding certain tax matters**
        10.1            Master Separation Agreement and between Coach and Sara Lee, which is incorporated herein by reference from
                          Exhibit 2.1 to Coach's Registration Statement on Form S-1
                          (Registration No. 333-39502)
        10.2            Tax Sharing Agreement between Coach and Sara Lee, which is incorporated herein by reference from Exhibit 2.2 to
                          Coach's Registration Statement on Form S-1 (Registration
                          No. 333-39502)
        10.3            General Assignment and Assumption Agreement between Coach
                          and Sara Lee, which is incorporated herein by reference
                          from Exhibit 2.3 to Coach's Registration Statement on
                          Form S-1 (Registration No. 333-39502)
        10.4            Employee Matters Agreement between Coach and Sara Lee, which is incorporated by reference herein from Exhibit 2.4 to
                          Coach's Form 10-Q for the quarterly period ended
                          September 30, 2000, filed with the Commission on
                          November 14, 2000
        10.5            Real Estate Matters Agreement between Coach and Sara Lee,
                          which is incorporated herein by reference from
                          Exhibit 2.5 to Coach's Registration Statement on Form S-1
                          (Registration No. 333-39502)
        10.6            Master Transitional Services Agreement between Coach and
                          Sara Lee, which is incorporated herein by reference from
                          Exhibit 2.6 to Coach's Registration Statement on Form S-1
                          (Registration No. 333-39502)
        10.7            Indemnification and Insurance Matters Agreement between
                          Coach and Sara Lee, which is incorporated herein by
                          reference from Exhibit 2.7 to Coach's Registration
                          Statement on Form S-1 (Registration No. 333-39502)
        10.8            Revolving Note, which is incorporated herein by reference
                          from Exhibit 2.8 to Coach's Registration Statement on
                          Form S-1 (Registration No. 333-39502)
        10.9            Form of Substitute Note, which is incorporated herein by
                          reference from Exhibit 2.9 to Coach's Registration
                          Statement on Form S-1 (Registration No. 333-39502)
        10.10           Lease Indemnification and Reimbursement Agreement between
                          Sara Lee and Coach, which is incorporated herein by
                          reference from Exhibit 2.10 to Coach's Registration
                          Statement on Form S-1 (Registration No. 333-39502)

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
        10.11           Form of Coach, Inc. 2000 Stock Incentive Plan, which is
                          incorporated herein by reference from Exhibit 10.1 to
                          Coach's Registration Statement on Form S-1 (Registration
                          No. 333-39502)
        10.12           Form of Coach, Inc. Executive Deferred Compensation Plan,
                          which is incorporated herein by reference from
                          Exhibit 10.2 to Coach's Registration Statement on
                          Form S-1 (Registration No. 333-39502)
        10.13           Form of Coach, Inc. Performance-Based Annual Incentive Plan,
                          which is incorporated herein by reference from
                          Exhibit 10.3 to Coach's Registration Statement on
                          Form S-1 (Registration No. 333-39502)
        10.14           Form of Coach, Inc. 2000 Non-Employee Director Plan, which is incorporated herein by reference from Exhibit 10.4 to
                          Coach's Registration Statement on Form S-1 (Registration
                          No. 333-39502)
        10.15           Form of Coach, Inc. Non-Qualified Deferred Compensation Plan
                          for Outside Directors of Coach, Inc. (referred to as the
                          Non-Employee Directors' Deferred Compensation Plan) which
                          is incorporated herein by reference from Exhibit 10.5 to
                          Coach's Registration Statement on Form S-1 (Registration
                          No. 333-39502)
        10.16           Jacksonville, FL Lease Agreement, which is incorporated
                          herein by reference from Exhibit 10.6 to Coach's
                          Registration Statement on Form S-1 (Registration
                          No. 333-39502)
        10.17           New York, NY Lease Agreement, which is incorporated herein by reference from Exhibit 10.7 to Coach's Registration
                          Statement on Form S-1 (Registration No. 333-39502)
        21.1            List of Subsidiaries of Coach, which is incorporated herein by reference from Exhibit 21.1 to Coach's Registration
                          Statement on Form S-1 (Registration No. 333-39502)
        23.1            Consent of Arthur Andersen LLP, with respect to Coach, Inc.
        23.2            Consent of Arthur Andersen LLP, with respect to Sara Lee
                          Corporation
        23.3            Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)
        23.4            Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois)
                          (included in Exhibit 8.1)
        24.1            Power of Attorney (included on signature page)
        99.1            Form of Letter of Transmittal**
        99.2            Form of Notice of Guaranteed Delivery**
        99.3            Form of letter from the Dealer Manager to Brokers, Dealers,
                          Commercial Banks, Trust Companies and Any Other Nominees**
        99.4            Letter from Sara Lee to stockholders**

------------------------

* Incorporated by reference to Coach, Inc.'s Registration Statement on Form S-1, File No. 333-39502.

**  To be filed by amendment

(B)  FINANCIAL STATEMENT SCHEDULES:

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
        FOR THE YEARS ENDED JUNE 27, 1998, JULY 3, 1999 AND JULY 1, 2000
                             (DOLLARS IN THOUSANDS)

                                                                   PROVISION
                                                                    CHARGED     WRITE-
                                                      BALANCE AT   TO COSTS    OFFS(1)/     BALANCE
                                                      BEGINNING       AND      ALLOWANCE   AT END OF
                                                       OF YEAR     EXPENSES      TAKEN      PERIOD
                                                      ----------   ---------   ---------   ---------
FOR THE YEAR ENDED JUNE 27, 1998
  Allowances for bad debts..........................   $ 2,341      $ 2,304    $ (2,927)    $1,718
  Allowance for returns.............................    11,090       32,530     (36,378)     7,242
                                                       -------      -------    --------     ------
    Total...........................................   $13,431      $34,834    $(39,305)    $8,960
                                                       =======      =======    ========     ======

FOR THE YEAR ENDED JULY 3, 1999
  Allowances for bad debts..........................   $ 1,718      $  (171)   $   (653)    $  894
  Allowance for returns.............................     7,242       13,860     (15,877)     5,225
                                                       -------      -------    --------     ------
    Total...........................................   $ 8,960      $13,689    $(16,530)    $6,119
                                                       =======      =======    ========     ======

FOR THE YEAR ENDED JULY 1, 2000
  Allowances for bad debts..........................   $   894      $  (172)   $   (187)    $  535
  Allowance for returns.............................     5,225       13,760     (13,589)     5,396
                                                       -------      -------    --------     ------
    Total...........................................   $ 6,119      $13,588    $(13,776)    $5,931
                                                       =======      =======    ========     ======

------------------------

(1) Net of collections on accounts previously written off.

    All other schedules have been omitted because the information required to be set forth in those schedules is not applicable or is shown in the consolidated and combined financial statements or notes thereto.

ITEM 22:  UNDERTAKINGS.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report under section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. The undersigned registrant hereby further undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York City, State of New York, on January 25, 2001.

                                             COACH, INC.

                                             By:  /s/ LEW FRANKFORT
                                                  ------------------------------------------
                                                  Name: Lew Frankfort
                                                  Title: Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

    We the undersigned directors and officers of Coach do hereby constitute and appoint Keith Monda our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statements, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that said attorney and agent shall do our cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on January 25, 2001:

                   SIGNATURE                                                 TITLE
                   ---------                                                 -----
               /s/ LEW FRANKFORT
     --------------------------------------              Chairman, Chief Executive Officer and Director
                 Lew Frankfort

                /s/ KEITH MONDA
     --------------------------------------              Executive Vice President, Chief Operating
                  Keith Monda                              Officer and Director

              /s/ RICHARD RANDALL
     --------------------------------------              Senior Vice President and Chief Financial
                Richard Randall                            Officer

                 /s/ GARY GROM
     --------------------------------------              Director
                   Gary Grom

              /s/ RICHARD OBERDORF
     --------------------------------------              Director
                Richard Oberdorf

                /s/ JOSEPH ELLIS
     --------------------------------------              Director
                  Joseph Ellis

               /s/ MICHAEL MURPHY
     --------------------------------------              Director
                 Michael Murphy

                /s/ PAUL FULTON
     --------------------------------------              Director
                  Paul Fulton